As filed with the U.S. Securities and Exchange Commission on February 3, 2022

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SharpLink Gaming, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7999	87-4752260
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

333 Washington Ave. N, Suite 104,

Minneapolis, MN 55401

(612) 293-0619

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SharpLink Gaming, Inc.

Attn: Rob Phythian, President

333 Washington Ave. N, Suite 104,

Minneapolis, MN 55401

(612) 293-0619

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher J. Melsha, Esq. Andrew M. Nick, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 Tel: (612) 492-7000 Fax: (612) 492-7077	Odeya Brick-Zarsky, Adv. Guy Eizenberg, Adv. Ephraim Abramson & Co., Law Offices 52 Menachem Begin Road Tel Aviv 6713701, Israel Tel: +972-3-691-8225 Fax: +972-3-691-8226

*	SharpLink Gaming Ltd., an Israeli company, is to be merged with SharpLink Merger Sub Ltd., an Israeli company and a wholly owned subsidiary of SharpLink Gaming, Inc., a Delaware corporation, and therefore be domesticated in the State of Delaware immediately before the issuance of the securities registered pursuant to this registration statement on Form S-4. In accordance with Rule 12g-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the shares of common stock of the registrant, SharpLink Gaming, Inc., a Delaware corporation, will be deemed to be registered under Section 12(b) of the Exchange Act as the successor to SharpLink Gaming Ltd.

Approximate date of commencement of proposed sale to the public: With respect to the securities to be issued in connection with the domestication merger as described in this registration statement, as soon as practicable after the effective date of this registration statement but prior to the satisfaction or waiver of all other conditions under the merger agreement described in this registration statement, and with respect to the securities to be issued in connection with the merger as described in this registration statement, as soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.0001 per share	28,348,563	(1)	—	$47,909,071	(5)	$4,441
Series A-1 Preferred Stock, par value $0.0001 per share	74,707	(2)	—	$126,255		—	(6)
Series B Preferred Stock, par value $0.0001 per share	124,810	(3)	—	$210,929		—	(6)
Options and warrants	5,787,165	(4)	—	$9,780,309		—	(6)

(1)	Relates to the shares of common stock of SharpLink Gaming, Inc., a Delaware corporation (“SharpLink US”), issuable to holders of ordinary shares of SharpLink Gaming Ltd., an Israeli company (“SharpLink Israel”), in connection with the merger of SharpLink Israel with and into SharpLink Merger Sub Ltd., an Israeli company and wholly owned subsidiary of SharpLink US, with SharpLink Israel being the surviving entity and a wholly owned subsidiary of SharpLink US (the “Domestication Merger”). The number of shares of SharpLink US common stock to be registered is based on the estimated number of shares of SharpLink US common stock expected to be issued and underlying preferred stock, options, and warrants convertible or exercisable for SharpLink US common stock expected to be issued pursuant to the Domestication Merger.

(2)	Represents shares of Series A-1 Preferred Stock of SharpLink US that will be issued on a 1-for-1 basis in exchange for outstanding Preferred A-1 Shares of SharpLink Israel in connection with the Domestication Merger.

(3)	Represents shares of Series B Preferred Stock of SharpLink US that will be issued on a 1-for-1 basis in exchange for outstanding Preferred B Shares of SharpLink Israel in connection with the Domestication Merger.

(5)	With respect to the shares of SharpLink US common stock issued pursuant to the Domestication Merger, calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices for ordinary shares of SharpLink Israel as reported on the Nasdaq Capital Market.

(6)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2022

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Shareholders of SharpLink Gaming Ltd.:

On February 3, 2022, SharpLink Gaming Ltd. (“SharpLink Israel”), SharpLink Gaming, Inc., a Delaware corporation and a wholly owned subsidiary of SharpLink Israel (“SharpLink US”), and SharpLink Merger Sub Ltd., an Israeli company and a wholly owned subsidiary of SharpLink US (“Domestication Merger Sub”) entered into an Agreement and Plan of Merger and Reorganization (the “Domestication Merger Agreement”), pursuant to which Domestication Merger Sub will be merged with and into SharpLink Israel, with SharpLink Israel being the surviving entity and a wholly owned subsidiary of SharpLink US (the “Domestication Merger”). A copy of the Domestication Merger Agreement is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference.

Domestication Merger

Under the Domestication Merger Agreement, SharpLink Israel will domesticate as a wholly owned subsidiary of a Delaware corporation by the Domestication Merger Sub merging with and into SharpLink Israel, with SharpLink Israel surviving the merger and becoming a wholly owned subsidiary of SharpLink US. In connection with the Domestication Merger, all SharpLink Israel ordinary shares, par value NIS 0.06 per share (the “SharpLink Israel Shares”), outstanding immediately prior to the Domestication Merger will convert, on a one-for-one basis, into shares of common stock of SharpLink US, par value $0.0001 per share (the “SharpLink US Common Stock”), and all preferred shares, options, and warrants of SharpLink Israel outstanding immediately prior to the Domestication Merger will be converted into or exchanged for equivalent securities of SharpLink US.

The Proposals

In connection with the proposed transactions, SharpLink Israel will hold a special meeting of shareholders which is referred to herein as the “Meeting” to vote on proposals to approve and adopt the Domestication Merger Agreement, and the transactions contemplated therein. At the Meeting, SharpLink Israel’s shareholders will be asked to vote on:

Proposal 1: a proposal to approve the Domestication Merger, including the Domestication Merger Agreement, and certain matters related thereto, including the approval of SharpLink US’s amended and restated certificate of incorporation;

Proposal 2: a proposal to approve and adopt the SharpLink Gaming, Inc. 2022 Equity Incentive Plan (the “2022 Plan”);

Proposal 3: a proposal to adjourn the Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

The Board of Directors of SharpLink Israel has unanimously determined that the Domestication Merger Agreement and the transactions contemplated thereby, including the Domestication Merger, are fair to, and in the best interests of, SharpLink Israel and its shareholders. The Board of Directors of SharpLink Israel has unanimously approved all the proposals described above, which is referred to as “Proposals” and recommends that the shareholders of SharpLink Israel vote “FOR” all these Proposals.

Your vote is important. The Domestication Merger cannot be completed unless the SharpLink Israel stockholders approve and adopt Proposals 1 through 3 at the Meeting.

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Votes from the holders of a majority of shares of SharpLink Israel present and entitled to vote at a meeting at which a quorum is present are required to approve and adopt the Proposals. Presently, the percentage of outstanding shares entitled to vote and held by directors, executive officers and their affiliates is approximately 43.8%.

More information about SharpLink Israel, SharpLink US, and Domestication Merger Sub and the proposed Domestication Merger are contained in this proxy statement/prospectus. SharpLink Israel urges you to read this proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 18.

SharpLink Israel’s ordinary shares are listed on the Nasdaq Capital Market under the symbol “SBET” and the closing price of SharpLink Israel’s ordinary shares on , 2022 was $ per share. Upon completion of the Domestication Merger, the shares of SharpLink US Common Stock will be listed on the Nasdaq Capital Market under the symbol SBET, subject to official notice of issuance.

/s/ Rob Phythian
Chief Executive Officer
SharpLink Gaming, Ltd.

Neither the Securities and Exchange Commission, which is referred to as the “SEC,” nor any state securities commission has approved or disapproved of the Domestication Merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosures in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

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This proxy statement/prospectus is dated                 , 2021, and is first being mailed to SharpLink Israel shareholders on or about , 2022.

SharpLink Gaming Ltd.

333 Washington Ave. N, Suite 104,

Minneapolis, MN 55401

(612) 293-0619

NOTICE OF

SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                   , 2022

Dear Shareholders of SharpLink Gaming Ltd.:

We are pleased to invite you to attend a special meeting of shareholders (the “Meeting”) of SharpLink Gaming Ltd. an Israeli company, which is referred to as “SharpLink Israel,” which will be held at , on , 2022 at p.m. Central Time, and thereafter as it may be adjourned or postponed from time to time, for the following purposes:

1.	To consider and vote upon a proposal to approve the domestication of SharpLink Israel from Israel to the State of Delaware by SharpLink Merger Sub Ltd. (“Domestication Merger Sub”) merging with and into SharpLink Israel pursuant to an Agreement and Plan of Merger (the “Domestication Merger Agreement”), dated as of February 3, 2022, among SharpLink Israel, Domestication Merger Sub and SharpLink US, a copy of which is attached as Annex A to this proxy statement prospectus, with SharpLink Israel surviving the merger and becoming a wholly owned subsidiary of SharpLink US, which is referred to as the “Domestication Merger”, and certain matters related thereto, including the approval of the amended and restated certificate of incorporation of SharpLink US (the “Domestication Merger Proposal”);

2.	To consider and vote upon a proposal to approve the SharpLink Gaming, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), and to authorize for issuance of up to 4,100,000 shares of SharpLink US Common Stock thereunder (the “Option Plan Proposal”);

3.	To consider and vote on any proposal to authorize the SharpLink Israel Board of Directors, in its discretion, to adjourn the Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the Meeting (the “Adjournment Proposal”).

The foregoing items of business are more fully described in the proxy statement/prospectus that accompanies this notice. SharpLink Israel does not expect to transact any other business at the Meeting. The SharpLink Israel Board of Directors has fixed the close of business on               , 2022 as the record date for the determination of shareholders entitled to notice of and to vote at this Meeting and at any adjournment or postponement thereof. Accordingly, only SharpLink Israel shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Meeting. As of                  , 2022, the record date for the Meeting, there were 21,729,850 outstanding ordinary shares. Pursuant to the terms of Article 7.2.4 of our current Articles of Association (the “Articles”), holders of our Preferred A-1 shares are also entitled to vote on all matters submitted to a vote of our ordinary shares (on an as-converted basis, but with respect to any shareholder only up to the number of votes equal to the number of ordinary shares into which the Preferred A-1 shares would be convertible pursuant to the Beneficial Ownership Limitation, which is defined in our Articles as 9.99% of the number of our ordinary shares outstanding immediately after giving effect to the issuance of ordinary shares issuable upon conversion of Preferred A-1 shares held by the applicable shareholder). For more information, see “Principal Shareholders of SharpLink Israel” below.

The SharpLink Israel Board of Directors unanimously recommends that SharpLink Israel shareholders vote “FOR” each of the Proposals to be voted on at the Meeting.

Eligible shareholders may present proper proposals for inclusion in the Meeting by submitting their proposals to SharpLink Israel no later than                    , 2022. To the extent that there are any additional agenda items that the SharpLink Israel Board of Directors determines to add as a result of any such submission, SharpLink Israel will publish an updated agenda and proxy card with respect to the meeting, no later than                   , 2022, which will be furnished to the SEC, on Form 6-K, and will be made available to the public on the SEC’s website at www.sec.gov.

You can vote either by mailing in your proxy, in person by attending the meeting, by telephone, or via the internet. If voting by mail, the proxy must be received by our transfer agent at least 48 hours prior to the appointed time of the Meeting or at our registered office in Minneapolis, Minnesota, USA at least four hours prior to the appointed time of the Meeting to be validly included in the tally of ordinary shares voted at the Meeting. If you attend the Meeting, you may vote in person and your proxy will not be used. Detailed proxy voting instructions are provided both in the Proxy Statement and on the enclosed proxy card. Shareholders wishing to express their position on an agenda item may do so by submitting a written statement to our office at the above address no later than , 2022. Any position statement received will be furnished to the SEC on Form 6-K, which will be available to the public at the aforementioned website.

Joint holders of ordinary shares should note that, pursuant to Article 28.6 of SharpLink Israel’s Articles of Association, the right to vote at the Meeting will be conferred exclusively upon the senior owner among the joint owners attending the Meeting, in person or by proxy, and for this purpose, seniority will be determined by the order in which the names appear in our register of shareholders.

By Order of the Board of Directors,
/s/ Rob Phythian
Rob Phythian
Chief Executive Officer
, 2022

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, SharpLink Israel ASKs YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON                        , 2022.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about SharpLink Israel that is filed with the SEC but not included or delivered herewith. Such information can be obtained from SharpLink Israel at no charge to SharpLink Israel shareholders upon written or oral request. The SEC maintains a website that contains the documents that SharpLink Israel files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, SharpLink Israel will provide to each person to whom a proxy statement/prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that SharpLink Israel files with the SEC. Requests should be directed to:

SharpLink Gaming, Ltd.
333 Washington Avenue North, Suite 104

Minneapolis, MN 55402

Attention: Chief Financial Officer

To obtain timely delivery of such information, you must request the information no later than five business days before the Meeting. Accordingly, if you would like to request any information, please do so no later than , 2022 (five days prior to the Meeting).

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus which forms part of a registration statement on Form S-4 filed with the SEC by SharpLink US (File No. 333-             ), constitutes a prospectus of SharpLink US under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of common stock, $0.0001 par value per share, of SharpLink Gaming, Inc., to be issued pursuant to the Domestication Merger Agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Meeting, at which SharpLink Israel shareholders will be asked to consider and vote on, among other matters, a proposal to approve the issuance of shares of SharpLink US Common Stock and preferred stock pursuant to the Domestication Merger Agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated             , 2022. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning SharpLink Israel contained in this proxy statement/prospectus or incorporated by reference has been provided by SharpLink Israel.

QUESTIONS AND ANSWERS ABOUT THE DOMESTICATION MERGER AND OTHER PROPOSALS

The following are brief answers to some questions that you may have regarding the Domestication Merger and the Meeting. The questions and answers in this section may not address all questions that might be important to you as a shareholder. For more detailed information, and for a description of the legal terms governing the Domestication Merger, SharpLink Israel and SharpLink US urge you to read carefully and in its entirety this proxy statement/prospectus, including the Annexes hereto, as well as the registration statement to which this proxy statement/prospectus relates, including the exhibits to the registration statement. For more information, please see the section titled “Where You Can Find More Information.”

The following section provides answers to frequently asked questions about the transactions contemplated by the Domestication Merger Agreement. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the Domestication Merger and who votes on it?

A: The SharpLink Israel Board of Directors believes that it is in the best interests of SharpLink Israel and its shareholders for the ultimate parent company of SharpLink Israel and its affiliates to be a corporation incorporated under the laws of the State of Delaware, which will be effected through a transaction referred to as the “Domestication Merger.” To effect the Domestication Merger, Domestication Merger Sub will merge with and into SharpLink Israel pursuant to an Agreement and Plan of Merger among SharpLink Israel, Domestication Merger Sub and SharpLink US (the “Domestication Merger Agreement”), with SharpLink Israel surviving the merger and becoming a wholly owned subsidiary of SharpLink US (the “Domestication Merger”).

In connection with the Domestication Merger, all SharpLink Israel ordinary shares, par value NIS 0.06 per share (the “SharpLink Israel Shares”), outstanding immediately prior to the Domestication Merger will convert, on a one-for-one basis, into shares of SharpLink US, having a par value of $0.0001 per share (the “SharpLink US Common Stock”) and all preferred shares, options, and warrants of SharpLink Israel outstanding immediately prior to the Domestication Merger will be exchanged for equivalent securities of SharpLink US on a one-for-one basis.

The Domestication Merger Proposal will also include the approval of the amended and restated certificate of incorporation of SharpLink US.

As discussed below, the principal reasons for the domestication are as follows:

•	Since the merger transaction with SharpLink, Inc. in July 2021, substantially all of SharpLink Israel’s operations are located in and conducted from the U.S. and a substantial majority of SharpLink Israel’s outstanding ordinary shares are held by U.S. residents of the U.S. As a result, SharpLink Israel has a significantly greater connection to the U.S. than it does in Israel, the country in which it is currently domiciled; and
•	Within the U.S., the corporate laws of Delaware, including the substantial body of case law interpreting that law, provide the most well-developed corporate law in the U.S. The Board of Directors of SharpLink Israel believes that shareholders will benefit from the well-established principles of corporate governance that Delaware law affords. Further, the Board of Directors of SharpLink Israel understands that its shareholders are primarily in the U.S. and have greater familiarity with Delaware corporate law.

Please read the section “Differences in Shareholder Rights” for a description of the material differences between SharpLink Israel’s pre-domestication memorandum of association and articles of association and SharpLink US’s post-domestication amended and restated certificate of incorporation and bylaws.

If the Domestication Merger Proposal is approved, it is anticipated that the Domestication Merger will become effective upon the issuance of a certificate of merger by the Israeli Registrar of Companies, which can be issued only after at least 50 days have elapsed after the filing of the Domestication Merger Proposal with the Israeli Companies’ Registrar and at least 30 days have elapsed after the approval of the Domestication Merger by SharpLink Israel shareholders and approval of the Domestication Merger by the shareholder of the Domestication Merger Sub have been obtained.

Q: How will holders of SharpLink Israel Shares be impacted by the Domestication Merger?

A: Pursuant to the Domestication Merger, each ordinary share of SharpLink Israel will be automatically converted into and exchanged for one share of SharpLink US Common Stock. Other securities of SharpLink Israel (preferred shares, options and warrants) will be exchanged for or convert into equivalent securities of SharpLink US, on a one-for-one basis.

Q: What are the material U.S. federal income tax consequences of the Domestication Merger to holders of SharpLink Israel Shares?

A: It is intended that the Domestication Merger will qualify as an “exchange” described in Section 351(a) (a “Section 351(a) Exchange”) of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” and SharpLink Israel and SharpLink US intend to report the Domestication Merger consistent with such qualification. However, SharpLink Israel and SharpLink US have not sought, and will not seek, any ruling from the United States Internal Revenue Service (“IRS”) regarding any matters related to the transactions, and as a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein.

Because the Domestication Merger is intended to qualify as a Section 351(a) Exchange, which generally provides for tax-deferred treatment, the Domestication Merger is not intended to be taxable for U.S. holders of SharpLink Israel Shares.

You are strongly urged to consult with your own tax advisor for a full understanding of the tax consequences of the Domestication Merger to you, including the consequences under any applicable, state, local, foreign or other tax laws. For a more detailed description of the material U.S. federal income tax consequences of the Domestication Merger, see the section entitled “The Domestication Merger —  Material U.S. Federal Income Tax Consequences of the Domestication Merger.”

Q: What are the material Israeli income tax consequences of the Domestication Merger to SharpLink Israel shareholders?

A: SharpLink Israel shareholders will be treated as having sold their SharpLink Israel Shares as a result of the Domestication Merger, and in general, be subject to capital gains tax in Israel. However, shareholders who are not residents of Israel should generally be exempt from Israeli tax on the sale of the SharpLink Israel Shares subject to the receipt of a valid certification from the Israel Tax Authority (the “ITA”). Moreover, SharpLink Israel expects to obtain tax rulings from the ITA (i) with respect to holders of SharpLink Israel Shares that are non-Israeli residents (as defined in the Israeli Income Tax Ordinance [New Version], 1961 (the “ITO”)) or as will be determined by the ITA, (A) exempting SharpLink US, SharpLink Israel and their respective agents from any obligation to withhold Israeli tax from any consideration payable or otherwise deliverable pursuant to the Domestication Merger or clarifying that no such obligation exists, or (B) instructing SharpLink US, SharpLink Israel and their respective agents on how such withholding is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; and (ii) with respect to holders of SharpLink Israel ordinary shares that are Israeli residents (as defined in the ITO or as will be determined by the ITA) (other than SharpLink Israel ordinary shares subject to Section 102 of the ITO) (x) exempting SharpLink US, SharpLink Israel and their respective agents from any obligation to withhold Israeli tax from any consideration payable or otherwise deliverable pursuant to the Domestication Merger, or clarifying that no such obligation exists, or (y) instructing SharpLink US, SharpLink Israel and their respective agents on how such withholding is to be executed, the rate or rates of withholding to be applied.

You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the Domestication Merger to you, including the consequences under any applicable, state, local, foreign or other tax laws.

For a more detailed description of the material Israeli tax consequences of the Domestication Merger, see the section entitled “MATERIAL ISRAELI TAX CONSEQUENCES OF THE MERGER”.

Q: If effected, how will the Domestication Merger affect outstanding preferred shares, options, and warrants convertible or exercisable for SharpLink Israel’s Common Stock?

A: As of the effective time of the Domestication Merger, all outstanding preferred shares, options, and warrants of SharpLink Israel will become preferred stock, options, and warrants to convertible or exercisable for an equal number of shares of Common Stock of SharpLink US at the same conversion ratio or exercise price.

Q: What will happen to SharpLink Israel if, for any reason, the Domestication Merger is not completed?

A: If for any reason the Domestication Merger is not completed, the SharpLink Israel Shares will continue to be held by you and listed on the Nasdaq Capital Market under the symbol “SBET,” subject to continued compliance with the Nasdaq Capital Market continued listing requirements.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus because you are a shareholder of SharpLink Israel as of the record date, and you are entitled to vote at the Meeting to approve the Proposals. This document serves as:

●	a proxy statement of SharpLink Israel used to solicit proxies for its Meeting; and
●	a prospectus of SharpLink US used to issue shares of SharpLink US Common Stock in exchange for shares of SharpLink Israel.

Q: What is required to complete the Domestication Merger?

A: To complete the Domestication Merger, among other things, SharpLink Israel shareholders must approve the Domestication Merger through the approval and adoption of Proposal 1.

Q: What will SharpLink Israel shareholders receive in the Domestication Merger?

A: Holders of SharpLink Israel ordinary shares will receive one share of Common Stock of SharpLink US in exchange for each ordinary share of SharpLink Israel they own and holders of SharpLink Israel preferred shares will receive one share of equivalent preferred stock of SharpLink US in exchange for each preferred share of SharpLink Israel they own.

Q: Who will be the directors of SharpLink US following the Domestication Merger?

A: The members of the SharpLink US Board of Directors will be the same as the directors of SharpLink Israel prior to the Domestication Merger. Under the Amended and Restated Certificate of Incorporation of SharpLink US, each member of the SharpLink US Board of Directors will serve a term that continues until the next election of directors. The Board of Directors of SharpLink US will be comprised as follows:

Name
Rob Phythian
Chris Nicholas
Paul Abdo
Joe Housman
Tom Doering
Scott Pollei
Adrienne Anderson

Q: Who will be the executive officers of SharpLink US following the Domestication Merger?

A: Upon the closing of the Domestication Merger, the executive officers of SharpLink US will be the same as the executive officers of SharpLink Israel:

Name	SharpLink US Position
Rob Phythian	Chief Executive Officer
Chris Nicholas	Chief Operating Officer
Brian Bennett	Chief Financial Officer

Q: As a SharpLink Israel shareholder, how does the SharpLink Israel Board of Directors recommend that I vote?

A: After careful consideration, the SharpLink Israel Board of Directors unanimously recommends that the SharpLink Israel shareholders vote:

●	“FOR” the Domestication Merger Proposal;
●	“FOR” the Option Plan Proposal;
●	“FOR” the Adjournment Proposal.

If on the date of the Meeting, or a date preceding the date on which the Meeting is scheduled, SharpLink Israel reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve all the foregoing proposals (the “Proposals”) whether or not a quorum would be present or (ii) it will not have sufficient ordinary shares of SharpLink Israel represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Meeting, SharpLink Israel may postpone or adjourn, or make one or more successive postponements or adjournments of, the Meeting as long as the date of the Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Q: What risks should I consider in deciding whether to vote to approve the Domestication Merger?

A: You should carefully review this proxy statement/prospectus, including the section titled “Risk Factors,” which sets forth certain risks and uncertainties related to the Domestication Merger and the operation of SharpLink US as a corporation incorporated under the laws of Delaware.

Q: When do you expect the Domestication Merger to be completed?

A: If the Proposals are approved, it is anticipated that the Domestication Merger will become effective upon the issuance of a certificate of merger by the Israeli Registrar of Companies, which can be issued only after at least 50 days have elapsed after the filing of the Domestication Merger Proposal with the Israeli Companies’ Registrar and at least 30 days have elapsed after the approval of the Domestication Merger by SharpLink Israel shareholders.

Q: Who is entitled to vote?

A: The record date for the Meeting is , 2022. Only shareholders of record of SharpLink Israel at the close of business on that date are entitled to vote at the Meeting. The total number of outstanding ordinary shares and outstanding Preferred A-1 Shares (entitled to vote at the Meeting on an as-converted basis), par value NIS 0.06 per share, as of the record date, was and respectively.

Q: How do I vote?

A: SharpLink Israel shareholders may vote in any of the manners below:

●	Voting in Person. If your shares are registered directly in your name with the SharpLink Israel transfer agent (i.e., you are a “registered shareholder”), you may attend and vote in person at the Meeting. If you are a beneficial owner of shares registered in the name of your broker, bank, trustee or nominee (i.e., your shares are held in “street name”), you are invited to attend the Meeting; however, to vote in person at the Meeting as a beneficial owner, you must first obtain a “legal proxy” from your broker, bank, trustee or nominee authorizing you to do so.

●	Voting by Mail. You may submit your proxy by mail by completing, signing and mailing the enclosed proxy card in the enclosed, postage-paid envelope, or, for shares held in street name, by following the voting instructions provided by your broker, bank, trustee or nominee.

●	Voting by Phone or the Internet. You may authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

If voting by virtue of a “legal proxy” or by mail, the proxy must be received by the SharpLink Israel transfer agent at least 48 hours prior to the appointed time of the Meeting or at SharpLink Israel’s registered office in Minneapolis, Minnesota at least four (4) hours prior to the appointed time of the Meeting to be validly included in the tally of ordinary shares voted at the Meeting.

Q: What is the difference between being a “record holder” and holding shares in “street name”?

A: A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank, broker or other nominee on a person’s behalf.

Q: Am I entitled to vote if my shares are held in “street name”?

A: If your shares are held by a bank, a brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, the proxy materials are being forwarded to you by your bank, brokerage firm or other nominee, or the record holder, along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to the record holder, and the broker, bank or other nominee is not entitled to exercise its voting discretion on the matter, the shares will be treated as “broker non-votes.” See “How will broker non-votes be treated” below. You are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid proxy from the record holder.

Q: Am I entitled to dissenters’ rights?

No, SharpLink Israel’s shareholders are not entitled to dissenters’ rights in connection with the Proposals.

Q: What is the quorum requirement?

A: A quorum is necessary to hold a valid meeting. According to SharpLink Israel’s articles of association, the quorum required for a special meeting of shareholders consists of two or more shareholders present, in person or by proxy, who hold shares, in the aggregate, conferring at least 25 percent of the voting rights in SharpLink Israel. If such quorum is not present within half an hour from the time scheduled for the Meeting, the Meeting will be adjourned for one week to the same day, time and place. If a quorum is not present at the reconvened meeting within half an hour from the time appointed for holding the meeting, any two shareholders present in person or by proxy shall be a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting. Proxies with only broker non-votes are not counted towards the quorum. However, if a proxy is returned with a vote on at least one proposal, even if broker non-votes are returned with respect to the other proposals, the proxy shall count toward the quorum. See “How will broker non-votes be treated” below. Abstentions will also be counted towards the quorum requirement.

Q: Who can attend the Meeting?

A: All SharpLink Israel shareholders of record as of the close of business on the record date, , 2022, may attend the Meeting.

Q: How many votes do I have?

A: On each matter to be voted upon, you have one vote for each ordinary share or preferred A-1 share you own as of the record date of the Meeting.

Q: Can I change my vote after I submit my proxy?

A: If you are a record holder of ordinary shares, you may revoke your proxy and change your vote at any time before your proxy is actually voted:

●	by signing and delivering another proxy with a later date;
●	by providing us a written notice of such revocation prior to or at the Meeting; or
●	by voting in person at the Meeting so long as you provide us a written notice of the revocation before your proxy is voted or before you vote in person at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting the record holder, or, if you have obtained a legal proxy from the record holder giving you the right to vote your shares, by attending the Meeting and voting in person.

Q: How are votes counted?

A: Votes will be counted by the inspector of election appointed for the Meeting, who will separately count “For” and “Against” votes, abstentions, and broker non-votes.

Q: What if I do not specify how my shares are to be voted?

A: If you submit a proxy but do not indicate any voting instructions, the proxy holders will vote in accordance with the recommendations of SharpLink Israel’s Board of Directors. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, the broker, bank or other nominee may generally vote in its discretion on “discretionary” matters. However, if the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-discretionary” matter, it will be unable to vote your shares on that matter. When this occurs, it is generally referred to as a “broker non-vote.”

Q: What is an abstention and how will abstentions be treated?

A: An “abstention” represents a shareholder’s affirmative choice to decline to vote on a proposal. Abstained shares are treated as shares present for quorum purposes but will have no effect on the Proposals.

Q: How will broker non-votes be treated?

A: If beneficial owners do not instruct their broker, bank, or other nominee how to vote, the broker may exercise its voting discretion with regard to the shares only on “routine” proposals and not on “non-routine” proposals. Proposal 3 is considered a “routine” proposal.

Banks, brokers, or other nominees are not permitted to exercise discretionary voting on “non-routine” matters and therefore submit no vote – or a “broker non-vote” – on non-routine proxy items for which beneficial owners do not provide their voting instructions. A broker non-vote occurs when banks, brokers or other nominees who hold shares in street name for a client return a proxy but provide no instructions as to how shares should be voted on a particular matter.

A broker non-vote on a non-routine proposal on the ballot does not count as a vote for or against such proposal and shall therefore have no effect on the outcome of the vote on that proposal.

Q: Will any other business be conducted at the Meeting?

A: As of the date of this proxy statement, SharpLink Israel knows of no other business that will be presented at the Meeting. If any other matter arises and is presented properly to the shareholders for a vote at the Meeting, the proxy holders will vote your shares in accordance with their best judgment, subject to the rules applicable to broker discretionary voting.

In accordance with the Israeli Companies Law 5759-1999, and regulations promulgated thereunder (the “Companies Law”), any shareholder of SharpLink Israel holding at least one percent of the outstanding voting rights of SharpLink Israel for the meeting may submit to SharpLink Israel a proposed additional agenda item for the meeting, to SharpLink Israel’s offices, which are located at 333 Washington Ave. N, Suite 104, Minneapolis, MN 55401 , no later than , 2022. To the extent that there are any additional agenda items that the SharpLink Israel Board of Directors determines to add as a result of any such submission, SharpLink Israel will publish an updated agenda and proxy card with respect to the meeting, no later than , 2022, which will be furnished to the SEC, on Form 6-K, and will be made available to the public on the SEC’s website at www.sec.gov.

Q: Who is paying for this proxy solicitation?

A: SharpLink Israel will bear the cost of soliciting proxies. In addition to these proxy materials, SharpLink Israel’s directors, officers and employees, may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. SharpLink Israel may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q: Who can help answer my questions?

A: If you are a SharpLink Israel shareholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Domestication Merger and the other Proposals, including the procedures for voting your shares, you should contact SharpLink Israel at the following address:

SharpLink Gaming, Ltd.
333 Washington Ave. N, Suite 104,

Minneapolis, MN 55401
Attention: Investor Relations

If you are a SharpLink Israel shareholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the transactions, including the procedures for voting your shares, you should contact:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the transactions and the Proposals being considered at the Meeting, you should read this entire proxy statement/prospectus carefully, including the Domestication Merger Agreement and the other annexes to which you are referred to herein. For more information, please see the section titled “Where You Can Find More Information.”

In this proxy statement/prospectus, except where the context otherwise requires and for purposes of this proxy statement/prospectus only:

●	“we,” “us,” “our Company,” “our,” “SharpLink Israel,” or “SBET” refers to SharpLink Gaming, Ltd., including its wholly owned subsidiary SharpLink, Inc. and its other subsidiaries.

●	“Amended and Restated Certificate of Incorporation” refers to the proposed amended and restated certificate of incorporation of SharpLink US after the Domestication Merger.

●	“Combined Company” refers SharpLink US, including its wholly-owned subsidiary SharpLink Israel and its other subsidiaries, following the Domestication Merger.

●	“DGCL” refers to the Delaware General Corporation Law.

●	“FourCubed” refers to the business of 6t4 Company, a Minnesota corporation, FourCubed Management, LLC, a Delaware limited liability company, and Chris Carlson (collectively, the “Sellers”), the assets constituting such business were acquired by the Company through its wholly owned subsidiary, FourCubed Acquisition Company, LLC, pursuant to an Asset Purchase Agreement dated effective December 31, 2021.

●	“Legacy MTS” refers to the telecommunications business operated by SharpLink Gaming Ltd. (f/k/a Mer Telemanagement Solutions Ltd.) prior to its acquisition of SharpLink, Inc. in July 2021.

●	“Ordinary Shares” refers to SharpLink Israel’s ordinary shares, par value NIS 0.06 per share.

●	“SharpLink” refers, collectively, to SharpLink Israel, SharpLink, Inc., and, following the Domestication Merger, if completed, SharpLink US.

●	“SharpLink, Inc.” refers to SharpLink, Inc., a Minnesota corporation, and wholly owned subsidiary of SharpLink Israel following the July 2021 merger of SharpLink, Inc. and Legacy MTS described herein.

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States.

●	“$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States.

●	all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Company Overview

Merger of SharpLink, Inc. and Legacy MTS

SharpLink Israel is a business-to-business, or B2B, provider of advanced technology that seamlessly connects sports fans with online sports betting bookmakers and a leading U.S. provider of free to play games and betting feed integrations (the “SharpLink Business”).

In July 2021, SharpLink Israel completed a merger between New SL Acquisition Corp., its wholly owned subsidiary, and SharpLink, Inc. (the “MTS Merger”). In the MTS Merger, SharpLink, Inc. was treated as the acquirer for accounting purposes because, among other reasons, its pre-merger shareholders held a majority of the outstanding shares of SharpLink Israel immediately following the merger. After the merger, SharpLink Israel changed its name from Mer Telemanagement Solutions Ltd. to SharpLink Gaming Ltd. and its ticker symbol from MTSL to SBET. Audited financial statements for SharpLink, Inc. as of December 31, 2020, and December 31, 2019, unaudited financial statements of SharpLink, Inc. as of June 30, 2021, and unaudited pro forma condensed combined financial statements as of June 30, 2021 of SharpLink Israel showing the effect of the SharpLink, Inc. acquisition are included with this proxy statement/prospectus.

SharpLink Israel also continues to operate the Legacy MTS business, which provides solutions for telecommunications expense management (“TEM”) including enterprise mobility management software, usage and accounting software, and contact center software. More information about the Legacy MTS business can be found in Legacy MTS Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this proxy statement/prospectus.

Acquisition of FourCubed

Effective December 31, 2021, SharpLink Israel acquired certain assets constituting the FourCubed business in exchange for the following payments to the sellers of the FourCubed business: (i) closing cash payment of $5.95 million, (ii) issuance of 606,114 ordinary shares of SharpLink Israel, (iii) cash payment of $300 thousand within 45 days of the effective date of the transaction, and (iv) a $250 thousand indemnity amount that will be held by SharpLink Israel for 180 days and reduced for any indemnity claims determined to be payable by Sellers. Audited financial statements for FourCubed as of December 31, 2020, and December 31, 20219, unaudited financial statements of FourCubed as of June 30, 2021, and unaudited pro forma condensed combined financial statements as of June 30, 2021 of SharpLink Israel showing the effect of the FourCubed acquisition are included with this proxy statement/prospectus.

Summary of the Domestication Merger

Overview

In the Domestication Merger, SharpLink Israel will domesticate to the United States as a wholly owned subsidiary of SharpLink US, a Delaware corporation, by Domestication Merger Sub merging with and into SharpLink Israel pursuant to the Domestication Merger Agreement, with SharpLink Israel surviving the merger and becoming a wholly owned subsidiary of SharpLink US. In connection with the Domestication Merger, all SharpLink Israel Shares outstanding immediately prior to the Domestication Merger will convert, on a one-for-one basis, into shares of SharpLink US Common Stock and all preferred shares, options, and warrants of SharpLink Israel outstanding immediately prior to the Domestication Merger will be exchanged for equivalent securities of SharpLink US, on a one-for-one basis.

Immediately following the Domestication Merger, SharpLink Israel will be a wholly owned subsidiary of SharpLink US, and (i) SharpLink Israel will continue to possess all of SharpLink Israel’s assets, rights, powers and property as constituted immediately prior to the Domestication Merger; (ii) SharpLink Israel will continue to be subject to all of SharpLink Israel’s debts, liabilities and obligations as constituted immediately prior to the Domestication Merger; and (iii) each issued and outstanding ordinary share of SharpLink Israel will be deemed converted into one share of fully paid and non-assessable share of SharpLink US Common Stock, and each outstanding preferred share, option, or warrant of SharpLink Israel will be converted into or exchanged for an equivalent security of SharpLink US on a one-for-one basis.

Subject to the approval of Nasdaq, following the closing of the Domestication Merger, SharpLink US’s common stock will be listed on the Nasdaq Capital Market and will trade under SharpLink US’s name and the trading symbol “SBET”.

SharpLink US’s Post-Closing Board of Directors

The members of the SharpLink US Board of Directors will be the same as the directors of SharpLink Israel prior to the Domestication Merger. Under the Amended and Restated Certificate of Incorporation of SharpLink US, each member of the SharpLink US Board of Directors will serve a term that continues until the next election of directors. The Board of Directors of SharpLink US will be comprised as follows:

Name
Rob Phythian
Chris Nicholas
Paul Abdo
Joe Housman
Tom Doering
Scott Pollei
Adrienne Anderson

Conditions to Closing

Consummation of the Domestication Merger is subject to certain closing conditions, including, among other things, (i) approval of the Domestication Merger Proposal by the shareholders of SharpLink Israel, (ii) the effectiveness of the Registration Statement, of which this proxy statement/prospectus forms a part, and (iii) the receipt of tax rulings from the Israel Tax Authority with respect to the Domestication Merger.

Risk Factors

The business of SharpLink Israel is, and the business of SharpLink US will be, subject to various risks associated with its business and industry, and an investment in the stock of SharpLink Israel and SharpLink US will be subject to a number of risks related to market factors and other matters. These risks and other risks are discussed in greater detail under the section titled “Risk Factors” and in the documents incorporated by reference in this proxy statement/prospectus. You are encouraged to read and consider all of these risks carefully.

Regulatory Approvals

In the U.S., SharpLink Israel and SharpLink US must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of SharpLink US Common Stock pursuant to the Domestication Merger Agreement and the Domestication Merger and the filing of this proxy statement/prospectus with the SEC. As of the date hereof, the registration statement, of which this proxy statement/prospectus is a part, has not become effective. In Israel, SharpLink Israel is required to receive a tax rulings from the Israel Tax Authority with respect to the Domestication Merger as a condition to the closing of the Domestication Merger. In addition, pursuant to the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, and the regulations, guidelines, rules, procedures, and benefit tracks thereunder, (collectively, the “Innovation Law”), to which SharpLink Israel is subject due to its receipt of grants from the Israeli National Authority for Technological Innovation (the “IIA”), a recipient of IIA grants must report to the IIA regarding any change in the holding of means of control of the recipient which transforms any non-Israeli citizen or resident into an “interested party,” as defined in the Israeli Securities Law (e.g., a non-Israeli entity that acquires 5% or more of the capital of SharpLink Israel as a result of the Domestication Merger). The Innovation Law requires that such non-Israeli citizen or resident shall execute an undertaking in favor of the IIA to observe, and to make reasonable efforts that the recipient shall observe, the requirements of the Innovation Law, in a form prescribed by the IIA.

Nasdaq Listing

It is a condition to the Domestication Merger that the shares of SharpLink US Common Stock being issued in connection with the Domestication Merger be approved for listing on the Nasdaq Capital Market at or prior to completion of the Domestication Merger. Subject to the approval of Nasdaq, following the closing of the Domestication Merger, SharpLink US’s common stock will be listed on the Nasdaq Capital Market and will trade under SharpLink US’s name and trading symbol “SBET”.

Appraisal Rights and Dissenters’ Rights

SharpLink Israel shareholders are not entitled to appraisal rights in connection with the Proposals.

Comparison of SharpLink US Stockholder Rights and SharpLink Israel Shareholder Rights

SharpLink Israel was incorporated under the laws of Israel, and SharpLink US was incorporated under the laws of the State of Delaware. In connection with the Domestication Merger, all SharpLink Israel Shares outstanding immediately prior to the Domestication Merger will convert, on a one-for-one basis, into shares of SharpLink US Common Stock and all preferred shares, options, and warrants of SharpLink Israel outstanding immediately prior to the Domestication Merger will be exchanged for equivalent securities of SharpLink US, on a one-for-one basis. Therefore, if the Domestication Merger is completed, SharpLink Israel shareholders will become stockholders of SharpLink US, and their rights will be governed by the DGCL, the Bylaws of SharpLink US (the “Bylaws”) and, the Amended and Restated Certificate of Incorporation of SharpLink US.

The rights of SharpLink Israel shareholders under the Companies Law and the SharpLink Israel Articles of Association differ from the rights under the DGCL and the Amended and Restated Certificate of Incorporation and Bylaws of SharpLink US as more fully described under the section titled “Differences in Shareholder Rights.”

SUMMARY SELECTED FINANCIAL DATA OF SHARPLINK, INC.

The following table summarizes SharpLink, Inc.’s financial data. SharpLink, Inc. has derived the following statements of operations data for the six months ended June 30, 2021 and 2020 from its unaudited financial statements and for the twelve months ended December 31, 2020 and 2019 from its audited financial statements. Balance sheets data as of June 30, 2021 data is derived from its unaudited financial statements while balance sheet data for the years ended December 31, 2020 and 2019 is derived from its audited financial statements. SharpLink, Inc.’s historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “SharpLink Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its financial statements and related notes included elsewhere in this proxy statement/prospectus.

STATEMENTS OF OPERATIONS DATA:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
U.S. dollars in thousands	2021	2020	2020	2019

Revenue	$1,632	$1,350	$2,279	$2,382
Cost of revenue	(1,346)	(1,080)	(1,799)	(1,961)
Operating expenses	(21,380)	(518)	(1,686)	(803)
Other income (expense)	6	13	68	(4)
Provision for income taxes	(1)	—	(1)	80
Net loss	$(21,089)	$(235)	$(1,139)	$(306)

Numerator for basic and diluted net loss per share:
Net loss available to common shareholders	$(21,495)	$(235)	$(1,156)	$(306)

Denominator for basic and diluted net loss per share:
Weighted average shares outstanding	8,061,772	8,049,309	8,048,194	6,587,361

Net loss per share - Basic and diluted
Net loss per share	$(2.67)	$(0.03)	$(0.14)	$(0.05)

BALANCE SHEET DATA:

	As of
	June 30,	December 31,	December 31,
U.S. dollars in thousands	2021	2020	2019

Current assets	$1,015	$3,221	$3,166
Non-current assets	1,232	1,200	1,061
Total assets	2,247	4,421	4,227
Current liabilities	20,397	1,536	933
Non-current liabilities	156	170	196
Total liabilities	20,553	1,706	1,129
Temporary equity	1,722	1,359	—
Total shareholders' equity (deficit)	$(20,028)	$1,356	$3,098

SUMMARY SELECTED FINANCIAL DATA OF FOURCUBED

The following table summarizes FourCubed’s financial data. FourCubed has derived the following statements of operations data for the six months ended June 30, 2021 and 2020 from its unaudited financial statements and for the twelve months ended December 31, 2020 and 2019 from its audited financial statements. Balance sheet data as of June 30, 2021, data is derived from its unaudited financial statements while balance sheet data for the years ended December 31, 2020 and 2019 is derived from its audited financial statements. FourCubed’s historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “FourCubed Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its financial statements and related notes included elsewhere in this proxy statement/prospectus.

STATEMENTS OF OPERATIONS DATA:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
U.S. dollars in thousands	2021	2020	2020	2019

Revenue	$3,094	$3,517	$6,587	$5,618
Cost of revenue	(2,182)	(2,781)	(5,091)	(4,356)
Operating expenses	(547)	(406)	(736)	(794)
Other income (expense)	22	(21)	79	(33)
Provision for income taxes	—	(50)	(64)	(120)
Net income	$387	$259	$775	$315

BALANCE SHEET DATA:

	As of
	June 30,	December 31,	December 31,
U.S. dollars in thousands	2021	2020	2019

Current assets	$1,099	$1,705	$1,182
Non-current assets	5	5	26
Total assets	1,104	1,710	1,208
Current liabilities	743	719	424
Non-current liabilities	—	39	—
Total liabilities	743	758	424
Members’ equity	$361	$952	$784

SUMMARY SELECTED FINANCIAL DATA OF LEGACY MTS

The following table summarizes Legacy MTS’s financial data. Legacy MTS has derived the following statements of operations data for the six months ended June 30, 2021, and 2020 from its unaudited financial statements and for the twelve months ended December 31, 2020 and 2019 from its audited financial statements. Balance sheets data as of June 30, 2021, data is derived from its unaudited financial statements while balance sheet data for the years ended December 31, 2020 and 2019 is derived from its audited financial statements. Legacy MTS’s historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Legacy MTS Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its financial statements and related notes included elsewhere in this proxy statement/prospectus.

STATEMENTS OF OPERATIONS DATA:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
U.S. dollars in thousands	2021	2020	2020	2019

Revenue	$1,742	$2,103	$4,018	$5,193
Cost of revenue	(932)	(866)	(1,795)	(1,857)
Operating expenses	(1,772)	(2,013)	(4,342)	(3,506)
Financial income (expense), net	(2)	8	16	(18)
Tax benefit (taxes on income), net	(1)	108	325	(4)
Income (loss) from discontinued operations	(29)	(1)	(37)	57
Net loss	$(994)	$(661)	$(1,815)	$(135)

Net loss per share
Basic and diluted net loss per share from continuing operations	$(0.30)	$(0.23)	$(0.29)	$(0.04)
Basic and diluted net income (loss) per share from discontinued operations	(0.01)	—	(0.01)	0.01
Basic and diluted net loss per share	$(0.31)	$(0.23)	$(0.30)	$(0.03)

Weighted average number of shares used in computed basic and diluted net loss per share	3,161,025	2,822,700	5,954,795	5,013,374

BALANCE SHEET DATA:

	As of
	June 30,	December 31,	December 31,
U.S. dollars in thousands	2021	2020	2019

Current assets	$2,683	$3,491	$4,103
Non-current assets	1,958	1,960	3,940
Total assets	4,641	5,451	8,043
Current liabilities	3,303	3,124	3,944
Non-current liabilities	311	306	994
Total liabilities	3,614	3,430	4,938
Shareholders’ equity	$1,027	$2,021	$3,105

MARKET PRICE AND DIVIDEND INFORMATION

SharpLink Israel Shares have been listed on the Nasdaq Capital Market under the symbol “SBET” since July 2021. Prior to that date, SharpLink Israel’s Shares were listed under its prior name Mer Telemanagement Solutions, Ltd. and were listed on the Nasdaq Capital Market under the symbol “MTSL.”

On          , 2022, the last full trading day immediately preceding the public announcement of the Domestication Merger, the closing price per share of the ordinary shares of SharpLink Israel on Nasdaq was $               . On                  , the last reported sale price of the ordinary shares of SharpLink Israel on the Nasdaq Capital Market was $ per share.

Subject to the approval of Nasdaq, following the closing of the Domestication Merger, SharpLink US’s common stock will be listed on the Nasdaq Capital Market and will trade under SharpLink US’s name and trading symbol “SBET”.

As of               , 2022, SharpLink Israel had               shareholders of record. The number of record holders was determined from the records of SharpLink Israel’s transfer agent and does not include beneficial owners of ordinary shares whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. SharpLink Israel’s transfer agent is American Stock Transfer & Trust.

Dividend Policy

SharpLink Israel has never declared or paid cash dividends to its shareholders and it does not intend to pay cash dividends in the foreseeable future. SharpLink Israel intends to reinvest any earnings in developing and expanding its business.

Under the Israeli Companies Law – 1999, as amended, SharpLink Israel may declare and pay dividends only if, upon the determination of its Board of Directors, there is no reasonable concern that the distribution will prevent it from being able to meet the terms of its existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to SharpLink Israel’s then last reviewed or audited consolidated financial statements, provided that the date of the consolidated financial statements is not more than six months prior to the date of distribution. In the event that SharpLink Israel does not have retained earnings or earnings generated over the two most recent years legally available for distribution, SharpLink Israel may seek the approval of the court in order to distribute a dividend. The court may approve SharpLink Israel’s request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent it from satisfying its existing and foreseeable obligations as they become due.

SharpLink US intends to reinvest any earnings for development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

RISK FACTORS

If the Domestication Merger is completed, which is expected to occur in the second quarter of 2022, SharpLink Israel will become a wholly owned subsidiary of SharpLink US and holders of SharpLink Israel Ordinary Shares will become shareholders of SharpLink US. As a result of the domestication of the Company from Israel to the US, the Company will be governed by a different corporate law and different governing documents. You should carefully consider the factors described below, together with all of the other information contained in this proxy statement/prospectus, before making a decision about voting on the proposals submitted for your consideration. If any of the risks discussed below actually occur, the business, financial condition, operating results and cash flows of SharpLink Israel and/or SharpLink US could be materially adversely affected. The risks described below are not the only risks facing SharpLink Israel and SharpLink US. Additional risks and uncertainties not presently known to SharpLink Israel or SharpLink US or that SharpLink Israel or SharpLink US currently deem immaterial also may impair their business operations.

Risks Related to the Business of SharpLink Israel

The following discussion provides an overview of certain material risks related to the business of SharpLink Israel, including its’ wholly owned subsidiary SharpLink, Inc., which will become the business of SharpLink US if the Domestication Merger is completed.

SharpLink Israel has a history of losses and may not be able to achieve or sustain profitability in the future.

SharpLink Israel has a history of incurring net losses and SharpLink Israel may not achieve or maintain profitability in the future. SharpLink Israel experienced net losses of approximately $1.14 million and $0.3 million for the years ended December 31, 2020 and December 31, 2019, respectively. As of December 31, 2020, SharpLink Israel had an accumulated deficit of approximately $2.7 million. SharpLink Israel cannot predict when or whether it will reach or maintain profitability. SharpLink Israel also expects its operating expenses to increase in the future as it continues to invest for SharpLink Israel’s future growth, which will negatively affect its results of operations if its total revenue does not increase.

If SharpLink Israel is unable to increase its revenues or its operating costs are higher than expected, SharpLink Israel may not be able to achieve profitability and its operating results may fluctuate significantly.

SharpLink Israel may not be able to accurately forecast its revenues or future revenue growth rate. Many of its expenses, particularly personnel costs and occupancy costs, are relatively fixed, but SharpLink Israel may experience higher than expected operating costs, including increased selling and marketing costs, investments in geographic expansion, acquisition costs, communications costs, travel costs, software development costs, professional fees and other costs. As a result, SharpLink Israel may not be able to adjust spending quickly enough to offset any unexpected increase in expenses or revenue shortfall. Increased competition could lead to significant price pressure for the products and services SharpLink Israel provides, which could make profitability even more challenging. Such competition may also cause SharpLink Israel to lose access to certain data if a third party is granted exclusivity over such data. If operating costs exceed SharpLink Israel’s expectations and cannot be adjusted accordingly, SharpLink Israel’s results of operations and financial position could be materially and adversely affected. Additionally, SharpLink Israel may not be able to sustain its current revenue and any revenue growth. Reduced demand, whether due to a weakening of the global economy, reduction in consumer spending, competition or other reasons, may result in decreased revenues and growth, and a material adverse effect on its operating results.

SharpLink Israel will likely require additional capital to support its growth plans and such capital may not be available on reasonable terms or at all. This could hamper SharpLink Israel’s growth and have a material adverse effect on its business.

SharpLink Israel will likely require significant funds to support its business growth and to respond to business challenges, track and comply with applicable laws and regulations, develop new technology and services or enhance its existing offering, improve its operating infrastructure, enhance its information security systems to combat changing cyber threats and expand personnel to support its business. Accordingly, SharpLink Israel may need to engage in equity or debt financings to secure additional funds. SharpLink Israel’s ability to obtain additional capital, if and when required, will depend on SharpLink Israel’s business plans, investor demand, operating performance, market conditions, credit rating and other factors. If SharpLink Israel raises additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of SharpLink Israel’s currently issued and outstanding equity or debt, and its existing shareholders may experience dilution. If SharpLink Israel is unable to obtain additional capital when required, or on reasonable terms, SharpLink Israel’s ability to continue to support its business growth or to respond to business opportunities, challenges or unforeseen circumstances could be materially and adversely affected, and its business may be harmed.

COVID-19 has adversely affected SharpLink Israel’s business, financial condition, results of operations and prospects, including as a result of the reduction in the quantity of global sporting events, closures or restrictions on business operations of SharpLink Israel’s clients and a decrease in consumer spending, and it may continue to experience such effects in the future.

The worldwide outbreak of COVID-19 in early 2020 has negatively affected economic conditions regionally as well as globally and has caused a reduction in consumer spending. Efforts to contain the effect of the virus have included business closures, travel restrictions, and restrictions on public gatherings and events. Many businesses eliminated non-essential travel and canceled in-person events to reduce instances of employees and others being exposed to public gatherings. Governments around the world, including governments in Europe and state and local governments in the U.S., have restricted business activities and strongly encouraged, instituted orders or otherwise restricted individuals from leaving their home. To date, governmental authorities have imposed or have recommended various measures, including social distancing, quarantine, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, and cancellation of events, including sporting events, concerts, conferences and meetings. The suspension, postponement and cancellation of sporting events affected by COVID-19 has had an adverse impact on the progression of SharpLink Israel’s overall business plan and its revenue and the revenue of its clients.

Although many sports seasons and sporting events recommenced in 2021, the fluidity of this situation, potential for virus variants and potential setbacks associated therewith precludes any prediction as to the ultimate impact of COVID-19, which remains a material uncertainty and risk with respect to SharpLink Israel’s business, performance, and financial results. The revenue of its clients, and its own revenue, continue to depend on sports events taking place and consumer participation and spending on entertainment and leisure activities, and any further setbacks with respect to COVID-19 could have a material adverse effect on its business, financial condition, results of operations and prospects.

SharpLink’s sports betting conversion solution is still in the early stage of development and commercialization. Failure to successfully develop, test and commercially expand such service offering could have a material adverse effect on its business, financial condition, results of operations and prospects.

SharpLink Israel’s Affiliate Marketing Services and its sports betting conversion solution is critical to its overall business strategy and its ability to achieve and maintain profitability. While SharpLink Israel’s sports betting conversion solution has been launched, it is still in the early-stages of development, has had only limited functionality testing and development, and is commercialized with only one sportsbook and with bets that have been generally limited to American football and auto racing. Successful development and testing depends on a number of circumstances, many of which are not in SharpLink Israel’s control, including without limitation, the ability to attract and retain developers, the interest of third-parties in pilot testing or early adoption and the response to any unexpected errors or issues.

In addition, even if development and testing of the SharpLink Inc. C4 solution is generally successful, there can be no assurance that SharpLink Israel will be able to sell such service to prospective clients on commercially reasonable terms, if at all. If SharpLink Israel is unable to successfully develop and test the C4 solution to work seamlessly with other sportsbooks and media organizations on a wide variety of sports and bet types, or if SharpLink Israel’s sports betting conversion solution fails to attract clients on commercially reasonable terms and/or meet client expectations, SharpLink Israel may not experience any meaningful commercial success with respect to its betting conversion solution, which would materially and adversely affect its business, financial condition, results of operations and prospects.

SharpLink Israel relies on relationships with sports leagues, sports media organizations and sportsbooks and loss of existing relationships or failure to renew or expand existing relationships may cause loss of competitive advantage or require SharpLink Israel to modify, limit or discontinue certain offerings, which could materially and adversely affect its business, financial condition, results of operations and prospects.

SharpLink Israel relies on relationships with sports leagues, sports media organizations and sports betting bookmakers and the future success of its business may depend, in part, on its ability to obtain, retain and expand such relationships. SharpLink Israel’s arrangements with sports leagues, sports media organizations and sportsbooks may not continue to be available to SharpLink Israel on commercially reasonable terms or at all. In addition, the industries SharpLink Israel operates in are highly competitive. It is common for multiple competitors to provide services to clients simultaneously and SharpLink Israel expects this to continue. In the event that SharpLink Israel loses existing arrangements or cannot renew and expand existing arrangements, it may be required to discontinue or limit its offerings or services, which could materially and adversely affect its financial condition and business operation.

SharpLink Israel operates in a competitive market and may lose clients and relationships to both existing and future competitors.

The markets for sports data related solutions and marketing services are competitive and rapidly changing. The sports betting and sports media industries are particularly competitive and fast growing. Competition in these markets may increase further if economic conditions or other circumstances, including as a result of COVID-19, cause consumer bases and consumer spending to decrease and service providers to compete for fewer consumer resources. SharpLink Israel’s existing and future competitors have, or may in the future have or obtain, greater name recognition, larger customer bases, better technology or data, lower prices, exclusive or better access to data, greater user traffic or greater financial, technical or marketing resources than SharpLink Israel has. SharpLink Israel’s competitors may be able to undertake more effective marketing campaigns, obtain more data, adopt more aggressive pricing policies, make more attractive offers to potential employees, subscribers, sports betting operators, sports leagues, sports media organizations, distribution partners and content providers or may be able to respond more quickly to new or emerging technologies or changes in user requirements. If SharpLink Israel’s competitors develop technology before it does, its business and profitability could be materially and adversely affected. If SharpLink Israel is unable to maintain or develop relationships with sports leagues, sports media organizations and sportsbooks, SharpLink Israel’s revenues will fail to grow or may even decline, in each case having a material adverse effect on its business, financial condition, results of operations and prospects.

SharpLink Israel’s revenue prospects may be materially and adversely affected if SharpLink Israel is unable to acquire companies with complementary technology or that operate in the same or complementary industries, and any such acquisition efforts may divert management’s attention from other critical activities.

SharpLink Israel may seek to grow revenue in part through acquisition of companies with similar or complementary technology or that operate in similar or complementary industries. The market for acquisitions is highly competitive and subject to a number of factors, including without limitation, general economic conditions and tax or other regulatory changes. Furthermore, acquisitions require a significant amount of management time and resources, both in terms of execution and integration of any acquisition target. In addition, SharpLink Israel’s competitors have been and may continue to also pursue acquisitions and have or may have better capital resources than SharpLink Israel, stronger name recognition in the acquisition market and a longer history of successful transactions. SharpLink Israel’s revenue prospects may be materially and adversely affected if SharpLink Israel is unable to make successful acquisitions. Further, pursuing such activities may divert attention from other critical activities of its business plan, such as development, testing and commercialization of products and services.

SharpLink Israel’s business may be materially and adversely affected if it is unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements, or if SharpLink Israel does not invest in product development and provide services that are attractive to its clients.

SharpLink Israel’s future business and financial success will depend on its ability to continue to anticipate the needs of its clients or potential clients in order to successfully introduce new and upgraded products and services and to successfully implement its current and future geographic and product expansion plans. To be successful, SharpLink Israel must be able to quickly adapt to changes in technology, industry standards and regulatory requirements by continually enhancing its technology, services and solutions. Developing new services and upgrades to services, as well as integrating and coordinating current services, imposes burdens on its product development team, management and researchers. These processes are costly and time intensive, and its efforts to develop, integrate and enhance its products and services may not be successful. In addition, successfully scaling up and launching and selling a new or upgraded product or service puts additional strain on its sales and marketing resources. Investing resources towards increasing the depth of its coverage within existing markets imposes additional burdens on its personnel and capital resources. If SharpLink Israel is unable to manage its expansion efforts effectively, in obtaining greater market share or in obtaining widespread adoption of its current or future products and services, SharpLink Israel may not be able to offset the expenses associated with the launch and marketing of the new or upgraded service, which could have a material adverse effect on its financial results.

If SharpLink Israel is unable to develop new or upgraded products and services or decides to combine, shift focus from, or phase out a product or service, then its clients may choose a competitive product or service over SharpLink Israel, its revenues may decline, and its ability to achieve or maintain profitability may be reduced. If SharpLink Israel incurs significant costs in developing new or upgraded services or combining and coordinating existing services, if SharpLink Israel is not successful in marketing and selling these new services or upgrades, or if its clients fail to accept these new or combined and coordinating services, then there could be a material adverse effect on SharpLink Israel’s results of operations and it may never achieve profitability. If SharpLink Israel eliminates or phases out a service and is not able to offer and successfully market and sell an alternative service, its revenue may decrease, which could have a material adverse effect on its results of operations.

The loss or significant reduction in business from one or more of SharpLink Israel’s large clients could materially and adversely affect its business, financial condition and results of operations.

A material portion of SharpLink Israel’s revenue is concentrated in some of its largest clients, and SharpLink Israel does not have long-term contracts that require these clients to continue to use its services. SharpLink Israel’s revenue growth depends on its ability to obtain new clients and achieve and sustain a high level of renewal rates with respect to its existing clients. Failure to achieve one or more of these objectives could have a material adverse effect on its business, financial condition and operating results.

SharpLink Israel’s operations are subject to seasonal fluctuations that may impact results of operations and cash flow.

Although the sporting calendar is year-round, there is seasonality in sporting events that may impact its operations and operations of sports leagues, sports media organizations and sports betting bookmakers. Certain sports only hold events during portions of the calendar year, such as the NFL, which plays games in the fall and winter months. Sports off-seasons cause decreases in SharpLink Israel’s revenues and revenues of its clients, and factors such as playoffs, championships or similar events are unknown and may not yield consistent sources of revenue for SharpLink Israel and its clients. Further, SharpLink Israel’s revenue and the revenue of its clients may also be affected by the scheduling of major sporting events that do not occur annually, such as the Olympics or World Cup, or the cancellation or postponement of sporting events and races, such as postponements resulting from the COVID-19 pandemic. Such fluctuations and uncertainties may have a material adverse effect on its financial condition or results of operation.

SharpLink Israel’s business and operating results and operating results of its clients and vendors may be significantly impacted by general economic, political and social conditions, pandemics, wars or terrorist activity, severe weather events and other natural disasters, and the health of the sports, entertainment and sports betting industries.

SharpLink Israel’s business and operating results and the business and operating results of its clients and vendors are subject to global economic conditions and their impact on levels of consumer spending. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global sports, entertainment and sports betting industries, and may have a material adverse effect on its business and financial condition and the business and financial condition of its clients and vendors. If the U.S. or international economies experience another recession or any of the relevant regional or local economies suffer a continued downturn, SharpLink Israel may experience a material adverse effect on its business, financial condition, results of operations and prospects.

Adverse developments affecting financial markets and economies throughout the world, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole, a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, severe weather events and other natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines or volatility in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, may further reduce spending on sporting events, sports betting and marketing services and may negatively affect the sports, entertainment and sports betting industries. Any one of these developments could have a material adverse effect on SharpLink Israel’s business, financial condition, results of operations and prospects.

We depend on a limited number of customers for a substantial portion of our FourCubed revenue, and the loss of customers, unfavorable changes to terms in customer contracts or unfavorable changes in the markets served by our customers due to geopolitical, regulatory or other facts could materially and adversely affect our revenue, profitability and financial condition.

Fourcubed generates revenue by delivering a broad base of players to gaming operators, which are our customers. The loss of any of our key operators, or a significant reduction in sales or contracted rates to any key operator, or unfavorable changes in contracts with operators due to geopolitical, regulatory or other factors, could significantly reduce our revenue, margins and earnings and adversely affect our business. Entain plc, an operator, is our largest customer, comprising greater than 85 percent of FourCubed revenue for the years ended December 31, 2020 and 2019. The contract with this customer requires a nominal notice period to terminate the contract. If notice were provided, our revenues would decline from then-current net gaming revenue rates to approximately one-third the then-current rate. The impact to gross margin percentage would be a similar reduction to that of revenue percentage as we pay our sub-affiliates based on a percentage of the then-current net gaming revenue and any reduction in our revenue would be a corresponding reduction in our cost of revenue. This customer also has the unilateral right to cease offering services in the markets in which it operates which would result in the loss of revenue to us. In response to a removal of service offerings in various markets, FourCubed has the ability to market its user base to other operators who continue to offer service to the various markets. If we are required to change service providers, we expect to incur switching costs which could include lost revenues during the transition period and additional player promotions to incentive players to migrate to a new platform once the platform previously used is no longer available.

SharpLink Israel’s recruitment and retention of qualified personnel and key employees, including members of its senior management team, are vital to growing its business and meeting its business plans. The loss of any of its key executives or other key employees could harm its business.

SharpLink Israel depends on a limited number of key employees to manage and operate its business. SharpLink Israel believes a significant portion of its success is owed to its co-founders, Rob Phythian and Chris Nicholas, and their longstanding relationships with sports leagues, sports media companies, and fantasy sports companies. The leadership of Mr. Phythian, Mr. Nicholas, and SharpLink Israel’s other current executive officers and key employees has been critical and the departure of Mr. Phythian, Mr. Nicholas, or any one of its other executive officers or other key employees, or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on its business. SharpLink Israel may not be able to attract or retain such highly qualified personnel in the future, and SharpLink Israel does not expect that it would be able to replace their longstanding industry relationships. In addition, the loss of employees or the inability to hire qualified personnel that are knowledgeable regarding the sports betting and online gaming industries could result in significant disruptions to its business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to its business. The sports betting and online gaming industries require specific knowledge that is not easily transferable from other industries and finding suitable replacements for specialized roles can be challenging in a limited talent pool. If SharpLink Israel does not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing personnel, it may be unable to grow effectively and its business, financial condition, results of operations and prospects could be materially and adversely affected.

Risks Related to Legal Matters and Regulations Affecting the SharpLink Business

SharpLink Israel and its clients are subject to complex laws and regulations, which are subject to change and interpretation, and which could subject it to claims or otherwise harm SharpLink Israel and its clients. Any change in existing regulations or their interpretation, or the regulatory climate and requirements applicable to SharpLink Israel or its clients’ businesses, could have a material adverse impact on its business, prospects, financial condition and results of operations.

SharpLink Israel and its clients are generally subject to laws and regulations relating to sports betting, online gaming, marketing and advertising in the jurisdictions in which SharpLink Israel and its clients conduct their respective businesses, as well as the general laws and regulations that apply to all e-commerce and online businesses, such as those related to privacy and personal information, tax and consumer protection. The laws and regulations applicable to SharpLink Israel and its clients vary from one jurisdiction to another and may be affected by, among other things, political pressures and changes in legislative or governmental priorities. Some jurisdictions have introduced regulations attempting to restrict or prohibit sports betting, online gaming and advertising, while others have taken the position that sports betting or online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable sports betting or online gaming in their jurisdictions.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to SharpLink Israel’s business and/or the business of its clients. In addition, future regulatory action, court decisions or other governmental action may have a material impact on SharpLink Israel and/or its clients’ operations and financial results. Governmental authorities could view SharpLink Israel or its clients as having violated applicable laws or regulations, despite SharpLink Israel or its clients’ efforts to obtain and maintain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent providers, or private individuals, could be initiated against SharpLink Israel, its clients, Internet service providers, payment processors, advertisers and others involved in sports betting and online gaming industries. Changes in applicable law and other regulatory, court or other proceedings could prohibit or impose significant restrictions being imposed upon SharpLink Israel or its clients or other business partners. These events could also involve substantial and unexpected compliance and litigation expense, penalties, fines, seizure of assets and injunctions, while diverting the attention of SharpLink Israel’s management team. Any such proceedings or any change in laws or regulations or their interpretation applicable to SharpLink Israel or its clients could have a material adverse effect on its business, prospects, financial condition and results of operations.

Failure to obtain or maintain the required regulatory approvals and licenses in the various jurisdictions that SharpLink Israel operates or intends to operate, whether individually or collectively, could have a material adverse effect on its business.

SharpLink Israel is currently licensed and compliant in four states in the United States that has adopted legislation permitting online sports betting. Any of the Company’s licenses to operate legally in the industry could be revoked, suspended or conditioned at any time. Any of SharpLink Israel’s future license applications may also be denied or conditioned. The loss of a license in one jurisdiction could trigger the loss of a license or affect the Company’s eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause SharpLink Israel to cease offering some or all of SharpLink Israel’s offerings in the impacted jurisdictions. As laws and regulations change, SharpLink Israel may need to obtain and maintain licenses or registrations in additional jurisdictions. In addition, once licensed, SharpLink Israel may be subject to various ongoing requirements, including supervision by the respective governmental agency of certain transfers of ownership and acquisitions.

In addition, SharpLink Israel intends to expand into new jurisdictions and will generally be required to obtain approval and licensures required by such states and jurisdictions. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals or licenses needed for expansion can negatively affect its opportunities for growth, including the growth of its client base, or delay its ability to recognize revenue from its offerings in any such jurisdictions. If SharpLink Israel is unable to effectively develop and operate directly or indirectly within these new jurisdictions or if its competitors are able to successfully penetrate geographic jurisdictions that they cannot access or where they face other restrictions, there could be a material adverse effect on its business, operating results and financial condition. Likewise, SharpLink Israel’s failure to obtain or maintain the required regulatory approvals and licenses in the various jurisdictions that it operates or intend to operate, whether individually or collectively, could have a material adverse effect on its business, prospects, financial condition and results of operations.

The legal sports betting market in the United States may not continue to expand.

The legal sports betting market in the United States has increased significantly in recent years after the U.S. Supreme Court’s 2018 ruling that the federal restrictions on sports betting under the Professional and Amateur Sports Protection Act of 1992, or PASPA, were no longer enforceable, thus giving individual states the power to legalize sports betting. SharpLink Israel’s growth strategy significantly depends on additional states legalizing sports betting. However, additional states may not adopt laws allowing sports betting as SharpLink Israel’s management team expects. Moreover, states that have legalized sports betting may eliminate, narrow, or otherwise detrimentally changed their laws allowing legal sports betting. A failure for the legal sports betting market to expand or a contraction of the market would have a material adverse effect on SharpLink Israel’s business, prospects, financial condition and results of operations.

SharpLink Israel’s collection, storage and use of personal data are subject to applicable data protection and privacy laws, and any failure to comply with such laws may harm its reputation and business or expose SharpLink Israel to fines and other enforcement action.

In the ordinary course of business, SharpLink Israel collects, stores, uses and transmits certain types of information that are subject to different laws and regulations. In particular, data security and data protection laws and regulations relating to personal and consumer information that SharpLink Israel is or may become subject to often vary significantly by jurisdiction and are evolving significantly as legislators and regulators continue to grapple with policy considerations surrounding the collection and use of data. Compliance with such data protection and privacy laws will require significant time and expense, particularly as SharpLink Israel continues to expand its business across multiple jurisdictions.

For example, California has enacted the California Consumer Privacy Act, or CCPA, which became effective on January 1, 2020. The CCPA requires new disclosures to California consumers, imposes new rules for collecting or using information, requires companies to comply with data subject access and deletion requests, and affords California consumers new abilities to opt out of certain disclosures of personal information. It remains unclear what, if any, regulations will be implemented pursuant to the law or how it will be interpreted. The Stop Hacks and Improve Electronic Data Security Act, otherwise known as the SHIELD Act, is a New York State bill, the data protection portions of which became effective on March 23, 2020. The SHIELD Act requires companies to adopt reasonable safeguards to protect the security, confidentiality, and integrity of private information. A company should implement a data security program containing specific measures, including risk assessments, employee training, vendor contracts, and timely data disposal. The effects of the CCPA and the SHIELD Act potentially are significant and may require SharpLink Israel and its clients to modify data collection or processing practices and policies and to incur substantial costs in an effort to comply.

In addition, the new EU-wide General Data Protection Regulation, or GDPR, became applicable on May 25, 2018, replacing the data protection laws of each EU member state. The GDPR implemented more stringent operational requirements for processors and controllers of personal data, including, for example, expanded disclosures about what and how personal information is to be used, limitations on retention of information, increased requirements to erase an individual’s information upon request, mandatory data breach notification requirements and higher standards for data controllers to demonstrate that they have obtained valid consent from individuals to process their personal data (or reliance on another appropriate legal basis) for certain data processing activities. It also significantly increased penalties for noncompliance, including where the Company may act as a data processor.

Although SharpLink Israel continues to review and improve its policies and procedures with respect to data protection and privacy to ensure compliance with applicable laws, rules and regulations, if SharpLink Israel’s privacy or data security measures fail to comply with applicable current or future laws and regulations, SharpLink Israel may be subject to fines, litigation, regulatory investigations, enforcement notices requiring it to change the way it uses personal data or its marketing practices or other liabilities, such as compensation claims by individuals affected by a personal data breach, as well as negative publicity and a potential loss of business. Compliance with data protection and privacy laws and regulations will become more complex, time intensive and costly as SharpLink Israel grows, particularly when it begins to rely on the movement of data across national boundaries.

SharpLink Israel may face claims for data rights infringement, which could subject it to monetary damages.

Although SharpLink Israel has generally adopted measures to avoid potential infringement of third-party data rights in the course of its operations, ownership of certain data rights is not always clear in certain jurisdictions SharpLink Israel may operate in, particularly in “gray” jurisdictions which are presently unregulated or partially regulated. Should SharpLink Israel face claims for illegal data rights sources or should SharpLink Israel inadvertently infringe on another company’s data rights in any jurisdiction, SharpLink Israel could be subject to claims of infringement, which could be time consuming and expensive to litigate or settle, divert the attention of management and materially disrupt the conduct of SharpLink Israel’s business, and SharpLink Israel may not prevail. Any such clams, which could include a claim for injunctive relief and damages, if successful, could have a material adverse effect on its business, prospects, financial condition and results of operations.

Risks Related to the Technology, Intellectual Property and Infrastructure of the SharpLink Business

SharpLink Israel’s failure to protect or enforce its proprietary and intellectual property rights, including SharpLink Israel’s unregistered intellectual property, and the costs involved in such protection and enforcement could harm its business, financial condition, results of operations and prospects.

SharpLink Israel relies on trademark, trade secret, confidentiality and other intellectual property protection laws to protect its rights. Circumstances outside SharpLink Israel’s control could pose a threat to its intellectual property rights. Effective intellectual property protection may not be available in the U.S. or other countries in which SharpLink Israel intends to operate its business. Also, the efforts SharpLink Israel has taken to protect its intellectual property rights may not be sufficient or effective, and any significant impairment of its intellectual property rights could harm its business or ability to compete. For example, it may not always have been possible or commercially desirable to obtain registered protection for SharpLink Israel’s products, software, databases or other technology and, in such situations, SharpLink Israel rely on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties. As such, if SharpLink Israel is unable to protect its proprietary offerings via relevant laws or contractual exclusivity, technology and features, competitors may copy them. Additionally, protecting intellectual property rights is costly and time-consuming. Any unauthorized use of SharpLink Israel’s intellectual property or disclosure of its confidential information or trade secrets could make it more expensive to do business, thereby harming its operating results. Furthermore, if SharpLink Israel is unable to protect its intellectual property rights or prevent unauthorized use or appropriation by third parties, the value of its brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic its product offerings and services. Any of these events could seriously harm SharpLink Israel’s business, financial condition, results of operations and prospects.

SharpLink Israel currently does not hold any patents, which means its technology, products and services are susceptible to copying. The fact that SharpLink Israel does not currently hold any patents also means third parties may claim patent rights over SharpLink Israel’s technology, products and services and may bring infringement proceedings in respect of the same. Any pending and future trademark or patent applications may not be approved. In any of these cases, SharpLink Israel may be required to expend significant time and expense to prevent infringement of or to enforce its rights, and SharpLink Israel may fail to enforce its rights which may have a material adverse effect on its business. Notwithstanding SharpLink Israel’s intellectual property rights, there can be no assurance that others will not offer products or services that are substantially similar to SharpLink Israel’s and compete with its business.

SharpLink Israel may face claims for intellectual property infringement, which could subject it to monetary damages or limit SharpLink Israel in using some of its technologies or providing certain solutions.

Although SharpLink Israel has generally adopted measures to avoid potential infringement of third-party intellectual property rights in the course of its operations, SharpLink Israel may not be successful in ensuring all components of its solutions have proper authorization. Additionally, the legal position in all jurisdictions in relation to the ownership and permitted use of sports data and databases is subject to change. This area may receive additional focus in the U.S. after the overturning of federal restrictions on sports betting under PASPA, thus giving individual states the power to legalize sports betting.

SharpLink Israel cannot be certain that its current uses of data from publicly available sources (including third-party websites) or otherwise, which are not known to infringe or misappropriate third-party intellectual property today, will not result in claims for infringement or misappropriation of third-party intellectual property in the future. Intellectual property infringement claims or claims of misappropriation against SharpLink Israel could subject it to liability for damages and restrict it from providing solutions or require changes to certain solutions and technologies. Claims of infringement or misappropriation of a competitor’s or other third-party’s intellectual property rights, regardless of merit, could be time consuming and expensive to litigate or settle, divert the attention of management and materially disrupt the conduct of its business, and it may not prevail. Any such clams, which could include a claim for injunctive relief and damages, if successful, could have a material adverse effect on its business, prospects, financial condition and results of operations.

SharpLink Israel relies on information technology and other systems and platforms, including its data center and Amazon Web Services and certain other third-party platforms. Failures, errors, defects or disruptions therein could diminish SharpLink Israel’s brand and reputation, subject it to liability, disrupt its business, affect its ability to scale its technical infrastructure and have a material adverse effect on its operating results and growth prospects. SharpLink Israel’s product offerings and other software applications and systems, and certain third-party platforms that SharpLink Israel uses could contain undetected errors or errors that SharpLink Israel fails to identify as material.

SharpLink Israel’s technology infrastructure, including Amazon Web Services and certain other third-party platforms, is critical to the performance of its product and service offerings and its client satisfaction. Consequently, SharpLink Israel may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of its direct control. The performance and availability of Amazon Web Services with the necessary speed, data capacity and security for providing reliable access and services can affect the delivery, availability, and performance of its services. Decisions by the owners and operators of the data centers where its cloud infrastructure, Amazon Web Services, is deployed to terminate its contracts, discontinue services to SharpLink Israel, shut down operations or facilities, increase prices, change service levels, limit bandwidth or prioritize the traffic of other parties could also affect the delivery, availability and performance of its services.

SharpLink Israel devotes significant resources to network and data security to protect its systems and data. However, its systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to its business. SharpLink Israel cannot assure you that absolute security will be provided by the measures it takes to: prevent or hinder cyber-attacks and protect its systems, data and user information; to prevent outages, data or information loss and fraud; and to prevent or detect security breaches. Such measures include a disaster recovery strategy for server and equipment failure, back-office systems and the use of third parties for certain cybersecurity services. SharpLink Israel may experience website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. To date, such disruptions have not had a material impact on SharpLink Israel, individually or in the aggregate; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with its computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Additionally, SharpLink Israel’s service and product offerings may contain errors, bugs, flaws or corrupted data that it has not detected, and these defects may become apparent only after their launch and could result in a vulnerability that could compromise the security of its systems. Additionally, SharpLink Israel has detected certain errors, bugs and flaws in its product and service offerings, and have judged them to be immaterial. If SharpLink Israel has misjudged the materiality of such errors, bugs and flaws, SharpLink Israel’s business could be harmed. If a particular product offering is slower than SharpLink Israel expects, clients may be unable to use its product and services offerings as desired and may be less likely to continue to use its product and services offerings, if at all. Furthermore, programming errors, defects and data corruption could disrupt its operations, adversely affect the experience of its clients and their customers, harm its reputation, cause its clients to stop utilizing its product and service offerings, divert its resources or delay market acceptance of its product and service offerings, any of which could result in legal liability to it or harm its business, financial condition, results of operations and prospects. Insufficient business continuity management could diminish its brand and reputation, subject it to liability, disrupt its business and adversely affect its operating results and growth prospects, and failure of planned availability and continuity solutions and disaster recovery when activated in response to an incident could result in system interruptions and degradation of service.

As SharpLink Israel continues to grow and expand its business, SharpLink Israel will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy its needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of SharpLink Israel’s product and service offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may become evident only after SharpLink Israel has started to fully use the underlying equipment or software, that could further degrade the user experience or increase its costs. As such, SharpLink Israel could fail to continue to effectively scale and grow its technical infrastructure to accommodate increased demands. In addition, a lack of resources (e.g., hardware, software, personnel, and service providers) could result in an inability to scale its services to meet business needs, system interruptions, degradation of service, or operational mistakes. SharpLink Israel’s business also may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the COVID-19 pandemic) or other catastrophic events.

SharpLink Israel believes that if its clients or their customers have a negative experience with respect to its product and service offerings, or if SharpLink Israel’s brand or reputation is negatively affected, clients may be less inclined to continue or resume utilizing its product and service offerings or to recommend its product and service offerings to other potential clients. As such, a failure or significant interruption in its service could harm its reputation, its business, financial condition, results of operations and prospects.

Despite SharpLink Israel’s security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of its operations and the services it provides to clients, damage to its reputation, and a loss of confidence in its products and services, each of which could adversely affect its business, financial condition, results of operations and prospects.

The secure maintenance and transmission of information is a critical element of SharpLink Israel’s operations. SharpLink Israel’s information technology and other systems that maintain and transmit information, or the systems of third-party service providers and business partners, may be compromised by a malicious third-party penetration of its network security, or the network security of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by its employees, or the actions or inactions of a third-party service provider or business partner. As a result, SharpLink Israel’s information may be lost, disclosed, accessed or taken without consent. SharpLink Israel has experienced attempts to breach its systems and other similar incidents in the past. The data industry is a particularly popular target for malware attacks. SharpLink Israel expects that it will continue to be subject to attempts to gain unauthorized access to or through its information systems or those it develops for its clients, including phishing attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on SharpLink Israel’s operations or financial results, but it cannot provide assurance that it will not have a material impact in the future, including by overloading its systems and network and preventing SharpLink Israel’s product offering from being accessed by legitimate users through the use of ransomware or other malware.

SharpLink Israel relies on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. SharpLink Israel’s security measures, and those of its third-party service providers, may not detect or prevent all attempts to breach its systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by its websites, networks and systems; or that SharpLink Israel or such third parties otherwise maintain, including certain confidential information, which may subject the Company to fines or higher transaction fees or limit or terminate its access to such confidential information. SharpLink Israel and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against SharpLink Israel or its third-party service providers.

Furthermore, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by SharpLink Israel’s employees or by third parties. In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that SharpLink Israel’s systems are insecure. These risks may increase over time as SharpLink Israel increases the number of clients and the complexity and number of technical systems and applications SharpLink Israel and its employees use. Breaches of its security measures or those of its third-party service providers or cybersecurity incidents may result in: unauthorized access to its sites, networks and systems; unauthorized access to and misappropriation of information, including personally identifiable information, or the other confidential or proprietary information of SharpLink Israel or third parties; viruses, worms, spyware, ransomware or other malware being served from SharpLink Israel’s sites, networks or systems; deletion or modification of content or the display of unauthorized content on SharpLink Israel’s sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action and other potential liabilities. In addition, the sports betting and online gaming industries have experienced and may continue to experience social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks. To date, SharpLink Israel has not experienced a security breach material to its business; however, such breaches could in the future have a material adverse effect on its operations. If any of these breaches of security should occur and be material, SharpLink Israel’s reputation and brand could be damaged, its business may suffer, it could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and SharpLink Israel could be exposed to a risk of loss, litigation or regulatory action and possible liability. SharpLink Israel cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause SharpLink Israel to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

Any compromise or breach of SharpLink Israel’s security measures, or those of its third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in its security measures, which could have a material adverse effect on its business, financial condition, results of operations and prospects. SharpLink Israel continues to devote significant resources to protect against security breaches or it may need to in the future to address problems caused by breaches, including notifying affected users and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of its business.

SharpLink Israel uses third-party open source software components and failure to comply with the terms of the underlying open-source software licenses could restrict its ability to provide its product and service offerings.

SharpLink Israel uses software components licensed to it by third-party authors under “open source” licenses, which SharpLink Israel refers to as Open Source Software. Use and distribution of Open Source Software may entail greater risks than use of third-party commercial software, as licensors of Open Source Software generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the licensed code. In addition, the public availability of Open Source Software may make it easier for others to compromise SharpLink Israel’s product and service offerings.

Some licenses for Open Source Software contain requirements that SharpLink Israel makes available source code for modifications or derivative works that SharpLink Israel creates, or grants other licenses to its intellectual property, if SharpLink Israel uses such Open Source Software in certain ways. If SharpLink Israel combines its proprietary software with Open Source Software in a certain manner, it could, under certain licenses for Open Source Software, be required to release the source code of its proprietary software to the public. This would allow SharpLink Israel’s competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of its competitive advantages. Alternatively, to avoid the public release of the affected portions of SharpLink Israel’s source code, it could be required to expend substantial time and resources to re-engineer some or all of its proprietary software.

Although SharpLink Israel periodically reviews its use of Open Source Software to avoid subjecting its product and service offerings to conditions SharpLink Israel does not intend, the terms of many licenses for Open Source Software have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on SharpLink Israel’s ability to provide or distribute its product or service offerings. From time to time, there have been claims challenging the ownership of Open Source Software against companies that incorporate Open Source Software into their solutions. SharpLink Israel could be subject to lawsuits by parties claiming ownership of what it believes to be Open Source Software. Moreover, SharpLink Israel cannot assure you that its processes for controlling its use of Open Source Software in its product and service offerings will be effective. If SharpLink Israel is held to have breached or failed to fully comply with all the terms and conditions of an Open Source Software license, SharpLink Israel could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing its product and service offerings on terms that are not economically feasible, to find replacement software, to discontinue or delay the provision of its product and service offerings if replacement cannot be accomplished on a timely basis or to make generally available, in source code form, its proprietary software, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Risks Related to SharpLink Israel’s Financial Position and Capital Requirements

Future sales and issuances of SharpLink US Common Stock or other securities or rights to purchase Common Stock by SharpLink US, including pursuant to its equity incentive plans, and future issuances or adjustments in connection with warrants previously issued by SharpLink Israel to Alpha Capital Anstalt (“Alpha Capital”), could result in additional dilution of the percentage ownership of SharpLink US shareholders and could cause its share price to decline.

SharpLink US will not be generally restricted from issuing additional shares of Common Stock or preferred shares that are included in SharpLink US’s authorized but unissued share capital, including any securities that are convertible into or exchangeable for, or that represent the right to receive, such shares. The market price of SharpLink US’s Common Stock could decline as a result of sales of shares or securities that are convertible into or exchangeable for, or that represent the right to receive, shares of its capital stock or the perception that such sales could occur.

SharpLink US expects that additional capital will be needed in the future to continue its planned operations and growth and to fund the costs associated with operating as a public company. To the extent SharpLink US raises additional capital by issuing equity or convertible securities, SharpLink US’s existing shareholders may experience substantial dilution. SharpLink US may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner determined from time to time by its Board of Directors. If SharpLink US sells Common Stock, convertible securities or other equity securities, investors may be materially diluted. Such sales may also result in material dilution to its existing shareholders, and new investors could gain rights superior to its existing shareholders.

Future sales and issuances of SharpLink US Common Stock or other securities or rights to purchase Common Stock by SharpLink US, including pursuant to its equity incentive plans, and future issuances or adjustments in connection with warrants previously issued by SharpLink Israel to Alpha Capital Anstalt (“Alpha Capital”) could result in additional dilution of the percentage ownership of SharpLink US shareholders and could cause its share price to decline.

SharpLink US will not be generally restricted from issuing additional shares of Common Stock or preferred shares that are included in SharpLink US’s authorized but unissued share capital, including any securities that are convertible into or exchangeable for, or that represent the right to receive, such shares. The market price of SharpLink US’s Common Stock could decline as a result of sales of shares or securities that are convertible into or exchangeable for, or that represent the right to receive, shares of its capital stock or the perception that such sales could occur.

SharpLink US expects that additional capital will be needed in the future to continue its planned operations and growth and to fund the costs associated with operating as a public company. To the extent SharpLink US raises additional capital by issuing equity or convertible securities, SharpLink US’s existing shareholders may experience substantial dilution. SharpLink US may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner determined from time to time by its Board of Directors. If SharpLink US sells Common Stock, convertible securities or other equity securities, investors may be materially diluted. Such sales may also result in material dilution to its existing shareholders, and new investors could gain rights superior to its existing shareholders.

In addition, SharpLink US may grant or provide for the grant of rights to purchase shares of SharpLink US’s Common Stock pursuant to the company’s 2022 Equity Incentive Plan if it is approved. Grants of awards under the 2022 Equity Incentive Plan may result in additional dilution, which could cause its share price to decline.

Moreover, SharpLink Israel previously issued to Alpha Capital warrants to purchase ordinary shares, which warrants will convert into warrants to acquire shares of Common Stock of SharpLink US if the Domestication Merger is completed. The warrants will provide for a fixed purchase price per share of Common Stock, which may allow Alpha Capital to purchase shares of Common Stock at less than the market price for shares of SharpLink US’s shares of Common Stock, which would cause dilution to SharpLink US shareholders.

If securities or industry analysts do not publish research or publish unfavorable research about SharpLink US’s business, its share price and trading volume could be adversely affected.

The trading market for SharpLink US’s securities will depend in part on the research and reports that securities or industry analysts publish about SharpLink US. SharpLink US may never obtain sufficient research coverage by securities and industry analysts. If no sufficient securities or industry analysts commence coverage of SharpLink US, the trading price for SharpLink US’s shares could be negatively impacted. If SharpLink US obtains sufficient securities or industry analyst coverage and if one or more of the analysts who cover SharpLink US downgrades its shares or publishes inaccurate or unfavorable research about SharpLink US’s business, its share price would likely decline. If one or more of these analysts ceases coverage of SharpLink US or fails to publish reports regularly, demand for its shares could decrease, which could cause its share price and trading volume to decline.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on its share price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC will require an annual management assessment of the effectiveness of SharpLink US’s internal control over financial reporting. If SharpLink US fails to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, SharpLink US may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If SharpLink US cannot in the future favorably assess the effectiveness of its internal control over financial reporting, investor confidence in the reliability of its financial reports may be adversely affected, which could have a material adverse effect on its share price.

SharpLink US does not anticipate paying any cash dividend on SharpLink US’s Common Stock in the foreseeable future.

SharpLink US expects to retain all available funds and any future earnings to fund the development and growth of its business. As a result, capital appreciation, if any, of the SharpLink US Common Stock will be its shareholders’ sole source of gain for the foreseeable future.

Risks Related to the Domestication Merger

As a result of the Domestication Merger, SharpLink Israel will cease to be a “foreign private issuer,” which will subject SharpLink Israel to increased regulatory requirements under the U.S. securities laws and will subject its affiliates to the beneficial ownership reporting, short-swing trading and other requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SharpLink Israel has historically qualified as a foreign private issuer, as defined under the Exchange Act. As a foreign private issuer, SharpLink Israel was permitted by the SEC to file an annual report on Form 20-F and copies of certain home country materials on Form 6-K in lieu of filing annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K; SharpLink Israel was exempt from SEC proxy statement requirements and certain SEC tender offer requirements; it was permitted to sell securities outside the United States without resale restrictions under the Securities Act; U.S. holders of SharpLink Israel’s restricted securities were permitted to resell such securities to persons outside the United States who receive such securities without resale restrictions under the U.S. Securities Act and the Company’s affiliates were exempt from Section 16 of the Exchange Act. However, as a result of the Domestication Merger, SharpLink Israel will cease to be a foreign private issuer and cease to be eligible for the foregoing exemptions and privileges. SharpLink Israel expects that the loss of its status as a foreign private issuer would have an adverse effect on the cost of its compliance with U.S. securities law requirements and on the ability of U.S. holders of its restricted securities to resell such securities outside the United States. In addition, following the Domestication Merger, SharpLink Israel will become subject to the beneficial ownership reporting, short-swing trading and other requirements of Section 16 of the U.S. Securities Exchange Act.

Following the Domestication Merger, provisions in SharpLink US’s corporate charter documents and under Delaware law could discourage another company from acquiring us and may prevent attempts by SharpLink US’s stockholders to replace or remove its current management.

Provisions in SharpLink US’s amended and restated certificate of incorporation and its bylaws that will become effective upon the closing of the Domestication Merger may discourage, delay or prevent a merger, acquisition or other change in control of SharpLink US that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of SharpLink US’s common stock, thereby depressing the market price of its common stock. In addition, these provisions may frustrate or prevent any attempts by SharpLink US’s stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of its Board of Directors.

As SharpLink US’s Board of Directors will be responsible for appointing the members of its management team, these provisions could in turn affect any attempt by SharpLink US’s stockholders to replace current members of its management team. These provisions provide, among other things, that:

●	SharpLink US’s Board of Directors has the exclusive right to expand the size of its Board of Directors and to elect directors to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on SharpLink US’s Board of Directors;

●	SharpLink US’s stockholders may not act by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

●	a special meeting of stockholders may be called only by the chair of SharpLink US’s Board of Directors, its chief executive officer (or president, in the absence of a chief executive officer), or a majority of its Board of Directors, which may delay the ability of its stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	SharpLink US’s amended and restated certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	SharpLink US’s Board of Directors may alter certain provisions of its bylaws without obtaining stockholder approval;

●	stockholders must provide advance notice and additional disclosures to nominate individuals for election to the Board of Directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain voting control of its shares; and

●	SharpLink US’s Board of Directors is authorized to issue shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer.

As a Delaware corporation, SharpLink US will be subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware. Section 203 prevents some shareholders holding more than 15% of SharpLink US’s voting stock from engaging in certain business combinations with the SharpLink US unless the business combination or the transaction that resulted in the shareholder becoming a 15% or greater holder was approved in advance by its Board of Directors, results in the shareholder holding more than 85% of its voting stock (subject to certain restrictions), or is approved at an annual or special meeting of shareholders by the holders of at least 66 2/3% of its voting stock not held by the shareholder engaging in the transaction. Any provision of SharpLink US’s certificate of incorporation, its bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for its shareholders to receive a premium for their shares of its common stock and affect the price that some investors are willing to pay for its common stock.

SharpLink US’s amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between SharpLink US and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with SharpLink US or its directors, officers or employees.

SharpLink US’s amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United State District Court for the District of Delaware) is the exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of SharpLink US’s directors, officers, employees or agents to SharpLink US or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or its amended and restated certificate of incorporation or amended and restated bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, except, in each case, (A) any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction, in all cases subject to the courts having jurisdiction over indispensable parties named as defendants. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SharpLink US or its directors, officers or other employees, which may discourage such lawsuits against SharpLink US and its directors, officers and other employees. For example, stockholders who do bring a claim in the Court of Chancery could face additional litigations costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to SharpLink US than to its stockholders. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in its amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. Alternatively, if a court were to find the choice of forum provision contained in its amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, SharpLink US may incur additional costs associated with resolving such action in other jurisdictions. This provision will not apply to actions arising under the Securities Act or Exchange Act. Its amended and restated certificate of incorporation and amended and restated bylaws further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Claims for indemnification by SharpLink US’s directors and officers may reduce its available funds to satisfy successful third-party claims against SharpLink US and may reduce the amount of money available to us.

The SharpLink US amended and restated certificate of incorporation and bylaws that will be in effect following the Domestication Merger will provide that SharpLink US will indemnify its directors and officers, in each case, to the fullest extent permitted by Delaware law. Pursuant to its charter, its directors will not be liable to SharpLink US or any stockholders for monetary damages for any breach of fiduciary duty, except (i) for acts that breach his or her duty of loyalty to SharpLink US or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (the “DGCL”), which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The amended and restated bylaws also require us, if so requested, to advance expenses that such director or officer incurred in defending or investigating a threatened or pending action, suit or proceeding, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by its directors and officers may reduce its available funds to satisfy successful third-party claims against SharpLink US and may reduce the amount of money available to us.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as neither SharpLink Israel nor SharpLink US can assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “anticipates,” “believes,” “continue,” “could,” “design,” “estimates,” “expects,” “intends,” “may,” “plans,” “potentially,” “predict,” “pro forma” “seeks,” “should,” “will” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and the closing of the merger, SharpLink Israel’s ability to solicit a sufficient number of proxies to approve the merger and other matters related to the closing of the merger.

For a discussion of the factors that may cause the SharpLink Israel or SharpLink US (after the merger) actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of SharpLink Israel and SharpLink US to complete the Domestication Merger and the effect of the merger on the business of SharpLink Israel or SharpLink US see the section titled “Risk Factors.”

These forward-looking statements include, but are not limited to, statements concerning the following:

●	whether and when the Domestication Merger will be completed;
●	any statements concerning SharpLink US’s financial performance;
●	changes to state regulations of sports betting and online gaming, and SharpLink US’s ability to become registered in additional states;
●	SharpLink US’s development of new technologies and product offerings; and
●	SharpLink US’s ability to identify targets and complete strategic acquisitions.

You should not rely upon forward-looking statements as predictions of future events. Neither SharpLink Israel nor SharpLink US can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither SharpLink Israel nor SharpLink US undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus or to conform these statements to actual results or to changes in expectations.

THE SPECIAL MEETING OF SHARPLINK ISRAEL’S SHAREHOLDERS

Date, Time and Place

The special meeting of SharpLink Israel’s shareholders will be held on , 2022, at the offices of SharpLink Israel at 333 Washington Avenue North, Suite 104, Minneapolis, MN 55402, which is referred to as the “Meeting”. SharpLink Israel is sending this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the SharpLink Israel Board of Directors for use at the Meeting and any adjournments or postponements of the Meeting. This proxy statement/prospectus is first being furnished on , 2022 to SharpLink Israel shareholders on the record date of , 2022.

Purpose of the Meeting

The purpose of the Meeting is to vote on the following Proposals: (i) a proposal to approve the Domestication Merger, including the Domestication Merger Agreement, and certain matters related thereto, including the approval of the amended and restated certificate of incorporation of SharpLink US (the “Amended and Restated Certificate of Incorporation”), (ii) a proposal to approve the 2022 Plan (the “Option Plan Proposal”); and (iii) a proposal to approve to adjourn the Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above (the “Adjournment Proposal”).

Recommendation of the SharpLink Israel Board of Directors

The Board of Directors of SharpLink Israel unanimously: (i) has approved and recommended for shareholder approval the Domestication Merger, including the Domestication Merger Agreement and the Amended and Restated Certificate of Incorporation, (ii) has approved and recommended for shareholder approval the 2022 Plan; and (viii) has approved and recommended for shareholder approval the proposal to adjourn the Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

The Board of Directors of SharpLink Israel recommends that the SharpLink Israel shareholders (i) vote “FOR” the proposal to approve the Domestication Merger, including the Domestication Merger Agreement and the Amended and Restated Certificate of Incorporation, (ii) vote “FOR” the proposal to approve and adopt the 2022 Plan; and (iii) vote “FOR” the proposal to authorize the SharpLink Israel Board of Directors, in its discretion, to adjourn the Meeting.

Record Date and Voting Power

Only holders of record of SharpLink Israel at the close of business on the record date, , 2022 are entitled to notice of, and to vote at, the Meeting. As of the record date, there were outstanding SharpLink Israel Ordinary Shares. Pursuant to the terms of Article 7.2.4 of the SharpLink Israel Articles of Association (the “Articles”), holders of SharpLink Israel Preferred A-1 shares are also entitled to vote on all matters submitted to a vote of the SharpLink Israel Ordinary Shares ordinary shares (on an as-converted basis, but with respect to any shareholder only up to the number of votes equal to the number of ordinary shares into which the Preferred A-1 shares would be convertible pursuant to the Beneficial Ownership Limitation, which is defined in the SharpLink Israel Articles as 9.99% of the number of SharpLink Israel ordinary shares outstanding immediately after giving effect to the issuance of ordinary shares issuable upon conversion of Preferred A-1 shares held by the applicable shareholder). For more information, see “Security Ownership of Certain Beneficial Owners and Management” below.

Voting and Revocation of Proxies

●	Voting in Person. If your shares are registered directly in your name with SharpLink Israel’s transfer agent (i.e., you are a “registered shareholder”), you may attend and vote in person at the Meeting. If you are a beneficial owner of shares registered in the name of your broker, bank, trustee or nominee (i.e., your shares are held in “street name”), you are invited to attend the Meeting; however, to vote in person at the Meeting as a beneficial owner, you must first obtain a “legal proxy” from your broker, bank, trustee or nominee authorizing you to do so.

●	Voting by Mail. You may submit your proxy by mail by completing, signing and mailing the enclosed proxy card in the enclosed, postage-paid envelope, or, for shares held in street name, by following the voting instructions provided by your broker, bank, trustee or nominee.

●	Voting by Phone or the Internet. You may authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

If voting by virtue of a “legal proxy” or by mail, the proxy must be received by the SharpLink Israel transfer agent at least 48 hours prior to the appointed time of the Meeting or at SharpLink Israel’s registered office in Minneapolis, Minnesota at least four (4) hours prior to the appointed time of the Meeting to be validly included in the tally of ordinary shares voted at the Meeting.

If your SharpLink Israel Shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your SharpLink Israel Shares.

If you do not give instructions to your broker, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. For any proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. SharpLink Israel believes Proposal 3 will be considered “routine”. For any proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the SharpLink Israel Shares will be treated as broker non-votes. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” A broker non-vote on a non-routine proposal on the ballot does not count as a vote for or against such proposal and shall therefore have no effect on the outcome of the vote on that proposal.

All properly executed proxies that are not revoked will be voted at the Meeting and at any adjournments or postponements of the Meeting in accordance with the instructions contained in the proxy. If a holder of SharpLink Israel Shares executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted:

●	“FOR” the Domestication Merger Proposal;
●	“FOR” the Option Plan Proposal
●	“FOR” the Adjournment Proposal.

If you are a registered shareholder, your proxy may be revoked at any time prior to its exercise by notice in writing of the shareholder to us, delivered at our address above up to one hour prior to the Meeting and indicating that its/his/her proxy is revoked, or by timely submitting another proxy with a later date. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are a beneficial owner of shares, you may timely submit new voting instructions by contacting the record holder, or, if you have obtained a legal proxy from the record holder giving you the right to vote your shares, by attending the Meeting and voting in person.

Required Vote

A quorum of shareholders is necessary to transact business at the Meeting. The presence of two or more shareholders holding in the aggregate more than 25% of the total voting powers attached to SharpLink Israel ordinary shares (on an as-converted basis, subject to the Beneficial Ownership Limitation applicable to holders of SharpLink Israel Preferred A-1 shares), represented in person or by proxy at the Meeting, will constitute a quorum. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. If a quorum is not present at the reconvened meeting within half an hour from the time appointed for holding the meeting, any two shareholders present in person or by proxy shall be a quorum.

Abstentions and broker non-votes will be counted towards the quorum. Broker non-votes occur when brokers that hold their customers’ shares in street name sign and submit proxies for such shares and vote such shares on some matters but not on others. A broker non-vote will also be used for the purpose of establishing a quorum but will not otherwise be counted in the voting process. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

Unsigned or unreturned proxies, including those not returned by banks, brokers or other record holders, will not be counted for quorum purposes.

●	Proposal 1 - The Domestication Merger Proposal requires the affirmative vote of the majority of the SharpLink Israel Shares present in person or represented by proxy. Abstentions will have no effect on the vote for Proposal 1. Abstentions and broker non-votes will have no effect on the vote for Proposal 1.

●	Proposal 2 – The Option Plan Proposal requires the affirmative vote of the majority of the SharpLink Israel Shares present in person or represented by proxy. Abstentions and broker non-votes will have no effect of the vote for Proposal 2.

●	Proposal 3 - The Adjournment Proposal requires the affirmative vote of the majority of the SharpLink Israel Shares present in person or represented by proxy. Abstentions and broker non-votes will have the effect of a vote for Proposal 3.

The approval of Proposal 1 is a condition to the completion of the Domestication Merger. Therefore, the Domestication Merger cannot be consummated without the approval of Proposal 1.

If on the date of the Meeting, or a date preceding the date on which the Meeting is scheduled, SharpLink Israel reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the Proposals, whether or not a quorum would be present or (ii) it will not have sufficient ordinary shares of SharpLink Israel represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Meeting, SharpLink Israel may postpone or adjourn, or make one or more successive postponements or adjournments of, the Meeting as long as the date of the Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers and employees of SharpLink Israel may solicit proxies from SharpLink Israel shareholders personally, by telephone, facsimile, email or otherwise. SharpLink Israel will pay the costs of printing and filing this proxy statement/prospectus and proxy card. Directors, officers and employees of SharpLink Israel will not be paid any additional compensation for soliciting proxies. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of ordinary shares of SharpLink Israel for the forwarding of solicitation materials to the beneficial owners of ordinary shares of SharpLink Israel. SharpLink Israel will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this proxy statement/prospectus, the SharpLink Israel Board of Directors does not know of any business to be presented at the Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

MATTERS BEING SUBMITTED TO A VOTE OF SHARPLINK ISRAEL SHAREHOLDERS

PROPOSAL NO. 1

THE DOMESTICATION MERGER PROPOSAL

Overview

Upon the terms and subject to the conditions set forth in the Domestication Merger Agreement, SharpLink Israel will domesticate to the United States as a wholly owned subsidiary of a Delaware corporation by Domestication Merger Sub merging with and into SharpLink Israel with SharpLink Israel surviving the merger and becoming a wholly owned subsidiary of SharpLink US, in accordance with the Companies Law. As a result of this merger, which is referred to as the “Domestication Merger,” the separate existence of Domestication Merger Sub will cease to exist, and SharpLink Israel will continue as the surviving company incorporated in the State of Israel. Immediately following the Domestication Merger, SharpLink Israel will be a wholly owned subsidiary of SharpLink US, and (i) SharpLink Israel will continue to possess all of SharpLink Israel’s assets, rights, powers and property as constituted immediately prior to the Domestication Merger; (ii) SharpLink Israel will continue to be subject to all of SharpLink Israel’s debts, liabilities and obligations as constituted immediately prior to the Domestication Merger; (iii) SharpLink Israel will be subject to all actions previously taken by the Board of Directors of SharpLink Israel prior to the Domestication Merger; and (iv) each issued and outstanding ordinary share of SharpLink Israel shall be deemed converted into the right to receive one fully paid and non-assessable share of SharpLink US Common Stock. The full text of the Domestication Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein.

Reasons for the Domestication Merger Proposal

The purpose of the Domestication Merger is to establish a Delaware corporation as the parent entity of SharpLink Israel. As a result of the Domestication Merger, the SharpLink Israel shareholders will no longer be shareholders of SharpLink Israel and will become stockholders of SharpLink US. The principal reasons for the Domestication Merger are to give SharpLink US the greater flexibility of Delaware corporate law and the substantial body of case law interpreting that law. SharpLink Israel believes that its shareholders will benefit from the well-established principles of corporate governance that Delaware law affords. Also, SharpLink Israel understands that most of its outstanding shares are held by US-based shareholders who are more familiar experienced with Delaware corporate law.

Summary of the Domestication Merger

The following is a description of the material aspects of the Domestication Merger. While SharpLink Israel believes that the following description covers the material terms of the Domestication Merger, the description may not contain all of the information that is important to SharpLink Israel’s shareholders. SharpLink Israel encourages SharpLink Israel’s shareholders to carefully read this entire proxy statement/prospectus, including the Domestication Merger Agreement attached to this proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the domestication merger and its effects.

General

The purpose of the Domestication Merger is to domesticate SharpLink Israel in the United States as a wholly owned subsidiary of a Delaware corporation through SharpLink Merger Sub merging with and into SharpLink Israel, with SharpLink Israel surviving the merger and becoming a wholly owned subsidiary of SharpLink US. To effect the Domestication Merger, SharpLink Israel, SharpLink US, and SharpLink Merger Sub entered into the Domestication Merger Agreement pursuant to which all SharpLink Israel Shares outstanding immediately prior to the Domestication Merger will convert, on a one-for-one basis, into shares of SharpLink US Common Stock and all preferred shares, options, and warrants of SharpLink Israel outstanding immediately prior to the Domestication Merger will be exchanged for equivalent securities of SharpLink US on a one-for-one basis.

Immediately following the consummation of the Domestication Merger, SharpLink Israel will be a wholly owned subsidiary of SharpLink US, and (i) SharpLink Israel will continue to possess all of SharpLink Israel’s assets, rights, powers and properties as constituted immediately prior to the Domestication Merger; (ii) SharpLink Israel will continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Domestication Merger; (iii) each issued and outstanding SharpLink Israel Share will be deemed converted into the right to receive one share of SharpLink US Common Stock, (iv) each issued and outstanding SharpLink preferred share will be deemed converted into the right to receive one share of SharpLink US preferred stock with equivalent terms, and (iv) each option, warrant, or other right to acquire a SharpLink Israel Share will become a right to acquire one share of SharpLink US Common Stock at the same price and on the same other terms.

Subject to the approval of Nasdaq, following the closing of the Domestication Merger, SharpLink US’s common stock will be listed on the Nasdaq Capital Market and will trade under SharpLink US’s name and trading symbol “SBET”.

How will the Domestication Merger be effected?

The Domestication Merger will be effected by the merger of SharpLink Merger Sub with and into SharpLink Israel, pursuant to the Domestication Merger Agreement, resulting in SharpLink Israel becoming a wholly owned subsidiary of SharpLink US (a company that has been recently incorporated under the DGCL for purposes of the domestication). The existing holders of SharpLink Israel Shares and SharpLink Israel Preferred Shares will own all of the outstanding shares of SharpLink US Common Stock and SharpLink US Preferred Stock, as applicable. If the Domestication Merger Proposal is approved, it is anticipated that the Domestication Merger will become effective upon the issuance of a certificate of merger by the Israeli Registrar of Companies, which can be issued only after at least 50 days have elapsed from the filing of the Domestication Merger Proposal with the Israeli Companies’ Registrar (which is expected to be filed shortly after publication of the final proxy statement by SharpLink Israel) and at least 30 days have elapsed from the approval of the Domestication Merger by SharpLink Israel’s shareholders and by the shareholder of SharpLink Merger Sub.

At the effective time of the Domestication Merger, each SharpLink Israel Share and each SharpLink Israel Preferred Share will be converted automatically into the right to receive one share of SharpLink US Common Stock or, as applicable, one share of the relevant class of SharpLink US Preferred Stock. Your percentage ownership of SharpLink Israel will not be affected by the Domestication Merger, except that following the Domestication Merger your interest in SharpLink Israel will be held indirectly through SharpLink US.

You do not need to replace the current certificate representing your SharpLink Israel securities after the Domestication Merger. Please do not destroy your current certificates issued by SharpLink Israel. The issued and outstanding security certificates of SharpLink Israel will represent the rights that SharpLink Israel’s shareholders will have in SharpLink US. However, shareholders may submit their certificates to the SharpLink Israel transfer agent, American Stock Transfer & Trust Company, 6201 15th Ave, Brooklyn, NY 11219, and receive new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact the SharpLink Israel transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

At the effective time of the Domestication Merger, SharpLink US will be governed by the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, and the DGCL. Although the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws contain many provisions that are similar to the provisions of the SharpLink Israel articles of association, they do include certain provisions that are different. See “Proposal 1 – The Domestication Merger Proposal – Differences in Shareholder Rights.”

Effective Time of the Domestication Merger

If the Domestication Merger Proposal is approved, it is anticipated that the Domestication Merger will become effective upon the issuance of a certificate of merger by the Israeli Registrar of Companies, which can be issued only after at least 50 days have elapsed from the filing of the Domestication Merger Proposal with the Israeli Companies’ Registrar and at least 30 days have elapsed from the approval of the Domestication Merger by SharpLink Israel’s shareholders and the shareholder of the SharpLink Merger Sub.

Amended and Restated Certificate of Incorporation

As part of the Domestication Merger Proposal, the SharpLink Israel shareholders will be asked to approve the SharpLink US Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), and the SharpLink US Bylaws (the “Bylaws”), which will be adopted by the SharpLink US shortly before completion of the transactions. These documents will govern the securities issued by SharpLink US following the Domestication Merger. This summary is qualified by reference to the complete text of the Amended and Restated Certificate of Incorporation and Bylaws, copies of which is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

Corporate name. The Amended and Restated Certificate of Incorporation provides that the name of SharpLink US will be “SharpLink Gaming, Inc.”

Authorized Capital Stock/Share Capital. SharpLink US will be authorized to issue up to 105 million shares, divided into two classes consisting of: (i) 100 million shares of common stock, par value $0.01 per share; and (ii) 5 million shares of undesignated preferred stock, each with a par value $0.0001 per share.

SharpLink US’s Board of Directors will be authorized to issue preferred stock in one or more series, subject to the rights of the holders of any outstanding series of preferred stock. As part of the Domestication Merger, the SharpLink US Board of Directors will designate 74,707 shares of preferred stock as Series A-1 Preferred Stock (the “Series A-1 Preferred”) and 124,810 shares of preferred stock as Series B Preferred Stock (the “Series B Preferred”), which will have rights and preferences that are substantially identical to the outstanding Series A-1 Shares and Series B shares of SharpLink Israel.

The number of authorized shares of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of entitled to vote, without a separate class vote.

Voting Rights. Each share of common stock outstanding shall be entitled to one vote on all matters on which stockholders generally are entitled to vote. However, except as required by law, holders of common stock will not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or the DGCL.

Holders of preferred stock shall be entitled only to such voting rights as are expressly granted in the Amended and Restated Certificate of Incorporation or a certificate of designations. The voting rights of the Series A-1 Preferred and Series B Preferred, respectively, are described below under the heading “Description of Securities.”

The Bylaws provide that, except as required by law, the Amended and Restated Certificate of Incorporation, the Bylaws or the rules of any stock exchange upon which shares of SharpLink US’s capital stock are listed, all corporate actions to be taken by vote of the stockholders shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person, or by remote communication, if applicable, or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person, or by remote communication, if applicable, or represented by proxy shall be the act of such class or series; provided that the election of directors shall be determined by the vote of a plurality (as discussed below).

Rights of Preferred Stock. The Amended and Restated Certificate of Incorporation will expressly authorize SharpLink US’s Board of Directors, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for series of preferred stock. SharpLink US’s Board of Directors may fix the number of shares constituting such series and the designation of such series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

Special Meetings of Stockholders. The Amended and Restated Bylaws will provide that special meetings of stockholders for any purpose or purposes may be called at any time only by SharpLink US’s Board of Directors, the chairperson of SharpLink US’s Board of Directors, the chief executive officer of SharpLink US, or the president of SharpLink US (in the absence of a chief executive officer) and may not be called by any other person or persons.

Notice of Meetings of Stockholders. The Bylaws will provide that notice of the place, day and time, the record date for determining the stockholders entitled to vote at such meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose for which the meeting is called, shall be given to the stockholders entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. In addition, notice may be given in any manner permitted by the DGCL.

Proxies. The Bylaws will provide that a stockholder entitled to vote may vote in person, or by remote communication, if applicable, or by proxy.

Quorum. The Bylaws will provide that, unless required by law, the Amended and Restated Certificate of Incorporation or the Bylaws, at any meeting of SharpLink US’s stockholders, a majority of the shares entitled to vote, represented in person, by remote communication, if applicable, or by proxy, shall constitute a quorum for the transaction of business.

The Amended and Restated Certificate of Incorporation and the Bylaws will provide that the greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by SharpLink US’s Board of Directors pursuant to the Bylaws shall constitute a quorum of SharpLink US’s Board of Directors for the transaction of business.

Stockholder Action by Written Consent. The Amended and Restated Certificate of Incorporation will provide that stockholders of SharpLink US may not take any action by written consent in lieu of a meeting.

Number of Directors. The Amended and Restated Certificate of Incorporation will provide that the number of directors shall be determined by SharpLink US’s Board of Directors from time to time.

Election of Directors. The Bylaws will provide that directors will be elected by a plurality of the votes cast with respect to that director-nominee’s election at a meeting for the election of directors at which a quorum is present.

The election of directors need not be by written ballot. No decrease in the number of directors constituting SharpLink US’s Board of Directors shall shorten the term of any incumbent director.

Cumulative Voting. The Amended and Restated Certificate of Incorporation and the Bylaws do not provide for cumulative voting.

Filling Director Vacancies. The Amended and Restated Certificate of Incorporation will provide that, subject to the rights of the holders of any outstanding series of preferred stock, any vacancy occurring on SharpLink US’s Board of Directors, including a vacancy created by an increase in the number of directors, shall only be filled by the affirmative vote of the majority of the directors then in office, even though fewer than a quorum, or by the sole remaining director, and will not be filled by the stockholders, unless SharpLink US’s Board of Directors determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders.

Stockholder Proposals. The Bylaws will provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to SharpLink US’s secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this proxy statement/prospectus forms a part, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made by SharpLink US.

The Bylaws will provide that such stockholder notice shall set forth, among other things:

(i) the name and address of the proponent;

(ii) the securities owned by the proponent;

(iii) any agreements or understandings pursuant to which the proponent or its affiliates or associates is acting in concert with other parties;

(iv) a representation regarding the proponent’s ownership of securities eligible to vote at the meeting;

(v) a representation regarding whether the proponent will deliver a proxy statement or form of proxy to holders of a sufficient number of voting shares to elect the proponent’s nominee or approve the proponent’s proposal;

(vi) the name and address of any other stockholder’s supporting the proponent’s proposal;

(vii) a description of all derivative securities owned by the proponent during the prior 12 months.

The proponent must also provide a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any proponent individually, or to the proponents in the aggregate) in such business of any proponent.

In addition, in accordance with the Rule 14a-8 under the Exchange Act, stockholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by SharpLink US at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to stockholders. As provided in the SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before SharpLink US begins to print and mail its proxy materials.

Director Nominations by Stockholders. In the case of nominations for election at an annual meeting, notice must be delivered to SharpLink US’s secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this proxy statement/prospectus forms a part, not more than 120 days nor less than 190 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made by SharpLink US.

Such stockholder’s notice shall set forth:

(i) As to the (A) the stockholder providing the notice of the nomination proposed to be made at the meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (C) any affiliate or associate of such stockholder or beneficial owner, (D) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is acting in concert, and (E) the information in clause (i) in Stockholder Proposals above regarding the proponent making the nomination.

(ii) As to each person whom a proponent proposes to nominate for election as a director:

(a) the name, age, business address, and residence address of the nominee,

(b) the principal occupation of the nominees;

(c) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee;

(d) the date or dates on which such shares were acquired and the investment intent of such acquisition;

(e) a completed questionnaire regarding voting commitments and agreements that would be applicable to the nominee as a director; and

(f) such other information concerning the nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest or as required by applicable SEC rules and regulations

Amendments to Certificate of Incorporation. The Amended and Restated Certificate of Incorporation will provide that SharpLink US reserves the right to amend, alter or repeal any provision contained in the Amended and Restated Certificate of Incorporation in the manner prescribed by statute or the Amended and Restated Certificate of Incorporation, and all rights conferred to SharpLink US stockholders in the Amended and Restated Certificate of Incorporation are granted subject to this reservation.

Pursuant to Section 242(b) of the DGCL, to amend the Amended and Restated Certificate of Incorporation, SharpLink US’s Board of Directors must adopt a resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders.

At the meeting, the affirmative vote of the requisite percentage of the outstanding stock entitled to vote thereon called for by statute or the Amended and Restated Certificate of Incorporation, plus, if the amendment adversely affects the powers, rights or preferences of any class of shares, the affirmative vote of a majority of the outstanding stock of such class, is required to adopt the amendment.

Amendments to Bylaws. The Amended and Restated Certificate of Incorporation and Bylaws will provide that the Bylaws may be adopted, repealed, altered or amended by an affirmative vote of a majority of SharpLink US’s Board of Directors. The stockholders may not adopt, amend, alter or repeal the Bylaws, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by the Amended and Restated Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of SharpLink US entitled to vote thereon.

Limitation of Personal Liability of Directors. The Amended and Restated Certificate of Incorporation, to the full extent permitted by the DGCL, will limit or eliminate the liability of SharpLink US directors made a party to any proceeding (other than any action or suit by or in the right of SharpLink US to procure a judgment in its favor) to SharpLink US or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the DGCL, no such elimination of liability is permitted (i) for any breach of the director’s duty of loyalty to SharpLink US or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers. The Bylaws will provide that SharpLink US shall indemnify (and provide advancement of expenses to) any person who is or was a director or officer of SharpLink US or any person who is or was a director or officer of SharpLink US and who is or was serving at the request of SharpLink US as a director, officer, employee or agent of another entity, to the full extent permitted by the DGCL.

Exclusive Forum. The Amended and Restated Certificate of Incorporation will provide that, subject to certain exceptions, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of SharpLink US, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer or other employee of SharpLink US to SharpLink US or SharpLink US’s stockholders, creditors or other constituents, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Amended and Restated Certificate of Incorporation or Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware.

This exclusive forum provision, however, is not intended to apply to any actions brought under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act. In addition, the Amended and Restated Certificate of Incorporation does not relieve SharpLink US of its duties to comply with federal securities laws and the rules and regulations thereunder, and SharpLink US stockholders will not be deemed to have waived SharpLink US’s compliance with these laws, rules and regulations. The Amended and Restated Certificate of Incorporation also provide that any person or entity purchasing or otherwise acquiring any interest in shares of SharpLink US capital stock will be deemed to have notice of and consented to this exclusive forum provision.

Regulatory Approvals

In the U.S., SharpLink Israel and SharpLink US must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of SharpLink US Common Stock pursuant to the Domestication Merger Agreement and the Domestication Merger, the issuance of shares SharpLink Israel or SharpLink US in connection with the Closing Financing and the filing of this proxy statement/prospectus with the SEC. As of the date hereof, the registration statement, of which this proxy statement/prospectus is a part, has not become effective. In Israel, SharpLink Israel is required to receive a tax rulings from the Israel Tax Authority with respect to the Domestication Merger as a condition to the closing of the Domestication Merger. In addition, pursuant to the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, and the regulations, guidelines, rules, procedures, and benefit tracks thereunder, (collectively, the “Innovation Law”), to which SharpLink Israel is subject due to its receipt of grants from the Israeli National Authority for Technological Innovation (the “IIA”), a recipient of IIA grants must report to the IIA regarding any change in the holding of means of control of the recipient which transforms any non-Israeli citizen or resident into an “interested party,” as defined in the Israeli Securities Law (e.g., a non-Israeli entity that acquires 5% or more of the capital of SharpLink Israel as a result of the Domestication Merger). The Innovation Law requires that such non-Israeli citizen or resident shall execute an undertaking in favor of the IIA to observe, and to make reasonable efforts that the recipient shall observe, the requirements of the Innovation Law, in a form prescribed by the IIA.

Material U.S. Federal Income Tax Consequences of the Domestication Merger

The following is a general discussion of the material U.S. federal income tax consequences of (i) the Domestication Merger to U.S. Holders and Non-U.S. Holders (each as defined below) of SharpLink Israel Shares, and (ii) the ownership and disposition of SharpLink US Common Stock (the “SharpLink US Securities”).

This discussion is based upon the Code, its legislative history, U.S. Treasury regulations promulgated under the Code (the “Treasury Regulations”) and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only holders of SharpLink Israel Shares or SharpLink US as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the Domestication Merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

●	a bank, thrift, mutual fund, or other financial institution;
●	a tax-exempt organization or government organization;
●	a real estate investment trust or real estate mortgage investment conduit;
●	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);
●	an insurance company;
●	a regulated investment company or a mutual fund;
●	a dealer or broker in stocks and securities, or currencies;
●	a grantor trust;
●	a trader in securities that elects mark-to-market treatment;
●	a person subject to the alternative minimum tax provisions of the Code;
●	a person that received SharpLink Israel Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
●	a person that has a functional currency other than the U.S. dollar;
●	a person required to accelerate the recognition of any item of gross income with respect to SharpLink Israel Shares as a result of such income being recognized on an applicable financial statement;
●	a holder holding SharpLink Israel Shares, or, after the transactions, SharpLink US Securities as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;
●	certain former citizens or long-term residents of the United States;
●	a controlled foreign corporation, a passive foreign investment company, or a foreign corporation with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or
●	a person who owns (directly or through attribution) 5% or more (by vote or value) of the outstanding SharpLink Israel Shares, or, after the transactions, the issued SharpLink US Common Stock (excluding treasury shares).

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of SharpLink Israel Shares, and SharpLink US Securities received in the Domestication Merger, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of SharpLink Israel Shares and, after the Domestication Merger, SharpLink US Securities received in the Domestication Merger, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds SharpLink Israel Shares and, after the completion of the Domestication Merger, SharpLink US Securities received in the Domestication Merger, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the transactions and the subsequent ownership and disposition of SharpLink US Securities received in the transactions.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF SHARPLINK ISRAEL SHARES OR SHARPLINK US SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF SHARPLINK ISRAEL SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS AND OF THE OWNERSHIP AND DISPOSITION OF SHARPLINK US SECURITIES AFTER THE TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. HOLDERS

General U.S. Federal Income Tax Consequences of the Domestication Merger to U.S. Holders of SharpLink Israel Shares

If the Domestication Merger Qualifies as a Section 351(a) Exchange

It is intended that the Domestication Merger qualify as a Section 351(a) Exchange, and SharpLink Israel and SharpLink US intend to report the Domestication Merger consistent with such qualification. Receipt of a written opinion to the effect that the Domestication Merger and the Domestication Merger should so qualify is not a condition to the obligations of SharpLink Israel or SharpLink US to complete the Domestication Merger under the Domestication Merger Agreement. If the Domestication Merger does qualify as a Section 351(a) Exchange, because SharpLink Israel will be treated as a wholly owned Israeli subsidiary of SharpLink US, the Disposition may give rise to immediate U.S. federal income tax consequences for SharpLink US, potentially including (without limitation) income inclusions under Section 951 or Section 951A of the Code, corporate level gain, or other items relevant to the U.S. federal tax liability of SharpLink US (depending on the form of the Disposition).

If the Domestication Merger qualifies as a Section 351(a) Exchange, a U.S. Holder that exchanges its SharpLink Israel Shares pursuant to the Domestication Merger should not recognize gain or loss on the exchange of SharpLink Israel Shares for SharpLink US Securities. The aggregate adjusted tax basis of a U.S. Holder in the shares of SharpLink US Securities received as a result of the Domestication Merger should equal the aggregate adjusted tax basis of the SharpLink Israel Shares surrendered in the exchange. A U.S. Holder’s holding period for the SharpLink US Securities received in the exchange should include the holding period for the SharpLink Israel securities surrendered in the exchange.

If the Domestication Merger Does Not Qualify as a Section 351(a) Exchange

If the Domestication Merger fails to qualify as a Section 351(a) Exchange, subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its SharpLink Israel Shares for shares of SharpLink US Securities will recognize gain or loss equal to the difference between (i) fair market value of the SharpLink US Securities received and (ii) the U.S. Holder’s adjusted tax basis in the SharpLink Israel Shares exchanged therefor. A U.S. Holder’s aggregate tax basis in the SharpLink US Securities received will be the fair market value of the SharpLink US Securities on the date of the Domestication Merger. The U.S. Holder’s holding period for the SharpLink US Securities received pursuant to the Domestication Merger will begin on the day after the date of the Domestication Merger.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the SharpLink Israel Shares exceeds one year at the time of the Domestication Merger. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

NON-U.S. HOLDERS

This section applies to any beneficial owner of SharpLink Israel Shares fand, after the Domestication Merger, SharpLink US Securities that is a Non-U.S. Holder.

U.S. Federal Income Tax Consequences of the Domestication Merger to Non-U.S. Holders of SharpLink Israel Shares

SharpLink Israel and SharpLink US do not expect the Domestication Merger to result in any material U.S. federal income tax consequences to Non-U.S. Holders of SharpLink Israel Shares.

U.S. Federal Income Tax Consequences of Ownership and Disposition of SharpLink US Securities to Non-U.S. Holders of SharpLink US Securities

Distributions on SharpLink US Securities

Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of SharpLink US Securities received in the Domestication Merger will generally constitute dividends for U.S. federal income tax purposes to the extent paid from SharpLink US’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds SharpLink US’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the SharpLink US Securities. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of SharpLink US Securities.”

Dividends paid to a Non-U.S. Holder of SharpLink US Securities generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of SharpLink US Securities who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of SharpLink US Securities are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of SharpLink US Securities eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of SharpLink US Securities

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of SharpLink US Securities generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	SharpLink US is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of SharpLink US Securities are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of SharpLink US Securities. There can be no assurance that shares of SharpLink US Securities will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of SharpLink US Securities generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such SharpLink US Securities from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. SharpLink US will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. SharpLink US does not expect to be classified as a “U.S. real property holding corporation” following the Domestication Merger. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether SharpLink US is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Domestication Merger or at any future time.

ALL NON-U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER, THE DISPOSITION, AND THE MERGER.

Material Israeli Tax Consequences of the Domestication Merger

The following is a discussion of certain tax consequences of the Domestication Merger under Israeli tax laws to holders of SharpLink Israel Shares. This summary is limited to the shareholders for whom disposition of their shares is treated as a capital gain within the meaning of Part E of the ITO and does not discuss all the aspects of Israeli tax law that may be relevant to any particular shareholder with specific investment circumstances or to some types of shareholders subject to special treatment under Israeli law such as traders in securities or persons that own, directly or indirectly, 10% or more of SharpLink Israel’s outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion. Some parts of this discussion are based on tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Israeli Capital Gains Tax

As a consequence of the Domestication Merger, SharpLink Israel Shareholders will be treated under Israeli tax laws as having sold their SharpLink Israel Shares.

When the shares in an Israeli company are sold, regardless of whether the consideration in the sale is cash or stock, the selling shareholders are generally subject to Israeli capital gains tax.

Capital gain tax is imposed on the disposition of assets by an Israeli resident, and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The ITO distinguishes between ‘Real Capital Gain’ and ‘Inflationary Surplus’. The Inflationary Surplus is the portion of the total capital gain which is equivalent to the increase of the relevant asset’s purchase price attributable to the increase in the Israeli Costumer Price Index (“CPI”) or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. The Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus.

The capital gains tax rate applicable to the Real Capital Gain is 25% for individuals (and if such individual is holding or is entitled to purchase, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, one of the following: (i) at least 10% of the issued and outstanding SharpLink Israel Shares, (ii) at least 10% of the voting rights of SharpLink Israel, (iii) the right to receive at least 10% of SharpLink Israel’s profits or its assets upon liquidation, (iv) the right to appoint a manager/director, or (v) the right to instruct any other person to do any of the foregoing (a “Substantial Shareholder”) on the date of sale or on any date falling within the 12 month period preceding that date of sale, such Substantial Shareholder would be subject to Israeli capital gains tax at a rate of 30%). The capital gains tax rate on the Real Capital Gain for corporations is the standard Israeli corporate tax rate (currently 23%). An additional tax at a rate of three percent (3%) on the Real Capital Gain may be imposed on individual shareholders whose annual income from all sources that is taxable in Israel exceeds a certain threshold (NIS 647,640 for 2021, linked to the annual change in the Israeli Consumer Price Index), including, but not limited to income derived from, dividends, interest and capital gains. The Inflationary Surplus is generally exempt from tax, provided that the shares being sold were acquired after December 31, 1993.

Notwithstanding the foregoing, non-Israeli residents (individuals or corporations) will generally be exempt from Israeli capital gains tax on the sale of SharpLink Israel Shares purchased on or after January 1, 2009, provided that each of the following cumulative conditions are satisfied: (i) the gain from the sale is not attributed to a permanent establishment of the SharpLink Israel shareholder maintained in Israel (so long as neither the shareholder nor the particular capital gain is otherwise subject to the Israeli Income Tax Law (Inflationary Adjustments), 5745-1985), and (ii) the shareholder did not purchase the SharpLink Israel Shares from a related party of such shareholder nor as part of a tax-free reorganization. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, the sale of SharpLink Israel Shares by a non-Israeli resident may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the ITA allowing for an exemption or a reduced tax rate). For example, under the Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income (the “U.S.-Israel Tax Treaty”), Israeli capital gains tax generally will not apply to the disposition of securities by a “resident of the United States” (as defined below) (a “U.S. Treaty Resident”) who holds the securities as a capital asset and is entitled to claim the benefits afforded to such person by the treaty. However, such exemption will not apply if (i) the capital gain arising from such disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such disposition is attributed to royalties; (iii) the capital gains from such disposition may be attributed to a permanent establishment of such U.S. Treaty Resident that is maintained in Israel, under certain terms, (iv) the U.S. Treaty Resident holds, directly or indirectly, securities representing 10% or more of the voting rights during any part of the 12-month period preceding the effective time of the sale, subject to certain conditions; or (v) the U.S. Treaty Resident, if an individual, was physically present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year. Pursuant to the U.S.-Israel Tax Treaty the term “resident of the United States” means: (i) a United States corporation; and (ii) any other person (except a corporation or any entity treated as a corporation for United States tax purposes) resident in the United States for purposes of United States tax, but in the case of a partnership, estate, or trust only to the extent that the income derived by such partnership, estate, or trust is subject to United States tax as the income of a resident either in the hands of the respective entity or of its partners or beneficiaries. For purposes of the preceding sentence, a United States citizen or an alien admitted to the United States for permanent residence (a “green card” holder) who is not a resident of Israel (as defined in the U.S.-Israel Tax Treaty), is a resident of the United States only if the individual has a substantial presence, permanent home or habitual abode in the United States. If such individual is a resident of Israel, the individual shall be considered a resident of both Israel and the United States and his or her residence for purposes of the U.S.-Israel Tax Treaty shall be determined under the tie-breaker rules listed in the U.S.-Israel Tax Treaty.

You are urged to consult with your own tax advisor for a full understanding of the Israeli tax consequences of the Domestication Merger to you, including the consequences under any applicable, state, local, foreign or other tax laws or tax treaties. If you believe that you are entitled to an exemption from Israeli taxation (or a reduced tax rate), you may apply to the ITA to obtain a certificate of exemption (or a reduced tax rate) and should submit it to the exchange agent at least five business days prior to the date that is 180 days following the Closing Date.

Israeli Tax Withholding

As noted, SharpLink Israel expects to obtain tax rulings from the ITA (i) with respect to holders of SharpLink Israel Shares that are non-Israeli residents (as defined in the ITO) or as will be determined by the ITA), (A) exempting SharpLink US, SharpLink Israel and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to the Domestication Merger or clarifying that no such obligation exists, or (B) instructing SharpLink US, SharpLink Israel and their respective agents on how such withholding is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; and (ii) with respect to holders of SharpLink Israel Ordinary Shares that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (other than SharpLink Israel Ordinary Shares subject to Section 102 of the Ordinance) (x) exempting SharpLink US, SharpLink Israel and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to the Domestication Merger, or clarifying that no such obligation exists, or (y) instructing SharpLink US, SharpLink Israel and their respective agents on how such withholding is to be executed, the rate or rates of withholding to be applied.

Whether or not a particular shareholder, Israeli resident or non-Israeli resident, is actually subject to Israeli capital gains tax in connection with the Domestication Merger, absent receipt by SharpLink Israel of tax rulings from the ITA prior to Closing, all SharpLink Israel Shareholders will be subject to Israeli tax withholding at the rate of 25% (for individuals) and 23% (for corporations) on the gross Domestication Merger Consideration (unless the shareholder requests and obtains a specific certificate of exemption or a reduced tax rate from the ITA, as described below). To the extent that SharpLink Israel or SharpLink US and their respective agents (each, a “Payor”) are obliged to withhold Israeli Taxes, the shareholder shall provide SharpLink US or the exchange agent with the amount due with regards to such Israeli Taxes, prior to the release of the Domestication Merger consideration payable to the shareholder. In the event that a shareholder fails to timely provide Payor with the full amount necessary to satisfy such Israeli Taxes, the Payor shall be entitled to sell the shareholder’s shares to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes, and the shareholder waives, releases and absolutely and forever discharges the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the shares otherwise deliverable to such Payee in compliance with the withholding requirements under this section. Regardless of whether SharpLink Israel obtains the requested tax rulings from the ITA, any holder of SharpLink Israel Shares who believes that it is entitled to such an exemption (or a reduced tax rate) may separately apply to the Israel Tax Authority to obtain a certificate of exemption from withholding or a specific tax ruling providing for no withholding or withholding at a reduced rate, and submit such certificate of exemption or ruling to the Payor at least five business days prior to the release of the Domestication Merger consideration date. If the Payor receives a valid exemption certificate or a tax ruling (as determined by the Payor discretion) at least five business days prior to the Domestication Merger consideration, then the withholding (if any) of any amounts under the ITO, from the consideration payable shall be made only in accordance with the provisions of such Israeli tax certificate or tax ruling. The validity of such certificate of exemption or ruling will be determined by the Payor discretion.

The Israeli tax withholding consequences of the Domestication Merger to SharpLink Israel shareholders and holders of SharpLink Israel options and shares issued subject to Section 102 of the ITO may vary depending upon the particular circumstances of each shareholder or holder of SharpLink Israel options and shares issued subject to Section 102 of the ITO, as applicable, and the final tax rulings issued by the ITA. To the extent that tax is withheld on payments to U.S. taxpayers, it is possible that such withheld taxes may not be able to be credited against such taxpayers’ U.S. income tax liability.

The determination of whether a person is deemed a “resident of Israel” may be based on a Declaration of Status form for Israeli tax purposes to be completed by each shareholder. If so required by the tax ruling, a form of such Declaration of Status shall be provided to each shareholder.

Shareholders who received or acquired their SharpLink Israel Ordinary Shares or were granted options or shares under one or more of the SharpLink Israel equity-based incentive plans, or otherwise as compensation for employment or services provided to SharpLink Israel, may be subject to different tax rates.

The Israeli tax ruling mentioned above may not be obtained or may contain such provisions, terms and conditions as the ITA may prescribe, which may be different from those detailed above. Certain categories of shareholders are expected to be excluded from the scope of any eventual ruling granted by the ITA, and the final determination of the type of holders of SharpLink Israel Shares who will be included in such categories will be based on the outcome of the ongoing discussions with the ITA. If SharpLink US or the exchange agent deducts any amount from the Domestication Merger consideration payable to you in respect of Israeli withholding tax obligations, you should consult your tax advisor concerning the possibility of obtaining a refund from the ITA of any such withheld amounts.

Nasdaq Stock Market Listing

It is a condition to completion of the Domestication Merger that Nasdaq approve the listing of the SharpLink US Common Stock to be issued in connection with the Domestication Merger on the Nasdaq Capital Market following the closing of the Domestication Merger. SharpLink US’s common stock will be listed on the Nasdaq Capital Market and will trade under SharpLink US’s name and trading symbol “SBET” following completion of the Domestication Merger.

Appraisal Rights

SharpLink Israel shareholders are not entitled to appraisal rights in connection with the Domestication Merger or any other matter contemplated by this Proxy Statement/Prospectus.

What Happens If Shareholders Do Not Approve This Proposal?

If the Domestication Merger Proposal is presented at the Meeting and such proposal is not approved by its shareholders, SharpLink Israel may not domesticate to Delaware.

Required Vote; Recommendation of the Board of Directors

Approval of the Domestication Merger Proposal requires the affirmative vote of the holders of a majority of the SharpLink Israel Shares as of the record date represented in person or by proxy at the Meeting. Adoption of the Domestication Merger Proposal is not conditioned upon the adoption of any of the other Proposals.

Unless marked otherwise, proxies received will be voted FOR Proposal 1.

THE SHARPLINK ISRAEL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHARPLINK ISRAEL SHAREHOLDERS VOTE “FOR” THE DOMESTICATION MERGER PROPOSAL.

PROPOSAL NO. 2

THE OPTION PLAN PROPOSAL:

APPROVAL OF THE SHARPLINK GAMING, INC. 2022 STOCK INCENTIVE PLAN

Overview

The SharpLink Israel Board of Directors is asking its shareholders to approve the proposed SharpLink Gaming, Inc. 2022 Stock Incentive Plan (the “2022 Plan”), that will be effective as the equity incentive plan of SharpLink US at the closing of the Domestication Merger. On February 3, 2022, the SharpLink US Board of Directors approved the 2022 Plan for submission to the shareholders at the Meeting, to be effective upon consummation of the transactions, provided that it is approved by the SharpLink Israel shareholders.

4,100,000 shares of SharpLink US Common Stock will be reserved for issuance pursuant to the 2022 Plan. The following summary of the 2022 Plan is qualified in its entirety by the complete text of the 2022 Plan contained in Annex D.

Purpose of the 2022 Plan

The purpose of the 2022 Plan is to aid SharpLink US in attracting, retaining, motivating and rewarding key employees to whom SharpLink US’s successful operations and strong performance will be tied, and to promote the creation of long-term value for the SharpLink US stockholders by closely aligning the interests of participants with those of its shareholders. As discussed below, the 2022 Plan allows for the continued use of share-based compensation and will permit us significant flexibility in determining the types and specific terms of awards made to participants. This flexibility will allow SharpLink US to make future awards based on the then-current objectives for aligning compensation with shareholder value.

Summary of the Material Terms of the 2022 Plan

Set forth is a summary of the other provisions in the 2022 Plan. This summary does not purport to be a complete description of all of the provisions of the 2022 Plan. It is qualified in its entirety by reference to the full text of the 2022 Plan.

The 2022 Plan will replace SharpLink Israel’s 2021 Equity Incentive Plan (the “Prior Plan”). The 2022 Plan, if approved, will be adopted effective immediately following the effectiveness of the Domestication Merger. Once the 2022 Plan is effective, no further grants will be made under the Prior Plan.

Stock Awards. The 2022 Plan provides for the grant of incentive stock options, or ISOs within the meaning of Section 422 of the Code, to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other forms of stock awards to employees, directors and consultants, including employees and consultants of the affiliates of SharpLink US.

Authorized Shares. Initially, the maximum number of SharpLink US Common Stock that may be issued under the 2022 Plan after it becomes effective will be 4,100,000 shares of Common Stock. The maximum number of shares of SharpLink US Common Stock that may be issued on the exercise of ISOs under the 2022 Plan is 4,100,000.

Shares of SharpLink US Common Stock subject to awards granted under the 2022 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2022 Plan. If any shares of SharpLink US Common Stock issued pursuant to a share award are forfeited back to or repurchased or reacquired by us for any reason, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2022 Plan. Any shares reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2022 Plan.

Plan Administration. Subject to the requirements and limitations of the DGCL, the SharpLink US Board of Directors, or a duly authorized committee of the Board of Directors, will administer the 2022 Plan and is referred to as the “plan administrator,” and the Board of Directors may also delegate to one or more of its officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2022 Plan, the Board of Directors, subject to applicable law, has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2022 Plan, the Board of Directors also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2022 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of shares of SharpLink US Common Stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified in the share option agreement as determined by the plan administrator.

The plan administrator determines the term of share options granted under the 2022 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s share option agreement provide otherwise, if an optionholder’s service relationship with us or any SharpLink US affiliate ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or the SharpLink US insider trading policy. If an optionholder’s service relationship with SharpLink US or any of its affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of the SharpLink US affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of SharpLink US Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker- assisted cashless exercise, (3) the tender of SharpLink US Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the applicable laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, such as a marital settlement agreement or other divorce or separation instrument, and (ii) subject to applicable law an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of SharpLink US Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the equity compensation plans of SharpLink US and its affiliates may not exceed $100 thousand. Options or portions thereof that exceed such limit will generally be treated as NSOs. Pursuant to Section 422 of the Code, no ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of SharpLink US’s total combined voting power or that of any of the affiliates of SharpLink US unless (1) the option exercise price is at least 110% of the fair market value of the share subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the SharpLink US Board of Directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to the SharpLink US Board of Directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, SharpLink US may receive any or all of the shares of Ordinary Shares held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of SharpLink US Common Stock on the date of grant. A stock appreciation right granted under the 2022 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2022 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of the SharpLink US affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws or the SharpLink US insider trading policy. If a participant’s service relationship with us, or any of the SharpLink US affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2022 Plan permits the grant of performance-based stock and cash awards. The SharpLink US compensation committee may structure awards so that the stock or cash will be issued or paid upon achievement of performance criteria determined by the administrator, which may be company-wide or with respect to any subsidiary, division, business unit, or other subdivision of SharpLink US and may be set in absolute terms or in comparison to comparable companies or other indices. The SharpLink US Board of Directors may also make adjustments for nonrecurring charges, fluctuations in exchange rates, changes to GAAP, changes to tax rates, to exclude unusual or infrequent items under GAAP, to exclude the effects of acquisitions, divestitures, or joint ventures, and similar items. The SharpLink US Board of Directors may also determine the effect of partial achievement of performance goals.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to SharpLink US Common Stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the outstanding shares of SharpLink US, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The 2022 Plan provides that in the event of certain specified significant corporate transactions (or a change in control, as defined below), unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

●	arrange for the assumption, continuation, or substitution of a stock award by a successor corporation;

●	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

●	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

●	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

●	cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for a cash payment, if any; or

●	make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants.

Under the 2022 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of the assets of SharpLink US, (2) the sale or disposition of more than 50% of the outstanding securities of SharpLink US, (3) a merger or consolidation where SharpLink US does not survive the transaction, or (4) a merger or consolidation where SharpLink US does survive the transaction but the Common Stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. In the event of a change in control, the plan administrator may take any of the above-mentioned actions. Awards granted under the 2022 Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur. Under the 2022 Plan, a change in control is generally (1) the acquisition by any person or company of more than 50% of the combined voting power of the SharpLink US then outstanding stock, (2) a merger, consolidation or similar transaction in which the SharpLink US stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of the SharpLink US assets other than to an entity more than 50% of the combined voting power of which is owned by the SharpLink US stockholders in substantially the same proportions as their ownership of the SharpLink US outstanding voting securities immediately prior to such transaction, (4) a complete dissolution or liquidation of SharpLink US or (5) when a majority of the SharpLink US Board of Directors becomes comprised of individuals who were not serving on the SharpLink US Board of Directors on the date of the underwriting agreement related to this offering, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Plan Amendment or Termination. The SharpLink US Board of Directors will have the authority to amend, suspend, or terminate the 2022 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments will also require the approval of the SharpLink US stockholders. No ISOs may be granted after the tenth anniversary of the date the SharpLink US Board of Directors adopts the 2022 Plan. No stock awards may be granted under the 2022 Plan while it is suspended or after it is terminated.

New Plan Benefits

The number of awards that the named executive officers, directors, other executive officers and other employees of SharpLink Israel and/or SharpLink US may receive under the 2022 Plan will be determined in the discretion of SharpLink US’s Board of Directors or Compensation Committee, as applicable, in the future. Neither the board nor the Compensation Committee have made any determination regarding the future grants to be granted under the 2022 Plan. It is not possible to determine the future benefits that will be received by eligible grantees under the 2022 Plan.

United States Income Tax Considerations

The following is a brief description of the U.S. federal income tax treatment that will generally apply to different types of awards available under the 2022 Plan, post completion of the transactions, based on current U.S. income taxation with respect to participants who are subject to U.S. income tax. Participants subject to taxation in other countries should consult their tax advisor.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in any U.S. federal income tax to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of shares of common stock of SharpLink US acquired over the exercise price for those shares. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares of common stock of SharpLink US equal to the fair market value of the shares at the time of exercise. SharpLink US is entitled to an income tax deduction in the amount of the income recognized by the recipient, subject to possible limitations imposed by the Code, including Section 162(m) thereof.

Incentive Stock Options. The grant of an incentive stock option will not result in U.S. federal income tax to the participant. The exercise of an incentive stock option will not result in U.S. federal income tax to the participant provided that the participant was an employee of SharpLink US or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is “disabled,” as that term is defined in the Code).

The excess of the fair market value of the shares of SharpLink US Common Stock at the time of the exercise of an incentive stock option over the exercise price generally will constitute an item which increases the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired under the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares of SharpLink US Common Stock at the time of exercise.

If a participant does not sell or otherwise dispose of the shares of SharpLink US Common Stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of SharpLink US Common Stock to the participant, then, upon disposition of such shares of SharpLink US Common Stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the above holding period requirements are not met, a participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares SharpLink US Common Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, a participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Restricted Stock. A participant who receives a restricted stock award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such shares of common stock at the time the restriction lapses over any amount paid for the ordinary shares. Alternatively, a participant may make an election under Section 83(b) of the Code to be taxed on the fair market value of such shares of SharpLink US Common Stock at the time of grant. SharpLink US will generally be entitled to a deduction at the same time and in the same amount as the income that is required to be included by the participant, subject to the $1 million deduction limitation under Section 162(m) of the Code.

Restricted Stock Units and Unrestricted Stock Awards. A participant generally does not recognize income on the receipt of a restricted stock unit award or unrestricted stock award until a cash payment or a distribution of shares of common stock of SharpLink US Common Stock is received thereunder. At such time, the participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares of SharpLink US Common Stock or the amount of cash received over any amount paid therefor, and SharpLink US generally will be entitled to deduct such amount at such time.

Withholding of Taxes. SharpLink US may withhold amounts from awards to satisfy withholding tax requirements. Except as otherwise provided by the Plan Administrator, participants may satisfy withholding requirements through cash payment, by having the shares of common stock of SharpLink US withheld from awards or by tendering previously owned shares of SharpLink US Common Stock to SharpLink US. Shares withheld from awards may be used to satisfy not more than the maximum individual tax rate for the participant in the applicable jurisdiction for such participant.

ERISA. The 2022 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended and is not intended to be qualified under Section 401 of the Internal Revenue Code.

Tax Advice The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the 2022 Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the 2022 Plan. In addition, if a participant resides outside the U.S., the Participant may be subject to taxation in other countries. The actual tax implications for any Participant will depend on the legislation in the relevant tax jurisdiction for that Participant and their personal circumstances.

What Happens If Shareholders Do Not Approve This Proposal?

If the Shareholders do not approve this proposal, SharpLink US will not have an equity incentive plan and will be unable to issue stock options or other equity incentive awards to officers, directors, employees, and other service providers to incentivize their work for SharpLink US.

Required Vote; Recommendation of the Board of Directors

Approval of the Option Plan Proposal requires the affirmative vote of the majority of SharpLink Israel Shares as of the record date represented in person or by proxy at the Meeting.

Unless marked otherwise, proxies received will be voted FOR Proposal 2.

THE SHARPLINK ISRAEL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHARPLINK ISRAEL SHAREHOLDERS VOTE “FOR” THE OPTION PLAN PROPOSAL.

PROPOSAL NO. 3

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows SharpLink Israel’s Board of Directors to submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the transactions. In no event will SharpLink Israel solicit proxies to adjourn the Meeting or complete the Domestication Merger beyond the date by which it may properly do so under Delaware law and its Certificate of Incorporation. The purpose of the adjournment proposal would be to provide more time for the SharpLink Israel’s shareholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on each of the Proposals.

What Happens If Shareholders Do Not Approve This Proposal?

If an adjournment proposal is presented at the Meeting and such proposal is not approved by its shareholders, SharpLink Israel’s Board of Directors may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the transactions. In such event, the transactions would not be completed.

Required Vote; Recommendation of the Board of Directors

Approval of the proposal to adjourn the Meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the shares of the SharpLink Israel Shares as of the record date represented in person or by proxy at the Meeting. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Unless marked otherwise, proxies received will be voted FOR Proposal 3.

THE SHARPLINK ISRAEL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHARPLINK ISRAEL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

BUSINESS OF SHARPLINK

The following summary of the business of SharpLink includes the acquired FourCubed business as well as the business of SharpLink Israel conducted through SharpLink, Inc., which will be the primary business of SharpLink US following the Domestication Merger.

Overview

SharpLink is a business-to-business, or B2B, provider of advanced technologies that seamlessly connect sports and iGaming fans with online sports betting bookmakers and poker and casino gaming operators, respectively, which it refers to as its Affiliate Marketing Services; and is a leading U.S. provider of free-to-play games and betting feed integrations, which it refers to as its Sports Gaming Client Services.

SharpLink’s Affiliate Marketing Services business focuses on acquiring sports fans and players through SharpLink’s partnerships with professional sports leagues, sports teams, large sports media websites and online gaming advertisers, bringing them highly relevant and timely sports betting and iGaming content. Specifically, SharpLink’s analytical software tools allow it to collect data on sports, poker and casino game fans, intelligently connect those fans with personally relevant sports betting and iGaming offers; and convert the fans and players into paying customers for online bookmakers and affiliated iGaming operators. SharpLink’s vision is to earn global recognition as a leader and advanced technology innovator in the emerging U.S. sports betting and iGaming markets.

SharpLink’s Sports Gaming Client Services business has been providing custom development, hosting and management services for free-to-play games and prize-winning contests for major sports leagues and sports media companies for over 15 years. In addition to its traditional games development business, SharpLink has developed and deployed betting integration services for major leagues in the U.S.

By leveraging its technology and building on its current client and industry relationships, SharpLink believes it is well positioned to earn a leadership position in the rapidly evolving sports betting and iGaming markets by driving down customer acquisition costs, materially increasing and enhancing player engagement and delivering users with high lifetime value to gaming operators.

Founded in 2019, SharpLink’s corporate leadership team has more than 100 years of combined experience delivering innovative sports solutions to partners such as Turner Sports, Google, Facebook, the National Football League (NFL), the National Collegiate Athletic Association (NCAA) and the National Basketball Association (NBA), among many other iconic organizations, with executive experience at companies such as ESPN, NBC, Sportradar, AOL, Cantor Gaming, Betfair and others. SharpLink’s current Sports Gaming Client Services business was originally established in 2006 as Sports Technologies Inc., or STI, which was founded by its Chief Operating Officer. STI was acquired by SharpLink’s parent company, SportsHub, in 2016. In November 2020, SportsHub spun-off and SharpLink subsequently acquired STI in an all-stock transaction. SharpLink’s Client Services division is based in Collinsville, Connecticut.

On December 31, 2021, in a combination cash and stock transaction, SharpLink acquired certain assets of FourCubed, including FourCubed’s iGaming and affiliate marketing network, known as PAS.net. For more than 16 years, FourCubed has focused on delivering quality traffic and player acquisitions, retention and conversions to U.S. regulated and global iGaming operator partners worldwide. The strategic acquisition of FourCubed brought SharpLink an industry respected operating team with decades of combined experience in conversion through affiliate marketing services and in securing highly profitable, recurring net gaming revenue contracts with many of the world’s leading iGaming companies, including Party Poker, bwin, UNIBET, GG Poker, 888 poker, betfair and others. Originally established in 2005, FourCubed’s international iGaming affiliate network is currently comprised of over 12,000 sub-affiliates and has delivered over 1.8 million referred players since PAS.net was launched in 2008.

SharpLink’s Businesses

Affiliate Marketing Services

Over the last three years, SharpLink has developed and launched its sports betting conversion solution, branded as “C4,” and is currently fully-licensed and compliant in four states where online sports betting is legal in the United States. The Company expects to complete the license application process and be free to operate in four additional states by the end of the first quarter of 2022 (see “– Government Regulations”).

The Company’s C4 technology was specifically created to analyze a broad base of information on sports fans, intelligently learn from this data and deliver the most advanced targeting solutions to the sports betting market. SharpLink’s technologies and solutions eliminate the need for multiple Application Programming Interface, or API, integrations with individual sportsbooks and work with SharpLink’s clients’ existing sports data providers to make their sites fully-transactional betting online destinations. SharpLink’s platform gains insight on the strongest markets from deep learning across the entire network in order to deliver the right message to the right person at the right time. As such, SharpLink provides technological solutions for its clients that can generate significant additional revenue streams while reducing the need for building internal development and integration teams.

For instance, SharpLink created a fully-contextualized experience within SportsHub Game Network’s Daily Fantasy Sports and High Stakes Fantasy Football games. The contextual bet placements allowed users to become acclimated to new betting opportunities without leaving their fantasy team environment. This resulted in exponentially higher conversion rates versus ads previously run, and a snowball momentum effect for response rates as the season progressed. With a deep product and service suite and the ability to develop custom solutions for its partners, SharpLink is actively pioneering its C4 sports betting conversion solution and onboarding services to enable next-generation connections between league content, media properties and sportsbooks. With these integrated solutions that connect, cultivate, and convert passionate sports fans to sports bettors, SharpLink seeks to deliver entertainment, fun, and meaningful information alongside rich, resonating content to further connect sports fans with sports betting opportunities that specifically appeal to their unique betting preferences.

SharpLink estimates that it currently has more than 2.5 million players engaging with its fantasy and sports games platforms through SportsHub’s network sites and its sports league and media partnership sites. With the recent acquisition of FourCubed’s technology platform, its team’s affiliate marketing expertise, as well as its approach to player conversions, SharpLink believes that FourCubed’s assets and capabilities can be readily adapted to SharpLink’s business-building platform, unleashing extraordinary value from its growing audience of sports fans as adoption of SharpLink, Inc.’s C4 sports betting conversion solution continues to accelerate.

Sports Gaming Client Services

SharpLink’s Sports Gaming Client Services division designs, develops, tests, hosts and manages games for a licensing fee. SharpLink also integrates sports betting markets for major league and media clients for a licensing fee.

SharpLink’s experience and expertise in both free-to-play fantasy games and sports betting make it easy for its clients to reach their users in multiple ways, from traditional fantasy games to full geo-targeted betting integrations.

For example, SharpLink created and seamlessly integrated a C4-enabled custom live betting module on the homepage of NASCAR.com, geo-targeting NASCAR.com users with multiple betting opportunities for each weekly race within an intuitive platform. Through integration of the C4 sports betting conversion solution, NASCAR succeeded at providing its audience with a weekly, dynamic, real-time betting experience and gained revelatory insights abouts its fans. As a result, in August 2021, NASCAR expanded its relationship with SharpLink to provide for multiple new features and betting opportunities served to NASCAR fans through the end of the 2021 racing season.

SharpLink also holds long-standing free-to-play game development agreements with several of the biggest names in sports, including Turner Sports, NBA, NHL, NFL, PGA Tour and the Women’s Tennis Association (WTA). SharpLink is also currently pursuing new business arrangements with some of the top professional sports leagues, teams, and media companies in the United States.

SharpLink’s Sports Gaming Client Services division specializes in helping sports media companies and league operators develop strategies, products and innovative solutions to drive deep, sustainable customer engagement with highly interactive games and mobile applications.

Business Model and Growth Strategy

SharpLink’s management believes the Company is well positioned to help established sports brands connect with the sports betting ecosystem, maximizing user engagement, data insights and monetization. The following is a summary of SharpLink’s business model and growth strategy.

C4 Sports Betting Conversion Solution

SharpLink’s management believes that its proprietary C4 sports betting conversion solution is what differentiates the Company from others competing for share of the emerging U.S. sports betting market. C4 is an artificial intelligence-enabled behavioral modeling technology that connects users with real-time, personalized betting offers. C4 stands for “Collect, Connect, Convert and Capitalize.” This technology enables sports media publishers, leagues, and teams to capitalize on opportunities to exponentially scale their sports betting revenue channels by collecting and analyzing behavioral insights on their online users. C4 replaces generic banner ads and buttons and has proven to produce significantly higher conversion rates of fantasy sports players and general sports fans to sports bettors at significantly lower costs.

SharpLink’s C4 solution allows it to make most websites fully transactional betting sites without having to build internal teams to engineer custom technical integrations that cost time and money. Once implemented, SharpLink’s C4 technology identifies the relevant sport, teams and players and then matches a user’s personal data to establish a relationship with a sportsbook before it serves a betting offer. Through its relationships with multiple sportsbook partners, SharpLink manages constantly changing betting markets and displays bets best matched to the content and the user.

As an example, if a sports fan is on a sports-related website and SharpLink learns as a result of their online patterns that they like football, they are a fan of the Kansas City Chiefs and their favorite player is Patrick Mahomes II, then SharpLink’s technology, in conjunction with the online bookmakers, can offer this sports fan a bet that Patrick Mahomes II will throw a touchdown on the first drive of the second half in that afternoon’s game. Clearly, this bet offer would have more relevance to this specific sports fan than if they were offered a bet on Joe Burrow of the Cincinnati Bengals scoring a touchdown on the first drive while playing the Chicago Bears. These customized, contextual offers are generated automatically and dynamically and are embedded within website content for frictionless activation, thereby removing the need for ongoing maintenance and parsing of each sportsbook in order to automate the delivery of real-time creative across multiple channels.

SharpLink’s management believes that this level of customized, user-relevant bets gives its technology a competitive advantage in the market and will allow SharpLink to convert more sports fans into sports bettors, thereby increasing revenue for both itself and its partners.

Sports Betting Data Services

As part of its C4 sports betting conversion technology, SharpLink works closely with a wide range of industry leading sportsbooks to ingest, normalize, and monitor their betting markets; and then provides an API to give partners near real-time access to the latest betting markets and their prices. Additionally, SharpLink manages the ongoing updates to these APIs and markets, removing the technical headache of changing and evolving specifications in a fast-moving industry. Every market ingested from a sportsbook is presented with additional market metadata enabling partners to quickly cross-reference similar markets across different operators and removing the need for them to parse and map new and changing market names for each sportsbook. Every betting market is also cross-referenced to the relevant sporting entity, allowing SharpLink’s clients to access every market for Patrick Mahomes II, for example, in just one API call. SharpLink’s technologies remove the need for developers to parse and understand these sporting relationships across multiple sports, instead enabling them to leverage existing data sources, such as Sportradar, to automatically select the right markets.

SharpLink’s Sports Betting Data Services are currently being licensed by NASCAR and the PGA TOUR. Several other major league and media companies are in active discussions to license SharpLink’s betting data services and looking forward, SharpLink’s management expects this service offering could provide the basis for implementing full affiliate relationships when the market matures.

Free-To-Play Games Development

Through its Sports Gaming Client Services division, SharpLink specializes in enabling sports media companies to drive deep customer engagement with interactive games and mobile applications. SharpLink designs, develops, tests, hosts and manages these games and applications for a licensing fee. SharpLink has established relationships with the NBA, Turner Sports, NASCAR, PGA Tour, NHL, and Minnesota Vikings; and is pursuing new business arrangements with some of the top professional sports leagues and media companies in the U.S. In 2021, SharpLink supported more than 2.5 million active users with 41 total projects launched across its partners web properties. SharpLink’s long-term strategy is to leverage these relationships to integrate and bundle its C4 sports betting conversion solution to maximize conversion of users from free-to-play to sports betting.

Sales and Revenue

SharpLink derives revenue from several sources, including:

●	Software-as-a-Service (“SaaS”) Fees: SharpLink enters into fee-based contracts for the development, hosting, operations and maintenance of games and contests. These contracts generally provide for a term of one year, with renewal terms thereafter as agreed to by the parties.

●	Revenue Share: On revenue share agreements, SharpLink receives a portion of the revenues that a partner sportsbook or affiliate iGaming operator generates as a result of a player playing on their site.

●	Cost Per Acquisition: On cost per acquisition, or CPA, agreements, SharpLink receives a one-time fee for each player who deposits money on the partner sportsbook operator website. The fee is negotiated with each of SharpLink’s partner sportsbook operators at the time of contracting.

●	Fixed Fees: SharpLink receives a fixed fee in exchange for providing sports betting data (e.g. betting lines) feeds to its client.

Growth Opportunities

SharpLink intends to utilize multiple levers for growth with existing clients, as well as ongoing client and partner acquisition strategies, as follows:

●	Growth of U.S. Sports Betting Market. SharpLink’s growth prospects depend in large part on continuing legalization of sports betting across the United States. As of January 2022, 32 U.S. states and Washington, D.C. have legalized sports betting – and 19 states permit mobile sports betting with one or more sportsbooks. This legalization trend is expected to continue. SharpLink also has a forward-looking gaming licensing strategy. SharpLink already holds necessary licenses from gaming regulators in four U.S. states and plans to be licensed as required in all states that legalize sports betting.

●	Technology and Product Development. Continued development in the breadth of SharpLink’s technology and services means that it expects to expand the number of partners it works with, as well as the number of products it offers to existing and new clients. SharpLink believes this will enable the Company to further build long-term, sticky relationships with its partners.

●	Strategic Acquisitions. SharpLink intends to seek acquisition opportunities that it believes will provide long-term value to its shareholders. While a primary area of focus is expected to be on smaller, complementary technology companies that enhance and expand its product and technology offerings, SharpLink will seek to develop an active pipeline of larger, more transformational opportunities. At the end of 2021, SharpLink acquired certain assets of FourCubed, including FourCubed’s iGaming and affiliate marketing network focused on delivering quality traffic and player acquisitions, retention and conversions to iGaming operator partners worldwide. SharpLink does not have any agreements for any additional acquisitions at the current time, and there is no guarantee that it will ultimately close any new acquisitions in the future.

●	New Markets. As other nascent industries such as iGaming grow, SharpLink will have the opportunity to leverage its technology and existing distribution to expand its offerings into new verticals. For instance, in addition to the valuable affiliate marketing assets and talent that the recent acquisition of FourCubed has brought the Company, management believes that FourCubed has reached a key inflection point in its own proprietary business evolution and is poised for dynamic growth of its online poker and casino gaming operations through expansion in the U.S. iGaming markets.

Intellectual Property and Technology

Intellectual Property

Intellectual property rights are important to the success of SharpLink’s business. SharpLink relies on a combination of database, trademark, trade secret, confidentiality and other intellectual property protection laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties and other contractual protections, to protect its intellectual property rights, including its database, proprietary technology, software, know-how and brand. In the United States, SharpLink has filed trademark applications, currently hold several trademarks and domain names and, in the future, it may acquire patents, additional trademarks and domain names. SharpLink has also entered into license agreements, data rights agreements and other arrangements with sports organizations for rights to collect and supply their sports data. These agreements typically have terms of several years and are subject to renewal or extension. As of January 2022, SharpLink owns one registered trademark in the United States and 18 domain-name registrations.

It has not always been, and in the future may not be, possible or commercially desirable to obtain registered protection for SharpLink’s products, software, databases or other technology. In such situations, SharpLink relies on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties. SharpLink uses Open Source Software in its services and periodically reviews its use of Open Source Software to attempt to avoid subjecting its services and product offerings to conditions SharpLink does not intend to impose on them.

SharpLink controls access to and use of its data, database, proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, clients and partners. SharpLink requires its employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements, and it controls and monitors access to its data, database, software, documentation, proprietary technology and other confidential information. SharpLink’s policy is to require all of its employees and independent contractors to sign agreements assigning to it any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on its behalf and under which they agree to protect its confidential information. In addition, SharpLink generally enters into confidentiality agreements with its clients and partners.

C4 Sports Betting Conversion solution

SharpLink gathers a wide range of sporting data from official data providers and sportsbooks via their official API channels. Once gathered, SharpLink reshapes those data feeds into a standardized SharpLink format and supplements the feed with additional metadata enabling its clients to understand the context of any given bet, without needing to understand the naming conventions used by each sportsbook. This standardization is, for the most part, done automatically within SharpLink’s systems; but is additionally supplemented and error checked by an operations team to ensure high integrity and availability of metadata.

Using Natural Language Processing, SharpLink is then able to extract relevant sporting entities (such as players and teams) from each sportsbook market – linking each market to a canonical reference entity and allowing its clients to seamlessly integrate sports betting content into their existing systems.

SharpLink’s cloud-based, horizontally scaling delivery systems then distribute this content through GraphQL and JavaScript layers, offering both visual components that are embedded directly within its clients’ websites, and a low latency data feed for clients to ingest directly.

SharpLink’s JavaScript components offer a wide range of market presentations, targeting the most effective sports props to the user. This recommendation system leverages its tracking database, coupled with machine learning/artificial intelligence (“MI/AI”) methods to make timely, highly effective recommendations across its network based on modelled user preferences. Each module can be styled to suit the particular branding requirements of the client, with new content iterations being constantly upgraded and released across SharpLink’s network of clients.

Sports Gaming Client Technology

The Client Services teams are focused on building compelling free-to-play fantasy sports games for major sports leagues and media partners. SharpLink believes these games will play an important role in the conversion funnel to creating sports bettors.

The Client Services team has a large collection of game engines including brackets, prop-style questions, salary cap, and many more. SharpLink uses the right mix of technologies for each application, building on its previous work and enabling new functionality. SharpLink is continuing to explore new technologies throughout its entire stack, whether it is new JavaScript framework or a new database engine to enable a unique new feature. SharpLink’s applications are fully cloud-native, containerized and optimized to scale to support events with national audiences comprising millions of fans.

U.S. Sports Betting Industry and SharpLink Opportunity

U.S. Sports Betting Industry

Prior to May 2018 in the United States, the Professional and Amateur Sports Protection Act of 1992, or PASPA, restricted the ability of individual states to legalize sports betting. However, in May 2018, the U.S. Supreme Court ruled that PASPA violated the United States Constitution. As a result of the Supreme Court’s decision, the federal restrictions on sports betting under PASPA were no longer enforceable, giving individual states the power to legalize sports betting. Since PASPA was overturned, 32 states and Washington, D.C. are now offering or preparing to offer legalized sports betting this year – of those, 19 states permit online sports betting with one or more sportsbooks; and four additional states have approved legislation but are awaiting further action by regulators before online betting can commence.

As legalization continues to spread across the country, more Americans are betting more money than ever before. According to the American Gaming Association’s (AGA) Commercial Gaming Revenue Tracker, the total U.S. sports betting handle reached $48.34 billion from January 2021 through the end of November, almost doubling the amount waged during the same time in 2020. The AGA further forecasts that 75% of the U.S. population will have some form of regulated sports betting available to it by 2023. This rapid expansion of legalized sports betting is projected to result in a shift of over $150 billion in bets moving from offshore to the U.S. in the coming years.

In an online June 2021 U.S. survey conducted by Statista, a leading provider of market and consumer data, the results revealed that 72% of survey respondents defined themselves as sports fans. Moreover, the Fantasy Sports Trade Association, or FSTA, reported that in 2018 there were 59.3 million fantasy sports players in the U.S. and Canada. FSTA also published research statistics reflecting that 78% of fantasy sports players bet on sports in 2018 and 75% of sports bettors played fantasy sports that same year.

Morgan Stanley estimates that the online sports betting market will generate over $9.2 billion in annual net gaming revenue, or NGR, in the U.S. alone by 2025. SharpLink estimates that 30% of NGR will be paid out by sportsbook operators for affiliate marketing services, representing a $2.76 billion affiliate market opportunity. According to internal research, an estimated $20 billion has already been invested in acquisitions and partnerships by gaming operators, sports leagues and media companies as the industry rapidly expands and prepares for betting growth in the U.S.

Competition

A number of businesses exist in the markets in which SharpLink operates – namely the B2B provision of sports data-driven technology and related services to sports and betting companies. These businesses generally fall into three categories: small companies with some similar products but with minimal distribution; companies that acknowledge official rights but lack meaningful scale; and genuine competitors that offer similar products and services to the same target clients. SharpLink considers its most direct and relevant competitors to be Catena Media, Bettor Collective, Genius Sports, Sportradar, Fresh8Gaming (acquired by Sportradar in March 2021) and MetaBet.

In its sports gaming betting services business, SharpLink and one or more of its competitors will often simultaneously serve the same clients. SharpLink’s competitors have their own portfolio of technology products and services, and sportsbooks rarely agree to have exclusive agreements with just one provider as this prevents them from offering a broad range of solutions, placing them at a competitive disadvantage. These dynamics result in a highly competitive industry.

SharpLink believes that the principal differentiating factors in the sports data industry include the breadth and depth of sports data rights, reliability of key services, relationships with sportsbooks and leagues, ease of integration and scalability. SharpLink’s products, services, experience, industry relationships and corporate culture allow it to compete effectively across all these factors. By delivering what SharpLink believes is an unprecedented level of user engagement and stickiness for its valued clients made possible by its proprietary C4 technology platform, SharpLink helps its clients to reduce their customer acquisition costs and achieve significantly higher customer lifetime values.

Government Regulations

SharpLink operates in various jurisdictions and its business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which it operates. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

SharpLink has a progressive licensing strategy. SharpLink is currently authorized to provide sports betting services in New Jersey (by the New Jersey Division of Gaming Enforcement), in Colorado (by the Colorado Division of Gaming), in West Virginia (by the West Virginia Lottery Commission), and in Pennsylvania (by the Pennsylvania Gaming Control Board). SharpLink is also currently pursuing new licensing arrangements in Indiana, Michigan, Tennessee and Louisiana. SharpLink plans to obtain necessary licensure in all states that have legalized sports betting and actively monitors legislation across all U.S. states in order to move quickly into new jurisdictions.

Among others, applicable laws include those regulating privacy, data/cyber security, data collection and use, cross-border data transfers, advertising regulations and/or sports betting and online gaming laws and regulations. These laws impact, among other things, data collection, usage, storage, security and breach, dissemination (including transfer to third parties and cross-border), retention and destruction. Certain of these laws provide for civil and criminal penalties for violations.

The data privacy and collection laws and regulations that affect SharpLink’s business include, but are not limited to:

●	U.S. federal, state and local data protections laws such as the Federal Trade Commission Act and similar state laws;

●	state data breach laws and state privacy laws, such as the California Consumer Privacy Act, the California Consumer Privacy Rights Act, and the Stop Hacks and Improve Electronic Data Security Act of New York; and

●	other data protection, data localization and state laws impacting data privacy and collection.

Other regulations that affect SharpLink’s business include:

●	U.S. state laws regulating sports betting and online gaming and related licensing requirements;

●	laws regulating the advertising and marketing of sports betting, including but not limited to the U.S. Federal Trade Commission Act;

●	laws and regulations relating to antitrust, competition, anti-money laundering, economic and trade sanctions, intellectual property, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters; and

●	other international, domestic federal and state laws impacting marketing and advertising, including but not limited to laws such as the Americans with Disabilities Act, the Telephone Consumer Protection Act of 1991, state telemarketing laws and regulations, and state unfair or deceptive practices acts.

These laws and regulations are complex, change frequently and have tended to become more stringent over time. The laws and regulations applicable to some parts of SharpLink’s business are still developing in certain jurisdictions, and there can be no assurance that its activities will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on SharpLink or its business, financial condition or results of operations. SharpLink incurs significant expenses in its attempt to ensure compliance with these laws. Currently, public concern is high with regard to the operation of companies in the data collection industry, as well as the collection, use, accuracy, correction and sharing of personal information. In particular, some consumer advocates, privacy advocates, legislatures and government regulators believe that existing laws and regulations do not adequately protect privacy and have become increasingly concerned with the use of these types of personal information. In the United States, Congress and state legislatures may propose and enact additional data privacy requirements. Additional laws could result in significant limitations on or changes to the ways in which SharpLink can collect, use, host, store or transmit the personal information and data of its customers or employees, and deliver products and services, or may significantly increase its compliance costs. As its business expands to include new uses or collection of data that is subject to privacy or security regulations, SharpLink’s compliance requirements and costs will increase and it may be subject to increased regulatory scrutiny. Additional legislative or regulatory efforts in the United States could further regulate its businesses.

Employees and Contractors

As of December 31, 2021, SharpLink employed a total of 31 full-time employees, including six in general and administrative, two in sales/marketing/customer support, and 23 in research and product development. SharpLink outsources certain employment benefit and other employee-related administrative functions to a third party service provider, which serves as a co-employer of its employees for these purposes. None of SharpLink’s employees are currently represented by a labor union or covered by a collective bargaining agreement, and SharpLink’s management believes that the company’s relations with its employees are good.

Properties

SharpLink occupies approximately 725 square feet of office space in Minneapolis, Minnesota, which also serves as its corporate headquarters. The rights to its Minneapolis offices are provided by SportsHub, which holds approximately 40 percent of the outstanding ordinary shares of SharpLink Israel as of December 31, 2021, and holds the lease for this facility. SharpLink reimburses SportsHub for various services and other benefits it provides to SharpLink in exchange for a monthly fee of $1,435.

SharpLink also holds a lease for 2,200 square feet of office space located in Collinsville, Connecticut pursuant to a lease agreement with an initial term that expires in December 2023, subject to a three-year right of SharpLink to extend. The lease provides for annual lease payments of approximately $38 thousand. This facility is indirectly owned by Chris Nicholas, SharpLink’s Chief Operating Officer and member of its Board of Directors. See “Transactions with Related Persons,” below.

SharpLink believes its current facilities will be adequate to meet its needs. It does not own any real property for use in its operation or otherwise.

Legal Proceedings

SharpLink is not party to any currently pending legal proceedings, and its management is not aware of any governmental authority contemplating any proceeding to which it would be a party or to which its properties would be subject.

Available Information

SharpLink Israel maintains a corporate website at www.sharplink.com. Copies of its reports on Forms 20-F and 6-K, may be obtained, free of charge, electronically through its corporate website at www.sharplink.com as soon as reasonably practicable after it files such material electronically with, or furnish to, the SEC. All of SharpLink Israel’s SEC filings are also available on its website at http://www.sharplink.com, as soon as reasonably practicable after having been electronically filed or furnished to the SEC. The public may read and copy any materials filed by SharpLink Israel with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The information on SharpLink Israel’s website is not, and will not be deemed, a part of this proxy statement/prospectus or incorporated into any other filings SharpLink Israel makes with the SEC.

BUSINESS OF LEGACY MTS

The following summary of the business of Legacy MTS includes the acquired FourCubed business as well as the business of SharpLink Israel conducted through SharpLink, Inc., which will be part of the business of SharpLink US following the Domestication Merger.

Industry Background

Legacy MTS is a global provider of solutions for telecommunications expense management (TEM), CA and contact center software. Its TEM Suite helps organizations reduce operational expenses, improve productivity and optimize networks and services associated with communications networks and information technology.

TEM Industry

The advances in communications technologies and the proliferation of mobile devices have greatly increased the financial and personnel resources required by an enterprise to operate and manage its communications environment. The communications industry has also undergone significant regulatory changes that have resulted in the expansion of the number of service providers and available products. Public cloud IaaS (Infrastructure as a Service) consumption and spending continue to grow. Cloud leaders responsible for IaaS spending need to get ahead of spending and waste through the emerging practice of cloud service expense management, and to take advantage of the emerging tools. Enterprises need to manage an increasing number of service options and a growing volume and complexity of communications contracts and billing arrangements. Inefficient management of these expenses, including overpayments as a result of billing errors, get visibility and control over resources for expense reduction which often results in enterprises incurring significant unnecessary expenses.

Enterprises are increasingly seeking solutions to effectively and efficiently manage, control and optimize their expanding communications assets, services, usage and associated expenses. The TEM market provides solutions to help meet this demand. A number of trends have increased the demand for TEM solutions, such as the growing complexity of communications service plans, large volume and complexity of communications bills and the globalization of business that require corporations to manage their communications assets and services in a centralized fashion across carriers, countries of origin and languages.

Unified Communication & Collaboration products, which are fundamental management tools, record, retrieve and process data received from a PBX or other Unified Communication and Collaboration, or UC&C, systems. This information provides a telecommunications manager with information on telephone usage, instant messaging, application sharing, presence, video and enables the management of internal billing, fraud detection, compliance and optimizes an enterprise’s telecommunications resources.

Legacy MTS recently entered the field of Omnichannel Contact Center Software (“Omnis”). Omnis provides both a reporting tools and additional connectivity features allowing the customer also to manage their Call Center operations while using a wide variety of communications channels (voice, emails, chat, social media and more.). Managing real-time, multi-channel interaction is simple with the Omnis Unified Interface, allowing employees to handle different interactions under one Omnichannel Desktop with real-time visibility into customer information, customer journey and previous interactions. Omnis is a Legacy MTS brand and although it was not a Legacy MTS in-house development, it must be customized by Legacy MTS to each of its clients in order for them to use it with their business processes.

Products

Call Accounting and Telecommunications Expense Management Solutions for Enterprises

TEM Suite

The Legacy MTS TEM Suite is a solution that assists organizations to reduce their telecom and cloud spending, manage their IT assets, bill internal and external customers, and monitor the quality of service of their telecom and cloud networks. The Legacy MTS TEM Suite includes several modules that can be delivered as a SaaS. The TEM Suite software platform encompasses the business processes conducted by IT and finance departments in acquiring, provisioning and supporting corporate telecommunications assets. Solutions include software suites and the outsourcing of specific tasks to third-party service providers. At the heart of any TEM offering is an automated software platform used by the business or by an external service provider managing a company’s telecom invoices and assets. In 2018, the Legacy MTS TEM Suite won an award from TEMIA, Communications Solutions Products of the Year Award from TMC, and from Internet Telephony.

Legacy MTS TEM Suite enables IT managers and finance teams to monitor, control and save IT and communication expenses by utilizing the following features and functions:

●	Invoice Management - Provides enterprises with a simplified and automated tool for monitoring, managing, verifying and routing invoices for payment or correction. Invoice items originate from various sources, which include the telecommunication service provider, the devices used such as calling cards, mobile lines, landlines, circuits as well as services and equipment provided. The Legacy MTS solution provides an analysis of all invoice data against the agreement between the enterprise and the service provider, real device usage, online inventory, as well as additional equipment or services. This reduces overhead costs caused by invoice and contract discrepancies, disputes and errors.

●	UC&C Analytics (eXsight) - Collection of call data records, Instant messaging, app sharing, video, presence information directly from the UC&C provider, including rates and pricing of calls, serviceability, employee productivity, and generation of insights.

Additional features and functions of the Legacy MTS TEM Suite include:

●	Asset Management

●	Cable Management

●	Private Calls Management

●	Quality of Service

●	Contact Center Analysis

●	Provision Engine

●	VOIP Quality of Service

●	Proactive Alerts

●	Tenant Resale

●	Work Order Management

Procurement Management

Cloud Expense Management – Empowers organizations to monitor cloud spend, optimize cloud efficiency, resource re-sizing recommendations, cost allocation, cloud governance for eliminates barriers without sacrificing control.

TEM Services

Map-to-Wins. Customer engagements begin with Map-to-Wins, which is a strategic consulting approach for the Legacy MTS TEM solution. Map-to-Wins enables organizations to effectively align their business goals with their people, processes and technology investments to assure that their expense management initiatives will be successful. The Legacy MTS proprietary Map-to-Wins approach ensures that proven business processes are used to define both the customer’s and the Legacy MTS responsibilities during setup and implementation. This enables the Legacy MTS customers to maximize any process improvement opportunities and ensures that nothing is overlooked during this process.

Consulting Services. Consulting services for the Legacy MTS TEM solution are designed to assist companies to develop a strategic telecom plan that is right for their needs and to address their tactical requirements as they arise. The Legacy MTS consulting services work closely with internal IT/telecom and finance teams to ensure a successful TEM solution from start to finish. The Legacy MTS TEM consultants support every stage of the TEM lifecycle, using best-practices-based analysis and processes to help leverage the customers’ internal processes and technology. The end result is a long-term, measurable TEM strategy. The Legacy MTS consulting services include:

●	invoice and inventory audit and recovery;

●	contract negotiations and strategic sourcing;

●	discovery and road mapping services;

●	process diagnosis and solution design;

●	wireless optimization; and

●	creation and implementation of IT governance, risk and compliance policies.

Cloud and Managed Services

The Legacy MTS Call Accounting and TEM solutions are offered either as a perpetual license or as a managed service. The Legacy MTS operation in the U.S. provides cloud based call accounting, TEM managed services and MVNE services.

Implementation and Maintenance Service

Legacy MTS provides customer support to end-users and channels (distributors and business partners) through support centers located in the United States, Israel and Hong Kong on both a service contract and a per-incident basis. The Legacy MTS technical support engineers answer support calls directly and generally seek to provide same-day responses. Legacy MTS provides updated telephone rate tables to customers on a periodic basis under annual service contracts. The rate tables are obtained from third-party vendors who provide this data for all major long-distance service providers. The Legacy MTS distributors provide a full range of service and technical support functions for the Legacy MTS products, including rate tables, to their respective end-user customers.

Omnis - Contact Center Software with “Out-Of-The-Box”

The “Out-Of-The Box” multi-channel capabilities and Open Channel Architecture of Omnis provides customers with the ability to connect whenever and however they choose; voice, emails, chat, social media and more.

Managing real-time, multi-channel interaction is simple with the Omnis Unified Interface, allowing employees to handle different interactions under one Omnichannel Desktop with real-time visibility into customer information, customer journey and previous interactions.

Omnis’ features include:

●	Ease of use / easy to deploy

●	Self-service using advanced AI bots and automation

●	WhatsApp and Facebook integration

●	Real time monitoring with analytics and reporting

●	Omnichannel Modules – (voice, sms, social media, web, chat, email, fax…)

●	Real-time mobile push notification using Microsoft Flow

●	Contact management – ability to track all interactions across the different channels

●	Open channel APIs and Out-Of-The-Box integrations to Salesforce, Dynamics365, ServiceNow, Freshdesk, Microsoft Teams

●	Agent unified interface – agents can manage tasks and status across the different channels

●	Custom dashboard per Agent / Supervisor and BI integration

Sales and Marketing

Legacy MTS relies on business partners, the existing Legacy MTS customer base and new direct customers for its sales activities. Legacy MTS believes that partnering with business partners is the most advantageous means to generate new sales of its solutions. In addition, Legacy MTS’s broad base of previously installed solutions, primarily in the United States, provides it with opportunities to offer and sell any new products, solutions and services.

Legacy MTS sells its solutions worldwide through OEMs, distribution channels and its own direct sales force in the United States, Israel and Hong Kong, and through a network of local distributors in these and various other countries.

Legacy MTS employed 3 persons in sales and marketing and 10 persons in support as of December 31, 2020, as compared to 4 persons in sales and marketing and 15 persons in support as of December 31, 2019, and 6 persons in sales and marketing and 16 persons in support as of December 31, 2018.

Legacy MTS conducts a wide range of marketing activities aimed at generating awareness and leads. Legacy MTS maintains its website (www.mtsint.com), allowing for correspondence and queries from new potential customers as well as promoting support for its existing customer base. The information on the Legacy MTS websites is not incorporated by reference into this annual report. In addition, Legacy MTS participates in certain tradeshows in order to increase its exposure to other market participants and potential customers.

Competition

The global TEM solution and services market is highly competitive and includes recognized leaders such as Tangoe, Inc. and Calero Software LLC that are covered by industry analysts such as Gartner. As an outcome, Legacy MTS has focuses on its existing installed base and partnerships to grow its business. Legacy MTS has invested in the robustness of its products and the professionalism of its managed service team, to increase its value to its customers. There can be no assurance that it will be able to compete successfully against current or future competitors or that competition will not adversely affect its future revenues and, consequently, on its business, operating results and financial condition.

Intellectual Property Rights

Management believes that, because of the rapid pace of technological change in the communication industry, the most significant factors in Legacy MTS’s intellectual property rights are the knowledge, ability and experience of its employees, the frequency of product enhancements and the timeliness and quality of support services provided by Legacy MTS. In addition, Legacy MTS relies upon a combination of security devices, copyrights, trademarks, patents, trade secret laws, confidentiality procedures and contractual restrictions to protect its rights in the Legacy MTS products. In 2005, Legacy MTS filed an international patent application (PCT application), relating to a mobile verification technique that verifies mobile phone usage against the bill received from the service provider. Legacy MTS policy has been to pursue copyright protection for the Legacy MTS software and related documentation and trademark registration of its product names. Some of Legacy MTS’s products have the added protection afforded by a hardware component which has embedded software that it is difficult to misappropriate. In addition, Legacy MTS’s key employees and independent contractors are required to sign non-disclosure and confidentiality agreements.

The Legacy MTS trademark rights include rights associated with the use of the Legacy MTS trademarks and rights obtained by registration of the Legacy MTS trademarks in Israel and the United States. Legacy MTS has also acquired rights in certain registered trademarks and common law trademarks and service marks in past acquisitions. The use and registration rights of Legacy MTS’s trademarks does not ensure that Legacy MTS has superior rights over other third parties that may have registered or used identical related marks on related goods or services. Trademark rights are territorial in nature; therefore, Legacy MTS does not have rights in all jurisdictions.

Organizational Structure

Legacy MTS’s wholly-owned subsidiaries in the United States, Hong Kong and the Netherlands, MTS IntegraTRAK Inc., MTS Asia Ltd. and Bohera B.V., respectively, act as marketing and customer service organizations in those countries.

Property, Plants and Equipment

Legacy MTS’s executive offices had been located at 14 Hatidhar Street, Ra’anana P.O. Box 2112, Israel until July 31, 2020, for which Legacy MTS paid a monthly rental fee of approximately $9,700. However, due to the COVID19 pandemic Legacy MTS closed the offices and started working remotely in Israel.

Legacy MTS has not yet extended the lease agreement for the offices of its U.S. subsidiary, MTS IntegraTRAK and Legacy MTS is currently in a month-to-month tenancy. Legacy MTS previously paid a monthly rental fee of $5,100 for 2,944 square feet of space in River Edge, New Jersey. In addition, Legacy MTS has an office in Powder Springs, Georgia, where it occupies approximately 4,800 square feet of space under a month-to-month lease for a monthly rental fee of approximately $4,700 and since November 2020, Legacy MTS has reduced the rented space and accordingly the monthly rental fee was decreased to approximately $3,000.

SHARPLINK MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “SharpLink” refer to the business of SharpLink, Inc.

You should read the following discussion and analysis of SharpLink, Inc.’s financial condition and results of operations together with the “Selected Historical and Pro Forma Financial Information of SharpLink” section and SharpLink, Inc.’s audited consolidated financial statements, unaudited interim condensed consolidated financial statements and related notes to both included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. The SharpLink US actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this proxy statement/prospectus. SharpLink, Inc.’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

SharpLink, Inc. is a B2B provider of technology and services that connect sports media consumers to online sports betting bookmakers. SharpLink, Inc. acquires sports fans via its partnership agreements with professional sports leagues, large sports media websites, and its own network of related sports websites via two principal product lines: Affiliate Marketing Services and Sports Gaming Client Services.

SharpLink’s Offerings and Growth Strategy

SharpLink, Inc. helps established sports media publishers connect with the sports betting ecosystem, with a focus on frictionless betting technology, sports betting data services, and free-to-play games and applications.

●	C4 Sports Betting Conversion Solution. Using its C4 solution, SharpLink, Inc.’s clients can establish a connection to sportsbook operators without having to expend their own resources to perform costly and time-consuming technical integrations with multiple sportsbook partners. SharpLink, Inc.’s technology analyzes user interactions with online content in order to serve a betting offer that is tied specifically to the sport, team, or player the sports fan is interested in. For example, by analyzing a consumer’s interactions with a sports content, SharpLink learns that the consumer is interested in Kansas City Chiefs quarterback Patrick Mahomes. Its C4 solution analyzes this information in relation to the available betting markets available and is able to serve this consumer a betting offer from a third-party bookmaker that Patrick Mahomes will throw more than two touchdown passes in his upcoming game. SharpLink, Inc.’s C4 solution also provides marketing automation tools, unified affiliate systems, back-office reporting, and auditing tools to allow its clients to scale their operations quickly and easily. To the extent possible under various state laws, SharpLink’s platform also insulates its clients from extensive state licensing and compliance requirements.

●	Sports Betting Data Services. SharpLink, Inc. works closely with a wide range of industry leading sportsbooks to ingest, normalize, and monitor their betting markets. SharpLink, Inc. packages this information into an Application Programming Interface (“API”) that gives its clients – sports website and media publishers - access to real time betting markets and prices from multiple sportsbooks.

●	Free-to-Play Games and Applications. SharpLink, Inc. helps media companies and league operators engage with their customers via interactive games and mobile applications. In 2020, SharpLink, Inc. supported more than 2.5 million active users with 41 total projects across a wide variety of professional sports leagues and media companies.

Factors Affecting Comparability of Financial Information

Impact of COVID-19

The COVID-19 pandemic had a significant adverse effect on SharpLink, Inc.’s business and that of its clients. The direct impact on SharpLink, Inc.’s business was primarily driven by the suspension, postponement, or cancellation of major sports seasons and events. For example, in 2020 the NCAA March Madness men’s basketball tournament was cancelled, while professional leagues like Major League Baseball and the National Basketball Association played significantly shorter or limited seasons.

SharpLink, Inc. does not expect there to be a long-term financial impact from the COVID-19 pandemic and expects revenues and operations to return to pre-COVID-19 levels in the next twelve months or less. However, there can be no assurance that more postponements or cancellations of major sporting events will not occur in response to a resurgence in COVID-19 outbreaks. SharpLink, Inc. has also taken appropriate business continuity measures to ensure that employees are safe and can work remotely to support all aspects of the business.

Seasonality

Certain of SharpLink, Inc.’s products and services are tied to specific sporting events and/or seasons. For example, SharpLink, Inc. expects that its revenues will increase during the National Football League season, which starts in early September and ends in early February. Accordingly, its operations are subject to seasonal fluctuations that may result in revenue and cash flow volatility between reporting periods.

Basis of Presentation

SharpLink, Inc. operates two complementary reportable segments, as described below:

Affiliate Marketing Services

SharpLink, Inc.’s Affiliate Marketing Services segment focuses on enabling sports media consumers to interact with SharpLink’s partner sportsbook operators in several different ways. Its C4 sports betting conversion solution collects information on potential sports bettors, connects them with contextual sports betting content, and converts them to paying sports betting customers in exchange for either a pre-negotiated share of the sportsbook operators’ revenue, or a fixed fee from such operators. SharpLink, Inc. also provides sports betting data (e.g., betting lines) to sports media publishers in exchange for a fixed fee, typically based on the number of sports and the number of sportsbook feeds to ingest. SharpLink, Inc.’s Affiliate Marketing Services segment is currently in the development stage with approximately $100 thousand in life-time revenues as of June 30, 2021.

Sports Gaming Client Services

SharpLink, Inc.’s Sports Gaming Client Services segment provides its clients with development, hosting, operations, maintenance, and service of free-to-play games and contests. These relationships can be either software-as-a-service, or SaaS, arrangements, that are hosted by SharpLink and accessed through its clients’ websites or other electronic media; or software licenses that allow the client to take the software on premise.

Key Factors Affecting SharpLink, Inc.’s Performance

Industry Trends and Competitive Landscape

SharpLink, Inc. operates within the global sports betting industry. Its growth prospects depend in part on continuing and increasing legalization of sports betting across the United States.

On May 14, 2018, the U.S. Supreme Court issued an opinion that struck down on constitutional grounds the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), a law that prohibited most states from authorizing and regulating sports betting. In striking down PASPA, the Supreme Court opened the potential for state-by-state authorization of sports betting.

Currently, 32 U.S. states and Washington, D.C., have passed measures to legalize sports betting. Nineteen of those states allow mobile sports betting. After the U.S. Supreme Court struck down PASPA in May 2018, we believe this trend is expected to continue.

SharpLink, Inc. has a forward-looking permitting strategy. SharpLink, Inc. already holds permits from four U.S. states and plans to be licensed in all states that legalize sports betting. The process of securing the necessary licenses or partnerships to operate in any given jurisdiction may cost more or take longer than SharpLink, Inc. anticipates. Further, regulatory restrictions and betting fees or taxes may make it less attractive or more difficult for SharpLink, Inc. to successfully do business in a particular jurisdiction. See “Business of SharpLink – Government Regulations.”

Components of Operating Results

Revenues

SharpLink, Inc.’s Affiliate Marketing Services segment is in a development stage with approximately $100 thousand in lifetime revenue, all of which occurred in the first six months of 2021. All revenue recognized in the years ended December 31, 2020, and 2019 was from its Sports Gaming Client Services segment.

Sports Gaming Client Services

Sports Gaming Client Services segment revenue is primarily derived via fee-based contracts for the development, hosting, operation, maintenance, and services of games and contests. In SaaS arrangements, such games or contests are hosted by SharpLink, Inc. and accessed through its clients’ websites or other electronic media, and revenue is recognized upon transfer of control of the products or services to the client. In licensing arrangements, SharpLink, Inc.’s client takes the software on premise and revenue is recognized after the software has been delivered. SharpLink, Inc.’s Sports Gaming Client Services segment is fully operational and currently generates substantially all of its revenue.

Affiliate Marketing Services

Revenue from SharpLink, Inc.’s Affiliate Marketing Services segment will be generated through revenue share agreements and/or fixed fee agreements. When a consumer who was referred via a SharpLink, Inc. offer generates revenue by playing on a sportsbook operator’s platform, SharpLink, Inc. will receive a share of its partner sportsbook operator’s revenues generated by that player, or a fixed one-time fee on a cost per acquisition, or CPA, basis for each player who deposits money on the partner sportsbook operator platform. Revenue will also be generated through the delivery of sports betting data (e.g. betting lines) in exchange for a fixed fee, typically based on the number of sports and the number of sportsbook feeds to ingest.

SharpLink, Inc.’s Affiliate Marketing Services segment is currently in the development stage.

Cost of Revenues

SharpLink, Inc.’s cost of revenue consists primarily of labor directly related to its SaaS product and on premise software development for clients, as well as fees for third-party hosting services.

Management expects that cost of revenue will increase on an absolute dollar basis for the foreseeable future as SharpLink, Inc continues to grow and decrease as a percentage of revenue as it achieves economies of scale.

Gross Profit

Gross profit represents revenues less cost of revenues.

Operating Expenses

SharpLink, Inc.’s operating expenses consist of selling, general and administrative, transaction and financing, commitment fee, and depreciation and amortization expenses. Included in operating expenses are compensation costs, which consist of salaries, payroll taxes, benefits, bonuses and stock-based compensation expense, as well as the related overhead costs to SharpLink, Inc.’s support and research staff activities. Additionally, operating expenses includes the costs to pursue business development and financing activities.

As SharpLink, Inc.’s total net revenue increases or decreases and to the extent its operating expenses are not equally affected, its operating expenses as a percentage of net revenue will fluctuate.

Selling, General and Administrative

Selling, general and administrative expense primarily consists of compensation costs for executive management and administrative employees, including finance and accounting, human resources and allocations of various overhead and occupancy costs in selling, general and administrative expenses also includes professional services (including legal, regulatory, accounting, audit and licensing), rent expense, marketing and public relations costs.

Management plans to continue to invest in selling, marketing and administrative initiatives to attract and increase the engagement of constituents on the platform and increase its brand awareness. Management expects that selling, general and administrative expense will increase on an absolute dollar basis and vary from period to period as a percentage of revenue for the foreseeable future.

With the completion of the merger with Legacy MTS, SharpLink, Inc. expects to incur additional general and administrative expenses as a result of operating as a public company, including increased expenses for insurance, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, investor relations and professional services expenses and increased stock-based compensation expense.

Depreciation and amortization

SharpLink, Inc.’s depreciation and amortization expense primarily consists of amortization of acquired customer relationships and depreciation of computer equipment.

Management expects amortization to remaining consistent with prior periods. Management expects depreciation expense will remain consistent with prior periods and will only increase or decrease as a percent of revenue as a result of increased or decreased staffing levels.

Loan forgiveness income

Loan forgiveness income represents the forgiveness of a loan granted under the Paycheck Protection Program administered by the United States Small Business Administration (SBA).

Interest Income

Interest income primarily consists of interest earned on balances maintained with depository institutions.

Management plans to continue to invest cash in a responsible manner when not currently deployed within the business operations. Management expects that interest income will fluctuate as a percent of SharpLink, Inc.’s revenue from period to period as a result of the amount of cash maintained in its accounts and the then-current interest rate on deposits.

Interest Expense

Interest expense consists primarily of interest on convertible notes issued in 2019 at an annual rate of 4.00 percent which were scheduled to convert into common stock through January 2020.

SharpLink, Inc. plans to continue to invest in the business which may result in incurring additional interest expense. SharpLink, Inc. expects that interest expense will fluctuate as a percent of SharpLink, Inc.’s revenue from period to period as a result of the amount borrowed and the underlying interest rate in effect during the given period.

Provision for Income Tax

Provision for (benefit from) income tax consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which SharpLink, Inc. conducts business.

Comparison of the Six Months Ended June 30, 2021 and 2020

	Six Months Ended
	June 30,
$ in thousands	2021	2020
Revenue	$1,632	$1,350

Cost of revenue	1,346	1,080

Gross profit	286	270

Operating expenses
Selling, general, and administrative expenses	1,549	469
Transaction and public readiness expenses	884	—
Commitment fee expenses	18,852	—
Depreciation and amortization	95	49
Total operating expenses	21,380	518

Operating loss	(21,094)	(248)

Other Income and Expense
Loan forgiveness income	—	—
Interest income	6	14
Interest expense	—	(1)
Total other income and expense	6	13

Loss before taxes on income	(21,088)	(235)

Provision for income taxes	1	—

Net loss	$(21,089)	$(235)

Revenue

Revenue increased by $282 thousand, or 20.9 percent, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in revenue was primarily the result of revenue attributable to the NCAA March Madness men’s basketball free-to-play game which occurred in 2021 but was not available in 2020 due to a cancellation resulting from the COVID-19 pandemic. The NCAA increase was partially offset by contract expirations.

Cost of Revenue

Cost of revenue increased by $266 thousand, or 24.6 percent, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase included higher salaries and benefits, and web hosting fees associated with the increased volume of revenue generating projects.

Operating Expenses

	Six Months Ended
	June 30,
$ in thousands	2021	2020	$ Change	% Change
Operating expenses
Selling, general, and administrative expenses	$1,549	$469	$1,080	230.3%
Transaction and financing expenses	884	—	884	nm
Commitment fee expense	18,852	—	18,852	nm
Depreciation and amortization	95	49	46	93.9%
Total operating expenses	$21,380	$518	$20,862	4027.4%

Selling, General, and Administrative Expenses

Sales and marketing expenses increased by $1.1 million, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase was primarily due to increased staffing expenses as SharpLink, Inc. continues to build the organization for future growth and manage expenses associated with being a public company, in addition to increased consulting expenses.

Transaction and Financing Expenses

Transaction and financing expenses were $884 thousand for the six months ended June 30, 2021, and include the professional services fees rendered through that date associated with the merger of the Company with Legacy MTS. The merger was completed on July 26, 2021.

Commitment Fee Expense

Commitment fee expense represents the change in fair value of the commitment fee. The commitment fee, which required SharpLink, Inc. to sell to its holder of preferred shares approximately 2.8 million shares of Series B Preferred Stock for $6.0 million and to issue Series A-1 Preferred Stock equal to 3.0 percent of the Company’s issued and outstanding capital immediately following the Second Tranche (collectively, the commitment fee and second tranche), required SharpLink, Inc. to transfer a variable number of shares outside of its control and is classified as a liability. Liability-classified instruments are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified, or otherwise settled. SharpLink, Inc. utilizes a Monte Carlo simulation to value the commitment fee. SharpLink, Inc. selected this model as it believes it is reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the commitment fee. Such assumptions included, among other inputs, stock price volatility, risk-free rate, probability of completing a Going Public Transaction, conversion price of the preferred stock and the underlying stock price. SharpLink, Inc.’s underlying stock fair value was determined using a straight-line calculation which utilized inputs as of December 31, 2020 from recent equity financings and as of July 26, 2021 using the publicly traded share price.

Depreciation and amortization

Depreciation and amortization expenses increased by $46 thousand, or 93.9 percent, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to increased amortization associated with internally developed software.

Other Income (Expense)

	Six Months Ended
	June 30,
$ in thousands	2021	2020	$ Change	% Change
Other Income and Expense
Loan forgiveness income	$—	$—	$—	nm
Interest income	6	14	$(8)	-57.1%
Interest expense	—	(1)	1	-100.0%
Total other income and expense	$6	$13	$(7)	-53.8%

Interest Income

Interest income changed by an immaterial amount during the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

Interest Expense

Interest expense, changed by an immaterial amount during the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

Provision for Income Tax

	Six Months Ended
	June 30,
$ in thousands	2021	2020	$ Change	% Change
Provision for income taxes	$1	$—	$1	nm

The change in Provision for income tax for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, was immaterial.

Comparison of the Year Ended December 31, 2020 and 2019

	Twelve Months Ended
	December 31,
$ in thousands	2020	2019
Revenue	$2,279	$2,382

Cost of revenue	1,799	1,961

Gross profit	480	421

Operating expenses
Selling, general, and administrative expenses	1,553	705
Transaction and public readiness expenses	—	—
Commitment fee expenses	—	—
Depreciation and amortization	133	98
Total operating expenses	1,686	803

Operating loss	(1,206)	(382)

Other Income and Expense
Loan forgiveness income	46	—
Interest income	23	16
Interest expense	(1)	(20)
Total other income and expense	68	(4)

Loss before taxes on income	(1,138)	(386)

Provision for income taxes	1	(80)

Net loss	$(1,139)	$(306)

Revenue

Revenue decreased by $103 thousand, or 4.3 percent, in 2020 compared to 2019. The decrease was primarily due to the effects of the COVID-19 pandemic, which caused the cancellation of the NCAA March Madness men’s basketball tournament and a delay in, and shortening of, several other professional sport seasons. This reduced revenue from SharpLink, Inc.’s Sports Gaining Client Services segment and pushed the timing of revenue from 2020 into 2021.

Cost of Revenue

Cost of revenue decreased by $162 thousand, or 8.3 percent, in 2020 compared to 2019. The decrease was primarily due to reduced headcount within SharpLink, Inc.’s Sports Gaming Client Services segment. This reduction of headcount represented normal attrition within SharpLink, Inc.’s development team, and SharpLink, Inc. opted not to replace the employees to manage costs during the ongoing COVID-19 pandemic.

Operating Expenses

	Twelve Months Ended
	December 31,
$ in thousands	2020	2019	$ Change	% Change
Operating expenses
Selling, general, and administrative expenses	$1,553	$705	$848	120.3%
Depreciation and amortization	133	98	35	35.7%
Total operating expenses	$1,686	$803	$883	110.0%

Selling, General, and Administrative Expenses

Selling, general and administrative expenses increased by $848 thousand, or 120.3 percent, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019. The increase was primarily due to dedicating resources to SharpLink, Inc.’s Affiliate Marketing Services segment, which began development in April of 2019 and only had significant labor costs for the final eight months of 2019. With a full year of payroll related to business development, executive oversight, administrative support, development, and project management, SharpLink, Inc.’s Affiliate Marketing Services segment incurred incremental 2020 payroll costs of $455 thousand when compared to 2019. SharpLink also increased its headcount, hiring two additional developers and a product manager within its Affiliate Marketing Services segment, which accounted for $274 thousand of the increase. SharpLink, Inc. also had incremental legal and other professional service fees of $120 thousand in 2019 related to the formation of its Affiliate Marketing Services segment. Selling, general and administrative expenses with SharpLink’s Sports Gaming Client Services segment decreased by approximately $38 thousand during the year ended December 31, 2020 compared to the year ended December 31, 2019 due in part to a decrease of $18 thousand in travel, meals, and entertainment expenses in 2020 as a result of COVID-19 related travel restrictions. Additionally, SharpLink incurred $19 thousand of incremental employee recruiting costs during 2019 compared to 2020.

Depreciation and amortization

Depreciation and amortization increased $35 thousand, or 36 percent, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to increased amortization of capitalized costs. Costs related to the initial build of SharpLink, Inc.’s Affiliate Marketing Services core product in the amount of $341 thousand were deferred until the launch of its alpha product in July of 2020.

Other Income (Expense)

	Twelve Months Ended
	December 31,
$ in thousands	2020	2019	$ Change	% Change
Other Income and Expense
Loan forgiveness income	$46	$—	$46	nm
Interest income	23	16	7	43.8%
Interest expense	(1)	(20)	19	-95.0%
Total other income and expense	$68	$(4)	$72	-1800.0%

Loan Forgiveness Income

In April 2020, the SharpLink, Inc. was granted a $46 thousand loan under the Payroll Protection Program, or PPP. The loan obligation was fully forgiven in by the U.S. Small Business Administration in December 2020.

Interest Income

Interest income changed by an immaterial amount during the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019.

Interest Expense

Interest expense decreased $19 thousand, or 95 percent, primarily due to 2019 including interest associated with convertible notes at an annual rate of 4.00 percent which were scheduled to convert into common stock through January 2020.

Provision for (Benefit from) Income Tax

	Twelve Months Ended
	December 31,
$ in thousands	2020	2019	$ Change	% Change
Provision for income taxes	$1	$(80)	$81	-101.3%

The change in provision for (benefit from) income tax for 2020, as compared to 2019, was primarily due to an increased valuation allowance.

Liquidity and Capital Resources

SharpLink, Inc. was formed in February of 2019 and subsequently raised a total of $2.7 million in 2019 and 2020 via a combination of convertible note and common stock issuances. In December of 2020, SharpLink, Inc. raised an additional $2.0 million by issuing 9,000 shares of 8% convertible preferred stock to Alpha Capital Anstalt.

SharpLink, Inc. measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital and capital expenditure needs, contractual obligations, and other commitments, with cash flows from operations and other sources of funding. SharpLink’s current working capital needs relate mainly to launching its product offerings, establishing relationships with key clients, becoming compliant with various state regulations, and compensation and benefits of its employees. SharpLink’s recurring capital expenditures consist primarily of internally developed software costs and compensation and benefits for the employees responsible for its Affiliate Marketing Services segment. SharpLink, Inc. expects its capital expenditure and working capital requirements to increase as it expands its product offerings, acquires new clients, forms partnerships with additional sportsbook operators, and incurs significant legal, accounting, audit, insurance, and other incremental costs related to operations as a public company. SharpLink, Inc.’s ability to expand and grow its business will depend on many factors, including its working capital needs, its ability to raise additional capital, and the evolution of its cash flows.

SharpLink, Inc. had $412 thousand of cash and cash equivalents as of June 30, 2021. SharpLink’s management believes its operating cash flows, together with cash on hand, $6.0 million of cash it received in July subsequent to the closing of the MTS Merger and $10.0 million it received in November 2021 for the issuance of stock and warrants, and the closing of $3.25 million, five-year term loan agreement on January 31, 2022, will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement.

SharpLink, Inc. cannot guarantee that its available cash resources will be sufficient to meet its liquidity needs. SharpLink may need additional cash resources due to changed business conditions or other developments, including unanticipated regulator developments, significant acquisitions, or competitive pressures. To the extent that its current resources are insufficient to satisfy its cash requirements, SharpLink may need to seek additional equity and/or debt financing. If the needed financing is not available, or if the terms of the financing are less desirable than expected, SharpLink may be forced to decrease its level of investment in new product launches or scale back its existing operations, which could have an adverse impact on its business and financial prospects.

Description of Indebtedness

Paycheck Protection Program Loan

On April 15, 2020, SharpLink, Inc. received a loan in the aggregate amount of $46 thousand, pursuant to the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the United States Small Business Association (“SBA”). The PPP Loan has a maturity of two years from the disbursement of the funds and an annual interest rate of 1.0 percent. SharpLink, Inc. used the funds from these loans only for the purposes included in the Paycheck Protection Program, including payroll and employee benefits.

Under the terms of the CARES Act, SharpLink, Inc. applied for forgiveness of a portion of the PPP Loan, which was granted on December 7, 2020. SharpLink, Inc. may be audited by the SBA for a period of up to six years after the date it was forgiven to determine whether it met the qualifications for the loan.

Cash Flows

Comparison of Cash Flows for the Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended
	June 30,
$ in thousands	2021	2020

Net cash (used for) from operating activities	$(1,995)	$(76)
Net cash used for investing activities	$(140)	$(173)
Net cash from financing activities	$(39)	$566

Cash Used in Operating Activities

Cash used in operating activities for the six months ended June 30, 2021 was $2.0 million, which consisted of a net loss of $21.1 million, offset by $19.0 million in non-cash charges and a net change of $84 thousand in SharpLink, Inc.’s net operating assets and liabilities. The non-cash charges primarily consisted of a change in fair value of $18.9 million associated with the commitment fee. The net cash inflow from changes in operating assets and liabilities was primarily driven by an increase in accrued expenses and a decrease in contract assets, which were partially offset by lower deferred revenue and higher accounts receivable.

Cash used in operating activities for the six months ended June 30, 2020 was $76 thousand, which consisted of a net loss of $236 thousand, partially offset by $49 thousand in non-cash charges and a net change of $111 thousand in SharpLink, Inc.’s net operating assets and liabilities. The non-cash charges primarily consisted of $49 thousand of depreciation and amortization expenses. The net cash inflow from changes in operating assets and liabilities was primarily driven by a decrease in accounts receivable and contract asset partially offset by an increase in deferred revenue.

Cash Used in Investing Activities

Cash used in investing activities for the six months ended June 30, 2021 was $140 thousand, which consisted of capital expenditures of $120 thousand and $20 thousand for internally developed software and equipment, respectively.

Cash used in investing activities for the six months ended June 30, 2020 was $173 thousand, which consisted of capital expenditures of $168 thousand and $5 thousand for internally developed software and equipment, respectively.

Cash Provided by Financing Activities

Cash used for financing activities for the six months ended June 30, 2021 was $39 thousand, which primarily consisted of transactions with SportsHub Games Network, Inc., the controller shareholder of SharpLink Israel (“SportsHub”).

Cash from financing activities for the six months ended June 30, 2020 was $566 thousand, which primarily consisted of proceeds from to the issuance of prepaid stock, collection of proceeds for stock subscriptions, and proceeds from the PPP loan which were partially offset by transactions with SportsHub.

Comparison of Cash Flows for the Twelve Months Ended December 31, 2020 and 2019

	Twelve Months Ended
	December 31,
$ in thousands	2020	2019

Net cash (used for) from operating activities	$(769)	$75
Net cash used for investing activities	$(298)	$(193)
Net cash from financing activities	$1,851	$1,919

Cash used in operating activities for 2020 was $769 thousand, which consisted of a net loss of $1.1 million, partially offset by $155 thousand in non-cash charges and a net change of $215 thousand in SharpLink, Inc.’s net operating assets and liabilities. The non-cash charges primarily consisted of $133 thousand of depreciation and amortization expenses, $67 thousand of stock-based compensation and a $46 thousand benefit for the forgiveness of the PPP loan. The net cash inflow from changes in operating assets and liabilities was primarily driven by decreases in accounts receivable and increases in accrued expenses of $558 thousand and $152 thousand, respectively, offset by an decrease in deferred revenue of $410 thousand.

Cash provided by operating activities for 2019 was $75 thousand, which consisted of a net loss of $306 thousand, partially offset by $18 thousand in non-cash charges and a net change of $213 thousand in SharpLink, Inc.’s net operating assets and liabilities. The non-cash charges primarily consisted of $98 thousand of depreciation and amortization expenses, and $80 thousand of a deferred tax benefit. The net cash inflow from changes in operating assets and liabilities was primarily driven by an increase in deferred revenue of $350 thousand.

Cash Used in Investing Activities

Cash used in investing activities for 2020 was $298 thousand, which consisted of $292 thousand and $6 thousand for internally developed software costs and equipment, respectively.

Cash used in investing activities for 2019 was $193 thousand, which consisted of $174 thousand and $19 thousand for internally developed software costs and equipment, respectively.

Cash Provided by Financing Activities

Cash provided by financing activities for 2020 was $1.9 million, which primarily consisted of $1.9 million in net proceeds from issuance of preferred stock and commitment fee, and collections from stock subscriptions which were partially offset by transactions with SportsHub.

Cash provided by financing activities for 2019 was $1.9 million, which primarily consisted of $2.6 million from the issuance of common stock and $1.9 million from the issuance of convertible notes which was partially offset by principal payments on convertible notes and transactions with SportsHub.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental measure of operating performance monitored by management that is not defined under GAAP and that does not represent, and should not be considered as, an alternative to net loss, as determined by GAAP. SharpLink, Inc. management defines Adjusted EBITDA as operating loss, adjusted for depreciation and amortization, equity-based compensation expense, transaction and public readiness costs, and commitment fee expense. Management uses Adjusted EBITDA to understand and evaluate SharpLink, Inc.’s core operating performance and trends.

SharpLink, Inc. management uses Adjusted EBITDA in conjunction with GAAP measures as part of SharpLink, Inc.’s overall assessment of its performance, including the preparation of its annual operating budget and quarterly forecasts, to evaluate the effectiveness of its business strategies and to communicate with its Board of Directors concerning its financial performance. Management believes SharpLink, Inc.’s non-GAAP measure is also helpful to investors, analysts and other interested parties because it can assist in providing a more consistent and comparable overview of its operations across its historical financial periods. SharpLink, Inc.’s non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Because of these limitations, you should consider SharpLink, Inc.’s non-GAAP measure alongside other financial performance measures, including gross margin, loss from operations and its other GAAP results. In evaluating the non-GAAP measure, you should be aware that in the future, SharpLink, Inc. may incur expenses that are the same as or similar to some of the adjustments in this presentation. SharpLink, Inc.’s presentation of non-GAAP measures should not be construed as an inference that its future results will be unaffected by the types of items excluded from the calculation of its non-GAAP measure. Its non-GAAP measure is not a presentation made in accordance with GAAP and the use of the terms varies from others in its industry.

A reconciliation of Adjusted EBITDA to loss from operations, the most directly comparable GAAP measure, is as follows:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
$ in thousands	2021	2020	2020	2019
Operating Loss	$(21,095)	$(248)	$(1,206)	$(382)
Depreciation and amortization[1]	95	49	133	98
Equity-based compensation[2]	63	—	67	—
Transaction and public readiness[3]	884	—	—	—
Commitment fee expense[4]	18,852	—	—	—
Adjusted EBITDA	$(1,201)	$(199)	$(1,006)	$(284)

1 Non-cash depreciation and amortization expense primarily consists of amortization of acquired customer relationships, internally developed software and depreciation of computer equipment.

2 Non-cash equity-based compensation

3 One-time expenses associated with SharpLink, Inc.’s efforts to merge into, and become, a publicly traded entity.

4 Non-cash fair value adjustments associated with SharpLink, Inc.’s commitment to sell the Company’s preferred stock.

Contractual Obligations and Other Commitments

SharpLink, Inc. has no further principal commitments associated with its PPP loan which was forgiven in December 2020 by the SBA. See Note 1 to SharpLink, Inc.’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

Since SharpLink, Inc.’s inception, it has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Polices and Estimates

SharpLink, Inc.’s discussion and analysis of financial condition and results of operations are based upon its consolidated financial statements included elsewhere in this proxy statement/prospectus. The preparation of its consolidated financial statements in accordance with GAAP requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. SharpLink, Inc. bases its estimates on past experience and other assumptions that it believes are reasonable under the circumstances and it evaluates these estimates on an ongoing basis. Actual results may differ from those estimates.

SharpLink, Inc.’s critical accounting policies are those that materially affect its consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing its consolidated financial statements.

Revenue Recognition

Sports Gaming Client Services

SharpLink, Inc. enters into contracts for the development, hosting, operations, maintenance, and service of games and contests that are hosted by SharpLink, Inc. and accessed through its clients’ websites or other electronic media. This generally results in revenue from developing, hosting, and maintaining software for clients (cloud-hosted SaaS) or licensing revenue for the development of software. Revenue is recognized upon transfer of control of products or services (i.e. performance obligations) to clients in an amount that reflects the consideration to which SharpLink, Inc. expects to be entitled in exchange for promised goods or services. SharpLink, Inc.’s performance obligations are satisfied either over time (for cloud-hosted SaaS) or at a point in time (for software licenses).

Affiliate Marketing Services

SharpLink, Inc.’s Affiliate Marketing Services segment is in its pre-revenue development stage. Affiliate marketing revenue will be recognized to the extent that it is probable that the economic benefits will be realized and the revenue can be reliably measured, regardless of when the payment is received. SharpLink, Inc. may enter into contracts with its clients under revenue share or cost per acquisition (CPA) models.

In revenue share arrangements, SharpLink, Inc. will receive a percentage of the revenues generated by SharpLink, Inc.’s partner sportsbooks from players referred to the sportsbook via SharpLink, Inc. Revenue will be recognized during the month in which it is earned by the respective sportsbook operator.

In CPA arrangements, SharpLink, Inc. will receive a fixed one-time fee for each referred player who deposits money on the partner sportsbook operator’s website. Cost per acquisition consists of a contractual rate agreed upon with each respective sportsbook operator. Revenue will be recognized during the month in which the deposits are made.

Internally Developed Software

SharpLink, Inc. capitalizes software that is developed for internal use where costs related to preliminary project activities and post implementation activities are expensed as incurred. Judgment is required in determining when development costs can be capitalized. Qualifying costs incurred to develop software for internal use are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include salaries for employees who devote time directly to developing internal-use software and external direct costs of services consumed in developing the software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life of three years. SharpLink evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Goodwill

SharpLink, Inc. records goodwill when consideration paid in an acquisition exceeds the fair value of the net tangible assets and the identifiable intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if facts and circumstances warrant a review. SharpLink, Inc. has determined that there are two reporting units for the purpose of goodwill impairment tests, though only one reporting unit contains goodwill.

For purposes of assessing the impairment of goodwill, SharpLink, Inc. annually, at its fiscal year end, estimates the fair value of the reporting unit and compares this amount to the carrying value of the reporting unit. Some of the key considerations used in our impairment testing include (i) market pricing of guideline publicly traded companies (ii) cost of capital, including the risk-free interest rate, and (iii) recent historical and projected operating results of the subject reporting units. There is inherent uncertainty included in the assumptions used in goodwill impairment testing. A change to any of the assumptions could lead to a future impairment that could be material. If SharpLink, Inc. determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value. As of December 31, 2020 and 2019, SharpLink, Inc. completed its annual impairment test of goodwill and determined that its goodwill was not impaired.

Stock-Based Compensation

SharpLink, Inc. measures compensation expense for all stock-based payment awards, including stock options granted to employees, directors and nonemployees based on the estimated fair value of the awards on the date of grant. Stock-based compensation expense is recognized ratably over the period during which an employee is required to provide service. The service-based condition for the majority of these awards is satisfied over three years.

Stock Options

SharpLink, Inc. estimates the fair value of stock options granted to employees using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the following:

●	Expected volatility. As a result of the lack of historical and implied volatility data of SharpLink, Inc.’s common stock, the expected stock price volatility has been estimated based on the historical volatilities of selected companies with comparable characteristics to us, including enterprise value, risk profiles and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. The historical volatility data has been computed using the daily closing prices for the selected companies.

●	Expected term. The expected term is determined based on the average period the stock options are expected to remain outstanding using the simplified method, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as SharpLink, Inc. does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

●	Risk-free interest rate. The expected risk-free rate assumption is based on the U.S. Treasury instruments whose term is consistent with the expected term of the stock options.

●	Forfeiture rate. The forfeiture rate is not estimated on grant date. SharpLink, Inc. records forfeitures in the period in which options are forfeited.

●	Expected dividend yield. The expected dividend assumption is based on SharpLink, Inc.’s history and expectation of dividend payouts. SharpLink, Inc. has not paid dividends and do not expect to do so in the foreseeable future.

SharpLink, Inc. will continue to use judgment in evaluating the assumptions related to its stock-based compensation on a prospective basis. As SharpLink, Inc. continues to accumulate additional data related to its common stock, it may refine its estimation process, which could materially impact its future stock-based compensation expense.

The fair value of each stock option grant is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2021	2020	2020	2019
Expected dividend yield	n/a	n/a	0%	n/a
Expected volatility	n/a	n/a	51.72%	n/a
Expected term (years)	n/a	n/a	5.4	n/a
Risk-free interest rate	n/a	n/a	0.48%	n/a
Forfeiture rate	n/a	n/a	0%	n/a
Fair value of common stock	n/a	n/a	$0.57 - $1.47	n/a

In the periods presented, options were only granted in December 2020 resulting in no information being available for the six months ended June 30, 2021 and 2020, and for the twelve months ended December 31, 2019.

Warrants

SharpLink, Inc. estimates the fair value of warrants granted to non-employees using the Black-Scholes option pricing model, which requires the input of subject assumptions, including the following:

●	Expected volatility. As a result of the lack of historical and implied volatility data of SharpLink, Inc.’s common stock, the expected stock price volatility has been estimated with the benefit of hindsight utilizing the fair value determined as of December 31, 2020, the date in which equity was most recently raised prior to the Merger, and then again as of July 26, 2021, the merger date, using the Company’s publicly traded share price. We determined that a straight-line calculation between these two dates, adjusted for our estimates for the probability of a Merger event occurring, was the most reasonable basis for recognizing a change in fair value as we did not identify any single event that occurred during this interim period that would have caused a material change in value.

●	Expected term. The warrant will vest and become exercisable by the holder immediately prior to the Merger. If the Merger were to not have happened prior to August 1, 2022, the warrant would have terminated and become no longer exercisable. Following the Merger event occurring, the warrant carries a term of 5 years from the exercisability date.

●	Risk-free interest rate. The expected risk-free rate assumption is based on the U.S. Treasury instruments whose term is consistent with the expected term of the stock options.

●	Forfeiture rate. The forfeiture rate is not estimated on grant date. SharpLink, Inc. records forfeitures in the period in which options are forfeited.

●	Expected dividend yield. The warrant does not entitle the holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise of the warrant.

SharpLink, Inc. will continue to use judgment in evaluating the assumptions related to its stock-based compensation on a prospective basis. As SharpLink, Inc. continues to accumulate additional data related to its common stock, it may refine its estimation process, which could materially impact its future stock-based compensation expense.

The fair value the warrant is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2021	2020	2020	2019
Expected dividend yield	0%	n/a	n/a	n/a
Expected volatility	58.20%	n/a	n/a	n/a
Expected term (years)	5.0	n/a	n/a	n/a
Risk-free interest rate	0.42%	n/a	n/a	n/a
Forfeiture rate	0%	n/a	n/a	n/a
Fair value of common stock	$2.36	n/a	n/a	n/a

There was only one warrant issued which occurred on February 1, 2021.

Commitment Fee

The commitment fee, which requires the Company to sell to the current Series A Preferred Stock shareholder 2,765,824 shares of Series B Preferred Stock for $6,000,000 and to issue Series A-1 Preferred Stock equal to the greater of either 15% of the aggregate of the First and Second Tranche or 3% of the Company’s issued and outstanding capital immediately following the Second Tranche (collectively, the commitment fee and second tranche), may require the Company to transfer a variable number of shares outside of its control and is classified as a liability. Liability-classified instruments are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified, or otherwise settled.

The Company utilizes a Monte Carlo simulation to value the commitment fee. The Company selected this model as it believes it is reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the commitment fee. Such assumptions include, among other inputs, stock price volatility, risk-free rate, probability of completing a Going Public Transaction, conversion price of the preferred stock and the underlying stock price. The Company’s underlying stock fair value was determined using a straight-line calculation, consistent with the method described under the captions “Stock options” and “Warrants”.

Significant inputs and assumptions used in the valuation mode were as follows for each period:

	As of	As of
	June 30, 2021	December 31, 2020
Probability of a Going Public Transaction	90%	50%
Volatility	50.6%	58.5%
Stock price of public company at the time of measurement	$6.14	$0.63
Date of Going Public Transaction	July 31, 2021	April 30, 2021
Estimated common shares outstanding at Going Public Transaction date	23,366,319	52,077,000

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 1 – Summary of Significant Accounting Policies, to SharpLink’s audited and unaudited consolidated financial statements included elsewhere in this proxy statement.

FOURCUBED MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company” refers to the business of FourCubed (collectively, “FourCubed”) prior to the Closing.

You should read the following discussion and analysis of FourCubed’s financial condition and results of operations together with the “Selected Historical and Pro Forma Financial Information of FourCubed” section and the FourCubed audited consolidated financial statements, unaudited interim condensed consolidated financial statements and related notes to both included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. FourCubed’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this proxy statement/prospectus. FourCubed’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

On December 31, 2021, in a combination cash and stock transaction, SharpLink Israel acquired certain assets of FourCubed, including FourCubed’s iGaming and affiliate marketing network, known as PAS.net. For more than 16 years, FourCubed has focused on delivering quality traffic and player acquisitions, retention and conversions to U.S. regulated and global iGaming operator partners worldwide. The strategic acquisition of FourCubed brought SharpLink an industry respected operating team with decades of combined experience in conversion through affiliate marketing services and in securing highly profitable, recurring net gaming revenue contracts with many of the world’s leading iGaming companies, including Party Poker, bwin, UNIBET, GG Poker, 888 poker, betfair and others. Originally established in 2005, FourCubed’s international iGaming affiliate network is currently comprised of over 12,000 sub-affiliates and has delivered over 1.8 million referred players since PAS.net was launched in 2008.

Impact of COVID-19

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Almost immediately, mitigation measures implemented or recommended by governmental authorities and private organizations restricted the mobility of populations world-wide.

The restrictions on mobility resulted in individuals looking for indoor recreational activities with many turning to electronic entertainment. As a result, FourCubed saw increased activity in an always-accessible online gaming world and revenue increased from the userbase increasing its activity.

The COVID-19 pandemic continues to evolve, and the ultimate pace of recovery is uncertain with multiple variants seen. FourCubed’s year-over-year variances for the first six months of 2021 against the first six months of 2020 are almost entirely due to COVID-19’s impact on its business. FourCubed management expects that performance of on-going operations, non-COVID impacted, will look similar to the full-year 2019 results from an operating standpoint.

Key Factors Affecting FourCubed’s Performance

Success of Marketing Initiatives

Management believes FourCubed has an opportunity to efficiently scale marketing while also increasing brand awareness. To grow marketing, FourCubed intends to scale its search engine marketing program and continue to engage the end users. FourCubed’s ability to successfully implement these marketing initiatives has an impact on revenue.

Components of Operating Results

Revenues

FourCubed earns advertising commissions from online gambling sites for connecting individuals to the sites. FourCubed has one performance obligation: to make the connection between the individual and the online gambling site. FourCubed is compensated for that delivery through a cost per acquisition model (CPA) or revenue share model. Revenue is recognized to the extent that it is probable that the economic benefits will be realized, and the revenue can be reliably measured, regardless of when the payment is received.

In February 2022, notified by Entain plc, a gaming operator from which FourCubed earned over 85 percent of its revenues for the years ended December 31, 2020 and 2019, that it intends to exit the Russian market. FourCubed estimates that approximately 40 percent of its annual revenue, with an estimated operating income margin of 25 percent, is earned from players in the Russian market. We will endeavor to transition the players in the Russian market to other operators but lost revenues during the transition period to a new operator, lost revenues as players may choose to no longer utilize the services of FourCubed, lost revenues as the players may already have established a relationship with the new operator(s) we select, and additional player promotional costs.

Cost of Revenues

Cost of revenue primarily consists of costs paid to sub-affiliates that refer players to FourCubed for delivery to an operator. FourCubed pays a commission to the sub-affiliate for revenues that FourCubed earns from the operator.

FourCubed expects that cost of revenue will increase on an absolute dollar basis for the foreseeable future as revenue continues to grow.

Operating Expenses

FourCubed’s operating expenses consist of selling, general and administrative expenses. Included in operating expenses are player marketing costs, compensation costs, which consist of salaries, payroll taxes, benefits, and bonuses expense, as well as the related overhead costs of FourCubed’s support staff activities.

As FourCubed’s total net revenue increases or decreases and to the extent its operating expenses are not equally affected, its operating expenses as a percentage of net revenue will fluctuate.

Selling Expenses

Selling expense primarily consists of player promotion expense where FourCubed advertises to players in an effort to increase player engagement with online gambling sites.

FourCubed expects selling expenses will continue to increase as it looks to maintain its current player base and engage new players and sub-affiliates.

General and Administrative Expenses

General and administrative expense primarily consists of compensation costs for executive management and administrative employees, including account management, finance and accounting, and human resources in addition to technology consulting costs.

FourCubed management expects that selling, general and administrative expense will increase on an absolute dollar basis and vary from period to period as a percentage of revenue for the foreseeable future.

Other Income (Expense)

Other income (expense) primarily consists of realized gains or losses on foreign currency exchange. In 2021, Other income (expense) also includes the forgiveness of a loan granted under the Paycheck Protection Program administered by the United States Small Business Administration (SBA).

FourCubed plans to continue to accept foreign currency, primarily the Euro. FourCubed expects that foreign currency gains and losses will fluctuate as a percent of its revenue from period to period as a result of exchange rates and macro-economic conditions.

Provision for Income Tax

Provision for income tax consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which FourCubed conducts business.

Comparison of the Six Months Ended June 30, 2021 and 2020

	Six Months Ended
	June 30,
$ in thousands	2021	2020
Revenue	$3,094	$3,517

Cost of revenue	2,182	2,781

Gross profit	912	736

Operating expenses
Selling	220	32
General, and administrative expenses	327	374
Total operating expenses	547	406

Income from Operations	365	330

Other Income and Expense
Other income	—	—
Other expense	22	(21)
Total other income and expense	22	(21)

Net income before income taxes	387	309

Provision for income taxes	—	50

Net income	$387	$259

Revenue

Revenue decreased by $423 thousand, or 12.0 percent, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease in revenue is the result of fewer commissions earned on individuals participating in online gambling sites. Online gambling activity, and the commissions FourCubed earns on that activity, decreased in the first half of 2021 compared to the first half of 2020 following the easing of restrictions on mobility associated with the COVID-19 pandemic.

Cost of Revenue

Cost of revenue decreased by $599 thousand, or 21.5 percent, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease in cost of revenue is the result of lower payments to sub-affiliates to whom FourCubed pays commission to for the conversion of their players to online operators. The decrease in payments follows the decrease in revenue as a result of the easing of restrictions on mobility associated with the COVID-19 pandemic.

Operating Expenses

	Six Months Ended
	June 30,
$ in thousands	2021	2020	$ Change	% Change
Operating expenses
Selling	$220	$32	$188	587.5%
General, and administrative expenses	327	374	(47)	-12.6%
Total operating expenses	$547	$406	$141	34.7%

Selling expenses

Selling expenses increased by $188 thousand, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was due to higher promotional expense in an effort to continue engagement with players as COVID-19 restrictions were lessened from the 2020 highest impact levels.

General and administrative expenses

General and administrative expenses decreased $47 thousand, or 12.6 percent, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease in general and administrative expenses was primarily due to lower staffing levels in the first half of 2021 compared to the first half of 2020, partially offset by increased consulting services.

Other Income (Expense)

	Six Months Ended
	June 30,
$ in thousands	2021	2020	$ Change	% Change
Other income and (expense)	$22	$(21)	$43	-204.8%

In April 2020, the FourCubed was granted a $39 thousand loan under the Payroll Protection Program, or PPP. The loan obligation was fully forgiven by the U.S. Small Business Administration in February 2021 resulting in a gain, which was recognized in Other income. Absent the forgiveness of the PPP loan, other income (expense) changed by an immaterial amount during the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Provision for Income Tax

	Six Months Ended
	June 30,
$ in thousands	2021	2020	$ Change	% Change
Provision for income taxes	$—	$50	$(50)	-100.0%

The consolidated statements of FourCubed include an entity which is taxed as a C-Corporation and another which is taxed on a pass-thru basis as an S-Corporation. For the six months ended June 30, 2021, a greater portion of pre-tax earnings for the consolidated company was attributable to the entity taxed on a pass-thru basis than occurred for the six months ended June 30, 2020, resulting in lower income taxes reportable in the consolidated financial statements.

Comparison of the Year Ended December 31, 2020 and 2019

	Twelve Months Ended
	December 31,
$ in thousands	2020	2019
Revenue	$6,587	$5,618

Cost of revenue	5,091	4,356

Gross profit	1,496	1,262

Operating expenses
Selling	132	57
General, and administrative expenses	604	737
Total operating expenses	736	794

Income from Operations	760	468

Other Income and Expense
Other income	80	—
Other expense	(1)	(33)
Total other income and expense	79	(33)

Net income before income taxes	839	435

Provision for income taxes	64	120

Net income	$775	$315

Revenue

Revenue increased by $969 thousand, or 17.2 percent, in 2020 compared to 2019. The increase was primarily due to the effects of the COVID-19 pandemic, which caused wide-spread social restrictions resulting in individuals spending more time indoors and playing games for recreation.

Cost of Revenue

Cost of revenue increased by $735 thousand, or 16.9 percent, in 2020 compared to 2019. The increase was primarily due to increased sub affiliate costs resulting from increased game play activity resulting from the effects of the COVID-19 pandemic which caused wide-spread social restrictions.

Operating Expenses

	Twelve Months Ended
	December 31,
$ in thousands	2020	2019	$ Change	% Change
Operating expenses
Selling	$132	$57	$75	131.6%
General, and administrative expenses	604	737	(133)	-18.0%
Total operating expenses	$736	$794	$(58)	-7.3%

Selling

Selling expenses increased by $75 thousand, or 131.6 percent, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019. The increase was due to higher promotional expense associated with driving player engagement.

General and administrative expenses

General and administrative expenses decreased $133 thousand, or 18.0 percent, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019. The decrease in general and administrative expenses was primarily due to lower staffing levels, fewer bad debts and less travel in response to the COVID-19 pandemic partially offset by increased consulting expenses.

Other Income (Expense)

	Twelve Months Ended
	December 31,
$ in thousands	2020	2019	$ Change	% Change
Other Income and Expense
Other income	$80	$—	$80	nm
Other expense	(1)	(33)	32	-97.0%
Total other income and (expense)	$79	$(33)	$112	-339.4%

Other income

Other income in 2020 primarily relates to recognized net gains on foreign currency transactions. In 2019, FourCubed experienced net losses on foreign currency transactions which is recorded in Other expense. Other income changed by an immaterial amount during the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, after excluding the impacts associated with foreign currency transactions.

Other expense

Other expense in 2019 includes net losses on foreign currency transactions. In 2020, the Company experienced net gains on foreign currency transactions which is recorded in Other income. Other expense changed by an immaterial amount during the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, after excluding the impacts associated with foreign currency transactions.

Provision for Income Tax

	Twelve Months Ended
	December 31,
$ in thousands	2020	2019	$ Change	% Change
Provision for income taxes	$64	$120	$(56)	-46.7%

The consolidated statements of FourCubed include an entity which is taxed as a C-Corporation and another which is taxed on a pass-thru basis as an S-Corporation. For the twelve months ended December 31, 2020, a greater portion of pre-tax earnings for the consolidated company was attributable to the entity taxed on a pass-thru basis than occurred for the six months ended December 31, 2019 resulting in lower income taxes reportable in the consolidate financial statements.

Liquidity and Capital Resources

FourCubed measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital and capital expenditure needs, contractual obligations, and other commitments, with cash flows from operations and other sources of funding. FourCubed’s current working capital needs relate mainly to establishing relationships with key customers, and compensation and benefits for its employees. FourCubed’s recurring capital expenditures consist primarily of internally developed software costs. FourCubed expects its capital expenditure and working capital requirements to increase as it acquires new clients. FourCubed’s ability to expand and grow its business will depend on many factors, including its working capital needs, its ability to raise additional capital, and the evolution of its cash flows.

FourCubed had $623 thousand of cash and cash equivalents as of June 30, 2021. FourCubed’s management believes its operating cash flows, together with cash on hand will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement.

On January 31, 2022, FourCubed Acquisition Company, a wholly-owned subsidiary of SharpLink Israel, entered into a $3.25 million term loan agreement with Platinum Bank. While entered into subsequent to the December 31, 2021 acquisition of FourCubed, this agreement was completed to finance a portion of the purchase price. The agreement bears interest at a rate of 4.00 percent and requires monthly payments in equal installments for a period of five years at which time the agreement will be repaid in full. The agreement is collateralized by the assets of the business, is guaranteed by two additional wholly-owned subsidiaries of SharpLink Israel and requires FourCubed Acquisition to maintain a debt service coverage ratio in excess of 1.25x.

Description of Indebtedness

Paycheck Protection Program Loan

In April 2020, FourCubed received a loan in the aggregate amount of $39 thousand, pursuant to the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the United States Small Business Association (“SBA”). The PPP Loan has a maturity of two years from the disbursement of the funds and an annual interest rate of 1.0 percent. FourCubed used the funds from these loans only for the purposes included in the Paycheck Protection Program, including payroll and employee benefits.

Under the terms of the CARES Act, FourCubed applied for forgiveness of a portion of the PPP Loan, which was granted in February 2021. FourCubed may be audited by the SBA for a period of up to six years after the date it was forgiven to determine whether FourCubed met the qualifications for the loan.

Cash Flows

Comparison of Cash Flows for the Six Months Ended June 30, 2021 and June 30, 2020

	Six Months Ended
	June 30,
$ in thousands	2021	2020
Net cash from operating activities	$415	$306
Net cash used for investing activities	$—	$—
Net cash used for financing activities	$(978)	$(35)

Cash Used in Operating Activities

Cash provided by operating activities for the six months ended June 30, 2021 was $415 thousand, which consisted of net income of $387 thousand and $39 thousand in non-cash charges and a net change of $67 thousand in FourCubed’s net operating assets and liabilities. The non-cash charges resulted from a benefit for the forgiveness of the PPP loan. The net cash inflow from a change in FourCubed’s net operating assets and liabilities is primarily attributable to a decrease in accounts receivable and an increase in accounts payable.

Cash provided by operating activities for the six months ended June 30, 2020 was $306 thousand, which consisted of net income of $259 thousand, $7 thousand in non-cash charges and a net change of $54 thousand in FourCubed’s net operating assets and liabilities. The non-cash charges resulted from a change in deferred tax assets. The net cash inflow from changes in operating assets and liabilities was primarily driven by an increase in accounts payable and income taxes payable of $204 thousand and $12 thousand, respectively, partially offset by an increase in accounts receivable of $160 thousand.

Cash Provided by Investing Activities

There were no cash flows from investing activities for the six months ended June 30, 2021 and 2020.

Cash Used in Financing Activities

Cash used for financing activities for the six months ended June 30, 2021, was $978 thousand, which consisted of distributions to owners.

Cash used for financing activities for the six months ended June 30, 2020, was $35 thousand, which primarily consisted of distributions to owners, partially offset by proceeds from the PPP loan.

Comparison of Cash Flows for the Twelve Months Ended December 31, 2020 and 2019

	Twelve Months Ended
	December 31,
$ in thousands	2020	2019
Net cash from operating activities	$1,011	$54
Net cash used for investing activities	$—	$23
Net cash used for financing activities	$(567)	$(284)

Cash provided by operating activities for 2020 was $1.0 million, which consisted of net income of $775 thousand and $20 thousand in non-cash charges and a net change of $216 thousand in FourCubed’s net operating assets and liabilities. The non-cash charges resulted from a change in deferred tax assets. The net cash inflow from a change in FourCubed’s net operating assets and liabilities is primarily attributable to an increase in accounts payable, partially offset by an increase in accounts receivable.

Cash provided by operating activities for 2019 was $54 thousand, which consisted of net income of $315 thousand, partially offset by $12 thousand in non-cash charges and a net change of $250 thousand in FourCubed’s net operating assets and liabilities. The non-cash charges resulted from a change in deferred tax assets. The net cash outflow from changes in operating assets and liabilities was primarily driven by a decrease in accounts payable and income taxes payable of $349 thousand and $59 thousand, respectively, partially offset by a decrease in accounts receivable of $155 thousand.

Cash Used in Investing Activities

Cash from investing activities for 2019 was $23 thousand, which consisted of proceeds from the sale of digital currencies.

Cash Provided by Financing Activities

Cash used by financing activities for 2020 was $567 thousand primarily consisting of $606 thousand for distributions to owners and was partially offset by $39 thousand in proceeds from the PPP loan.

Cash used by financing activities for 2019 was $284 thousand, which consisted of distributions to owners.

Contractual Obligations and Other Commitments

FourCubed has no further principal commitments associated with its PPP loan, which was forgiven in February 2021 by the SBA. See Note 1 to FourCubed’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

Since FourCubed’s inception, it has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Polices and Estimates

FourCubed’s discussion and analysis of financial condition and results of operations are based upon its consolidated financial statements included elsewhere in this proxy statement/prospectus. The preparation of FourCubed’s consolidated financial statements in accordance with GAAP requires its management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Management bases its estimates on past experience and other assumptions that management believes are reasonable under the circumstances and FourCubed evaluates these estimates on an ongoing basis. Actual results may differ from those estimates.

FourCubed’s critical accounting policies are those that materially affect its consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing its consolidated financial statements.

Revenue Recognition

FourCubed’s earns advertising commissions from online gambling sites for connecting individuals to the site. FourCubed has one performance obligation: to make the connection between the individual and the online gambling site. FourCubed is compensated for that delivery through a cost per acquisition model (CPA) or revenue share model. Revenue is recognized to the extent that it is probable that the economic benefits will be realized and the revenue can be reliably measured, regardless of when the payment is received.

 In CPA arrangements, FourCubed will receive a fixed one-time fee for each referred individual who deposits money on the partner operator’s website. Cost per acquisition consists of a contractual rate agreed upon with each respective operator. Revenue will be recognized during the month in which an individual’s deposits are made to the online gambling site.

In revenue share arrangements, FourCubed will receive a percentage of the net gaming revenues generated by FourCubed’s partner operator from players referred to the operator through FourCubed. Revenue will be recognized during the month in which it is earned by the respective operator.

Recently Adopted and Issued Accounting Pronouncements

There are no recently issued and adopted accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

FourCubed is to market risks in the ordinary course of business. The primarily risk relates to the exchange of foreign currency FourCubed receives from its customers.

Foreign Currency Risk

Transaction Exposure

FourCubed transacts business outside the United States and therefore it engages in transactions denominated in foreign currencies, primarily the Euro. This exposes FourCubed to the risk of fluctuations in foreign currency exchange rates. Accordingly, changes in exchange rates are reflected in reported income and loss included in FourCubed’s consolidated statements of operations. A continued strengthening of the U.S. dollar would therefore reduce reported revenue and expenses from FourCubed’s international businesses included in FourCubed’s consolidated statements of operations.

Inflation Risk

FourCubed does not believe that inflation has had a material effect on its business, financial condition, or results of operations, other than its impact on the general economy. Nonetheless, if FourCubed’s costs were to become subject to inflationary pressures, FourCubed may not be able to fully offset such higher costs through price increases. FourCubed’s inability or failure to do so could harm its business, financial condition and results of operations.

LEGACY MTS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company” refers to the business of Legacy MTS.

You should read the following discussion and analysis of Legacy MTS’s financial condition and results of operations together with the “Selected Historical and Pro Forma Financial Information of Legacy MTS” section and Legacy MTS’s audited consolidated financial statements, unaudited interim condensed consolidated financial statements and related notes to both included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Legacy MTS’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this proxy statement/prospectus. Legacy MTS’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Background

Legacy MTS was organized under the laws of the State of Israel in December 1995. From its initial public offering in May 1997 through its merger with SharpLink, Inc. in July 2021, Legacy MTS’s ordinary shares were listed on the NASDAQ Stock Market (symbol: MTSL).

During 2020 Legacy MTS operated in one business segment, the Enterprise (TEM) Division which relates to the telecom business and includes TEM solutions and services. Due to the significant decline of its Billing business and its focus on the TEM business, at the beginning of 2018 Legacy MTS decided to cease billing activity which was part of the service provider segment till the end of 2017.

Following the acquisition of Vexigo in April 2015, Legacy MTS operated in another operation-based segment of video advertising. Legacy MTS sold Vexigo’s business operations to an unaffiliated third party in June 2018.

Legacy MTS has wholly owned subsidiaries in Israel, the United States, Hong Kong and the Netherlands, which act as marketing and customer service organizations in those countries.

 General

Legacy MTS’s consolidated financial statements appearing in this proxy statement/prospectus are prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Transactions and balances originally denominated in dollars are presented at their original amounts. Transactions and balances in other currencies are re-measured into dollars in accordance with the principles set forth in Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 830, “Foreign Currency Translation.” The majority of Legacy MTS’s sales are made outside Israel in dollars. In addition, substantial portions of Legacy MTS’s costs are incurred in dollars. Since the dollar is the primary currency of the economic environment in which Legacy MTS and certain of its subsidiaries operate, the dollar is its functional and reporting currency and, accordingly, monetary accounts maintained in currencies other than the dollar are re-measured using the foreign exchange rate at the balance sheet date. Operational accounts and non-monetary balance sheet accounts are measured and recorded at the exchange rate in effect at the date of the transaction. The financial statements of certain subsidiaries, whose functional currency is not the dollar, have been translated into dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the period. The resulting translation adjustments are reported as a component of shareholders’ equity in accumulated other comprehensive income (loss).

Legacy MTS’s audited financial statements for the year ended December 31, 2020 were prepared under the assumption that Legacy MTS would continue its operations as a going concern. Legacy MTS’s independent registered public accounting firm has included a “going concern” explanatory paragraph in its report on Legacy MTS’s financial statements for the three years ended December 31, 2020, which raises substantial doubt about its ability to continue as a going concern. The inclusion of this “going concern” paragraph in Legacy MTS’s financial statements and the uncertainty concerning its ability to continue as a going concern may adversely affect its ability to obtain future financing and, if obtained, the terms of such financing. Legacy MTS’s financial statements do not include any adjustments that may result from the outcome of this uncertainty. Without additional funds from private or public offerings of debt or equity securities, sales of assets, sales or licenses of intellectual property or technologies, or other transactions, Legacy MTS will exhaust its resources and will be unable to continue operations.

In June 2018, Legacy MTS sold the assets relating to its former Vexigo online video advertising solution business to an unaffiliated third party for $250 thousand. Following the sale on June 1, 2018, Vexigo Ltd ceased its business operations. The results of the discontinued operations including prior periods’ comparable results, assets and liabilities have been retroactively included in discontinued operations.

Overview

Legacy MTS is a worldwide provider of TEM solutions which assist enterprises and organizations to make smarter choices with their telecommunications spending at each stage of the service lifecycle, including allocation of cost, proactive budget control, fraud detection, processing of payments and spending forecasting.

Legacy MTS recently entered the field of Omnichannel Contact Center Software (“Omnis”). Omnis provides both reporting tools and additional connectivity features allowing customers to manage their call center operations while using a wide variety of communications channels (voice, emails, chat, social media and more.). While not developed in-house but purchased from an outside vendor, Legacy MTS must customize it for each of its clients in order for them to use it with their business processes.

Key Factors Affecting Legacy MTS’s TEM Businesses

Legacy MTS’s operations and the operating metrics discussed below have been, and will likely continue to be, affected by certain key factors as well as certain historical events and actions. The key factors affecting Legacy MTS’s business and its results of operations include, among others, competition, government regulation, the build out of infrastructures, macro-economic and political risks, churn, seasonality, impact of currency fluctuations and inflation, effective corporate tax rate, conditions in Israel and trade relations.

TEM Call Accounting Solutions

The majority of Legacy MTS’s TEM (Enterprise) revenues are derived from Legacy MTS’s TEM solutions, the sales of which have been stable in the past years and call accounting, whose revenues have declined each year since 2006 and revenues for this products may not grow in the future. If the market for Legacy MTS’s TEM solutions fails to grow or stabilize in the future, Legacy MTS’s business, operating results and financial condition would be adversely affected. Legacy MTS’s future financial performance will be dependent to a substantial degree on the successful introduction, marketing and customer acceptance of its TEM call accounting solutions.

Competition

The market for telemanagement products and invoice management solutions is fragmented and is intensely competitive. Competition in the industry is generally based on product performance, depth of product line, technical support, and price. Legacy MTS competes both with international and local competitors (including providers of telecommunications services), many of whom have significantly greater financial, technical and marketing resources than us. Legacy MTS anticipates continuing competition in the telemanagement products and invoice management solution market and the entrance of new competitors into the market. Legacy MTS’s existing and potential customers, including business telephone switching system manufacturers and vendors, may be able to develop telemanagement products and services that are as effective as, or more effective or easier to use than, those offered by Legacy MTS. Such existing and potential competitors may also enjoy substantial advantages over Legacy MTS in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. Legacy MTS may not be able to compete successfully against current or future competitors and that competition may adversely affect Legacy MTS’s future revenues and, consequently, on its business, operating results and financial condition.

Proprietary Rights and Risks of Infringement

Legacy MTS believes that, because of the rapid pace of technological change in the communications industry, the most significant factors in Legacy MTS’s intellectual property rights are the knowledge, ability and experience of its employees, the frequency of product enhancements and the timeliness and quality of support services provided by Legacy MTS. Legacy MTS relies upon a combination of security devices, copyrights, trademarks, patents, trade secret laws, confidentiality procedures and contractual restrictions to protect its rights in its products. Legacy MTS tries to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. It is possible that others will develop technologies that are similar or superior to Legacy MTS’s technology. Unauthorized parties may attempt to copy aspects of its products or to obtain and use information that Legacy MTS regards as proprietary. It is difficult to police the unauthorized use of its products, and Legacy MTS expects software piracy to be a persistent problem, although Legacy MTS is unable to determine the extent to which piracy of its software products exists. In addition, the laws of some foreign countries do not protect Legacy MTS’s proprietary rights as fully as do the laws of the United States. Legacy MTS’s means of protecting its proprietary rights in the United States or abroad may not be adequate or its competition may independently develop similar technology.

It is possible that third parties will claim infringement by Legacy MTS Legacy MTS of their intellectual property rights. Legacy MTS management believes that software product developers will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merits, could: (i) result in costly litigation; (ii) divert management’s attention and resources; (iii) cause product shipment delays; or (iv) require Legacy MTS to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Legacy MTS, if at all. If there is a successful claim of product infringement against Legacy MTS and it is not able to license the infringed or similar technology, its business, operating results and financial condition would be adversely affected. Legacy MTS is not aware that it is infringing upon any proprietary rights of third parties.

Seasonality

Legacy MTS operating results from its TEM and call accounting solutions business are generally not characterized by a seasonal pattern except that its volume of sales in Europe is generally lower in the summer months.

Results of Operations

Six Months Ended June 30, 2021 Compared with Six Months Ended June 30, 2020

	Six Months Ended
	June 30,
U.S. dollars in thousands	2021	2020
Revenue
Telecom services	$1,513	$1,815
Telecom product sales	229	288
Total revenue	1,742	2,103

Cost of revenue
Telecom services	811	693
Telecom product sales	121	173
Total cost of revenue	932	866

Gross profit	810	1,237

Operating expenses
Research and Development	—	—
Selling and marketing	306	459
General and administrative	1,466	937
Goodwill impairment	—	617
Total operating expenses	1,772	2,013

Operating loss	(962)	(776)

Financial income (expense), net	(2)	8

Loss before taxes on income	(964)	(768)
Tax benefit (taxes on income), net	(1)	108

Net loss from continuing operations	(965)	(660)

Loss from discontinued operations	(29)	(1)

Net loss	$(994)	$(661)

Revenue. Revenues from products and services consist primarily of software license fees, advertising campaign sales, and revenues from services, including managed services, hosting, consulting, maintenance, training, professional services, and support. Revenues decreased by 19% to $1.7 million for the six months ended June 30, 2021 from $2.1 million for the six months ended June 30, 2020. Revenues from products and services from its wholly owned U.S. subsidiary, MTS IntegraTrak, decreased by 22% to $1.5 million, or 82% of Legacy MTS’s total revenues, for the six months ended June 30, 2021 from $1.8 million, or 86% of its total revenues, for the six months ended June 30, 2020.

The decrease in Legacy MTS’s total revenues in the six months ended June 30, 2021 is mainly attributable to the technological and market changes it faces. In addition, Legacy MTS is partly attributable to the COVID-19 pandemic, which slowed down its marketing efforts for the Omnis product.

Cost of revenues. Cost of revenues increased by 7.6% to $932 thousand for the six months ended June 30, 2021 from $866 thousand for the six months ended June 30, 2020. Cost of revenues consists primarily of (i) production costs and payments to subcontractors; (ii) certain royalties and licenses payable to third parties (including Asentinel and the Israel Innovation Authority, formerly known as the Office of the Chief Scientist, of the Ministry of Science and Technology of the State of Israel, or the IIA), (iii) professional services costs; and (iv) support costs. Cost of revenues increased in the six months ended June 30, 2021, mainly due to the use of subcontractors in order to upgrade Legacy MTS’s software in light of its clients’ demands and increase in its hosting server costs.

Selling and Marketing. Selling and marketing expenses decreased by 33% to $306 thousand for the six months ended June 30, 2021 from $459 thousand for the six months ended June 30, 2020. Selling and marketing expenses consist primarily of costs relating to sales representatives, their travel expenses, trade shows and marketing exhibitions, and presales support. Selling and marketing expenses decreased in the six months ended June 30, 2021, mainly due to a decrease in selling and marketing expenses attributed to the layoff of employees and a decrease in sales commissions.

General and Administrative. General and administrative expenses increased by 49% to $1.4 million for the six months ended June 30, 2021 from $937 thousand for the six months ended June 30, 2020. General and administrative expenses consist primarily of compensation costs for administrative, finance and general management personnel, professional fees and office maintenance and administrative costs. General and administrative expenses increased in the six months ended June 30, 2021 mainly due to M&A costs in connection with the Merger with SharpLink, Inc. and legal costs in connection with a proxy fight Legacy MTS faced, in addition to an increase in D&O insurance premium.

Goodwill and Technology Impairment, Net of Evaluation of Contingent Consideration. No impairment losses were recognized during the six months ended June 30, 2021, compared to impairment losses identified based on the impairment analysis conducted by management of $617 thousand for the goodwill assigned to the Enterprise (TEM) reporting unit in the six months ended June 30, 2020.

Financial Income (Expenses), Net. Financial income (expenses), net consists primarily of interest income on bank deposits, foreign currency remeasurement adjustments, other interest charges and the financial income (expenses) from option contracts or other foreign hedging arrangements. Legacy MTS recorded financial expenses of $2 thousand for the six months ended June 30, 2021, compared to financial income of $8 thousand for the six months ended June 30, 2020. Legacy MTS’s financial income (expense) in the six months ended June 30, 2021 and 2020 were primarily attributable to exchange rate and foreign currency remeasurement adjustments.

Taxes on Income (Benefit). Legacy MTS recorded a tax expense of $1 thousand for the six months ended June 30, 2021, compared to a tax benefit of $108 thousand for the six months ended June 30, 2020. The decrease in tax benefit is primarily attributable to deferred income tax related to goodwill impairment.

Net Loss from Discontinued Operations. Legacy MTS recorded loss from discontinued operations of $29 thousand in the six months ended June 30, 2021, compared to net loss from discontinued operations of $1 thousand in the six months ended June 30, 2020. The increase in net loss from discontinued operations is primarily attributable to exchange rate and foreign currency remeasurement adjustments.

Year Ended December 31, 2020 Compared with Year Ended December 31, 2019

	Twelve Months Ended
	December 31,
U.S. dollars in thousands	2020	2019
Revenue
Telecom services	$3,383	$4,273
Telecom product sales	635	920
Total revenue	4,018	5,193

Cost of revenue
Telecom services	1,511	1,486
Telecom product sales	284	371
Total cost of revenue	1,795	1,857

Gross profit	2,223	3,336

Operating expenses
Research and Development	—	545
Selling and marketing	752	817
General and administrative	1,867	1,890
Goodwill impairment	1,723	254
Total operating expenses	4,342	3,506

Operating loss	(2,119)	(170)

Financial income (expense), net	16	(18)

Loss before taxes on income	(2,103)	(188)
Tax benefit (taxes on income), net	325	(4)

Net loss from continuing operations	(1,778)	(192)

Loss from discontinued operations	(37)	57

Net loss	$(1,815)	$(135)

Revenue. Revenues from products and services consist primarily of software license fees, advertising campaigns sales and revenues from services, including managed services, hosting, consulting, maintenance, training, professional services and support. Revenues decreased by 23% to $ 4 million for the year ended December 31, 2020 from $5.2 million for the year ended December 31, 2019. Revenues from products and services from Legacy MTS’s wholly owned U.S. subsidiary, MTS IntegraTrak, decreased by 23% to $3.3 million, or 83% of Legacy MTS’s total revenues, for the year ended December 31, 2020 from $4.3 million, or 83% of its total revenues, for the year ended December 31, 2019.

The decrease in Legacy MTS’s total revenues in 2020 is mainly attributable to the technological and market changes Legacy MTS faces, In addition, to the COVID-19 pandemic delayed Legacy MTS’s marketing efforts for the Omnis product.

Cost of revenues. Cost of revenues decreased by 5.3% to $1.8 million for the year ended December 31, 2020 from $1.9 million for the year ended December 31, 2019. Cost of revenues consist primarily of (i) production costs and payments to subcontractors; (ii) certain royalties and licenses payable to third parties (including Asentinel and the Israel Innovation Authority, formerly known as the Office of the Chief Scientist, of the Ministry of Industry, Trade and Labor of the State of Israel, or the IIA), (iii) professional services costs; and (iv) support costs. In order to maintain Legacy MTS’s operating margins in light of the business pressures that it faces Legacy MTS substantially reduced its operating expenses during 2019 and 2020. Cost of revenues decreased in 2020 mainly due to the layoff of employees, reduction in associated travel expenses due to COVID-19 and finalization of the amortization of intangible assets. as part of the cost reduction plan Legacy MTS continued to implement during 2020.

Research and Development. Research and development expenses consist primarily of salaries of employees engaged in on-going research and development activities, outsourced subcontractor development and other related costs. Research and development expenses decreased by 100% to $0 for the year ended December 31, 2020 from $500 thousand for the year ended December 31, 2019. The decrease in research and development expenses is primarily attributable to a cost reduction plan that Legacy MTS continued to implement during 2020 which included the closing of Legacy MTS’s research and development department in Israel effective January 1, 2020. No research and development expenses were capitalized in 2019 and 2020.

Selling and Marketing. Selling and marketing expenses consist primarily of costs relating to sales representatives, Legacy MTS’s travel expenses, trade shows and marketing exhibitions and presales support. Selling and marketing expenses were $0.8 million for the year ended December 31, 2020 and $0.8 million for the year ended December 31,2019. Selling and marketing expenses have not changed due to a decrease in selling and marketing expenses attributed to the layoff of employees, which was offset by the reversal of a provision in 2019 relating to grants for participation in foreign marketing expenses due to the statute of limitations.

General and Administrative. General and administrative expenses consist primarily of compensation costs for administrative, finance and general management personnel, professional fees and office maintenance and administrative costs. General and administrative expenses were $1.9 million for the years ended December 31, 2020 and December 31, 2019. General and administrative expenses have not changed due to the layoff of employees and reduction in associated travel expenses due to the COVID19 pandemic, which decrease were primarily offset by an increase in D&O insurance premium.

 Goodwill and Technology Impairment, Net of Evaluation of Contingent Consideration. Based on the impairment analysis Goodwill and Technology Impairment, Net of Evaluation of Contingent Consideration. Based on the impairment analysis conducted by management, Legacy MTS identified impairment losses of $1.7 million for the goodwill assigned to the Enterprise (TEM) reporting unit in 2020. In 2019, Legacy MTS identified impairment losses of $254 thousand for the goodwill assigned to the Enterprise (TEM) reporting unit.

Financial Income (Expenses), Net. Financial income (expenses), net consists primarily of interest income on bank deposits, foreign currency remeasurement adjustments, other interest charges and the financial income (expenses) from option contracts or other foreign hedging arrangements. Legacy MTS recorded financial income of $16 thousand for the year ended December 31, 2020 as compared to financial expenses of $18 thousand for the year ended December 31, 2019. Legacy MTS’s financial income (expense) in 2020 and 2019 were primarily attributable to exchange rate and foreign currency remeasurement adjustments.

Taxes on Income (Benefit). Legacy MTS recorded a tax benefit of $325 thousand for the year ended December 31, 2020, compared to a tax expense of $4 thousand for the year ended December 31, 2019. The decrease in tax expenses is primarily attributable to deferred income tax related to its U.S. subsidiary.

Net Loss from Discontinued Operations. Legacy MTS recorded loss of $37 thousand in the year ended December 31, 2020 compared to net income from discontinued operations of $57 thousand in the year ended December 31, 2019.

Impact of Currency Fluctuation and of Inflation

Legacy MTS reports its financial results in dollars and receive payments in dollars for most of its sales, while a portion of its expenses, primarily salaries, are paid in NIS. Therefore, the dollar cost of Legacy MTS’s operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel is not offset, or is offset on a lagging basis, by a devaluation of the NIS in relation to the dollar. When the rate of inflation in Israel exceeds the rate of devaluation of the NIS against the dollar, the dollar cost of Legacy MTS’s operations in Israel increases. If the dollar cost of its operations in Israel increases, Legacy MTS’s dollar-measured results of operations will be adversely affected. Legacy MTS cannot assure you that it will not be materially and adversely affected in the future if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of the devaluation lags behind inflation in Israel.

The following table presents information about the rate of inflation in Israel, the rate of devaluation or appreciation of the NIS against the dollar, and the rate of inflation in Israel adjusted for the devaluation:

Year ended December 31,	Israeli inflation rate %	NIS devaluation (appreciation) rate %	Israeli inflation adjusted for devaluation (appreciation) %
2016	(0.2)	(1.5)	1.3
2017	0.4	(9.0)	9.4
2018	0.8	8.1	(7.3)
2019	0.6	(7.7)	7.1
2020	(0.7)	(7.0)	6.3

Six months ended June 30,	Israeli inflation rate %	NIS devaluation (appreciation) rate %	Israeli inflation adjusted for devaluation (appreciation) %
2020	(0.8)	0.4	(1.2)
2021	1.6	(1.6)	—

A depreciation of the NIS in relation to the dollar has the effect of reducing the dollar amount of any of its expenses or liabilities which are payable in NIS, unless those expenses or payables are linked to the dollar. This depreciation of the NIS in relation to the dollar also has the effect of decreasing the dollar value of any asset which consists of NIS or receivables payable in NIS, unless the receivables are linked to the dollar. Conversely, any increase in the value of the NIS in relation to the dollar has the effect of increasing the dollar value of any unlinked NIS assets and the dollar amounts of any unlinked NIS liabilities and expenses.

In 2020 and 2019, the NIS depreciated against the dollar by approximately 7.0% and approximately 7.7%, respectively, while in 2018 the NIS depreciated against the dollar by approximately 8.1%. In 2017, the NIS appreciated against the dollar by 9.0% and in 2016 the NIS appreciated against the dollar by 1.5%. In the year ended December 31, 2020 there was annual deflation in Israel of 0.7%. In the years 2019, 2018 and 2017, the inflation rate in Israel was 0.6%, 0.8% and 0.4%, respectively. In 2016, annual deflation was 0.2%. Therefore, the U.S. dollar cost of Legacy MTS’s Israeli operations decreased in 2018 and increased in 2020, 2019, 2017 and 2016.

If the dollar cost of Legacy MTS’s operations in Israel increases, its dollar-measured results of operations will be adversely affected. Its operations also could be adversely affected if it is unable to effectively hedge against currency fluctuations in the future.

Because exchange rates between the NIS and the dollar fluctuate continuously, exchange rate fluctuations, particularly larger periodic devaluations, may have an impact on Legacy MTS’s profitability and period-to-period comparisons of its results. Legacy MTS cannot assure you that in the future its results of operations will not be materially adversely affected by currency fluctuations.

In 2020, Legacy MTS entered into forward call and put option contracts in the amount of $1.2 million that converted a portion of Legacy MTS’s floating currency liabilities to a fixed rate basis, which reduced the impact of the currency changes on its cash flow. The purpose of its foreign currency hedging activities is to protect it from the risk that the eventual dollar cash flows from international activities will be adversely affected by changes in the exchange rates. Legacy MTS’s put option contracts did not qualify as hedging instruments under ASC 815. Changes in the fair value of put option contracts are reflected in the consolidated statement of operations as financial income or expense, when they occur. In 2020, Legacy MTS recorded approximately $4 thousand of financial expenses with respect to such transactions in its consolidated statements of operations.

In 2019, Legacy MTS entered into forward call and put option contracts in the amount of $2.2 million that converted a portion of its floating currency liabilities to a fixed rate basis, which reduced the impact of the currency changes on its cash flow. Legacy MTS’s put option contracts did not qualify as hedging instruments under ASC 815. Changes in the fair value of put option contracts are reflected in the consolidated statement of operations as financial income or expense, when they occur. In 2019, Legacy MTS recorded approximately $4 thousand of financial expenses with respect to such transactions in its consolidated statements of operations.

Conditions in Israel

Legacy MTS is incorporated under the laws of Israel, and its principal executive offices and manufacturing and research and development facilities are located in, the State of Israel.

Trade Relations

Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a member of the World Trade Organization and is a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members. Israel is also a member of the OECD, an international organization whose members are governments of mostly developed economies. The OECD’s main goal is to promote policies that will improve the economic and social well-being of people around the world. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia, Canada and Japan. These preferences allow Israel to export products covered by such programs either duty-free or at reduced tariffs.

Israel and the European Union Community concluded a Free Trade Agreement in July 1975, which confers certain advantages with respect to Israeli exports to most European countries and obligates Israel to lower its tariffs with respect to imports from these countries over a number of years. In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area. The Free Trade Area has eliminated all tariff and specified non-tariff barriers on most trade between the two countries. On January 1, 1993, an agreement between Israel and the European Free Trade Association, known as EFTA, established a free-trade zone between Israel and the EFTA nations. In November 1995, Israel entered into a new agreement with the European Union, which includes re-defining of rules of origin and other improvements, including providing for Israel to become a member of the research and technology programs of the European Union. In recent years, Israel has established commercial and trade relations with a number of other nations, including China, India, Russia, Turkey and other nations in Eastern Europe and Asia.

Effective Corporate Tax Rate

Israeli companies are generally subject to income tax on their taxable income under the Income Tax Ordinance, 5721-1961. The regular corporate tax rate in Israel for 2018, 2019 and 2020 is 23%.

Legacy MTS’s taxes outside Israel are dependent on its operations in each jurisdiction as well as relevant laws and treaties. Under Israeli tax law, the results of its foreign consolidated subsidiaries cannot be consolidated for tax purposes. Legacy MTSs’ effective corporate tax rate may substantially exceed the Israeli tax rate since its U.S.-based subsidiary may be subject to applicable federal, state, local and foreign taxation, and it may also be subject to taxation in the other foreign jurisdictions in which it owns assets, have employees or conduct activities. Because of the complexity of these local tax provisions, it is not possible to anticipate the actual combined effective corporate tax rate, which will apply to us.

Certain of Legacy MTS’s past activities were granted “Approved Enterprise” status under the Law for the Encouragement of Capital Investments, 1959, as amended, commonly referred to as the Investment Law, and, consequently, were eligible, subject to compliance with specified requirements, for tax benefits beginning when such facilities first generated taxable income. None of its current activities qualify for Approved Enterprise status.

Liquidity and Capital Resources

As of December 31, 2020, Legacy MTS had $1.5 million in cash and cash equivalents and working capital of $685 thousand compared to $1.7 million in cash and cash equivalents and a working capital of $503 thousand, as of December 31, 2019. The increase in Legacy MTS’s working capital is attributable to decrease in accrued expenses including related to employee accruals and due to decreased in deferred revenues.

Cash Flows

The following table summarizes Legacy MTS’s cash flows for the periods presented:

	Year ended December 31,
	2020	2019
	(in US$ thousands)
Net cash (used in) operating activities from continuing operations	(1,331)	(46)
Net cash (used in) investing activities	(5)	(60)
Net cash provided by financing activities	710	790
Net increase (decrease) in cash and cash equivalents and restricted cash	(689)	666
Cash and cash equivalents and restricted cash at beginning of period	3,196	2,530
Cash and cash equivalents and restricted cash at end of period	2,507	3,196

Net cash used in operating activities from continuing operations was approximately $1.3 million for the year ended December 31, 2020, compared to net cash used in operating activities from continuing operations of $46 thousand for the year ended December 31, 2019.

The cash used in operating activities in 2020 is primarily attributable to the decrease in accrued expenses, deferred revenues, deferred taxes and increases in accounts receivable and prepaid expenses. The cash used in operating activities in 2019 is primarily attributable to the increase in in prepaid expenses and decrease in accrued expenses and deferred revenues.

Net cash used in investing activities was approximately $5 thousand for the year ended December 31, 2020, primarily attributable to purchase of property and equipment. Net cash used in investing activities was approximately $60 thousand for the year ended December 31, 2019, primarily attributable to purchase of property and equipment.

In September 2018, Legacy MTS entered into a Stock Purchase Agreement (the “Alpha Capital SPA”) with Alpha Capital Anstalt, an institutional investor (“Alpha Capital”), for the investment in a newly-created class of convertible preferred shares, at a price per preferred share of $1.14. The price per share was determined based on a 15% discount to the volume weighted average price of Legacy MTS’s ordinary shares for the three trading days preceding the signing of the term sheet with Alpha Capital in June 2018. In June 2018, Alpha Capital invested $200 thousand in consideration for the issuance of 175,439 of Legacy MTS’s Ordinary Shares. In October 2018, Legacy MTS’s shareholders approved the Alpha Capital SPA and the transactions contemplated thereby and the adoption of amended and restated articles of association and certain changes to the structure of the Legacy MTS Board of Directors.

The Alpha Capital SPA included a greenshoe option for a future investment by Alpha Capital of up to $1.5 million in the newly created preferred shares at a price per preferred share of $1.14 during the 12 months period following the closing date of the Alpha Capital SPA. On March 29, 2019, Alpha Capital exercised its option in part and purchased 109,649 convertible preferred shares in consideration of $125 thousand. On June 17, 2019, Alpha Capital exercised its greenshoe option in part and purchased 438,597 additional convertible preferred shares in consideration of $500 thousand. In October 2019, the Legacy MTS board or directors approved the extension of the term of the greenshoe option by six months until April 30, 2020. On December 31, 2019, Alpha Capital purchased 144,737 additional convertible preferred shares in consideration of $165 thousand pursuant to its greenshoe option. On June 23, 2020, Alpha Capital exercised its greenshoe option in part and purchased 622,807 convertible preferred shares in consideration of $710 thousand. In addition, it converted 200,000 and 600,000 preferred shares into ordinary shares at a 1:1 ratio on June 14, 2020 and June 22, 2020, respectively. The greenshoe option has been exercised in full.

Legacy MTS’s capital expenditures for the years ended December 31, 2019 and 2020 were approximately, $605 thousand and $0, respectively. These expenditures were principally for research and development equipment, office furniture and equipment and leasehold improvements. The decrease in 2020 is attributable to the closing of Legacy MTS’s research and development department in Israel.

If Legacy MTS is unable to secure needed financing, management may be forced to take additional actions, which may include significantly reducing its anticipated level of expenditures and might not have sufficient resources to enable it to continue as a going concern.

Critical Accounting Policies and Estimations

The preparation of financial statements in conformity with generally accepted accounting principles requires Legacy MTS to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and the use of different assumptions would likely result in materially different results of operations.

Critical accounting policies are those that are both most important to the portrayal of a company’s financial position and results of operations, and require management’s most difficult, subjective or complex judgments. Although not all of Legacy MTS’s significant accounting policies require management to make difficult, subjective or complex judgments or estimates, the following policies and estimates are those that Legacy MTS deems most critical:

Revenue Recognition. Legacy MTS generates revenues mainly from licensing the rights to use its software products and from providing maintenance, hosting and managed services, support and training. Legacy MTS sells its products directly to end-users and indirectly through resellers and OEMs.

Legacy MTS recognizes revenue under the five-step methodology required under ASC 606, “Revenue from Contracts with Customers”, which requires it to identify the contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations identified, and recognize revenue when (or as) each performance obligation is satisfied. As of January 1, 2018, Legacy MTS adopted the new standard using the modified retrospective transition approach. Legacy MTS’s primary revenue categories, related performance obligations, and associated recognition patterns are as follows:

Revenue Recognition for software license fee - software license fee revenue is recognized when the customer has access to the license and the right to use and benefit from the license. In cases when the conditions require delivery, then delivery must have occurred for purposes of revenue recognition.

Revenue Recognition for managed services arrangement - Managed services arrangements include management application and ongoing support. The revenue from managed services arrangement is recognized over the time of the service.

Revenue Recognition for maintenance - Maintenance revenue is recognized ratably over the term of the maintenance agreement.

Arrangements with multiple performance obligations - Many of the Company’s agreements include software license bundled with maintenance and supports. Legacy MTS allocates the transaction price for each contract to each performance obligation identified in the contract based on the relative standalone selling price (SSP). Legacy MTS determines SSP for the purposes of allocating the transaction price to each performance obligation by considering several external and internal factors including, but not limited to, transactions where the specific element sold separately, historical actual pricing practices accordance with ASC 606. The determination of SSP requires the exercise of judgement. For maintenance and support, Legacy MTS determines the SSP based on the price at which Legacy MTS sells renewal contract.

Allowances for Doubtful Accounts. Legacy MTS performs ongoing credit evaluations of its customers’ financial condition and Legacy MTS requires collateral as deemed necessary. Legacy MTS maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make payments. In judging the adequacy of the allowance for doubtful accounts, Legacy MTS considers multiple factors including the aging of its receivables, historical bad debt experience and the general economic environment. Management applies considerable judgment in assessing the realization of receivables, including assessing the probability of collection and the current credit worthiness of each customer. If the financial condition of Legacy MTS’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Income Taxes. Estimates and judgments are required in the calculation of certain tax liabilities and in the determination of the recoverability of certain of the deferred tax assets, which arise from net operating losses tax carryforwards and temporary differences between the tax and financial statement recognition of revenue and expense. FASB ASC Topic 740, “Income Taxes” also requires that the deferred tax assets be reduced by a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.

In evaluating Legacy MTS’s ability to recover its deferred tax assets, in full or in part, Legacy MTS considers all available positive and negative evidence including its past operating results, the existence of cumulative losses in the most recent fiscal years and its forecast of future taxable income on a jurisdiction by jurisdiction basis. In determining future taxable income, Legacy MTS is responsible for assumptions utilized, including the amount of Israeli and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates Legacy MTS uses to manage the underlying businesses.

Based on estimates of future taxable profits and losses in the tax jurisdictions that Legacy MTS operates, Legacy MTS determined that a valuation allowance of $6.1 million is required for tax loss carryforwards and other temporary differences as of December 31, 2020. If these estimates prove inaccurate, a change in the valuation allowance could be required in the future.

Goodwill. Goodwill represents the excess of the purchase price in a business combination over the fair value of the net tangible and intangible assets acquired. Under ASC 350, “Intangibles—Goodwill and Other,” goodwill is subject to an annual impairment test, or more frequently if impairment indicators are present. Goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. All goodwill balances are assigned to Legacy MTS’s Enterprise reporting unit.

Under ASU 2011-08, “Intangibles Goodwill and Other” (Topic 350), or ASU 2011-08, which amended the rules for testing goodwill for impairment, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. Alternatively, ASC 350 permits an entity to bypass the qualitative assessment for any reporting unit and proceed directly to performing the first step of the goodwill impairment test.

Legacy MTS operates in one operating segment, which comprise Legacy MTS’s Enterprise (TEM) reporting units. Legacy MTS’s goodwill balance is assigned only to its Enterprise reporting unit.

Based on an annual impairment test performed on its Enterprise reports units, Legacy MTS identified impairment losses of $1.7 million and $0.3 million in 2020 and in 2019, respectively. Legacy MTS did not identify impairment in its Enterprise reporting unit in the prior three years. The impairment tests were performed using the income approach with five years of projected cash flows and discount rate of 25.0%-26%. Subsequent to the Merger, we expect to impair substantially all of the goodwill from the MTS acquisition. An increase in net loss resulting from the impairment of goodwill could materially and adversely affect our results of operations and financial condition.

Critical estimates in valuing Legacy MTS’s reporting units include, but are not limited to, future expected cash flows from each reporting unit and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Contingencies. Legacy MTS is involved in legal proceedings and other claims from time to time. Legacy MTS is required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for any contingencies are made after careful analysis of each individual claim. The required reserves may change due to future developments in each matter or changes in approach, such as a change in the settlement strategy in dealing with any contingencies, which may result in higher net loss. If actual results are not consistent with Legacy MTS’s assumptions and judgments, Legacy MTS may be exposed to gains or losses that could be material. See “Item 8A. Financial Information – Consolidated Statements and Other Financial Information – Legal Proceedings.”

Stock based compensation. Legacy MTS applies ASC 718 “Compensation - Stock compensation,”. ASC 718 requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model, where applicable. Stock-based compensation expense recognized in Legacy MTS’s consolidated statements of operations for the three years ended December 31, 2020 include compensation expense for stock-based awards granted based on the grant date fair value estimated in accordance with the provisions of ASC 718.

Legacy MTS recognizes these compensation costs net of a forfeiture rate and recognize the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period for each separately vesting portion of the award, which is the option vesting term of four years. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Legacy MTS estimates the fair value of stock options granted using the Black-Scholes-Merton option pricing model. Stock-based compensation expense recognized under ASC 718 and ASC 505-50 were approximately $47 thousand and $21 thousand for the years ended December 31, 2019 and 2020, respectively.

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments - Credit Losses (Topic 326):

Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2020. This standard requires entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings and report credit losses using an expected losses model rather than the incurred losses model that was previously used, and establishes additional disclosures related to credit risks.

Legacy MTS adopted Topic 326 using the effective date of January 1, 2020, based on the composition of Legacy MTS’s trade receivables, investment portfolio and other financial assets, current economic conditions and historical credit loss activity. The adoption of this standard did not have a material effect on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended guidance simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amended guidance, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying value, and an impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. Legacy MTS adopted this standard prospectively effective January 1, 2020. The adoption of this standard did not have a material impact on Legacy MTS’s consolidated financial statements.

Recently Issued Accounting Standards

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2020-12”), which simplifies the accounting for income taxes. ASU 2019-12 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2020. Legacy MTS is evaluating the impact of the new guidance on the Legacy MTS consolidated financial statements.

Research and Development

Legacy MTS’s product development plans are market-driven and address the major, fast-moving trends that are influencing the telecommunications industry. Legacy MTS intends to expand upon its existing family of TEM solutions by adding new features and functions to address evolving market needs.

Legacy MTS’s research and development staff evaluates approaches to solutions that will permit an information technology manager to effectively measure the quality of the services received from their service providers and to ensure that the users within the organization received such services according to their needs and the overall policy and priorities of the organization.

Legacy MTS works closely with its customers and prospective customers to determine their requirements and design enhancements and develop new releases to meet their needs. Research and development activities took place in its facilities in Israel. Legacy MTS employed 0 persons in research and development as of December 31, 2020, and 5 persons as of December 31, 2019 and 2018. Effective January 1, 2020, Legacy MTS closed the R&D department in Israel as part of its cost reduction program and Legacy MTS is focused on implementing and increasing the revenues from its existing technology and on identifying the right potential M&A candidate.

Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalized includes the cost of materials and direct labor costs that are directly attributable to preparing the asset for its intended use. Other development expenditure is recognized in profit or loss as incurred. Capitalized development expenditure is measured at cost less accumulated amortization and accumulated impairment losses. During 2019 and 2020, its research and development expenditures were $500 thousand and $0, respectively. Research and development expenses are presented net of capitalized expenses in the amount to zero for the years ended December 31, 2020 and 2019.

Under the terms of research and development grants that Legacy MTS has received from the IIA, Legacy MTS is required to pay royalties on the revenues derived from products incorporating know-how developed with such grants and ancillary services in connection therewith, up to 100% to 150% of the dollar-linked value of the total grants, plus interest. Legacy MTS is required to pay royalties at a rate of 3%-5%. The obligation to pay these royalties is contingent on actual sales of the products and in the absence of such sales, no payment is required. Since June 1997, Legacy MTS has paid the IIA royalties on all call accounting product sales at the applicable rates at the time of payment. See Item 10E. “Additional Information - Taxation - Grants under the Law for the Encouragement of Industrial Research and Development, 1984.” As of December 31, 2020, Legacy MTS had a contingent obligation to pay royalties to the IIA in the amount of approximately $8.15 million plus interest at a rate equal to the 12-month LIBOR rate for grants received after January 1999.

On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates the LIBOR rate, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of the LIBOR benchmark after 2021. This announcement indicates that the continuation of LIBOR on the current basis cannot be guaranteed after 2021. Therefore, after 2021 LIBOR may cease to be calculated. The Bank of England and the FCA are working with market participants to catalyze a transition to using the Sterling Overnight Index Average (Sonia). In addition, the Alternative Reference Rates Committee, a group of private-market participants and official-sector entities convened by the Federal Reserve Board and the Federal Reserve Bank of New York, has recommended that the Secured Overnight Financing Rate (SOFR) replace U.S. dollar LIBOR. Many unresolved issues remain, such as the timing of the successor benchmarks introduction and the transition of a particular benchmark to a replacement rate, which could result in widespread dislocation in the financial markets, engender volatility in the pricing of securities, derivatives and other instruments, and suppress capital markets activities. For example, SOFR and other alternate reference rates have compositions and characteristics that differ significantly from the benchmarks they may replace, have limited history, and may demonstrate less predictable performance over time than the benchmarks they replace. Legacy MTS’s quality management system has been ISO 9001:2000 certified since the beginning of 2006, and prior thereto was ISO 9001:1994 certified.

Trend Information

As a result of a less predictable business environment, Legacy MTS is unable to provide any guidance as to current sales and profitability trends for its TEM solutions but expect that its call accounting solutions revenues will continue their decline in 2021. Legacy MTS expects that its results will be positively impacted by the cost reduction program that its implemented during 2018, 2019 and 2020.

Off-Balance Sheet Arrangements

Legacy MTS is not a party to any material off-balance sheet arrangements. In addition, Legacy MTS has no unconsolidated special purpose financing or partnership entities that are likely to create material contingent obligations.

Tabular Disclosure of Contractual Obligations

The following table summarizes Legacy MTS’s minimum contractual obligations and commercial commitments as of December 31, 2020 and the effect Legacy MTS expects them to have on Legacy MTS liquidity and cash flow in future periods.

Contractual Obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(U.S. dollars in thousands)
Accrued severance pay*	306	—	—	—	306
Total	306	—	—	—	306

DIRECTORS AND OFFICERS OF SHARPLINK US
FOLLOWING THE DOMESTICATION MERGER

Executive Officers and Directors Following the Domestication Merger

The following table lists the names, ages and positions of the individuals who are expected to serve as executive officers, key employees and directors of SharpLink US upon completion of the Merger:

Executive Officers

Name	Age	Position
Rob Phythian	56	President and Chief Executive Officer
Chris Nicholas	52	Chief Operating Officer
Brian Bennett	35	Chief Financial Officer

Directors

Name	Age	Position
Joseph Housman	39	Chairman of the Board Director
Rob Phythian	56	Director
Chris Nicholas	52	Director
Paul Abdo(1)	51	Director
Thomas Doering(1)(2)(3)	55	Director
Scott Pollei(1)(2)(3)	60	Director
Adrienne Anderson(1)(2)(3)	43	Director

(1) Indicates independent director under Nasdaq rules.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

Executive Officers

Rob Phythian: Mr. Phythian is currently President and Chief Executive Officer of SharpLink Israel, a position he has held since the merger with Legacy MTS in July 2021. He has also served as Chief Executive Officer of SharpLink, Inc., since he co-founded the company in February 2019. From 2015 to June 2021, Mr. Phythian was also Chief Executive Officer and a director of SportsHub Games Network, Inc., a fantasy sports consolidation and daily game operator. Effective as of June 1, 2021, Mr. Phythian resigned from his position as Chief Executive Officer of SportsHub and resigned as a director of that company on September 14, 2021. SportsHub holds approximately 40 percent of the outstanding ordinary shares of SharpLink Israel. Before SportsHub, Mr. Phythian was co-founder and CEO of SportsData, where he was responsible for corporate operations, business development and strategic partnerships. Mr. Phythian was CEO of SportsData from 2010 until 2013, when SportsData was sold to international data company Sportradar AG. Mr. Phythian stayed with this company until August 2015, working on key league and customer relationships including Google, Turner Sports, NBC, CBS and the NFL. Prior to Sportradar US, Mr. Phythian founded Fanball.com, which was sold to FUN Technologies, a publicly-traded company. Mr. Phythian has a bachelor’s degree in Business Administration from the University of St. Thomas (Minnesota).

Chris Nicholas: Mr. Nicholas has been the Chief Operating Officer of SharpLink Israel since the merger with SharpLink, Inc. in July 2021. He has also served as Chief Operating Officer of SharpLink, Inc. since its founding in 2019. Prior to SharpLink, Mr. Nicholas was Chief Operating Officer of SportsHub Games Network, Inc., from 2016-2019, and continued providing services to SportsHub on a limited part-time basis until June 1, 2021. Prior to SportsHub, he was the Founder and CEO of Sports Technologies, Inc, which SportsHub purchased in 2016. Prior to Sports Technologies, Mr. Nicholas spent ten years at ESPN.com, most recently as Executive Producer, where he was responsible for the Fantasy Sports and ESPN Insider businesses. Mr. Nicholas began his career in 1994 at Starwave Corporation, an internet media company that was the first to put sports news, information and fantasy games on the Internet. Mr. Nicholas earned his B.A. from Dartmouth College.

Brian Bennett: Mr. Bennett has served as Chief Financial Officer of SharpLink Israel since August 2021. Prior to joining, from April 2021 to August 2021 Mr. Bennett was Vice President, Corporate Controller for Franklin Energy, a business engaged in delivering turnkey energy efficiency programs for utilities and government entities. From October 2018 to April 2021, Mr. Bennett served as Executive Director of Finance for Cirrus Aircraft, a global leader in personal aviation. From 2014 through October 2018, he worked at ALLETE, Inc., a diversified energy company, where he rose from Supervisor of Financial Reporting to Assistant Controller. Mr. Bennett began his professional career in public accounting at RSM, LLP where he was an Assurance Manager. Mr. Bennett graduated from the University of Minnesota – Duluth with a Bachelor’s degree in Accounting.

Non-Employee Directors

Paul J. Abdo: Mr. Abdo is the CEO of Abdo Publishing, a world-wide educational publisher of print and digital content for schools. Prior to becoming CEO in 2015, Mr. Abdo worked in several different facets of the company including editorial, marketing, and international sales, starting and leading several divisions in the company including Spotlight Books, EPIC Press, and Essential Library. Mr. Abdo also serves on the board of the parent company, Abdo Consulting Group Inc. (ACGI), which has holdings in publishing, finance, real estate, and gaming. Mr. Abdo is also on the board of BankVista, a community bank with several branches in Minnesota. He obtained his bachelor’s and M.A. degrees in English from Minnesota State University, Mankato.

Joseph Housman: Mr. Housman has served on the Board of Directors of SharpLink since its inception in February 2019. Since 2014, Mr. Housman has served as Vice President for Hays Companies | Brown & Brown Insurance, a national insurance brokerage firm, where he works with clients on risk management solutions with an emphasis on private equity and M&A transactions. Prior to Hays Companies, Mr. Housman was employed at Deloitte from 2004 to 2014 in the firm’s private company tax group. Mr. Housman also serves as a director of several private company businesses, working closely with the management teams on strategic growth and management initiatives, as well as advising and negotiating on acquisitions, operations, and dispositions of private company investments. Since 2015, Mr. Housman has been a director of SportsHub Games Network, SharpLink’s controlling shareholder. He is a CPA (inactive) in the state of Minnesota and earned his B.A. in Accounting from Saint John’s University (Minnesota).

Thomas Doering: Mr. Doering is an experienced business leader, technology investor and strategic advisor. Since 2006, he has served on the boards of directors and as an advisor for multiple privately-held companies in the technology, fantasy sports, consumer services, travel and non-profit industries. In 2008, he co-founded and served on the Board of Directors of LeagueSafe, a premier fantasy sports league management company that was acquired by Sports Hub Game Network in 2016. Prior to LeagueSafe, Mr. Doering Co-Founded E-Travel Experts (ETX) in 1998 and served as CEO until it was acquired in 2004 by Affiliated Computer Services, a provider of technology enabled solutions as well as fraud prevention, ticketing, accounting and back-office operations to the then-emerging internet travel industry.

Scott Pollei: Mr. Pollei is currently a partner at Dunn Lake Partners, LLC, a business and financial advisory firm that he founded in April 2019. From March 2020 to December 2020, Mr. Pollei served as Interim Chief Financial Officer of Crescent Electrical Supply Company, a wholesale distributor of electrical supplies based in East Dubuque, Illinois, and he served as a board member and finance and audit committee chair of that company from 2011 until his appointment as Interim CFO. From June 2017 to December 2019, Mr. Pollei was Chief Financial Officer at Fastbridge Learning, Inc., a SaaS provider of educational and assessment tools to the pre-K through 12th grade education market. Mr. Pollei was a partner in B2B CFO, LLC, a business and financial consulting firm, from September 2016 until March 2019. Prior to that, from August 2014 to August 2016, Mr. Pollei was Chief Operating Officer at Boulay PLLP, a public accounting and financial advisory firm. Prior to Boulay, from January 1994 until March 2014 he served in a number of positions of increasing responsibility at The Dolan Company, an NYSE-traded publisher and media company, including serving as its Chief Financial Officer from 1994 to 2009 and thereafter as Chief Operating Officer until his resignation in March 2014. The Dolan Company filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2014, and emerged from bankruptcy in June 2014. Mr. Pollei began his career in public accounting with KPMG US, LLP. He is a certified public accountant (inactive) and earned a bachelor’s degree in Accounting, cum laude, from Luther College.

Adrienne Anderson: Ms. Anderson is a certified public accountant and has spent the last several years of her career primarily focused on financial statement audits under Public Company Accounting Oversight Board auditing standards for SEC reporting companies. Since January 2019, Ms. Anderson has been an audit partner at D. Brooks and Associates, CPAs, a certified public accounting firm based in West Palm Beach, Florida, where she focuses her practice on accounting, auditing, attest and review services, specializing in working with emerging growth and high growth technology, manufacturers, distributors and service companies, as well as government contractors, both SEC registrants and private companies. Prior to that, from October 2014 to December 2018, she was with WithumSmith + Brown, a large regional CPA firm, having been promoted to partner of the firm in July 2017. Ms. Anderson earned a Bachelor of Science in Accounting from Eastern Illinois University and is a certified public accountant licensed in the states of Florida and Illinois.

SharpLink Israel Executive Compensation

The following disclosure is being provided for those named executive officers and directors that are expected to be named executive officers and directors of SharpLink US.

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last two fiscal years to the Company’s named executive officers.

Name and Position	Fiscal Year	Salary ($)		Bonus ($)	Option Awards (1)($)	All Other Compensation(2)	Total ($)
Rob Phythian	2021	$259,444		$8,000	$771,610	$5,000	$1,044,054
President and Chief Executive Officer	2020	$182,329	(3)	—	$18,117	—	$200,446

Brian Bennett	2021	$81,346		—	$67,064	—	$148,410
Chief Financial Officer	2020	—		—	—	—	—

Chris Nicholas	2021	$265,231		$36,780	$396,451	—	$698,553
Chief Operating Officer	2020	$238,850		—	$18,117	—	$256,967

Roy Hess	2021	$175,811	(4)	—	$686,333	—	$862,144
Former Chief Executive Officer	2020	$193,075	(4)	—	$21,000	—	$214,075

(1)	Represents the share-based compensation expenses recorded in SharpLink Israel’s consolidated financial statements for the year ended December 31, 2021 and 2020, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation, see note 11 to SharpLink, Inc.’s consolidated audited financial statements.
(2)	Other compensation represents reimbursement of up to $1,000 per month for private/social club dues for the Chief Executive Officer.
(3)	For the year ended December 31, 2020, Rob Phythian earned $29,231 in base salary and an additional $153,098 in fees pursuant to a consulting agreement, for total compensation of $182,329. The consulting agreement with Mr. Phythian was terminated in December 2020 at which time his base salary was increased.
(4)	On January 1, 2021, Mr. Hess began serving Legacy MTS as a contractor. Salary in 2020 is comprised of wages earned while serving as the Chief Executive Officer and President of MTS IntegraTRAK. Salary in 2020 is comprised of fees earned under his consulting agreement to perform services as Chief Executive Officer leading up to the merger with SharpLink US and President of MTS IntegraTRAK throughout 2021.

Outstanding Equity Awards at Fiscal Year-End

	Options
Name	Number of Ordinary Shares Underlying Unexercised Options (Exercisable)	Number of Ordinary Shares Underlying Unexercised Options (Exercisable)	Option Exercise Price	Option Expiration Date
Rob Phythian	66,760	13,351	$0.94	12/28/2030
	200,000	400,000	$6.74	7/27/2031
Chris Nicholas	66,760	13,351	$0.94	12/28/2030
	100,000	200,000	$6.74	7/27/2031
Brian Bennett	26,667	213,333	$5.60	8/16/2031

Employment Agreements of Named Executive Officers

Below are summaries of the employment agreements entered into by SharpLink Israel and its Named Executive Officers.

Rob Phythian

Under his employment agreement, Mr. Phythian receives an annual base salary of $300 thousand and is eligible to receive an annual bonus, as determined by the SharpLink Israel’s Board of Directors, of up to 25% of his base salary. Following SharpLink, Inc.’s merger with Legacy MTS to form SharpLink Israel, Mr. Phythian received options to acquire 600 thousand Ordinary Shares of SharpLink Israel under its 2021 Equity Incentive Plan (the “2021 Plan”). One-third of the shares subject to this option will vest and be exercisable on the grant date, one third of the shares subject to this option will vest and be exercisable on the first anniversary of the grant date and one third of the shares subject to this option will vest and become exercisable on the second anniversary of the grant date, subject in all cases to Mr. Phythian’s continued services to SharpLink Israel. Notwithstanding the foregoing vesting schedule, the right to purchase all shares subject to the option will vest and become exercisable if Mr. Phythian’s employment is terminated 90 days prior to or six months following the completion of a change of control (as such term is defined in the 2021 Plan) of SharpLink Israel. The exercise price per share of the option is $6.74. The option will expire on the tenth anniversary of the date of grant. Mr. Phythian is not entitled to any additional remuneration for his services as a director of SharpLink Israel.

Mr. Phythian also receives certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. Phythian and his immediate family during the time of his employment, reimbursement of up to $1 thousand per month for private/social club dues, and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink Israel’s policies. Mr. Phythian is also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink Israel’s other officers and directors and to be included in SharpLink Israel’s directors and officers liability insurance policy authorized in accordance with SharpLink Israel’s Compensation Policy.

Upon termination of Mr. Phythian’s employment by either him or SharpLink Israel, regardless of the reason, Mr. Phythian shall be entitled to (i) any earned but unpaid bonus, payable at such times as such bonus would have otherwise been paid if employment had not been terminated (unless otherwise required by law), and (ii) all other benefits for which he may be eligible in accordance with the SharpLink Israel’s policies then in effect that have vested as of the termination date. If Mr. Phythian’s employment is terminated by SharpLink Israel without “Just Cause” or by Mr. Phythian for “Good Reason,” (as such terms are defined in Mr. Phythian’s employment agreement) then he is entitled to a payment equal to three months of base salary and continued health care coverage for such period, provided that such severance payment is subject to repayment if determined to violate the non-competition and non-solicitation covenants in the agreement. The payment of severance is conditioned upon Mr. Phythian’s execution of a separation agreement that contains a full release of any claims he may have of his employment termination date against SharpLink Israel.

During the term of his employment and for a period of 24 months thereafter, referred to as the Restricted Period, Mr. Phythian will not be permitted, directly or indirectly, to provide services for or hold ownership of any entity that competes with the business of SharpLink Israel in the U.S., Canada, the United Kingdom and the European Union. In addition, during the restricted period, Mr. Phythian may not solicit or encourage any employee of SharpLink Israel to terminate his or her employment or any vendor or supplier to cease doing business with SharpLink Israel.

Chris Nicholas

Under his employment agreement, Mr. Nicholas receives an annual base salary of $240 thousand and is eligible to receive an annual bonus, as determined by the SharpLink Israel’s Board of Directors, of up to 25% of his base salary. Following SharpLink Israel merger with Legcy MTS, Mr. Nicholas received a grant of options under the 2021 Plan to acquire 300 thousand SharpLink Israel Ordinary Shares. One third of the shares subject to this option will vest and be exercisable on the grant date, one third of the shares subject to this option will vest and be exercisable on the first anniversary of the grant date and one third of the shares subject to this option will vest and become exercisable on the second anniversary of the grant date, subject in all cases to Mr. Nicholas’s continued services to SharpLink Israel.

Mr. Nicholas also receives certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. Nicholas and his immediate family during the time of his employment and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink Israel policies. Mr. Nicholas is also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink Israel’s other officers and directors and to be included in SharpLink Israel’s directors and officers’ liability insurance policy authorized in accordance with SharpLink Israel Compensation Policy.

Upon termination of Mr. Nicholas’s employment by either him or SharpLink Israel regardless of the reason, Mr. Nicholas shall be entitled to (i) any earned but unpaid bonus, payable at such times as such bonus would have otherwise been paid if employment had not been terminated (unless otherwise required by law), and (ii) all other benefits for which he may be eligible in accordance with SharpLink Israel’s policies then in effect that have vested as of the termination date. If Mr. Nicholas’s employment is terminated by SharpLink Israel without “Just Cause” or by Mr. Nicholas for “good reason,” (as such terms are defined in Mr. Nicholas’s employment agreement), then he is entitled to a payment equal to three months of base salary and continued health coverage for such period. The payment of severance is conditioned upon Mr. Nicholas’s execution of a separation agreement that contains a full release of any claims he may have as of his employment termination date against SharpLink Israel.

Brian Bennett

Under his employment agreement, Mr. Bennett receives an annual base salary of $235 thousand and is eligible to receive an annual bonus, as determined by SharpLink Israel’s Board of Directors, of up to 25% of his base salary. On the date of his hire by SharpLink Israel, Mr. Bennett received a grant of options under the 2021 Plan to acquire 240 thousand SharpLink Israel Ordinary Shares. The shares subject to this option will vest and be exercisable equally each month on the anniversary of his hire date for 36 months, subject in all cases to Mr. Bennett’s continued services to SharpLink Israel.

Mr. Bennett also receives certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. Bennett and his immediate family during the time of his employment and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink Israel policies. Mr. Bennett is also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink Israel’s other officers and directors and to be included in SharpLink Israel’s directors and officers’ liability insurance policy authorized in accordance with SharpLink Israel’s Compensation Policy.

Upon termination of Mr. Bennett’s employment by either him or SharpLink Israel, regardless of the reason, Mr. Bennett shall be entitled to (i) any earned but unpaid bonus, payable at such times as such bonus would have otherwise been paid if employment had not been terminated (unless otherwise required by law), and (ii) all other benefits for which he may be eligible in accordance with the SharpLink Israel’s policies then in effect that have vested as of the termination date. If Mr. Bennett’s employment is terminated by SharpLink Israel without “Just Cause” or by Mr. Bennett for “good reason,” (as such terms are defined in Mr. Bennett’s employment agreement), then he is entitled to a payment equal to three months of base salary and continued health coverage for such period. The payment of severance is conditioned upon Mr. Bennett’s execution of a separation agreement that contains a full release of any claims he may have as of his employment termination date against SharpLink Israel.

Director Compensation

The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on SharpLink Israel’s board during the year ended December 31, 2021, other than Mr. Phythian, SharpLink Israel’s Chief Executive Officer, and Chris Nicholas, SharpLink Israel’s Chief Operating Officer, who did not receive additional compensation for their services as directors and whose compensation is set forth in the Summary Compensation Table.

Name	Fees earned ($)	Option awards ($)(1)	Total($)
Paul Abdo	$24,083	$26,409	$50,492
Joe Housman	$32,724	$26,414	$59,138
Tom Doering	$24,682	$—	$24,682
Scott Pollei	$25,282	$—	$25,282
Adrienne Anderson	$24,682	$—	$24,682

(1)	Represents the share-based compensation expenses recorded in SharpLink Israel’s consolidated financial statements for the year ended December 31, 2021, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation see note 11 to SharpLink, Inc. consolidated audited financial statements.

Transaction with Related Persons

Shared Services with SportsHub

SharpLink, Inc. and SportsHub, which holds approximately 40% of the voting power of SharpLink Israel, are party to a Shared Services Agreement dated May 28, 2021. Under the terms of the Shared Services Agreement, SportsHub provides SharpLink, Inc. with office space for certain company employees, accounting and other administrative services from SportsHub personnel, webhosting services and IT subscriptions, business insurance coverage, cell phone and ISP access, and additional services the parties may agree upon from time to time. SharpLink, Inc. reimburses SportsHub for SharpLink, Inc.’s allocated share of the cost of such services. Generally, services are allocated based on passthrough of the cost of SharpLink, Inc.’s direct usage (such as cellphone plan coverage and webhosting services) or allocated based on share of headcount (such as the office lease and ISP).

The cost of shared personnel is allocated based on the parties’ estimate of time performing services for each entity. Shared personnel costs include salary, benefits, and related tax withholdings, which are allocated pro rata based on SharpLink, Inc.’s and SportsHub’s estimate of the percentage of the working time a shared employee provides services to each company. Under the Shared Services Agreement, employees of SharpLink, Inc. may also provide services to SportsHub. To the extent that SharpLink, Inc. employees provide services to SportsHub, the cost of those services is offset against amounts otherwise owed under the Shared Services Agreement. Mr. Phythian, the Chief Executive Officer of SharpLink, Inc., and Mr. Nicholas, Chief Operating Officer of SharpLink, Inc., were also both employees of SportsHub until June 1, 2021.

SharpLink, Inc. does not pay a markup or share of overhead expenses to SportsHub for the shared services. The Shared Services Agreement has a one-year term and automatically renews for successive one-year periods unless terminated by either party. SharpLink, Inc. may terminate the Shared Services Agreement or any individual services received thereunder upon 30 days’ notice to SportsHub, and SportsHub may terminate the Shared Services Agreement or any service thereunder upon 90 days’ notice to SharpLink, Inc.

The Shared Services Agreement formally documented the shared service arrangement that was previously in place between SportsHub and SharpLink, Inc. Prior to the entry into the Shared Services Agreement, SharpLink, Inc. reimbursed SportsHub for services in the amounts of approximately $2.2 million and approximately $2.3 million in 2020 and 2019, respectively. Included in those amounts is an amount of approximately $1.5 million (for each of 2020 and 2019) related to SharpLink, Inc.’s Sports Gaming Client Services operating segment, which was acquired by SharpLink, Inc. from SportsHub in November 2020, which was accounted for as a common control merger, with expenditures by SportsHub on the Sports Gaming Client Services business treated, until the date of acquisition by SharpLink, Inc., as reimbursements for accounting purposes. Beginning in late 2020, SharpLink, Inc. implemented steps to separate its operations from SportsHub, including transferring the payroll of the Sports Gaming Client Services segment and SharpLink, Inc.’s Chief Executive Officer and Chief Operating Officer to SharpLink, Inc. Further, effective as of June 1, 2021, SharpLink, Inc.’s Chief Executive Officer and Chief Operating Officer resigned from their positions as officers of SportsHub. As a result, SharpLink, Inc. now receives significantly fewer services from SportsHub than in previous periods. SharpLink, Inc. reimbursed SportsHub between $90 thousand to $240 thousand in each quarter of 2021. The reduction from 2020 was primarily the result of the transfer of employees referenced above. Pursuant to the terms of the Shared Services Agreement, for as long as SharpLink, Inc.’s employees provide services to SportsHub, the cost of such services provided to SportsHub will be offset against amounts reimbursable by SharpLink, Inc. to SportsHub.

SportsHub Affiliate Marketing Partner Agreement

SharpLink, Inc. and SportsHub are party to an Affiliate Marketing Partner Agreement, or Partner Agreement, dated September 1, 2020. Under the Partner Agreement, SportsHub integrates SharpLink, Inc.’s sportsbook marketing product suite into websites operated by SportsHub, and SharpLink, Inc. pays SportsHub a portion of the fees SharpLink, Inc. receives for sportsbook client referrals through the marketing products. The Partner Agreement has a five-year term and its general terms are the same as those of equivalent agreements with other unaffiliated third party marketing partners of SharpLink, Inc. SportsHub earned less than $5 thousand under the Partner Agreement for the six months ended June 30, 2021 and year ended December 31, 2020.

Connecticut Facility Lease

SharpLink, Inc. leases office space in Collinsville, Connecticut from CJEM, LLC, an entity owned by Chris Nicholas, SharpLink Israel’s Chief Operating Officer and member of its Board of Directors and a director nominee, pursuant to a lease dated December 16, 2020. SharpLink, Inc. paid approximately $38 thousand in each of 2020 and 2019 under such lease. The current term of the lease expires on December 31, 2023, and SharpLink, Inc. has the right to extend the Lease under the same terms for an additional three-year term through December 31, 2026.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information provides the combined financial statements of SharpLink, Inc., FourCubed, and Legacy MTS giving effect to (i) the merger of SharpLink, Inc. and Legacy MTS were combined to form SharpLink Israel (the “MTS Merger”) and (ii) the acquisition of FourCubed by SharpLink Israel (the “FourCubed Acquisition”). For accounting purposes, SharpLink, Inc. is considered to have acquired Legacy MTS in the MTS Merger. SharpLink, Inc. was determined to be the accounting acquirer based upon the terms of the MTS Merger and other factors. SharpLink, Inc. stockholders prior to the MTS Merger held a majority of the voting interest of SharpLink Israel following closing of the MTS Merger. For accounting purposes, SharpLink Israel is the acquiror of FourCubed in the FourCubed Acquisition.

The unaudited pro forma combined condensed balance sheet data as of June 30, 2021 gives effect to the MTS Merger and the FourCubed Acquisition as if they took place on June 30, 2021. The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 gives effect to the MTS Merger and FourCubed Acquisition as if they took place on January 1, 2020. The historical financial statements of SharpLink, Inc., FourCubed, and Legacy MTS have been adjusted to give pro forma effect to events that reflect the U.S. GAAP accounting for the MTS Merger to illustrate the effects of the reverse merger to the Combined Company’s historical financial statements. The adjustments and the notes presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of MTS Israel following such transactions.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the future results of operations and financial position of SharpLink Israel and, if the Domestication Merger is completed, SharpLink U.S.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements for the six months ended June 30, 2021 and year ended December 31, 2020 of SharpLink Inc., FourCubed, and Legacy MTS, and SharpLink, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this proxy statement/prospectus.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of SharpLink Israel may materially vary from those of FourCubed and Legacy MTS. During the preparation of the unaudited pro forma condensed combined financial information, SharpLink Israel’s management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. As part of the preparation of audited financial statements for the year ended December 31, 2021, SharpLink Israel’s management will conduct a final review of the Combined Company’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of SharpLink Israel’s results of operations or reclassification of assets or liabilities to conform FourCubed and Legacy MTS’s accounting policies and classifications. As a result of this review, SharpLink Israel’s management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

AS OF JUNE 30, 2021

(Dollars in thousands, except share and per share data)

			Transaction Accounting Adjustments				Transaction Accounting Adjustments
	SharpLink, Inc. Historical	Legacy MTS Historical	Merger Adjustments	Note	Pro Forma Legacy MTS	FourCubed Historical	Pre-Merger Adjustments	Note	Merger Adjustments	Note	Pro Forma FourCubed	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$412	$1,136	$6,000	2d(i)	$7,136	$623	$(323)	3b(i)	$(6,325)	3a	$(2,775)	$4,773
									3,250	3e
Restricted cash	—	739	—		739	—	—		—		—	739
Accounts receivable	499	340	—		340	476	—		—		476	1,315
Contract asset	90	—	—		—	—	—		—		—	90
Prepaid expenses	14	288	—		288	—	—		—		—	302
Assets of discontinued operations	—	180	—		180	—	—		—		—	180
Total current assets	1,015	2,683	6,000		8,683	1,099	(323)		(3,075)		(2,299)	7,399

Non-current assets
Severance pay fund	—	259	—		259	—	—		—		—	259
Equipment, net	28	26	—		26	—	—		—		—	54
Right-of-use-asset - operating lease	180	—	—		—	—	—		—		—	180
Deferred tax asset	—	171	—		171	5	—		—		5	176
Intangible assets, net	643	—	483	2b(i)	483	—	—		5,014	3b(ii)	5,014	6,140
Goodwill	381	1,502	20,846	2b(i)	22,348	—	—		3,086	3b(ii)	3,086	25,815
Total non-current assets	1,232	1,958	21,329		23,287	5	—		8,100		8,105	32,624
Total assets	$2,247	$4,641	$27,329		$31,970	$1,104	$(323)		$5,025		$5,806	$40,023

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$579	$1,877	$1,206	2c	$3,083	$743	$(343)	3b(i)	$60	3c	$460	$4,122
Deferred revenues	121	927	—		927	—	—		—		—	1,048
Due to Parent	240	—	—		—	—	—		—		—	240
Commitment fee	19,429	—	(19,429)	2d(ii)	(19,429)	—	—		—		—	0
Current portion of lease liability	28	—	—		—	—	—		—		—	28
Due to Seller	—	—	—		—	—	300	3b(i)	250	3a	550	550
Long-term debt	—	—	—		—	—	—		599	3e	599	599
Liabilities of discontinued operations	—	499	—		499	—	—		—		—	499
Total current liabilities	20,397	3,303	(18,223)		(14,920)	743	(43)		909		1,609	7,086

Non-current liabilities
Accrued severance pay	—	311	—		311	—	—		—		—	311
Deferred tax liability	5	—	111	2b(i)	111	—	—		—		—	116
Lease liability	151	—	—		—	—	—		—		—	151
Long-term debt	—	—	—		—	—	—		2,651	3e	2,651	2,651
Total non-current liabilities	156	311	111		422	—	—		2,651		2,651	3,229

Temporary Equity	1,722	—	(1,722)	2d(ii)	(1,722)	—	—		—		—	(0)

Shareholders equity
Common stock	81	—	(81)	2b(ii)	(81)	—	—		—		—	—
Ordinary shares	—	40	238	2b(ii)	278	—	—		12	3b(iii)	12	290
			—
Preferred stock series A	—	13	(13)	2b(ii)	—	—	—		—		—	—
Preferred stock series A-1	—	—	39	2d(iii)	39	—	—		—		—	39
Preferred stock series B	—	—	74	2d(iii)	74	—	—		—		—	74
Additional paid-in capital	3,668	31,359	(9,283)	2b(ii)	56,494	—	—		1,594	3b(iii)	1,594	61,756
			33,490	2d(iii)
			928	2e
Treasury shares	—	(29)	—		(29)	—	—		—		—	(29)
Members equity	—	—	—		—	361	(280)	3b(i)	(81)	3b(iii)	—	—
Accumulated deficit	(23,777)	(30,356)	(1,206)	2c	(8,585)	—	—		(60)	3c	(60)	(32,422)
			30,356	(2bii)
			(6,451)	2d(iv)
			(928)	2e
Total shareholders’ equity	(20,028)	1,027	47,163		48,190	361	(280)		1,465		1,546	29,708
Total liabilities and shareholders’ equity	$2,247	$4,641	$27,329		$31,970	$1,104	$(323)		$5,025		$5,806	$40,023

COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR YEAR ENDING DECEMBER 31, 2020

(Dollars in thousands, except share and per share data)

			Transaction Accounting Adjustments				Transaction Accounting Adjustments
	SharpLink, Inc. Historical	Legacy MTS Historical	Merger Adjustments	Note	Pro Forma Legacy MTS	FourCubed Historical	Merger Adjustments	Note	Pro Forma FourCubed	Pro Forma Combined

Revenue	$2,279	$4,018	$—		$4,018	$6,587	$—		$6,587	$12,884

Cost of revenue	1,799	1,795	—		1,795	5,091	—		5,091	8,685

Gross profit	480	2,223	—		2,223	1,496	—		1,496	4,199

Operating expenses
Selling, general, and administrative expenses	1,553	2,619	—		2,619	736	989	3d	1,725	5,897
Goodwill impairment	—	1,723	—		1,723	—	—		—	1,723
Depreciation and amortization	133	—	127	2b(iii)	127	—	1,198	3b(iv)	1,198	1,458
Total operating expenses	1,686	4,342	127		4,469	736	2,187		2,923	9,078

Operating loss	(1,206)	(2,119)	(127)		(2,246)	760	(2,187)		(1,427)	(4,879)

Other Income and Expense
Loan forgiveness income	46	—	—		—	—	—		—	46
Interest income	23	16	—		16	80	—		80	119
Interest expense	(1)	—	—		—	(1)	(119)	3e	(120)	(121)
Total other income and expense	68	16	—		16	79	(119)		(40)	44

Loss before taxes on income	(1,138)	(2,103)	(127)		(2,230)	839	(2,306)		(1,467)	(4,835)

Provision for income taxes	1	(325)	(29)	2b(iii)	(354)	64	—		64	(289)

Net loss from continuing operations	(1,139)	(1,778)	(97)		(1,875)	775	(2,306)		(1,531)	(4,546)

Loss from discontinued operations	—	(37)	—		(37)	—	—

Net loss	$(1,139)	$(1,815)	$(97)		$(1,912)	$775	$(2,306)		$(1,531)	$(4,546)

Earnings per share attributable to common shareholders, basic and diluted	$(0.14)									$(0.33)

Weighted average number of shares outstanding	8,048,194									14,514,829

COMPANY UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR SIX MONTHS ENDING JUNE 30, 2021

(Dollars in thousands, except share and per share data)

			Transaction Accounting Adjustments				Transaction Accounting Adjustments
	SharpLink, Inc. Historical	Legacy MTS Historical	Merger Adjustments	Note	Pro Forma Legacy MTS	FourCubed Historical	Merger Adjustments	Note	Pro Forma FourCubed	Pro Forma Combined

Revenue	$1,632	$1,742	$—		$1,742	$3,094	$—		$3,094	$6,468

Cost of revenue	1,346	932	—		932	2,182	—		2,182	4,460

Gross profit	286	810	—		810	912	—		912	2,008

Operating expenses
Selling, general, and administrative expenses	1,549	1,772	—		1,772	547	210	3d	757	4,078
Transaction and financing expenses	884	—	—		—	—	—		—	884
Commitment fee expenses	18,852	—	(18,852)	2d	(18,852)	—	—		—	—
Depreciation and amortization	95	—	63	2b(iii)	63	—	212	3b(iv)	212	370
Total operating expenses	21,380	1,772	(18,789)		(17,017)	547	422		969	5,333

Operating loss	(21,094)	(962)	18,789		17,827	365	(422)		(57)	(3,325)

Other Income and Expense
Interest income	6	—	—		—	—	—		—	6
Interest expense	—	(2)	—		(2)	22	(63)	3e	(41)	(43)
Total other income and expense	6	(2)	—		(2)	22	(63)		(41)	(37)

Loss before taxes on income	(21,088)	(964)	18,789		17,825	387	(485)		(98)	(3,361)

Provision for income taxes	1	1	(15)	2b(iii)	(14)	—	—		—	(13)

Net loss from continuing operations	(21,089)	(965)	18,803		17,838	387	(485)		(98)	(3,349)

Loss from discontinued operations	—	(29)	—		(29)	—	—

Net loss	$(21,089)	$(994)	$18,803		$17,809	$387	$(485)		$(98)	$(3,349)

Earnings per share attributable to common shareholders, basic and diluted	$(2.67)									$(0.24)

Weighted average number of shares outstanding	8,061,772									14,532,958

NOTE 1 – DESCRIPTION OF TRANSACTION AND BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of SharpLink, Inc., FourCubed, and Legacy MTS.

Description of the Transactions

MTS Merger

On July 26, 2021, Mer Telemanagement Solutions Ltd. (“Legacy MTS”), New SL Acquisition Corp., a wholly owned subsidiary of MTS (“Merger Sub”) and privately held SharpLink, Inc. (“SharpLink, Inc.”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into SharpLink, Inc., with SharpLink, Inc. surviving as a wholly owned subsidiary of Legacy MTS (the “Reverse Merger” or “Merger”). Following the Merger, we changed our name from Mer Telemanagement Solutions Ltd. to SharpLink Gaming Ltd. (“SharpLink Israel” or “Combined Company”). On a pro forma and fully-diluted basis for the Combined Company, SharpLink, Inc. shareholders own approximately 86% of the Combined Company (inclusive of a stock option pool of 10% of the fully-diluted outstanding share capital of the Combined Company), and MTS’s securityholders own approximately 14% of the fully-diluted outstanding capital of the Combined Company.

As a result of the Merger, each outstanding share of SharpLink, Inc. common stock was converted into the right to receive SharpLink Israel ordinary shares (as defined in the Merger Agreement), calculated pursuant to the Exchange Ratio (as defined in the Merger Agreement). Each outstanding share of SharpLink, Inc. Preferred stock series A was converted into the right to receive SharpLink Israel Preferred stock series A-1 shares, calculated pursuant to the Exchange Ratio. Each outstanding share of SharpLink, Inc. Preferred stock series A-1 was converted into the right to receive SharpLink Israel Preferred stock series A-1 shares, calculated pursuant to the Exchange Ratio. Each outstanding share of SharpLink, Inc. Preferred stock series B was converted into the right to receive SharpLink Israel Preferred stock series B, calculated pursuant to the Exchange Ratio.

In connection with a closing condition of the Merger Agreement, Alpha Capital Anstalt (“Alpha”), a major shareholder of both Legacy MTS and SharpLink, Inc., invested $6.0 million in exchange for approximately 2.8 million shares of SharpLink Israel Preferred stock series B.

MTS Merger Basis of Presentation

The unaudited pro forma condensed combined financial statements give effect to the Transaction and were prepared using the acquisition method of accounting under U.S. GAAP in accordance with the regulations of the SEC. For accounting purposes, SharpLink, Inc. is considered to be acquiring MTS in the Reverse Merger. SharpLink, Inc. was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) SharpLink, Inc. security holders owed 86% of the voting interests of the combined company immediately following the closing of the Merger, (ii) directors appointed by SharpLink, Inc. will constitute the Board of Directors of the combined company; and (iii) employees of SharpLink, Inc. will constitute the entire management of the combined company. Under the acquisition method of accounting, the purchase price is allocated to the underlying Legacy MTS tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021, and year ended December 31, 2020 combine the historical statements of consolidated operations for Legacy MTS and SharpLink, Inc., giving effect to the Merger and related transactions as if they had been completed on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines historical condensed consolidated balance sheets of Legacy MTS and SharpLink, Inc. as of June 30, 2021, giving effect to the Merger as if it had been completed on June 30, 2021.

The value of the consideration paid by SharpLink, Inc. was determined to be $22.2 million and was based on the closing price of Legacy MTS’s ordinary shares on the closing date. As of the date of this filing, SharpLink has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the Legacy MTS assets acquired and liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Legacy MTS’s accounting policies to SharpLink’s accounting policies. As a result of the foregoing, the adjustments to the unaudited pro forma condensed combined financial statements are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of preparing the unaudited pro forma financial statements presented below. SharpLink estimated the fair value of Legacy MTS’s assets and liabilities based on discussions with Legacy MTS’s management, preliminary valuation studies, due diligence and information presented in Legacy MTS’s filings with the SEC. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma financial statements. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited condensed combined pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Reverse Merger; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of SharpLink, Inc. and Legacy MTS following the Reverse Merger. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Reverse Merger occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the Reverse Merger.

FourCubed Acquisition

On December 31, 2021, SharpLink Israel, through its wholly owned subsidiary FourCubed Acquisition Company, LLC, acquired certain business assets of FourCubed for total consideration of $6.6 million in cash and 606,114 ordinary shares of SharpLink Israel stock with a fair value of $1.6 million. Consideration of $6.0 million is payable on the date of closing with $300 thousand due within 45 days after closing and $250 thousand due within 6 months after closing. Subsequent to closing, the seller is able to earn up to an additional 587,747 ordinary shares of SharpLink Israel by meeting certain performance criteria.

FourCubed Acquisition Basis of Presentation

The unaudited pro forma condensed combined financial statements give effect to the transaction and were prepared were prepared using the acquisition method of accounting under U.S. GAAP in accordance with the regulations of the SEC.

The unaudited pro forma condensed combined statements of combined operations for the six months ended June 30, 2021, and year ended December 31, 2020 combine the historical statements of consolidated operations for FourCubed, MTS and SharpLink, giving effect to FourCubed transaction, MTS transaction and related transactions as if they had been completed on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines historical condensed consolidated balance sheets of FourCubed, MTS and SharpLink as of June 30, 2021, giving effect to the transactions as if they had been completed on June 30, 2021.

The value of the consideration paid by SharpLink was determined to be $8.2 million and was based on the cash purchase price and the closing price of SharpLink Israel’s Ordinary Shares on the closing date. As of the date of this filing, SharpLink Israel has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the FourCubed assets acquired and liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform FourCubed’s accounting policies to SharpLink Israel’s accounting policies. As a result of the foregoing, the adjustments to the unaudited pro forma condensed combined financial statements are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of preparing the unaudited pro forma financial statements presented below. SharpLink Israel estimated the fair value of FourCubed’s assets and liabilities based on discussions with FourCubed’s management, preliminary valuation studies, and due diligence. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma financial statements. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited condensed combined pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of SharpLink and FourCubed following the acquisition. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the acquisition occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the acquisition.

NOTE 2 – TRANSACTION ACCOUNTING ADJUSTMENTS – MTS

a.	Estimated preliminary purchase consideration

The total purchase price of approximately $22.2 million is based on the Company’s closing share price of $6.80 on July 26, 2021 and approximately 2.5 million, 671 thousand and 108 thousand of Ordinary Shares, Preferred Shares, and Share Options or Warrants respectively, outstanding as of July 26, 2021.The following table represents the preliminary estimate of the purchase consideration to be paid in the Merger.

Historical MTS issued and outstanding shares immediately prior to Merger	(a)	3,271,284	14%
As-converted shares to be issued to Historical SharpLink shareholders at Merger	(b)	17,759,303	76%
Stock option pool to be established at Merger		2,336,632	10%
Fully-diluted, as-converted shares to be issued and outstanding		23,367,219

SharpLink issued and outstanding shares immediately prior to Merger	(c)	13,301,185
Exchange ratio	(b) / (c)	1.3352

Historical MTS share price on July 26, 2021	(d)	$6.80
Estimated preliminary purchase consideration for accounting acquiree ($ thousands)	(a) x (d)	$22,245

b.	Preliminary purchase price allocation

i.	SharpLink has performed a preliminary valuation analysis of the fair market value of MTS’s assets acquired and liabilities assumed, based on MTS’s balance sheet at July 26, 2021. Using the estimated preliminary purchase consideration, SharpLink has estimated the allocations to such assets and liabilities. The table below summarizes the preliminary allocation of purchase price to the assets acquired and liabilities assumed. The allocation has not been finalized. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the combined company unaudited pro forma condensed combined financial information. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger.

(in thousands)

Estimated preliminary purchase consideration for accounting acquiree	$22,245

Assets:
Cash and cash equivalents	$1,136
Restricted cash	739
Accounts receivable	340
Prepaid expenses	288
Assets of discontinued operations	180
Severance pay fund	259
Equipment, net	26
Deferred tax asset	171
Intangible assets, net	483
Total Assets	3,622

Liabilities:
Accounts payable and accrued expenses	$1,877
Deferred revenues	927
Liabilities of discontinued operations	499
Accrued severance pay	311
Deferred tax liability	111
Total Liabilities	3,725

Net Assets Acquired	(103)

Goodwill	22,348

Previously recorded MTS Goodwill	1,502

Adjustment to Goodwill	20,846

Goodwill represents the excess of cost over the fair market value of net assets acquired in a business combination. We review goodwill at least annually for impairment and any excess in carrying value over the estimated fair value is charged to the results of operations. Subsequent to the Merger, we expect to impair substantially all of the goodwill from the MTS acquisition. An increase in net loss resulting from the impairment of goodwill could materially and adversely affect our results of operations and financial condition.

ii.	Historical MTS shareholders’ equity was adjusted to reflect the Merger in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 as follows:

($ thousands)	Common stock	Ordinary shares	Preferred stock	Additional paid-in capital	Treasury shares	Accumulated deficit	Total

Historical MTS shareholders’ equity	$—	$40	$13	$31,359	$(29)	$(30,356)	$1,027
Conversion of MTS preferred stock to ordinary shares	—	13	(13)	—	—	—	—
Elimination of Historical SharpLink common stock	(81)	—	—	—	—	—	(81)
Elimination of legal acquiree (MTS) equity	—	(53)	—	(31,359)	—	30,356	(1,056)
Acquisition of legal acquiree (MTS)	—	278	—	22,076	—	—	22,355
Total pro forma adjustments to shareholders’ equity	(81)	238	(13)	(9,283)	—	30,356	21,218

Pro forma shareholders’ equity	$(81)	$278	$—	$22,076	$(29)	$—	$22,245

iii.	SharpLink has estimated the fair value of MTS’s identifiable intangible assets at approximately $483 thousand. This fair value is based on a preliminary valuation completed for the business, along with related tangible assets. SharpLink identified intangible assets associated with client relationships and developed technology, which were valued using the multi period excess earnings method and the relief of royalty method, respectively, and which will be amortized over the estimated useful life of each asset. The amortization related to the fair value of intangible assets is reflected as a pro forma adjustment to the statements of operations using the straight-line method as if the Merger took place on January 1, 2020.

			Pro forma adjustment to statement of operations
			Depreciation and amortization		Provision for income taxes
($ thousands)	Acquired value	Useful life (years)	December 31, 2020	June 30, 2021	December 31, 2020	June 30, 2021

Customer relationship	414	4	104	52	(24)	(12)
Developed technology	69	3	23	12	(5)	(3)
	483		127	63	(29)	(15)

c.	Transaction Costs

The Company incurred non-recurring transaction costs of approximately $1.2 million subsequent to June 30, 2021 to complete the MTS Merger. Trade payables and accrued expenses, and accumulated deficit were adjusted to include these transaction costs as of June 30, 2021.

d.	Convertible Preferred Stock Financing

On December 23, 2020, the Company entered into a securities purchase agreement with an investor to (1) issue 2,000 shares of Preferred stock series A for $2.0 million (“First Tranche”), (2) sell not less than $5.0 million of preferred stock immediately prior to completing the Going Public Transaction (“Second Tranche”) and (3) issue preferred stock equal to the greater of either 15 percent of the aggregate of the First and Second Tranche or 3 percent of the Company’s issued and outstanding capital immediately following the Second Tranche (“Commitment Fee”). On June 15, 2021, the Company entered into the first amendment to the securities purchase agreement, which provided that (1) immediately prior to completing the Going Public Transaction, the Company shall sell to the investor Preferred stock series B for $6.0 million (“Second Tranche”) and (2) immediately following the Second Tranche, the Company shall issue Preferred stock series A-1 equal to 3 percent of the issued and outstanding capital (“Commitment Fee”).

In the SharpLink Historical unaudited condensed consolidated balance sheet as of June 30, 2021, the First Tranche was recorded in Temporary Equity, $1.7 million, and the Second Tranche and Commitment Fee were collectively recorded in Commitment Fee, $19.4 million.

On July 23, 2021, the Company entered into the second amendment to the securities purchase agreement, which provided that immediately prior to completing the Going Public Transaction, the Company shall sell to the investor 2,765,824 million shares of Preferred stock series B for $6.0 million.

Immediately prior to the Merger, the outstanding shares of SharpLink Inc.’s preferred stock and warrant were converted using the 1.3352 Exchange Ratio pursuant to the terms of the Merger Agreement. SharpLink, Inc.’s Preferred stock series A shares were exchanged for 1,230,956 shares of SharpLink Israel Preferred stock series A-1 and a SharpLink, Inc. warrant associated with the Going Public Transaction vested and became fully exercisable into 850,330 ordinary shares of the SharpLink Israel. Additionally, the holder of the SharpLink, Inc. Preferred stock series A received 700,989 shares of SharpLink Israel Preferred stock series A-1 to settle the Commitment Fee and 3,692,862 shares of SharpLink Israel Preferred stock series B in exchange for $6.0 million to settle the Second Tranche commitment.

The Commitment Fee Expense was removed as a pro forma adjustment from the six months ended unaudited pro forma statement of operations to reflect as if the transaction occurred on January 1, 2020.

The following summarizes the transaction accounting adjustments to give effect as if the convertible preferred stock financing had been completed on June 30, 2021 for the purposes of the unaudited pro forma condensed combined balance sheet:

i.	Increase in Cash and cash equivalents by $6.0 million from Second Tranche investment

ii.	Elimination of Commitment Fee and Temporary Equity (Preferred stock series A), which were exchanged for Preferred stock series A-1

iii.	Issuance of Preferred stock series A-1 in exchange for Temporary Equity (Preferred stock series A) and Commitment Fee; issuance of Preferred stock series B in exchange for Second Tranche funding; and vesting of warrant upon the Go Public Transaction.

($ thousands, except share data)	Preferred stock series A-1		Preferred stock series B		Additional paid-in capital
	Shares	Amount	Shares	Amount
Issuance of Preferred stock series A-1 in exchange for preferred stock series A	1,230,956	25	—	—	1,697
Issuance of Preferred stock series A-1 in exchange for commitment fee	700,989	14	—	—	4,753
Issuance of Preferred stock series B in exchange for commitment fee	—	—	3,692,865	74	25,038
Vesting of warrant upon Go Public Transaction	—	—	—	—	2,002
	1,931,945	39	3,692,865	74	33,490

iv.	Increase in Accumulated deficit of $6.4 million due to vesting of the Warrant upon the Going Public Transaction, $2.0 million, and increase in Commitment Fee Expense, $4.4 million, due to an increase in the underlying stock price of the Company.

e.	Compensation Adjustments

Legacy MTS management had warrants and options to acquire 108,333 ordinary shares, which became fully exercisable upon the consummation of the Merger. The incremental nonrecurring compensation expense was included as a transaction accounting adjustment by increasing additional paid-in capital and accumulated deficit by $928 thousand.

NOTE 3 – TRANSACTION ACCOUNTING ADJUSTMENTS – FOURCUBED

a.	Estimated preliminary purchase consideration

The total purchase price of approximately $8.2 million is based on cash consideration of $6.6 million and the delivery of approximately 606 thousand ordinary shares of SharpLink Israel stock with a closing share price of $2.65 on December 31, 2021, the date of the acquisition. The following table represents the preliminary estimate of the purchase consideration to be paid for FourCubed.

($ thousands, except share data)
Ordinary shares issued to Seller	606,114
Ordinary share price on December 31, 2021	$2.65
Estimated consideration in ordinary shares	$1,606
Cash paid to Seller	6,325
Due to Seller	250
Estimated preliminary purchase consideration for accounting acquiree	$8,181

b.	Preliminary purchase price allocation

i.	SharpLink acquired the assets and certain liabilities of FourCubed, specifically $300 thousand of cash, accounts receivable, certain accounts payable and accrued expenses, and intangible assets. Consideration consisted of $6.0 million payable on the date of closing, $300 thousand due within 45 days after closing, $250 thousand due within 6 months after closing and 606,114 ordinary shares. The pre-merger transaction accounting adjustments reflected below reconcile the FourCubed June 30, 2021 unaudited balance sheet to the assets and liabilities acquired by SharpLink, including the $300 thousand payment for cash acquired.

(in thousands)

	FourCubed Balance Sheet	FourCubed Acquired Assets & Liabilities	FourCubed Pre-Merger Adjustment
	June 30, 2021	June 30, 2021	June 30, 2021
Assets:
Cash and cash equivalents	$623	$300	$(323)
Accounts receivable	476	476	—
Deferred tax asset	5	5	—
Total Assets	1,104	781	(323)

Liabilities:
Accounts payable and accrued expenses	743	400	(343)
Due to Seller	—	300	300
Total Liabilities	743	700	(43)

The pre-merger transaction accounting adjustments included an elimination of $280 thousand of Members equity.

ii.	SharpLink has performed a preliminary valuation analysis of the fair market value of FourCubed’s assets acquired and liabilities assumed, based on FourCubed’s balance sheet at December 31, 2021. Using the total purchase price, SharpLink has estimated the allocations to such assets and liabilities. The table below summarizes the preliminary allocation of purchase price to the assets acquired and liabilities assumed, as if the acquisition had been completed on June 30, 2021. The allocation has not been finalized. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the combined company unaudited pro forma condensed combined financial information. The final determination will be completed as soon as practicable but no later than one year after the consummation of the acquisition.

(in thousands)

Estimated preliminary purchase consideration for accounting acquiree	$8,181

Assets:
Cash and cash equivalents	$300
Accounts receivable	476
Deferred tax asset	5
Intangible assets, net	5,014
Total Assets	5,795

Liabilities:
Accounts payable and accrued expenses	$400
Due to Seller	300
Total Liabilities	700

Net Assets Acquired	5,095

Goodwill	3,086

Previously recorded FourCubed Goodwill	—

Adjustment to Goodwill	3,086

In February 2022, we were notified by Entain plc, a gaming operator from which FourCubed earned over 85 percent of its revenues for the years ended December 31, 2020 and 2019, that it intends to exit the Russian market. FourCubed estimates that approximately 40 percent of its annual revenue, with an estimated operating income margin of 25 percent, is earned from players in the Russian market. We will endeavor to transition the players in the Russian market to other operators but may incur switching costs which are likely to include lost revenues during the transition period to a new operator, lost revenues as players may choose to no longer utilize the services of FourCubed, lost revenues as the players may already have established a relationship with the new operator(s) we select, and additional player promotional costs. This announcement could impact the impairment analysis for the related goodwill and long-lived assets, as well as, compensation related to the earnout discussed elsewhere in this proxy statement.

iii.	Historical SharpLink shareholders’ equity was adjusted to reflect the Merger in the unaudited pro forma condensed combined balance sheet as of June 30, 2021.

($ thousands)	Ordinary shares	Preferred stock	Additional paid-in capital	Members equity	Total

FourCubed shareholders’ equity	$—	$—	$—	$81	$81
Elimination of legal acquiree (FourCubed) equity	—	—	—	(81)	(81)
Acquisition of legal acquiree (FourCubed)	12	—	8,181	—	8,193
Cash paid to Seller and Due to Seller	—	—	(6,587)	—	(6,587)
Total pro forma adjustments to shareholders’ equity	12	—	1,594	(81)	1,525

Pro forma shareholders’ equity	$12	$—	$1,594	$—	$1,606

iv.	SharpLink has estimated the fair value of FourCubed’s identifiable intangible assets at approximately $5.0 million. This fair value is based on a preliminary valuation completed for the business, along with related tangible assets. SharpLink identified intangible assets associated with client relationships and developed technology, which were valued using the multi period excess earnings method and replacement cost method, respectively, and which will be amortized over a useful life. The amortization related to the fair value of intangible assets is reflected as a pro forma adjustment to the statements of operations using the straight-line method.

			Pro forma adjustment to statement of operations
($ thousands)	Acquired value	Useful life (years)	December 31, 2020	June 30, 2021

Customer relationship	4,240	10	424	212
Developed technology	774	1	774	—
	5,014		1,198	212

c.	Transaction Costs

The Company incurred non-recurring transaction costs of $60 thousand subsequent to June 30, 2021 to complete the FourCubed acquisition. Trade payables and accrued expenses and accumulated deficit were adjusted to include these transaction costs as of June 30, 2021.

d.	Compensation Adjustments

Subsequent to closing of the FourCubed acquisition, the Seller is able to earn up to an additional 587,747 ordinary shares of SharpLink Israel by meeting certain performance criteria, which include management objectives, revenue targets and gross profit targets. We estimated the compensation expense associated with the share-based compensation by evaluating the probability of achievement of the objectives and targets, including the estimated term. Using the stock price on the acquisition date, December 31, 2021, we estimated incremental share-based compensation costs to be $989 thousand in the first twelve months and $210 thousand in the subsequent twelve months. The incremental share-based compensation expense was included as a transaction accounting adjustment by increasing selling, general and administrative expenses in the December 31, 2020 and June 30, 2021 unaudited pro forma condensed combined statement of operations.

e.	Term Loan Agreement and Interest Expense

On January 31, 2022, FourCubed Acquisition Company, a wholly-owned subsidiary of SharpLink Israel and the acquirer of FourCubed, entered into a $3.25 million term loan agreement with Platinum Bank. While entered into subsequent to the December 31, 2021, acquisition of FourCubed, this agreement was completed to finance a portion of the purchase price and was contemplated as part of the transaction despite the ultimate closing being one-month subsequent to acquisition. The agreement bears interest at a rate of 4.00 percent and requires $599 thousand of debt to be paid within one-year of the pro forma balance sheet date. The incremental interest expense as a result of this term loan agreement was included as an pro forma adjustment by increasing interest expense in the December 31, 2020 and June 30, 2021 unaudited pro forma condensed combined statement of operations.

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical per share information for SharpLink Israel and FourCubed and the unaudited pro forma per share information of the Combined Company as if SharpLink Israel and FourCubed had been combined as of or for the periods presented.

The pro forma amounts in the tables below have been derived from the unaudited pro forma combined financial information included in the section titled “Unaudited Pro Forma Combined Financial Statements” of this proxy statement/prospectus. The pro forma amounts are presented for illustrative purposes only and are not necessarily indicative of what the financial position, results of operations or per share information of the combined company would have been had SharpLink Israel and FourCubed been combined as of or for the periods presented.

The tables below should be read in conjunction with the consolidated financial statements and the related notes of SharpLink Israel appearing elsewhere in this proxy statement/prospectus and the financial statements and the related notes of FourCubed appearing elsewhere in this proxy statement/prospectus.

	Six Months Ended	Year Ended
	June 30, 2021	December 31, 2020

Historical:
SharpLink, Inc. net loss	$(21,089)	$(1,139)
Less: discount accretion on preferred stock series A	(327)	(13)
Less: dividend accretion on preferred stock series A	(79)	(4)
Pro forma net loss available to common shareholders	(21,495)	(1,156)

Historical basic and diluted weighted average SharpLink, Inc. common shares outstanding	8,061,772	8,048,194

SharpLink, Inc. basic and diluted EPS	$(2.67)	$(0.14)

Pro Forma:
Pro forma net loss	$(3,349)	$(4,546)
Less: pro forma dividend accretion on preferred stock series B	(148)	(295)
Pro forma net loss available to common shareholders	(3,497)	(4,841)

Historical basic and diluted weighted average SharpLink, Inc. common shares outstanding	8,061,772	8,048,194
Exchange ratio as a result of Merger with Legacy MTS	1.3352	1.3352
Converted basic and diluted SharpLink Israel common shares outstanding	10,763,892	10,745,763
Other pro forma adjustments:
Legacy MTS basic and diluted ordinary shares outstanding	3,162,951	3,162,951
Ordinary shares issued in FourCubed acquisition	606,114	606,114
SharpLink Israel basic and diluted weighted average ordinary shares outstanding	14,532,958	14,514,829

SharpLink Israel basic and diluted EPS	$(0.24)	$(0.33)

For the periods presented, the following securities were not required to be included in the computation of diluted shares outstanding:

	Six Months Ended	Year Ended
	June 30, 2021	December 31, 2021

Stock options (SharpLink, Inc.)	480,664	480,664
Stock options (Legacy MTS)	108,334	108,334
Preferred stock series A-1	1,931,944	1,931,944
Preferred stock series B	3,692,865	3,692,865
Warrant	850,330	850,330
Earnout (FourCubed)	587,747	587,747

DESCRIPTION OF SECURITIES

General

The following description of SharpLink US’s capital stock is a summary. This summary is subject to the DGCL and the complete text of SharpLink US Amended and Restated Certificate of Incorporation and Bylaws to be in place at the closing of the Domestication Merger which will be substantially in the forms attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. SharpLink Israel encourage you to read that law and those documents carefully.

There are differences between SharpLink Israel’s Articles and SharpLink US’s Amended and Restated Certificate of Incorporation and Bylaws as they are expected to be in effect after the Domestication Merger, especially relating to changes (i) that are required by Delaware law (i.e., certain provisions of SharpLink Israel’s Articles were not replicated in SharpLink US’s Amended and Restated Certificate of Incorporation or Bylaws because the DGCL would not permit such replication, and certain provisions were included in SharpLink US’s Amended and Restated Certificate of Incorporation and Bylaws although they were not in SharpLink Israel’s Articles because the DGCL requires such provisions to be included in the certificate of incorporation and bylaws of a Delaware corporation or to provide for related provisions customarily provided in respect of publicly-traded Delaware corporations), or (ii) that are necessary in order to preserve the current rights of stockholders and powers of the Board of Directors of SharpLink US following the Domestication Merger. See “Differences in Shareholder Rights.”

After giving effect to the Amended and Restated Certificate of Incorporation, SharpLink US’s authorized capital stock will consist of shares made up of:

●	100,000,000 shares of common stock, par value $0.0001 per share; and
●	5,000,000 shares of undesignated preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by SharpLink US’s Board of Directors.

Common Stock

After the completion of the Domestication Merger, each share of SharpLink US Common Stock outstanding will be entitled to one vote on all matters on which stockholders of SharpLink US generally are entitled to vote. However, holders of SharpLink US Common Stock will not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or the DGCL.

Generally, the Bylaws will provide that, subject to applicable law or the Amended and Restated Certificate of Incorporation and/or the Bylaws, all corporate actions to be taken by vote of the stockholders will be authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person, or by remote communication, if applicable, or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person, or by remote communication, if applicable, or represented by proxy will be the act of such class or series. Directors will be elected by a plurality of the votes cast at a meeting of SharpLink US’s stockholders for the election of directors at which a quorum is present.

Subject to the rights of holders of any then outstanding class or series of preferred stock, holders of SharpLink US Common Stock will be entitled to receive dividends and other distributions in cash, stock or property of SharpLink US as the Board of Directors may declare thereon from time to time and will share equally on a per share basis in all such dividends and other distributions. In the event of the Combined Company’s dissolution, whether voluntary or involuntary, after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock, the remaining assets and funds of the Combined Company available for distribution will be distributed pro rata to the holders of SharpLink US Common Stock in proportion to the number of shares held by them and to the holders of any class or series of preferred stock entitled to a distribution. Holders of SharpLink US Common Stock will not have preemptive rights to purchase shares of SharpLink US Common Stock. All outstanding shares of SharpLink US Common Stock will be fully paid and non- assessable. The rights, preferences and privileges of holders of SharpLink US Common Stock will be subject to those of the holders of any outstanding class or series of SharpLink US preferred stock that SharpLink US may issue in the future.

Series A-1 Preferred Stock

In connection with the adoption of the Amended and Restated Certificate of Incorporation, the Board of Directors will adopt a certificate of designation to designate 74,707 shares of Series A-1 Preferred Stock to allow the conversion of the outstanding Preferred A-1 Shares of SharpLink Israel on a one-for-one basis and on substantially the same terms as the Preferred A-1 Shares.

Shares of Series A-1 Preferred Stock will have equal rights to the shares of common stock and will be convertible into shares of common stock on a one-for-one basis (subject to customary adjustments); provided, however, that the Series A-1 Preferred Stock shall not be converted to the extent that, after giving effect to such conversion, the applicable holder of the Series A-1 Preferred Stock (together with such holder’s affiliates and any persons acting as a group together with such holder) would beneficially own in excess of the beneficial ownership cap, which is initially set at 9.99%, of the number of the shares of Common Stock outstanding immediately after giving effect to the issuance of common stock issuable upon conversion of the Series A-1 Preferred Stock held by the holder (the “Beneficial Ownership Limitation”).

Prior to conversion into shares of common stock, the shares of Series A-1 Preferred Stock are entitled to the following rights:

●	equal rights to receive dividends, if and when distributed to holders of common stock, whether in cash or any other manner on an as-converted basis, without regard to the Beneficial Ownership Limitation);

●	equal right to participate in a distribution of the Company’s assets available for distribution, in the event of liquidation or winding-up of the Company, on an as-converted basis, following the distribution to the holders of the Series B Preferred Shares, if applicable, and pari passu with the common stock; and

●	equal rights to vote on all matters submitted to a vote of the holders of common stock (on an as-converted basis, but only up to the number of votes equal to the number of shares of common stock into which the shares of Series A-1 Preferred Stock would be convertible pursuant to the Beneficial Ownership Limitation).

Series B Preferred Stock

In connection with the adoption of the Amended and Restated Certificate of Incorporation, the Board of Directors will adopt a certificate of designation to designate 124,810 shares of Series B Preferred Stock to allow the conversion of the outstanding Preferred B Shares of SharpLink Israel on a one-for-one basis and on substantially the same terms as the Preferred B Shares.

The shares of Series B Preferred Stock will be non-voting shares and will be currently convertible into shares of common stock on a one-for-one basis (subject to customary adjustments), subject to the Beneficial Ownership Limitation.

Prior to conversion into SharpLink US Common Stock, the Preferred B Shares are entitled to the following rights:

●	until July 26, 2023, which is the second anniversary of the effective time of the merger of SharpLink, Inc. and Legacy MTS (the “Effective Date”), a right to receive cumulative dividends at the rate per share of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1 and on each Conversion Date (with respect only to Preferred B Shares being converted) (each such date, a “Dividend Payment Date”) in cash, or at SharpLink US’s option, in duly authorized, validly issued, fully paid and non-assessable Preferred A-1 Shares, or a combination thereof. Dividends on the Preferred B Shares shall be calculated on the basis of a 360-day year, consisting of twelve 30 day periods, and shall accrue daily commencing on the date a Preferred B Share is issued and end on the second anniversary of the Effective Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the combined company legally available for the payment of dividends.

●	a right to receive from the Company an amount equal to the purchase price of each outstanding Preferred B Share, plus any accrued and unpaid dividends, fees or liquidated damages due thereon (in connection with delays in conversion of Preferred B Shares), to be paid upon any liquidation, dissolution or winding-up of the Company, before any distribution to the other securityholders of the Company;

●	a “full ratchet” anti-dilution adjustment to the conversion price of the Preferred B Shares in the event the Company issues or sells Ordinary Shares or Ordinary Share Equivalents for a consideration per share that is less than the conversion price per share of the Preferred B Shares then in effect, other than in connection with an Exempt Issuance (as such term is defined in the Revised Articles) and to a minimum price equal to $1.33 (20% of the closing price on the trading day immediately prior to the consummation of the merger of SharpLink, Inc and Legacy MTS, as adjusted for the reverse stock split that was completed as part of such transaction).

Blank Check Preferred Stock

SharpLink US’s Board of Directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. The Amended and Restated Certificate of Incorporation will permit SharpLink US to issue up to 5,000,000 shares of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of SharpLink US entitled to vote thereon, without a separate class vote of the holders of preferred stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock certificate of designations.

Subject to the provisions of the Amended and Restated Certificate of Incorporation and limitations prescribed by law, SharpLink US’s Board of Directors will be expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for classes and series of preferred stock. The Board of Directors may fix the number of shares constituting such class or series and the designation of such class or series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series. Each class or series will be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of preferred stock at any time outstanding.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, may adversely affect the rights of the Combined Company’s common stockholders by, among other things:

●	restricting dividends on the common stock;
●	diluting the voting power of the common stock;
●	impairing the liquidation rights of the common stock; or
●	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of SharpLink US Common Stock. There is no current intention for SharpLink US to issue any shares of preferred stock.

Pre-Funded Warrants

On November 16, 2021, SharpLink Israel sold and issued 1,253,592 pre-funded warrants (the “Prefunded Warrants”) to Alpha Capital. Each Prefunded Warrant allows its holder to purchase an Ordinary Share for $0.01. The Prefunded Warrants will be converted to Prefunded Warrants of SharpLink US in the Domestication Merger with the same terms as the SharpLink Israel Prefunded Warrants.

Exercise of the Prefunded Warrants will be limited by the Beneficial Ownership Limitation. The Prefunded Warrants may be exercised by payment of the exercise price in cash or on a cashless basis by forfeiture of Prefunded Warrants equal in value to the exercise price. The Prefunded Warrants will be subject to standard anti-dilution adjustments. The Prefunded Warrants will not have an expiration date.

Regular Warrants

In connection with the issuance of the Prefunded Warrants, SharpLink Israel also issued to Alpha Capital warrants to purchase 2,666,667 Ordinary Shares for an exercise price of $4.50 per share (the “Regular Warrants”). The Regular Warrants will be converted to Regular Warrants of SharpLink US in the Domestication Merger with the same terms as the SharpLink Israel Prefunded Warrants.

The Regular Warrants will first be eligible to be exercised on May 19, 2022 and will on expire on November 19, 2025. The Regular Warrants may be exercised only by payment of the exercise price in cash, unless at the time of exercise there is not a registration statement in place for the underlying shares of common stock, in which case the Regular Warrants will be eligible for net exercise by forfeiture of Regular Warrants with value equal to the exercise price. of the Exercise of the Prefunded Warrants will be limited by the Beneficial Ownership Limitation. The Regular Warrants will be subject to standard anti-dilution adjustments.

Anti-takeover Effects of Certain Provisions of the Amended and Restated Certificate of Incorporation and the Bylaws

General

The Amended and Restated Certificate of Incorporation and Bylaws will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Combined Company’s Board of Directors and that could make it more difficult to acquire control of the Combined Company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Delaware Anti-Takeover Law

Upon the consummation of the Domestication Merger, SharpLink US will be subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or
●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;
●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or
●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by Section 203. The election not to be governed by Section 203 is effective (i) upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware or the adoption of the amendment to the bylaws, as applicable, for a corporation that does not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders or (ii) 12 months after such action for all other corporations.

SharpLink US’s Amended and Restated Certificate of Incorporation and Bylaws do not exclude it from the restrictions of Section 203. SharpLink US anticipates that the provisions of Section 203 might encourage companies interested in acquiring it to negotiate in advance with its Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Certificate of Incorporation will not grant stockholders the right to vote cumulatively.

Blank Check Preferred Stock

SharpLink US believes that the availability of the preferred stock under the Amended and Restated Certificate of Incorporation will provide the Combined Company with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow the Combined Company to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by the Combined Company’s stockholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which SharpLink US’s securities may be listed. The Board of Directors will have the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.

Advance Notice Procedure

The Bylaws will provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors.

The Bylaws will provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to SharpLink US secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this proxy statement/prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made by SharpLink US. In addition, any proposed business other than the nomination of persons for election to the SharpLink US Board of Directors must constitute a proper matter for stockholder action.

The Bylaws will provide that in the case of nominations for election at an annual meeting, notice must be delivered to, or mailed and received at, the principal executive offices of SharpLink US (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this proxy statement/prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting is first made by SharpLink US. In the case of nominations for election at a special meeting of stockholders called for the election of directors, notice must be delivered to, or mailed and received at, the principal executive offices of SharpLink US (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) if later, the 10th day following the day on which public announcement of the date of such special meeting is first made by SharpLink US. In addition, each such stockholder’s notice must include certain information regarding the stockholder and the director nominee as set forth in the Bylaws as described under the section entitled “Differences in Shareholder Rights.”

Action by Written Consent; Special Meetings of Stockholders.

SharpLink US’s Amended and Restated Certificate of Incorporation will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. SharpLink US’s Amended and Restated Certificate of Incorporation and Bylaws will also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer of SharpLink US or the president of SharpLink US (in the absence of a chief executive officer). Except as provided above, stockholders will not be permitted to call a special meeting or to require the Board of Directors to call a special meeting.

Removal of Directors.

SharpLink US’s Amended and Restated Certificate of Incorporation will provide that stockholders may vote to remove a director only for “cause” and with the vote of 66 2/3% of the outstanding shares.

Exclusive Forum

SharpLink US’s Amended and Restated Certificate of Incorporation will provide that unless SharpLink US consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on its behalf, any action asserting a claim for breach of a fiduciary duty owed by any of its directors and officers to it or its stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, its Amended and Restated Certificate of Incorporation, its Bylaws, or any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or its directors, officers or other team members, which may discourage such lawsuits against SharpLink US and its directors, officers and other team members.

Federal Forum for Securities Act Claims

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, SharpLink US’s Amended and Restated Certificate of Incorporation will contain a federal forum provision which provides that unless SharpLink US consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of SharpLink US are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such a provision, if applicable.

This choice of federal forum for Securities Act claims may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable, which may discourage such lawsuits against SharpLink US and its directors, officers and other team members.

Stock Exchange Listing

Subject to the approval of Nasdaq, following the closing of the Domestication Merger, SharpLink US’s common stock will be listed on the Nasdaq Capital Market and will trade under SharpLink US’s name and trading symbol “SBET”.

Transfer Agent and Registrar

The transfer agent and registrar for SharpLink US’s common stock will be American Stock Transfer & Trust Company, 6201 15th Ave, Brooklyn, NY 11219.

Differences in Shareholder Rights

Upon completion of the Domestication Merger, the rights of SharpLink Israel shareholders will be governed by the SharpLink US’s Amended and Restated Certificate of Incorporation and Bylaws, and applicable Delaware law. While there will be substantial similarities between their rights after the Domestication Merger and their rights as SharpLink Israel shareholders prior to the Domestication Merger, there will be some differences.

The following discussion is a summary of material changes in the shareholder rights resulting from the domestication, but does not cover all the differences between the Companies Law and DGCL affecting corporations and their shareholders or all the differences between SharpLink US’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and SharpLink Israel’s articles of association. Please read the complete text of the relevant provisions of the Companies Law, the DGCL, SharpLink US’s Amended and Restated Certificate of Incorporation and Bylaws and SharpLink Israel’s memorandum of association and articles of association. Forms of SharpLink US’s Amended and Restated Certificate of Incorporation and Bylaws are attached to this proxy statement/prospectus as Annexes C and D. As the rights, preferences and restrictions attached and applicable to the Preferred A-1 Stock and Preferred B Stock under SharpLink US’s Amended and Restated Certificate of Incorporation and Bylaws are similar to the rights, preferences and restrictions attached and applicable to the Preferred A-1 Shares and Preferred B Shares under SharpLink Israel’s memorandum of association and articles of association, the following summary does not provide a detailed description and comparison of such rights.

	SharpLink US Stockholder Rights	SharpLink Israel Shareholder Rights
Authorized Capital Stock/Share Capital

SharpLink US will be authorized to issue up to 205 million shares, divided into two classes consisting of: (i) $100 million shares of common stock, par value $0.0001 per share; and (ii) 5 million shares of undesignated preferred stock, par value $0.0001 per share.

SharpLink US’s Board of Directors will be authorized to issue additional preferred stock in one or more series, subject to the rights of the holders of any outstanding series of preferred stock.

The number of authorized common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of entitled to vote, without a separate class vote.

The authorized share capital of SharpLink Israel consists of: (i) 92,900,000 ordinary shares, par value NIS 0.06 per share and (ii) 7,100,000 preferred shares, par value NIS 0.06 per share, of which 800,000 preferred shares are designated as Series A Preferred Shares, 2,600,000 Preferred Shares are designated as Series A-1 Preferred Shares, and 3,700,000 Preferred Shares are designated as Series B Preferred Shares.

SharpLink Israel may, from time to time, alter its authorized share capital via a shareholders’ resolution adopted by a majority of 75% of the votes cast at a shareholders’ meeting, excluding abstentions. Such alterations include an increase to its authorized share capital and the number of shares it is authorized to issue, creation of new classes of shares and a consolidation or subdivision of shares. Subject to applicable law, SharpLink Israel may, from time to time, via or pursuant to authorization provided by a shareholders’ resolution with a 75% majority, reduce its share capital in any manner.

Voting Rights

Each share of common stock outstanding shall be entitled to one vote on all matters on which stockholders generally are entitled to vote. However, except as required by law, holders of common stock will not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or the DGCL.

Holders of preferred stock shall be entitled only to such voting rights as are expressly granted in the Amended and Restated Certificate of Incorporation or a certificate of designations.

Every holder of ordinary shares has one vote for each share held of record, on every resolution. The Preferred A-1 Shares are entitled to vote, but with respect to any shareholder only up to the number of votes equal to the number of ordinary shares into which the Preferred A-1 Shares would be convertible pursuant to the Beneficial Ownership Limitation. The Preferred B Shares do not have voting rights.

Any shareholder entitled to vote may vote either in person or by proxy, or if the shareholder is a company or other corporate body, by representative duly authorized by it.

Except as required by the Companies Law or the articles of association (the “Articles”), a resolution of the shareholders is adopted if approved by the holders of a simple majority of the voting power represented at a shareholder meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

The Bylaws provide that, except as required by law, the Amended and Restated Certificate of Incorporation, the Bylaws or the rules of any stock exchange upon which shares of SharpLink US’s capital stock are listed, all corporate actions to be taken by vote of the stockholders shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person or represented by proxy shall be the act of such class or series; provided that the election of directors shall be determined by the vote of a plurality (as discussed below).

Quorum

The Bylaws will provide that, unless required by law, the Amended and Restated Certificate of Incorporation or the Bylaws, at any meeting of SharpLink US’s stockholders, a majority of the shares entitled to vote, represented in person, by remote communication, if applicable or by proxy, shall constitute a quorum for the transaction of business.

The Amended and Restated Certificate of Incorporation and the Bylaws will provide that one-third of the number of directors established by SharpLink US’s Board of Directors pursuant to the Bylaws shall constitute a quorum of SharpLink US’s Board of Directors for the transaction of business.

Two or more holders of ordinary shares, on an as-converted basis, subject to the Beneficial Ownership Limitation, holding in the aggregate more than 25% of the voting rights of SharpLink Israel constitutes a quorum at shareholder meetings.

If within half an hour from the time appointed for the shareholder meeting a quorum is not present, the shareholder meeting shall, if convened upon requisition under Section 64 of the Companies Law, be dissolved, but in any other case it shall stand adjourned on the same day, in the next week, at the same time and place. The requisite quorum at an adjourned shareholder meeting shall be any two or more shareholders (on an as-converted basis, subject further to the Beneficial Ownership Limitation), present in person or by proxy. At an adjourned shareholder meeting the only business to be considered shall be those matters which might have been lawfully considered at the shareholder meeting originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the shareholder meeting originally called.

Dividends and Distributions	Under the DGCL, dividends may be declared by a Board of Directors, subject to any restrictions in a corporation’s certificate of incorporation, and paid out of the corporation’s surplus or, if no surplus is available, out of any net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year, or both, provided that such payment out of net profits would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of a corporation.	According to the Israeli Companies Law, a company may make “distributions” (a term that includes the distribution of dividends and share repurchase) only out of its “profits,” as such term is defined in the Israeli Companies Law. The Board of Directors of SharpLink Israel is authorized to declare dividends, provided that there is no reasonable concern that payment of the dividend will prevent SharpLink Israel from satisfying its existing and foreseeable obligations as they become due. Notwithstanding the foregoing, dividends may be paid with the approval of a court, provided that there is no reasonable concern that payment of the dividend will prevent SharpLink Israel from satisfying its existing and foreseeable obligations as they become due. Profits, for purposes of the Israeli Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the retained earnings, as evidenced by financial statements as of a date that is no more than six months prior to the date of distribution.

Anti-Takeover Effects

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested” stockholder is a person who, alone or together with his affiliates and associates, owns 15 percent or more of the corporation’s voting stock.

The Amended and Restated Certificate of Incorporation does not opt out of this provision.

The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold greater than 45% of the voting rights in the company, unless there is another shareholder holding more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition: (1) was made in a private placement that received shareholder approval as a private placement and was meant to grant the purchaser 25% or more of the voting rights of a company in which no other shareholder holds 25% or more of the voting rights, or to grant the purchaser more than 45% of the voting rights of a company in which no other shareholder holds more than 45% of the voting rights, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquiror holding 25% or of the voting rights in the company, or (3) was from a shareholder holding more than 45% of the voting rights in the company which resulted in the acquiror becoming a holder of more than 45% voting rights in the company. These anti-takeover limitations do not apply to a purchase of shares by way of a private placement in certain circumstances provided under the Israeli Companies Law.

If, as a result of an acquisition of shares, the acquiror will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or a full tender offer. A full tender offer is accepted if either: (i) holders of less than 5% of the outstanding shares do not accept the tender offer and more than half of the offerees who do not have a personal interest in accepting the tender offer accepted it, or (ii) holders of less than 2% of the outstanding shares do not accept the tender offer. If the full tender offer is not accepted, then the acquiror may not acquire shares in the tender offer that will cause his shareholding to exceed 90% of the outstanding shares. See below under “Dissenters’ or Appraisal Rights” for additional information on rights in connection with a full tender offer.

Approval of M&A Transactions

The DGCL generally requires that a merger and consolidation, or sale, lease, or exchange of all or substantially all of a corporation’s assets be approved by the Board of Directors and by the stockholders in a simple majority.

 Under the DGCL, unless required by its certificate of incorporation, a surviving corporation need not obtain stockholder approval for a merger if:

● each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

●    such merger agreement does not amend in any respect the certificate of incorporation of the surviving corporation; and

● either no shares of common stock of the surviving corporation are to be issued or delivered in the merger or, if common stock will be issued or delivered, the number of shares of common stock issued will not exceed 20% of the shares of common stock outstanding prior to the merger.

The Amended and Restated Certificate of Incorporation does not specifically require this provision.

The Israeli Companies Law permits merger transactions with the approval of each party’s Board of Directors and generally requires shareholder approval of each party as well. A merger with a wholly owned subsidiary does not require approval of the target company’s shareholders. A merger does not require approval of the surviving company’s shareholders if: (i) the merger does not require the adoption of amendments to the surviving company’s memorandum of association or articles and (ii) the surviving company does not issue more than 20% of its voting power in connection with the merger and as a result of the issuance no shareholder would become a controlling shareholder (for this purpose any securities convertible into shares of the surviving company that such person holds or that are issued to him in the course of the merger are deemed to have been converted or exercised). Shareholder approval of the surviving company would nevertheless be required if the other party to the merger, or a person holding more than 25% of the outstanding voting shares or means of appointing the Board of Directors of the other party to the merger, holds any shares of the surviving company. The Companies Law provides that in determining whether the required majority has approved the merger, shares held by the other party to the merger, any person holding at least 25% of the outstanding voting shares or means of appointing the Board of Directors of the other party to the merger, or the relatives or companies controlled by these persons, are excluded from the vote. The Articles provide that a merger may be approved at a shareholders meeting by a majority of the voting power represented at the meeting, in person or by proxy, and voting on that resolution.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies, or the Registrar, and 30 days have passed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

Rights of Preferred Stock	The Amended and Restated Certificate of Incorporation will expressly authorize SharpLink US’s Board of Directors, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for series of preferred stock. SharpLink US’s Board of Directors may fix the number of shares constituting such series and the designation of such series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.	As noted above, SharpLink Israel’s authorized capital includes several classes of preferred shares. SharpLink Israel may, from time to time, by a shareholders’ resolution, change the rights, preferences and restrictions attached to preferred shares. The Articles provide that certain changes in the rights of holders of preferred shares require the approval of the holders of such preferred shares; provided, however, that the creation of additional shares of a specific class, or the issuance of additional shares of a specific class, shall not be deemed a modification or abrogation of rights attached to shares of such class or of any other class.

Number of Directors	The Amended and Restated Certificate of Incorporation will provide that the number of directors shall be determined by SharpLink US’s Board of Directors from time to time.	SharpLink Israel’s Articles provide that the number of directors of SharpLink Israel (including external directors – to the extent external directors are required to be elected under applicable law or should SharpLink Israel elect to have external directors serve on the Board of Directors of SharpLink Israel) shall be determined from time to time by the annual general meeting, provided that it is no less than four and no more than nine.

Director Independence	The DGCL does not impose any specific requirement regarding the independence of directors. SharpLink US will be required by the Listing Rules of the Nasdaq Stock Market to have a majority of directors who qualify as “independent” as defined under the Nasdaq Listing Rules.	SharpLink Israel’s Articles provide that unless otherwise prescribed by a resolution adopted at a shareholders meeting, the Board of Directors shall consist of not less than 4 nor more than 12 directors (including the outside directors appointed as required under the Israeli Companies Law).

Election of Directors

The Bylaws will provide that directors will be elected by a plurality of the votes cast with respect to that director-nominee’s election at a meeting for the election of directors at which a quorum is present.

The election of directors need not be by written ballot. No decrease in the number of directors constituting SharpLink US’s Board of Directors shall shorten the term of any incumbent director.

Nominees for director (whether recommended by the Board of Directors or by a shareholder) are elected by a resolution adopted by a simple majority of the voting power present (in person or by proxy, but excluding abstentions) and voting on a resolution electing them at a shareholder meeting at which a quorum is present.

Ordinary directors (other than outside directors) are elected at annual general meetings of shareholders a term expiring at the next annual general meeting of shareholders or until their replacement is duly elected, subject to their earlier death, resignation or removal

Outside directors are elected for an initial three-year term, and may be reelected for two additional terms of three years each under certain circumstances. Outside directors of Israeli companies listed only on certain foreign exchanges (including Nasdaq) may be reelected for an unlimited number of additional terms of three years each, subject to the fulfillment of certain conditions. The election of outside directors requires that (i) at least a majority of the shares of non-controlling shareholders and shareholders who do not have a personal interest in the resolution (excluding a personal interest that is not related to a relationship with the controlling shareholders) are voted in favor of the election of the outside director, or (ii) the total number of shares voted against the election of the outside director by shareholders referenced under (i) does not exceed 2% of the outstanding voting power in the company.

Appointment of Directors by the Board	The Amended and Restated Certificate of Incorporation will provide that, subject to the rights of the holders of any outstanding series of preferred stock, any vacancy occurring on SharpLink US’s Board of Directors, including a vacancy created by an increase in the number of directors, shall only be filled by the affirmative vote of the majority of the directors then in office, even though fewer than a quorum, or by the sole remaining director.	SharpLink Israel’s Articles provide that the Board of Directors, by unanimous approval of all directors then in office, may at any time appoint any person to serve as director as replacement for a vacated office or in order to increase the number of directors, subject to the condition that the number of directors shall not exceed the maximum established in the Articles. Any so appointed director shall remain in office until the next annual general meeting of shareholders, at which he may be reelected.

Cumulative Voting	The Amended and Restated Certificate of Incorporation and the Bylaws do not provide for cumulative voting.	SharpLink Israel’s Articles do not provide for cumulative voting.

Removal of Directors	The Amended and Restated Certificate of Incorporation will not provide for the removal of directors by stockholders without cause. Any director may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of stock entitled to vote for the election of directors, voting together as a single class.	Under the Articles, the office of a director shall be vacated and the director shall be dismissed or removed upon his death, if declared bankrupt or incapacitated, on the date stipulated therefor in the resolution of his election, upon his resignation, removal by the general meeting, in accordance with a court decision as provided by the Israeli Companies Law or if convicted of an offense of a nature which disqualifies a person from service as a director as set forth in the Israeli Companies Law.

Shareholder Proposals

The Amended and Restated Bylaws will provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to SharpLink US’s secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting or with respect to the first annual meeting held after SharpLink US’s initial public offering of its shares pursuant to a registration statement on Form S-4, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if less than 120 days’ notice is given of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by SharpLink US.

The Amended and Restated Bylaws will provide that such stockholder notice shall set forth, among other things:

Any shareholder holding at least 1% of the voting rights of SharpLink Israel (“Proposing Shareholder”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a general meeting to be held in the future, provided that the board determines that the matter is appropriate to be considered at a general meeting (a “Proposal Request”).

Under Companies Law regulations, the Proposal Request must be submitted within 3 days or 7 days after the notice of the shareholder meeting is published by SharpLink Israel.(depending on the agenda items included in the notice for the meeting).The Board of Directors must publish a revised notice for the shareholder meeting that includes the agenda item included in the Proposal Request (assuming the above requirements are met by the Proposing Shareholder) within 7 days after the final day on which the Proposal Request may be submitted. In lieu of the foregoing timeline, SharpLink Israel can instead publish a preliminary notice of an upcoming shareholder meeting with tentative, prospective agenda items, in which case a Proposing Shareholder will have 14 days thereafter to submit a Proposal Request to SharpLink Israel.

(i) the name and address of each stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”), as they appear on the corporation’s books;

(ii) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent;

(iii) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing;

(iv) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to propose the business that is specified in the notice;

(v) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees or to carry such proposal;

(vi) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and

(vii) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions. “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (a) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (b) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (c) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (d) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

Director Nominations by Shareholders

In the case of nominations for election at an annual meeting, notice must be delivered in the same manner under “Shareholder Proposals” above.

Such stockholder’s notice shall set forth the information required in under “Shareholder Proposals” above.

The required timing for submission of nomination of an Alternate Nominee by a Proposing Shareholder, and SharpLink Israel’s required response, matches what is described under “Shareholder Proposals” above. In addition, the Articles provide that except with regard to a director whose tenure of office expires upon the convening of a general meeting or a person recommended by the Board of Directors to serve as director, no motions for appointment of a candidate as a director shall be made unless a notice in writing signed by a shareholder of SharpLink Israel (other than the candidate himself) who is entitled to participate in and vote at the meeting, stating the intent of the said shareholder to propose a candidate for election to the office of director, together with a document in writing by the candidate expressing his consent to be so elected, shall have been received at the office of SharpLink Israel within a period of not less than 48 hours and not more than 42 days before the appointed date of the general meeting.

Shareholder Action by Written Consent	The Amended and Restated Certificate of Incorporation will provide that stockholders of SharpLink US may not take any action by written consent in lieu of a meeting.	The Companies Law does not allow action of shareholders of a public company by written consent in lieu of a meeting.

Amendments to Governing Documents

The Amended and Restated Certificate of Incorporation will provide that SharpLink US reserves the right to amend, alter or repeal any provision contained in the Amended and Restated Certificate of Incorporation in the manner prescribed by statute or the Amended and Restated Certificate of Incorporation, and all rights conferred to SharpLink US stockholders in the Amended and Restated Certificate of Incorporation are granted subject to this reservation.

Pursuant to Section 242(b) of the DGCL, to amend the Amended and Restated Certificate of Incorporation, SharpLink US’s Board of Directors must adopt a resolution setting forth the proposed amendment, declaring its advisability and either calling a special meeting of the stockholders or directing that the amendment proposed be considered at the next annual meeting of the stockholders.

At the meeting, the affirmative vote of the requisite percentage of the outstanding stock entitled to vote thereon called for by statute or the Amended and Restated Certificate of Incorporation, plus, if the amendment adversely affects the powers, rights or preferences of any class of shares, the affirmative vote of 66 2/3% of the voting power of such outstanding stock of such class, is required to adopt the amendment.

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that the Amended and Restated Bylaws may be adopted, repealed, altered or amended by an affirmative vote of a majority of SharpLink US’s Board of Directors. The stockholders may not adopt, amend, alter or repeal the Amended and Restated Bylaws, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by the Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of SharpLink US entitled to vote thereon.

Under the Companies Law, the articles of association set forth substantially all of the provisions that under Delaware law are split between the charter and the bylaws of a company. Under the Israeli Companies Law, a company may amend its articles of association by a resolution adopted at a general meeting of shareholders by the majority of the voting power present and voting on the resolution, excluding abstentions (provided a proper quorum is present), unless explicitly stated otherwise under the articles of association. The Articles provide that certain alterations of SharpLink’s Israel’s share capital will require such majority as shall be required to amend the memorandum of association, if such majority is higher.

SharpLink Israel, which was incorporated prior to the enactment of the Israeli Companies Law, also has a memorandum of association, which includes a company’s name, purposes and authorized share capital. The memorandum of association may be revised as prescribed under the Israeli Companies Law, which provides, among other things, that a change in the name and share capital of a company included in its memorandum of association requires a majority of 75% of the votes cast at a shareholders’ meeting, excluding abstentions.

Special Meetings of Shareholders	The Amended and Restated Bylaws will provide that special meetings of stockholders for any purpose or purposes may be called at any time only by SharpLink US’s Board of Directors, the chairperson of SharpLink US’s Board of Directors, the chief executive officer of SharpLink US, or the president of SharpLink US (in the absence of a chief executive officer), and may not be called by any other person or persons.	Under the Companies Law, special general meetings of shareholders may be called by the Board of Directors at any time and shall be called at the request of (a) two directors, (b) one-quarter of the directors in office, (c) shareholder(s) holding at least 5% of the issued share capital of SharpLink Israel and at least 1% of SharpLink Israel’s voting rights, or (d) shareholder(s) holding at least 5% of SharpLink Israel’s voting rights.

Notice of Meetings of Shareholders	The Bylaws will provide that notice of the place, day and time, the record date for determining the stockholders entitled to vote at such meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose for which the meeting is called, shall be given to the stockholders entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. In addition, notice may be given in any manner permitted by the DGCL.	Under Companies Law regulations to which SharpLink Israel is subject as a public company, notice of an annual or special shareholder meeting must be provided at least 21 days or 35 days (depending on the agenda items for the meeting) prior to the date of the meeting and at least two days or five days (depending on the agenda items) prior to the record date.

Proxies	The Bylaws will provide that a stockholder entitled to vote may vote in person or by proxy.	SharpLink Israel’s Articles provide that a shareholder may vote in person or by proxy.

Concurrent Office of Chairman and CEO	The DGCL does not restrict the concurrent holding of the office of chairman of the Board of Directors and chief executive officer.	The concurrent office of chairperson of the Board of Directors and a chief executive officer requires approval by a special majority of the shareholders, for periods of up to three years each.

Limitation of Personal Liability of Directors/Officers

The Amended and Restated Certificate of Incorporation, to the full extent permitted by the DGCL, will limit or eliminate the liability of SharpLink US directors made a party to any proceeding (other than any action or suit by or in the right of SharpLink US to procure a judgment in its favor) to SharpLink US or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the DGCL, no such elimination of liability is permitted (i) for any breach of the director’s duty of loyalty to SharpLink US or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Companies Law provides that an office holder’s (that is, an executive officer’s or director’s) fiduciary duties consist of a duty of care and a duty of loyalty. A company may not exempt an office holder from liability for a breach of the duty of loyalty. An Israeli company may exempt an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exemption is included in its articles of association. SharpLink Israel’s Articles include such a provision. A company may not exempt in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Indemnification of Directors and Officers

The DGCL allows a corporation to indemnify any person who is or was a director, officer, employee, or agent of the corporation, or serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

 The Bylaws will provide that SharpLink US shall indemnify (and provide advancement of expenses to) any person who is or was a director or officer of SharpLink US or any person who is or was a director or officer of SharpLink US and who is or was serving at the request of SharpLink US as a director, officer, employee, trustee or agent of another entity, to the full extent permitted by the DGCL.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●  monetary liability imposed on him in favor of a third party by a judgment, including a settlement or a decision of an arbitrator which is given the force of a judgment by court order, provided that if an undertaking to indemnify is provided in advance, the undertaking to indemnify is limited to the classes of events which in the opinion of the Board can be anticipated in light of the company’s activities at the time of giving the indemnification undertaking, and for an amount and/or criteria which the Board of Directors has determined are reasonable in the circumstances and, the events and the amounts or criteria that the Board of Directors deem reasonable in the circumstances at the time of giving of the undertaking are stated in the undertaking.

● reasonable litigation expenses, including legal fees, incurred by the office holder as a result of an investigation or proceeding instituted against such office holder by a competent authority, which investigation or proceeding has ended without the filing of an indictment or in the imposition of financial liability in lieu of a criminal proceeding, or has ended in the imposition of a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (the phrases “proceeding that has ended without the filing of an indictment” and “financial obligation in lieu of a criminal proceeding” shall have the meanings ascribed to such phrases in Section 260(a)(1a) of the Israeli Companies Law) or in connection with an administrative enforcement proceeding or a financial sanction.

● reasonable litigation expenses, including legal fees, which the office holder has incurred or is obliged to pay by the court in proceedings commenced against him by the company or in its name or by any other person, or pursuant to criminal charges of which he is acquitted or criminal charges pursuant to which he is convicted of an offence which does not require proof of criminal intent.

SharpLink Israel’s Articles authorize such indemnification and include certain additional expenses that can be indemnified by SharpLink Israel as permitted under Israeli law.

Pursuant to the Companies Law, indemnification of, exemption of and procurement of insurance coverage for, office holders in a public company that are not directors must be approved by the compensation committee, the Board of Directors and, if the office holder is a director, the chief executive officer or a controlling shareholder or his relative, also by the company’s shareholders. The approval of the company’s shareholders is required to meet certain special majority requirements depending on the circumstances (including with respect to the chief executive officer and controlling shareholder)

Conflict of Interest; Interested Party Transactions; Duties of Shareholders

Under the DGCL, no contract or transaction between SharpLink US and one or more of its directors or officers, or between SharpLink US and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee of the Board of Directors that authorizes the contract or transaction or solely because the director’s or officer’s vote was counted for such purpose, if:

● the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

● the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the vote of the stockholders; or

●  the contract or transaction is fair to SharpLink US as of the time it is authorized, approved, or ratified by the Board of Directors, a committee of the Board of Directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof which authorizes the contract or the transaction.

The Israeli Companies Law requires that an office holder and a controlling shareholder of a public company promptly disclose any “personal interest” that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction of the company. Interested party transactions must be for the benefit of the company.

In the case of a transaction with an office holder or with another person in which an office holder has a “personal interest” which is not an extraordinary transaction, subject to the office holder’s disclosure of his or her interest, board approval is sufficient for the approval of the transaction. If the transaction is an extraordinary transaction (a transaction not in the ordinary course, which is not on market terms, or that is likely to have a material impact on the company’s profitability, properties or obligations), it must be approved by the audit committee and the Board of Directors. Generally, an office holder who has a personal interest in a matter that is considered at a meeting of the Board of Directors or the audit or compensation committee may not be present at the meeting or vote thereon.

Under the Israeli Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the engagement of a controlling shareholder or his relative as an office holder or employee (including compensation therefor), generally require the approval of the audit committee (or compensation committee with respect to engagement as an office holder or employee), the Board of Directors and the shareholders, in that order. The shareholder approval must include at least a majority of the shares of non-interested shareholders voted on the matter. However, the transaction can be approved by shareholders without this special majority if the total shares of non-interested shareholders that voted against the transaction do not represent more than 2% of the voting rights in the company. In addition, any such extraordinary transaction whose term is longer than three years may require further shareholder approval every three years, unless, where permissible under the Israeli Companies Law, the audit committee approves that a longer term is reasonable under the circumstances.

Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his or her power in the company including, among other things, when voting in a general meeting of shareholders or in a class meeting on the following matters: (i) any amendment to the articles; (ii) an increase in the company’s authorized share capital; (iii) a merger; or (iv) approval of related party transactions that require shareholder approval.

A shareholder also has a general duty to refrain from depriving any other shareholders of their rights as shareholders.

In addition, a duty to act with fairness towards the company is imposed on: (i) anyone who controls a company, i.e. a person that has the ability to direct the activity of a company, excluding an ability deriving merely from holding an officer or director or another office in the company (a person shall be presumed to control a corporation if he or she holds half or more of certain means of control, i.e. rights to vote at a general meeting and the right to appoint directors or general manager), (ii) any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and (iii) any shareholder who has the power to appoint or prevent the appointment of an office holder in the company. The Companies Law does not describe the substance of this duty of fairness.

Executive Compensation

In accordance with the Amended and Restated Bylaws, the Board of Directors of SharpLink US will determine the employment terms of the directors.

Under the DGCL, the Board of Directors determines the employment terms of the CEO and other officers.

For details regarding compensation of controlling shareholders, see above under “Conflict of Interest; Interested Party Transactions”.

Under the Israeli Companies Law, a public company is obligated to determine a compensation policy regarding the terms of service and employment of office holders in the company. The compensation policy must be approved (subject to a number of exceptions) by the compensation committee, the Board of Directors and the general meeting of the shareholders by a special majority.

The terms of office of officer holders are required to be in accordance with the compensation policy (subject to certain exceptions). The compensation terms of directors, the chief executive officer, and any employee or service provider who is considered a controlling shareholder or his relative must, subject to certain exceptions, be approved separately by the compensation committee, the Board of Directors and by a special majority of the shareholders, in that order. The compensation terms of other executive officers require the approval of the compensation committee and the Board of Directors. Compensation terms of other executive officers that are not in accordance with the compensation policy also require the approval of a special majority of the shareholders.

Internal Auditor	There is no requirement under the DGCL for a corporation to appoint an Internal Auditor.	According to the Israeli Companies Law, the Board of Directors of a public company is required to appoint an internal auditor who shall be appointed at the proposal of the audit committee. The role of the internal auditor is to examine, among other things, whether a company’s activities comply with the law and orderly business procedure.

Dissenters’ or Appraisal Rights

Under the DGCL, stockholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares as determined in action brought before the Delaware Court of Chancery. However, unless the certificate of incorporation otherwise provides, the DGCL states that stockholders do not have a right to dissent from any plan of merger or consolidation with respect to shares:

● listed on a national securities exchange or held of record by more than 2,000 holders; and

● for which, pursuant to the plan of merger or consolidation, stockholders will receive only (1) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (2) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (3) cash for fractional shares or (4) any combination of (1) – (3).

The Companies Law provides for appraisal rights in the event a full tender offer is accepted if the shareholder files a request with the court within six months following the consummation of a full tender offer. The acquirer may provide in the tender offer documents that any shareholder that accepted the offer and tendered his shares will not be entitled to appraisal rights.

In addition, the DGCL provides that, unless the certificate of incorporation provides otherwise, stockholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of the stockholders.

The DGCL also provides that all appraisal actions with respect to shares that were listed on a national securities exchange immediately before the merger shall be dismissed by the Delaware Court of Chancery unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved without a stockholder vote pursuant to Sections 253 or 267 of the DGCL.

Exclusive Forum

The Amended and Restated Certificate of Incorporation will provide that, subject to certain exceptions, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative claim or cause of action brought on behalf of the Corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders; (iii) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

This exclusive forum provision, however, will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

SharpLink Israel’s Articles do not contain any provision with respect to the forum for any shareholder to bring an action.

PRINCIPAL SHAREHOLDERS OF SHARPLINK ISRAEL

The following tables and the related notes present information on the beneficial ownership of Ordinary Shares of SharpLink US by:

●	each shareholder known by us that will beneficially own more than 5% of the SharpLink US’s outstanding Ordinary Shares (on an as-converted basis, with and without giving effect to the Beneficial Ownership Limitation) immediately following the consummation of the Transaction;

●	each prospective director of SharpLink US;

●	each prospective executive officer of SharpLink US; and

●	all of SharpLink US’s prospective directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Our issued and outstanding share capital is as follows:

●	28,498 Ordinary Shares;

●	54,737 Preferred A-1 Shares, each of which is convertible into one Ordinary Shares (subject to the Beneficial Ownership Limitation described below); and

●	124,810 Preferred B Shares, each of which is convertible into one Ordinary Shares (subject to the Beneficial Ownership Limitation described below)

The Beneficial Ownership Limitation limits any holder of securities subject to the Beneficial Ownership Limitation, which is currently only Alpha Capital, to holding more than 9.99% of the voting power of the Ordinary Shares.

Name	Number of Ordinary Shares Beneficially Owned		Percentage of Outstanding Ordinary Shares(1)
Principal Shareholders
SportsHub Games Network, Inc.	8,893,803		39.5%
Alpha Capital	2,252,047	(2)	9.9%
Named Executive Officers
Rob Phythian	324,420	(3)	1.5%
Chris Nicholas	242,420	(4)	1.1%
Brian Bennett	46,667	(5)	*
Roy Hess	83,333	(6)	*
Non-Employee Directors
Paul Abdo	105,777	(7)	*
Joe Housman	109,453	(8)
Tom Doering	0		*
Scott Pollei	0		*
Adrienne Anderson	0		— *
All director and executive officers as a group	930,070	(9)	4.0%

_______________________

*       Indicates less than 1%.

(1)	Percentages are calculated based on 21,755,767 outstanding SharpLink Israel Ordinary Shares and 181,128 SharpLink Israel Ordinary Shares issuable to Alpha Capital Anstalt (“Alpha Capital”) upon conversion of Preferred Shares giving effect to the Beneficial Ownership Limitation.

(2)	Beneficial ownership reflects the maximum number of Ordinary Shares that may be acquired by Alpha Capital pursuant to the Beneficial Ownership Limitation. Pursuant to the Company’s records, Alpha owns up to 2,280,171 Ordinary Shares, 54,737 Preferred A-1 Shares, 124,810 Preferred B Shares, warrants to purchase 1,235,592 Ordinary Shares at an exercise price of $0.01 per share, and warrants to purchase 2,666,667 Ordinary Shares at an exercise price of $4.50 per share.

(3)	Includes 275,661 SharpLink Israel Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of , 2022.

(4)	Includes 175,661 SharpLink Israel Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of , 2022.

(5)	Consists of 18,916 SharpLink Israel Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of , 2022.

(6)	Represents warrants to purchase 83,333 Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of , 2022.

(7)	Includes 29,342 SharpLink Israel Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of , 2022.

(8)	Includes 29,342 SharpLink Israel Ordinary Shares issuable upon exercise of stock options that will be exercisable within 60 days of , 2022.

(9)	Includes 575,589 SharpLink Israel Ordinary Shares issuable to the directors and named executive officers as a group upon exercise of stock options that will be exercisable within 60 days of , 2022.

LEGAL MATTERS

Fredrikson & Byron, P.A., Minneapolis, Minnesota, will pass upon the validity of the SharpLink US Common Stock offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Mer Telemanagement Solutions Ltd., or Legacy MTS, as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Legacy MTS’s ability to continue as a going concern as described in Note 1(b) to the consolidated financial statements) of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of SharpLink, Inc. and Subsidiary as of December 31, 2020 and 2019, and for each of the years then ended, included in this proxy statement/prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus in reliance upon such reporting, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of FourCubed as of December 31, 2020 and 2019, and for each of the years then ended, have been included in this proxy statement/prospectus in reliance upon the report of BerganKDV, LTD., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

SharpLink Israel is subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, SharpLink Israel files reports, including annual reports on Form 20-F, with the SEC. SharpLink Israel also furnishes to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by SharpLink Israel to its shareholders. SharpLink Israel is also exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and its officers, directors and principal shareholders were exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

SharpLink US has filed a registration statement under the Securities Act with the SEC with respect to the securities of SharpLink US to be issued pursuant to the Domestication Merger Agreement. This proxy statement/prospectus constitutes the prospectus of SharpLink US filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as SharpLink Israel, that file documents electronically with the SEC. The address of that site on the worldwide web is http://www.sec.gov. The information on the SEC’s web site is not part of this proxy statement/prospectus, and any references to this web site or any other web site are inactive textual references only.

OTHER MATTERS

Shareholder Proposals

SharpLink Israel is not aware of any other matter that may be brought before the Meeting. If any matter other than the Proposals or related matters should properly come before the Meeting; however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Section 66(b) of the Companies Law and the regulations thereto, shareholders who meet the conditions set out in that section, specifically – holding, in the aggregate, at least 1% of the voting power in SharpLink Israel – may submit a request to include an item to the agenda of the Meeting within 7 days following SharpLink Israel’s notice of the Meeting, provided the requested item is appropriate for presentation at a general meeting and for consideration by the shareholders. Proposals should be addressed to: SharpLink Gaming Ltd., Attn: Investor Relations, 333 Washington Avenue North, Suite 104, Minneapolis, MN 55402.

Future Stockholder Proposals

If the Domestication Merger is completed, you will be entitled to attend and participate in SharpLink US’s annual meetings of stockholders. If SharpLink US holds a 2022 annual meeting of stockholders, SharpLink US will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. If the 2022 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for SharpLink US’s 2022 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Householding of Proxy Statement/Prospectus

Under rules adopted by the SEC, SharpLink Israel is permitted to deliver a single set of proxy materials to any household at which two or more shareholders reside if SharpLink Israel reasonably believes the shareholders are members of the same family. This process, called householding, allows SharpLink Israel to reduce the number of copies of these materials it must print and mail. Even if householding is used, each shareholder will continue to be entitled to submit a separate proxy or voting instruction.

SharpLink Israel is not householding this year for those shareholders who own their shares directly in their own name. If you share the same last name and address with another SharpLink Israel shareholder who also holds his or her shares directly, and you would each like to start householding for SharpLink Israel’s annual reports and proxy statements, please contact us at SharpLink Gaming Ltd., Attn: Investor Relations, 333 Washington Avenue North, Suite 104, Minneapolis, MN 55402, or by calling us at (612) 293-0619.

This year, some brokers and nominees who hold SharpLink Israel shares on behalf of shareholders may be participating in the practice of householding proxy statements and annual reports for those shareholders. If your household receives a single set of proxy materials for this year, but you would like to receive your own copy, please contact SharpLink Israel as stated above, and SharpLink Israel will promptly send you a copy. If a broker or nominee holds SharpLink Israel Shares on your behalf and you share the same last name and address with another shareholder for whom a broker or nominee holds SharpLink Israel Shares, and together both of you would like to receive only a single set of SharpLink Israel’s disclosure documents, please contact your broker or nominee as described in the voter instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement/prospectus, the SharpLink Israel board does not intend to present at the Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the shareholders should come before the Meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the SharpLink Israel board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

INDEX TO FINANCIAL STATEMENTS

SharpLink, Inc.

FOURCUBED Management, LLC

MER TELEMANAGEMENT SOLUTIONS, LTD.

Consolidated Financial Statements
December 31, 2020 and 2019
SharpLink, Inc. and Subsidiary

SharpLink, Inc. and Subsidiary

Table of Contents

December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors of SharpLink, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SharpLink, Inc. and subsidiary (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the audits of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of preferred stock commitment fee and common stock

As described in Notes 1 and 6 to the financial statements, the Company issued 2,000 shares of Series A 8% Convertible Preferred Stock in 2020. In connection with this issuance, management identified the commitment fee as a derivative liability that requires its fair value to be calculated. As described in Note 11, the Company calculates stock-based compensation using the Black Scholes option pricing model. Included in management's assumptions utilized in the Black-Scholes option pricing model is the fair value of the Company's common stock. The valuation of the commitment fee and underlying common stock for inclusion in the calculation of fair value of stock options include significant assumptions related to the selection of guideline public companies, the estimate of volatility, and the likelihood of a going public transaction.

We identified the valuation of the commitment fee and the common stock underlying the stock options as a critical audit matter. The calculations of the fair value of both of these items include similar significant assumptions and judgments made by management including the reasonableness of guideline public companies, the calculation of volatility, and the likelihood of a going public transaction occurring. Auditing management's assumptions and judgments requires a high level of auditor judgment due to the impact these assumptions have on the accounting estimate.

Our audit procedures related to the Company's valuation of the commitment fee and common stock underlying the stock options included the following, among others:

●	With the assistance of our valuation specialist, we performed the following:

	●	Evaluated selected guideline public companies by reading the business descriptions and examining financial metrics of the comparable public companies.

	●	Evaluated assumptions related to discount rates, and discounts related to the lack of marketability.

	●	Tested the relevance and reliability of source information, including data used to estimate volatility.

	●	Evaluated the reasonableness and accuracy of the Company's valuation techniques for the commitment fee and the fair value of the common stock.

●	We evaluated the reasonableness of the timing and likelihood of a going public transaction by considering the known facts and circumstances available to management and their impact on the likelihood of the transaction occurring by engaging in discussions with management, the Company's legal counsel, and the Company's investment banker regarding management's ability to complete the going public transaction.

Goodwill impairment

As described in Note 1 to the financial statements, the Company performs goodwill impairment testing annually, or more frequently if events or circumstances indicate the carrying value of a reporting unit that includes goodwill might exceed the fair value of that reporting unit. In assessing the fair value of goodwill, the Company, with the assistance of a valuation specialist, uses a market approach to estimate fair value based on comparable market multiples for companies engaged in similar business.

We identified the fair value determination of the Company's reporting unit containing goodwill as a critical audit matter because of the significant assumptions involved in management's estimate, which requires a significant level of auditor judgment. Management's significant assumptions include the selection of the comparable guideline public companies and company specific multiple adjustments.

Our audit procedures related to the Company's goodwill impairment analysis included the following, among others:

●	We evaluated the reasonableness of management's selection of guideline public companies by reading the business descriptions and examining financial metrics of the comparable public companies.

●	With the assistance of our valuation specialist, tested the completeness, accuracy and relevance of underlying data supporting the market multiple approach.

●	We evaluated the reasonableness of management's estimate by performing an independent calculation, which considered historical transactions of the Company in comparison to industry market multiples.

/S/ RSM US LLP

We have served as the Company's auditor since 2021.

Minneapolis, Minnesota

March 19, 2021, except for Notes 13 and 14, as to which the date is June 3, 2021, and Notes 1 and 4, as to which the date is February 3, 2022

SharpLink, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2020 and 2019

	2020	2019

Assets

Current Assets
Cash	$2,585,180	$1,801,230
Accounts receivable	355,912	913,892
Contract asset	275,337	195,516
Prepaid expenses	4,647	272
Stock subscriptions	—	130,532
Advance to Parent	—	124,563

Total current assets	3,221,076	3,166,005

Equipment, Net	17,189	31,449

Right-of-Use Asset - Operating Lease	193,086	219,050

Intangibles
Intangible assets, net	608,596	429,066
Goodwill	381,000	381,000

Total Intangibles	989,596	810,066

Total assets	$4,420,947	$4,226,570

See Notes to Consolidated Financial Statements

SharpLink, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2020 and 2019

	2020	2019

Liabilities and Stockholders' Equity

Current Liabilities

Accrued expenses	$241,299	$89,521
Deferred revenue	406,508	816,672
Due to Parent	284,109	—
Commitment fee	577,000	—
Current portion of lease liability	27,565	25,963

Total current liabilities	1,536,481	932,156

Long-Term Liabilities
Deferred tax liability	4,386	3,417
Lease liability	165,522	193,086

Total liabilities	1,706,389	1,128,659

Commitments and Contingencies

Temporary Equity
8% Redeemable convertible preferred stock, $0.01 par value, authorized 9,000 shares, 2,000 shares issued and outstanding, liquidation preference of $2,003,507	1,359,047	—

Stockholders' Equity
Common stock, $0.01 par value: authorized 20,000,000 shares at December 31, 2020 and 2019; issued and outstanding: 8,051,942 and 3,988,168 shares at December 31, 2020 and 2019, respectively	80,519	39,882
Additional paid-in capital	3,968,386	3,953,515
Accumulated deficit	(2,688,128)	(895,486)
Stock subscription	(5,266)	—

Total stockholders' equity	1,355,511	3,097,911

Total liabilities and stockholders' equity	$4,420,947	$4,226,570

See Notes to Consolidated Financial Statements

SharpLink, Inc. and Subsidiary

Consolidated Statements of Operations

Years Ended December 31, 2020 and 2019

	2020	2019

Revenues	$2,278,814	$2,381,737

Cost of Revenues	1,799,384	1,961,183

Gross Profit	479,430	420,554

Operating Expenses
Selling, general, and administrative expenses	1,553,095	704,460
Depreciation and amortization	133,030	97,857

Total operating expenses	1,686,125	802,317

Operating Loss	(1,206,695)	(381,763)

Other Income and Expense
Loan forgiveness income	46,500	—
Interest income	23,468	15,777
Interest expense	(1,375)	(20,037)

Total other income and expense	68,593	(4,260)

Loss Before Income Taxes	(1,138,102)	(386,023)

Provision for (Benefit from) Income Taxes	970	(79,870)

Net Loss	$(1,139,072)	$(306,153)

Numerator for basic and diluted net loss per share:
Net loss available to common shareholders	$(1,155,900)	$(306,153)

Denominator for basic and diluted net loss per share:
Weighted average shares outstanding	8,048,194	6,587,361

Net Loss Per Share - Basic
Net loss per share	$(0.14)	$(0.05)

Net Loss Per Share - Diluted
Net loss per share	$(0.14)	$(0.05)

See Notes to Consolidated Financial Statements

SharpLink, Inc. and Subsidiary

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2020 and 2019

	Common Stock
			Additional				Total
			Paid-in	Stock	Accumulated	Divisional	Stockholders'
	Shares	Amount	Capital	Subscription	Deficit	Equity	Equity

Balance, January 1, 2019	—	$—	$—	$—	$—	$1,229,561	$1,229,561

Retrospective impact of common control merger (Note 1)	—	—	1,229,561	—	—	(1,229,561)	—
Distributions to Parent	—	—	—	—	(589,333)	—	(589,333)
Issuance of common stock	3,946,398	39,464	2,653,332	—	—	—	2,692,796
Common stock issued upon conversion of convertible notes	41,770	418	70,622	—	—	—	71,040
Net loss	—	—	—	—	(306,153)	—	(306,153)

Balance, December 31, 2019	3,988,168	39,882	3,953,515	—	(895,486)	—	3,097,911

Issuance of common stock	2,633	26	5,240	(5,266)	—	—	—
Shares issued to Parent in common control merger (Note 1)	4,061,141	40,611	(40,611)	—	—	—	—
Distributions to Parent	—	—	—	—	(653,570)	—	(653,570)
Proceeds for prepaid stock issuance	—	—	750,000	—	—	—	750,000
Repayment for prepaid stock issuance	—	—	(750,000)	—	—	—	(750,000)
Stock-based compensation expense	—	—	67,070	—	—	—	67,070
Preferred stock discount accretion	—	—	(13,321)	—	—	—	(13,321)
Preferred stock dividend accretion	—	—	(3,507)	—	—	—	(3,507)
Net loss	—	—	—	—	(1,139,072)	—	(1,139,072)

Balance, December 31, 2020	8,051,942	$80,519	$3,968,386	$(5,266)	$(2,688,128)	$—	$1,355,511

See Notes to Consolidated Financial Statements

SharpLink, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019

	2020	2019

Operating Activities
Net loss	$(1,139,072)	$(306,153)
Adjustments to reconcile net loss to net cash used for operating activities
Depreciation and amortization	133,030	97,857
Deferred tax expense (benefit)	970	(79,870)
Stock-based compensation expense	67,070	—
Loan forgiveness income	(46,500)	—
Changes in assets and liabilities
Accounts receivable	557,980	27,471
Contract asset	(79,821)	(51,152)
Prepaid expenses	(4,375)	—
Accrued expenses	151,778	36,042
Deferred revenue	(410,164)	350,627

Net Cash (used for) from Operating Activities	(769,104)	74,822

Investing Activities
Capital expenditures for equipment	(6,070)	(19,290)
Capital expenditures for internally developed software	(292,229)	(173,710)

Net Cash used for Investing Activities	(298,299)	(193,000)

Financing Activities
Proceeds from PPP loan	46,500	—
Collection of stock subscriptions	130,532	—
Preferred stock and commitment fee issuance	1,919,219	—
Net advances to and proceeds from Parent	408,672	(124,563)
Distributions to Parent	(653,570)	(589,333)
Proceeds for prepaid stock issuance	750,000	—
Repayment for prepaid stock issuance	(750,000)	—
Issuance of common stock	—	2,562,264
Proceeds from isssuance of convertible notes	—	1,882,500
Principal payments on convertible notes	—	(1,811,460)

Net Cash from Financing Activities	1,851,353	1,919,408

Net Change in Cash	783,950	1,801,230

Cash, Beginning of Year	1,801,230	—

Cash, End of Year	$2,585,180	$1,801,230

Non-Cash Financing Activities
Notes coverted to common stock	$—	$71,040
Common stock issued on subscription	5,266	130,532
Preferred stock discount accretion	13,321	—
Preferred stock dividend accretion	3,507	—

See Notes to Consolidated Financial Statements

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 1 - Summary of Significant Accounting Policies

Nature of Business

SharpLink, Inc. (SharpLink or the Company) was incorporated in February 2019 in Minnesota. The Company develops software to engage the end users of sports media content in a variety of different ways, including providing games and contests primarily on a software-as-a-service (SaaS) basis, with the occasional licensing agreement to develop software. SharpLink is also developing lead generation software that connects sports media consumers to legal sports wagering operators in the United States.

The Company is majority owned by SportsHub Games Network (Parent). The Parent owns 83% of the outstanding common stock in the Company as of December 31, 2020.

Merger

On November 1, 2020, the Company entered into a Contribution Agreement with the Parent that contributed certain assets and liabilities to the Parent's newly formed, wholly owned subsidiary, Sports Technologies, LLC (STI). Following this contribution, STI merged into the Company's wholly owned subsidiary, ST Acquisitions, LLC, in a reverse triangular merger under which STI remains as the surviving subsidiary to the Company. As consideration in exchange for the merger, the Company issued 4,061,141 shares of SharpLink, Inc. common stock to Parent.

The assets and liabilities contributed to STI previously operated as a division of the Parent. Divisional equity represents the net assets of this division prior to merger. The Company has accounted for the operations of STI beginning January 1, 2019, due to the common control nature of the merger.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SharpLink, which is developing the lead generation software for online sports gambling sites, and its wholly owned subsidiary, STI, which operates the SaaS and software licensing business.

All significant inter-company balances and transactions have been eliminated in consolidation.

Concentrations of Credit Risk

The Company maintains its cash accounts in financial institutions, the balances of which are periodically in excess of federally insured limits.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Receivables and Credit Policy

Accounts receivable are recorded at their estimated net realizable value, net of an allowance for doubtful accounts. The Company has determined, based upon historical experience, its evaluation of the current status of receivables, and unusual circumstances, there is no need for an allowance for doubtful accounts. Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers' financial conditions and generally requires no collateral.

Equipment

Equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productivity capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which ranges from three to seven years. Depreciation expense for the years ended December 31, 2020 and 2019, was $20,331 and $15,952, respectively.

Intangible Assets

Intangible assets consist of internally developed software, customer relationships, and acquired technology and are carried at cost less accumulated amortization. The Company amortizes the cost of identifiable intangible assets on a straight-line basis over the expected period of benefit, which ranges from three to seven years.

Costs associated with internally developed software are expensed as incurred unless they meet generally accepted accounting criteria for deferral and subsequent amortization. Software development costs incurred prior to the application development stage are expensed as incurred. For costs that are capitalized, the subsequent amortization is the straight-line method over the remaining economic life of the product, which is estimated to be five years. The Company begins amortizing the asset and subsequent enhancements once the software is ready for its intended use. The Company reassesses whether it has met the relevant criteria for deferral and amortization at each reporting date. The Company capitalized $292,229 and $173,710 of costs in the development of its software for the years ended December 31, 2020 and 2019, respectively.

Long-Lived Assets

The Company reviews the carrying value of its equipment and intangible assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimate future cash flows expected to result from its use and eventual disposition. In cases where undiscounted cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no triggering events to assess for impairment for the years ended December 31, 2020 and 2019.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Goodwill

The Company records goodwill when consideration paid in an acquisition exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if facts and circumstances warrant a review. The Company has determined that there are two reporting units for the purpose of goodwill impairment tests, though only one reporting unit contains goodwill.

For purposes of assessing the impairment of goodwill, the Company annually, at its fiscal year end, estimates the fair value of the reporting unit and compares this amount to the carrying value of the reporting unit. The Company determines the fair value of its reporting units by utilizing market multiples from guideline public companies and other factors that it believes marketplace participants would utilize. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value. As of December 31, 2020 and 2019, the Company completed its annual impairment test of goodwill. Based upon that evaluation, the Company determined that its goodwill was not impaired.

Leases

The Company determines if an arrangement is or contains a lease at inception or modification of the arrangement. An arrangement is or contains a lease if there are identified assets and the right to control the use of an identified asset is conveyed for a period of time in exchange for consideration. Control over the use of the identified asset means the lessee has both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of the asset.

For leases with terms greater than 12 months, the right-of-use (ROU) assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The initial measurement of the operating lease ROU assets also includes any prepaid lease payments and are reduced by any previously accrued deferred rent. The Company's lease does not provide a readily determinable implicit rate; therefore, the Company uses its incremental borrowing rate to discount the lease payments based on the information available at commencement date. The Company's lease does not include a fixed rental escalation clause. Lease terms include an option to extend or terminate the lease when it is reasonably certain that such option will be exercised. Lease expense for minimum lease payments is recognized on a straight-line basis over the expected lease term.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities, net operating losses, and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The Company uses a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. A tax position is recognized when it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority. The standard also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes and includes removal of certain exceptions to the general principles of ASC 740, Income Taxes, and simplification in several other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. ASU 2019-12 is effective for the Company beginning on January 1, 2021. The Company has early adopted this standard as of January 1, 2020, and it did not have a material impact on the Company's consolidated financial statements or footnote disclosures.

Revenue Recognition

The Company enters into contracts for the development, hosting, operations, maintenance, and service of games and contests that are hosted by the Company and accessed through the customer's website or other electronic media. This generally results in revenue from developing, hosting, and maintaining software for customers (cloud-hosted SaaS) or licensing revenue for the development of software.

The Company follows a five-step model to assess each sale to a customer; identify the legally binding contract, identify the performance obligations, determine the transaction price, allocate the transaction price, and determine whether revenue will be recognized at a point in time or over time.

Revenue is recognized upon transfer of control of promised products or services (i.e., performance obligations) to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services. The Company's performance obligations are satisfied either over time (for cloud-hosted SaaS) or at a point in time (for software licenses), see Note 2.

Other items relating to charges collected from customers include reimbursable expenses. Charges collected from customers as part of the Company's sales transactions are included in revenues and the associated costs are included in cost of revenues.

Transactions with Parent

Distributions

The Parent has historically paid direct expenses incurred by STI, which includes salaries and related expense for the employees of STI. The Parent collects cash on behalf of STI's revenue generating activities. The excess of revenue collected by the Parent over the expenses paid by the Parent is recorded as a distribution to the Parent. Distribution per share has been excluded from disclosure within the Consolidated Statement of Stockholders' Equity as only the Parent received the distribution.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Due to Parent

Since the merger of STI and SharpLink on November 1, 2020, the Company has generated a payable to the Parent for expenses paid on behalf of STI in excess of cash collected by the Parent on behalf of STI's revenue generating activities.

Advance to Parent

In October 2019, SharpLink advanced $227,807 to the Parent as a prepayment for expenses to be paid by the Parent which were to be allocable to SharpLink. As of December 31, 2020 and 2019, the balance remaining on the advance was $0 and $124,563, respectively.

Allocation of Expenses

The Company was allocated cost of revenue, selling, general, and administrative expenses totaling $2,211,303 and $2,297,723 in the years ended December 31, 2020 and 2019, respectively, for costs incurred by the Parent that were clearly applicable to the current and future revenue producing activities of the Company. Management has allocated these expenses using judgement based on the most reasonable method for the type of expense. Allocation methods were based on headcount, budgeting, salaries expense, and revenue depending on the expense.

Stock-Based Compensation

Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant vesting period. The Company estimates the fair value of each stock-based award on the measurement date using the Black-Scholes option valuation model which incorporates assumptions as to stock price volatility, the expected life of the options, risk-free interest rate, and dividend yield.

Stock Subscriptions

The Company issued stock subscriptions in December 2019 for 65,266 shares of common stock for $130,532, of which 50,000 shares were issued to a related party, as of December 31, 2019. Stock subscriptions represent consideration that has not been paid to the Company based on the subscription price agreed to between the shareholder and the Company related to the purchase of shares. The stock subscriptions for 2019 were collected in January 2020. In 2020, the Company issued 2,633 shares of common stock for $5,266 with no stated payment date. Accordingly, these subscriptions have been classified as a contra-account to stockholders' equity.

Convertible Notes

The Company issued $1,882,500 in convertible notes in 2019 to individual shareholders. The convertible notes carried an annual interest rate of 4% and were scheduled to automatically convert into common stock on January 1, 2020, at $2 per share. All of the notes were redeemed or converted into common stock in 2019.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Redeemable Preferred Stock Issued with a Commitment Fee

The Company considers guidance within ASC 470-20, Debt (ASC 470), ASC 480, and ASC 815 when accounting for a redeemable equity instrument issued with a freestanding-instruments (e.g. commitment fee), such as in the December 2020 preferred stock issuance (First Tranche) and the second issuance upon the date the common stock is listed or quoted on any trading market (Going Public Transaction) (Second Tranche). In circumstances in which redeemable convertible preferred stock is issued with a commitment fee, the proceeds from the issuance of the convertible preferred stock are first allocated to the commitment fee at its full estimated fair value.

Commitment Fee

The Company accounts for the commitment fee as either equity instrument, liability, or derivative liability in accordance with ASC 480, Distinguishing Liabilities from Equity (ASC 480) and/or ASC 815, Derivatives and Hedging (ASC 815), depending on the specific terms of the agreement. The commitment fee, which requires the Company to issue common shares equal to the greater of either 15% of the aggregate of the First and Second Tranche or 3% of the Company's issued and outstanding capital immediately following the Second Tranche, may require the Company to transfer a variable number of shares outside of its control, is classified as a liability. Liability-classified instruments are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified, or otherwise settled. Changes in the estimated fair value of liability-classified instruments are immaterial for the year ended December 31, 2020.

Net loss per share

Basic net loss per share is calculated by dividing net loss available to common stockholders adjusted for preferred stock discount accretion and dividends accrued on preferred stock by the weighted-average number of common shares outstanding during the period excluding the effects of any potentially dilutive securities. Diluted net loss per share is computed similar to basic loss per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued if such additional common shares were dilutive. Since the Company had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded, as their effect would be anti-dilutive.

Fair Value Measurements

The Company has determined the fair value of certain assets and liabilities in accordance with generally accepted accounting principles, which provides a framework for measuring fair value.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

A fair value hierarchy has been established, which prioritizes the valuation inputs into three broad levels. Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Paycheck Protection Program (PPP) Loan

The Company was granted a $46,500 loan on April 15, 2020, under the PPP administered by the Small Business Administration (SBA) approved partner. Management determined that the Company was eligible to receive the loan due to the size of the Company, its immediate financial need, and access to other capital resources at the time of the funding. The loan was uncollateralized and fully guaranteed by the Federal government. It carried an interest rate of 1%, payments of $2,478 were scheduled to begin on October 20, 2020, and the loan matures on April 20, 2022. The Company initially recorded a note payable and subsequently recorded forgiveness when the loan obligation was legally released by the SBA on December 7, 2020. The Company may be audited by the SBA for a period of up to six years after the date it was forgiven to determine whether the Company met the qualifications for the loan. The Company recognized $46,500 of loan forgiveness income within other income and expense on the consolidated statement of operations for the year ended December 31, 2020.

Recently Issued Accounting Pronouncements Not Yet Adopted

Financial Instruments – Credit Losses

In June 2016, the FASB issued ASC 326, Financial Instruments – Credit Losses (Topic 326): Measurements of Credit Losses on Financial Instruments (ASC 326), which replaces the existing incurred loss model with a current expected credit loss (CECL) model that requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company would be required to use a forward-looking CECL model for accounts receivables, guarantees, and other financial instruments. The Company will adopt ASC 326 on January 1, 2023, and does not expect ASC 326 to have a material impact on its consolidated financial statements.

Revision of Prior Consolidated Statements of Shareholders' Equity and Cash Flows

The Company identified an omission of a prepaid stock issuance transaction between the Company and a related party investor during the year ended December 31, 2020. The Company evaluated the materiality of the omission and concluded it was not material to previously issued consolidated financial statements. The Company revised its Statement of Shareholders' Equity and Statement of Cash Flows for the year ended December 31, 2020 by increasing additional paid-in capital and net cash from financing activities by $750,000 to reflect the proceeds received and by decreasing additional paid-in capital and net cash from financing activities by $750,000 to reflect the repayment of the prepaid stock issuance. The net effect to net cash from financing activities and additional paid-in capital was zero for the year ended December 31, 2020. The omission had no impact on the Consolidated Balance Sheet and Consolidated Statement of Operations. The Company included additional disclosure regarding the transaction in Note 4, Related Party Transactions.

Note 2 - Revenue Recognition

Nature of Products and Services

Software License

The Company's software license allows the customer to take the software on premise. Electronic transfer of software licenses are recognized upon transfer of control, which is considered to occur when it is provided to the customer, resulting in revenue being recognized after the software has been delivered. Payments are due 30 days after being invoiced.

Software as-a-Service

SaaS arrangements are highly integrated services of development and hosting that grant customers the right to access the software. Updates are generally made available throughout the entire term of the arrangement, which is generally the length of a league season or single event period. The Company provides a stand-ready obligation that includes an online library and technical support resources in these SaaS arrangements, which constitute a single, combined performance obligation, and revenue is recognized over the term of the service. Invoicing generally reflects two milestone payment terms. Other revenues related to the lead generation software the Company is developing are immaterial.

Revenues by Category

The Company combines its revenue into two categories, as follows:

	2020	2019

Software license	$142,600	$587,750
Software-as-a-service and other	2,136,214	1,793,987

Total	$2,278,814	$2,381,737

Significant Judgments

The Company's lone license contract contains promises to transfer multiple products to the customer. Judgment is required to determine whether each product is considered to be a distinct performance obligation that should be accounted for separately under the contract. The Company allocates the transaction price to the distinct performance obligations based on relative standalone selling price (SSP) such as the prices charged to customers on a standalone basis, contractually stated prices, and other entity specific factors or by using information such as market conditions and other observable inputs. The Company estimates SSP by maximizing use of observable prices such as contractually stated prices.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Determining whether licenses are distinct performance obligations that should be accounted for separately, or not distinct and thus accounted for together, requires significant judgment. In some arrangements, such as the Company's license arrangements, the Company has concluded that the individual licenses are distinct from each other. In others, like the Company's SaaS arrangements, the software development and final product are not distinct from each other because they are highly integrated and therefore the Company has concluded that these promised goods are a single, combined performance obligation.

If a group of agreements are so closely related that they are, in effect, part of a single arrangement, such agreements are deemed to be one arrangement for revenue recognition purposes. The Company exercises significant judgment to evaluate the relevant facts and circumstances in determining whether the separate agreements should be accounted for separately or as, in substance, a single arrangement. The Company's judgments about whether a group of contracts comprise a single arrangement can affect the allocation of consideration to the distinct performance obligations, which could have an effect on results of operations for the periods involved.

The Company is required to estimate the total consideration expected to be received from contracts with customers. In limited circumstances, the consideration expected to be received is fixed based on the specific terms of the contract or based on the Company's expectations of the term of the contract. Generally, the Company has not experienced significant returns from or refunds to customers. These estimates require significant judgment and the change in these estimates could have an effect on its results of operations during the periods involved.

Contract Balances

The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in contract advanced billings on the Company's consolidated balance sheet. The Company has an enforceable right to payment upon invoicing and records deferred revenue when revenue is recognized subsequent to invoicing. The Company recognizes unbilled revenue when revenue is recognized prior to invoicing.

The Company recognizes contract assets related to direct costs incurred to fulfill the contracts. These costs are primarily labor costs associated with the development of the software. The Company defers these costs and amortizes them into cost of revenue over the period revenue is recognized.

The activity in the contract assets for the years ending December 31, 2020 and 2019, are as follows:

Amount

Balance as of January 1, 2019	$144,364

Labor costs expensed	(298,866)
Labor costs deferred	350,018

Balance as of December 31, 2019	195,516

Labor costs expensed	(391,423)
Labor costs deferred	471,244

Balance as of December 31, 2020	$275,337

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The Company's assets and liabilities related to its contracts with customers were as follows:

	December 31,	December 31,	January 1,
	2020	2019	2019

Accounts receivable	$324,302	$730,890	$685,111
Unbilled revenue (reported in accounts receivable)	31,610	183,002	256,252
Contract assets	275,337	195,516	144,364
Deferred revenue	(406,508)	(816,672)	(466,045)

During the years ended December 31, 2020 and 2019, the Company recognized all of the revenue that was included in deferred revenue at the beginning of the period. All other activity in contract advanced billing is due to the timing of invoices in relation to the timing of revenue as described above.

Contracted but unsatisfied performance obligations were approximately $1,610,473 as of December 31, 2020, of which the Company expects to recognize in revenue over the next 12 months. During the years ended
December 31, 2020 and 2019, no revenue was recognized from performance obligations satisfied in previous periods.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 days. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that its contracts generally do not include a significant financing component. The primary purpose of invoicing terms is to provide customers with simplified and predictable ways of purchasing the Company's products and services, and not to facilitate financing arrangements.

Note 3 - Intangible Assets

Intangible assets as of December 31, 2020 and 2019, consist of the following:

		Accumulated
	Cost	Amortization	Net

Balance, December 31, 2020
Customer relationships	$160,000	$108,571	$51,429
Acquired technology	430,000	304,645	125,355
Internally developed software	341,267	34,127	307,140
Software in development	124,672	—	124,672

	$1,055,939	$447,343	$608,596

Balance, December 31, 2019
Customer relationships	$160,000	$85,714	$74,286
Acquired technology	430,000	248,930	181,070
Software in development	173,710	—	173,710

	$763,710	$334,644	$429,066

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Amortization expense for the years ended December 31, 2020 and 2019, was $112,699 and $81,905, respectively. Estimated future amortization expense related to the intangible assets placed into service is as follows:

Years Ending December 31,	Amount

2021	$146,824
2022	146,824
2023	87,896
2024	68,253
2025	34,127

Total	$483,924

Note 4 - Related Party Transactions

The Company has a banking relationship with Platinum Bank (Platinum), which is considered a related party due to a board member of Platinum also serving on the board of directors for the Parent and owns common stock in both the Parent and Company. As of December 31, 2020 and 2019, the Company had related party cash balances of $2,585,180 and $1,801,230, respectively.

The Company uses Hays Companies (Hays) for all of its insurance brokerage needs. Hays is considered a related party as executives in Hays own common stock in the Company, a Hays employee serves on the board of directors for the Parent, and another Hays employee serves on the board of directors for both the Parent and the Company. The Company paid $18,330 and $24,357 for the years ending December 31, 2020 and 2019, respectively for insurance coverage brokered by Hays.

The Company leases office space in Canton, Connecticut from CJEM, LLC (CJEM), which is owned by an executive of the Company. Management had evaluated CJEM as a variable interest entity until July, 2020 (see Note 9). The Company paid rent expense of $38,400, in both years ending December 31, 2020 and 2019, related to this lease.

In June 2020, an investor contributed $550,000 to the Company in exchange for a convertible promissory note ("note") to purchase common stock and joined the Company in an executive role. The note had a voluntary conversion feature into common stock during the term of the note and a mandatory conversion feature at maturity, June 30, 2021. The voluntary and mandatory conversion features converted the note into common stock at a price of $2.00 per share. The executive contributed an additional $200,000 in October 2020 in exchange a convertible promissory note to purchase common stock with the same terms. In November 2020 the executive resigned from the Company and the Company repaid the investor $750,000, which represents the total investment. Proceeds received from the issuance of the notes were recorded as prepaid stock purchases in Additional Paid-In Capital. The repayment of the notes was recorded as reduction to Additional Paid-In Capital.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 5- Leases

Effective January 1, 2019, the Company adopted the new lease accounting guidance in Accounting Standards Update No. 2016-02, Leases (ASC 842) using a modified retrospective approach. The adoption of ASC 842 resulted in the establishment of a right-of-use-asset and lease liability of $243,505 on January 1, 2019, and did not have any effect on accumulated deficit. The standard requires the recognition of right-of-use assets and lease liabilities for lease contracts with terms greater than 12 months.

Operating lease costs are recognized in the income statement as a single lease cost and finance lease costs are recognized in two components, interest expense and amortization expense. The Company has elected the package of practical expedients permitted in ASC 842. Accordingly, the Company accounted for its existing leases as either finance or operating lease under the new guidance, without reassessing (a) whether the contract contains a lease under ASC 842, (b) whether classification of the operating lease would be different in accordance with ASC 842, or (c) whether the unamortized initial direct costs before transition adjustments would have met the definition of initial direct costs in ASC 842 at lease commencement. In addition, the Company elected to utilize the practical expedient to use hindsight in determining the lease term when considering options to extend the term of leases.

The Company leases certain office space under a long-term, non-cancelable operating lease agreement. The lease has an original term that expires in December 2023 with an option to extend the term for three years. The Company has included this option to extend the lease because the Company determined after considering all economic factors that the Company is reasonably certain to exercise this option to extend the lease. The agreement requires the Company to pay real estate taxes, insurance, and repairs. There was no allocation of consideration to any non-lease component as amounts were not material.

The weighted-average discount rate is based on the discount rate implicit in the lease, or if the implicit rate is not readily determinable from the lease, then the Company estimates an applicable incremental borrowing rate. The Company determined the incremental borrowing rate based on the Company's applicable borrowing rates under its current financing agreements as of the commencement date of the standard adoption.

Total lease costs for the years ended December 31, 2020 and 2019 were as follows:

	2020	2019

Operating lease cost	$38,400	$38,400

The following table summarizes the supplemental cash flow information for the years ended December 31, 2020 and 2019:

	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$38,400	$38,400

The following summarizes the weighted-average remaining lease term and weight-average discount rate:

	2020	2019
Weighted-average remaining lease term
Operating leases	72 Months	84 Months

Weighted-average discount rate
Operating leases	6.00%	6.00%

The future minimum lease payments under noncancelable operating leases with terms greater than one year are listed below as of December 31, 2020:

Operating
Years Ending December 31,	Leases

2021	$38,400
2022	38,400
2023	38,400
2024	38,400
2025	38,400
Thereafter	38,400

Total lease payments	230,400
Less interest	37,313

Present value of lease liability	$193,087

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 6- Convertible Preferred Stock

During December 2020, the Company's board authorized the establishment and designation of 9,000 shares of 8% convertible preferred stock (Preferred Stock) at $0.01 par value. Additionally, the Company's board reserved 4,150,000 shares of common stock issuable upon the conversion of the shares of Preferred Stock. On
December 23, 2020, the Company entered into a securities purchase agreement with an investor to issue 2,000 shares of Preferred Stock for $2,000,000.

Terms of the Preferred Stock are as follows:

Voting – Preferred Stock shall have no voting rights, however, without the affirmative vote of the majority of the outstanding shares Preferred Stock, the Company cannot (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the above.

Dividends – Holders of each share of Preferred Stock shall be entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the issuance of such share of Preferred Stock and on each conversion date in cash, or at the Company's option, in duly authorized, validly issued, fully paid and non-assessable shares of common stock, or a combination thereof.

Liquidation – Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, Preferred Stock holders shall be entitled to receive out of the assets an amount equal to the Stated Value of $1,000 per share, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due (the preferred liquidation preference), for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities.

Conversion – Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the original issue date at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Preferred Stock by the conversion price, $21,693 per share. The conversion price would be reduced if the Company issues common stock at a price lower than the conversion price, or issues an instrument granting the holder rights to purchase common stock at a price lower than the conversion price. Upon the closing of the Going Public Transaction all outstanding shares of Preferred Stock shall automatically be converted into that number of shares of common stock determined by dividing the stated value of such share of Preferred Stock by the conversion price.

Second Tranche – Immediately prior to completing the Going Public Transaction, the Company shall sell to the current Preferred Stock shareholder not less than $5,000,000 of Preferred Stock.

Redemption – The Company shall redeem all of the outstanding shares of Preferred Stock if the Company has not completed the Going Public Transaction by December 23, 2021. The Company would be required to redeem at the aggregate stated value, plus accrued but unpaid dividends, all liquidated damages. Interest shall accrue at the lesser of 12% per annum or the maximum rate permitted by applicable law until the amount is paid in full. The Company accretes the carrying value of the Preferred Stock to the full redemption value ratably until December 23, 2021.

Note 7- Fair Value

There are three general valuation techniques that may be used to measure fair value, as described below:

1.	Market approach – Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources.

2.	Cost approach – Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

3.	Income approach – Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

The liability below was measured at fair value during the year ended using the market approach.

	Carrying
	Amount	Fair Value Measurement
	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2020

Commitment Fee	$577,000	$—	$—	$577,000

There were no assets or liabilities measured at fair value as of December 31, 2019.

Assumption Used in Determining Fair Value of the Commitment Fee

The Company utilizes a Monte Carlo simulation to value the Commitment Fee. The Company selected this model as it believes they are reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the Commitment Fee. Such assumptions include, among other inputs, stock price volatility, risk-free rate, probability of completing a Going Public Transaction, conversion price of the preferred stock.

Significant inputs and assumptions used in the valuation model is as follows:

Probability of a Going Public Transaction	50.0%
Volatility	58.5%
Stock price of public company at the time of measurement	$0.627
Date of a Going Public Transaction	April 30, 2021
Pro-forma common shares outstanding at Going Public Transaction date	52,077,000

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 8 - Income Taxes

Deferred tax assets and liabilities as of December 31, 2020 and 2019, consist of the following:

	2020	2019

Deferred tax assets
Net operating losses	$445,673	$155,178
Research and development tax credit	22,086	8,234
Nonqualified stock options	2,351	—
Business interest expense	983	970
Equipment	668	—

Gross deferred tax assets	471,761	164,382
Valuation allowance	(418,227)	(99,179)

Total deferred tax assets	53,534	65,203

Deferred tax liabilities

Equipment	—	(1,447)
Intangible assets	(35,985)	(50,088)
Goodwill	(21,935)	(17,085)

Deferred tax liabilities	(57,920)	(68,620)

Net deferred tax liability	$(4,386)	$(3,417)

As of December 31, 2020, the Company established a valuation allowance against certain deferred tax assets to reduce the total to an amount management believed was appropriate. Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods when deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

As of December 31, 2020, the Company has a federal tax net operating loss carryforward of $1,798,433, which will be available to offset future taxable income indefinitely. The Company has net operating loss carryforwards in states totaling $1,200,258. The state net operating loss carryforwards will begin to expire in 2035 and are available to offset future taxable income or reduce taxes payable through 2040. The Company has a research and development tax credit of $22,086 and $8,234 as of December 31, 2020 and 2019, that will be available to offset future tax liabilities. Research and development tax credits will begin to expire in 2029.

A company's ability to utilize a portion of its net operating loss carryforwards to offset future taxable income may be subject to certain limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. The Company has determined that all net operating losses are fully available as of December 31, 2020. In addition, future changes in ownership as defined in Section 382 of the Internal Revenue Code could put limitations on the availability of the net operating loss carryforwards.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The provision for (benefit from) income taxes charged to income for the years ended December 31, 2020 and 2019 consist of the following:

	2020	2019

Current tax expense	$—	$—
Deferred tax expense (benefit)
Federal	883	(73,661)
State	87	(6,209)

Total	$970	$(79,870)

A reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate is as follows:

	2020	2019

Income tax benefit at federal statutory rate	$(239,001)	$(81,064)
State and local income taxes net of federal tax benefit	(27,523)	(10,786)
STI taxable income prior to merger	(41,843)	(48,417)
Meals and entertainment	1,042	1,682
Incentive stock option expense	11,945	—
PPP loan forgiveness income	(9,765)	—
Rate differentials	919	(32,230)
Research and development credits	(13,852)	(8,234)
Change in valuation allowance	319,048	99,179

Income tax expense (benefit)	$970	$(79,870)

The Company files income tax returns in the U.S. federal jurisdiction, Minnesota, and various other states. The Company is not subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2019, when the Company was incorporated. It is difficult to predict the final timing and resolution of any particular uncertain tax position. Based on the Company's assessment of many factors, including past experience and complex judgements about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as additional income tax expense. During the years ended December 31, 2020, and 2019, the Company did not recognize material income tax expense related to interest and penalties.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 9 - Variable Interest Entity

A variable interest entity (VIE) is an entity that either (1) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (2) has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary. The primary beneficiary has both the power to direct the activities that most significantly impact the entity's economic performance (Power Criterion) and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE (Economics Criterion).

If the Company determines that it meets the Power Criterion and the Economics Criterion, it consolidates the VIE. Significant estimates made in evaluating whether or not an entity should be consolidated as a VIE include determining whether or not the Company has a variable interest in the an entity, determining the activities that most significantly impact the economic performance of the entity , determining whether or not the Company has the power to direct those activities, and whether or not the Company's variable interest in an entity is significant to that entity. The determination of whether or not an entity is a VIE also requires significant judgment.

The Company leases office space from CJEM, LLC (CJEM) in Canton, Connecticut, an entity that is owned by a significant shareholder and executive of the Company through an operating lease. At December 31, 2019, the underlying property subject to the operating lease, which had a cancellable original term of five years with an optional five year renewal term, is encumbered by a mortgage loan with a principal balance of approximately $282,000, which is guaranteed by the owner of CJEM. At December 31, 2019, the Company has determined that CJEM is a VIE, however the Company does not have an explicit variable interest in CJEM through the operating lease as the company does not explicitly guarantee the mortgage loan that encumbers the property, does not provide for residual value guarantee of the property under lease, and the rental payments are considered market based rentals . The Company also considered whether or not it has an implicit variable interest in CJEM due to the owner of CJEM being a significant shareholder and executive in the Company and concluded that an implicit variable interest did exist. While the Company does have an implicit variable interest in CJEM at December 31, 2019, the Company does not control the activities that most significantly impact the economic performance of CJEM and thus does not consolidate CJEM. At December 31, 2019, the Company's maximum exposure to loss from its involvement with CJEM through the implicit variable interest is the principal amount of debt outstanding of $282,000.

In August 2020, the owner of CJEM repaid the outstanding balance of the mortgage note that encumbered the property subject to the lease, and in December 2020, the Company renegotiated the operating lease with CJEM. Under the new operating lease, the original term is three years with one three-year renewal option. The lease agreement is cancellable by either party at any time.

At December 31, 2020, based upon changes in facts and circumstance, including but not limited to CJEM's repayment of the mortgage on the property under lease, the Company reconsidered its involvement with CJEM and concluded that the Company no longer had an implicit variable interest in CJEM as of December 31, 2020. See Note 5 for additional information the Company's lease with CJEM.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 10 - Concentrations

The Company had four customers that accounted for approximately 72% of revenue in 2020. There was $316,302 due from these customers at December 31, 2020. The Company had five customers that accounted for approximately 84% of revenue in 2019. There was $605,640 due from these customers at December 31, 2019.

Note 11 - Stock Option Plan

The Company has approved and adopted the 2020 stock option plan, which permits the grant of stock options to its employees, directors and consultants for up to 400,000 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant; those options generally vest based on three years of continuous service and have ten-year contractual terms. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the plan.

The Company granted 360,000 options under the plan for the year ended December 31, 2020. Compensation cost charged to operations for the plan was $67,070 for the year ended December 31, 2020.

The fair value of each option award is estimated on the date of grant using a Black Scholes option-pricing model. The Company uses historical option exercise and termination data to estimate the expected term the options are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is calculated using historical dividend amounts and the stock price at the option issue date. The expected volatility is determined using the volatility of peer companies over the last ten years. The Company's underlying stock is not publicly traded but is estimated using valuation methods that consider the valuations in recent equity financings as well as future planned transactions. The Company estimates the volatility of its underlying stock by using an average of the calculated historical volatility of a group of comparable company publicly traded stock.

2020

Expected volatility	52.4% - 70.0%
Expected dividends	0.0%
Expected term (in years)	5.17 - 10
Risk-free rate	0.11% - 0.48%
Fair value of common stock on grant date	$1.25

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The summary of activity under the plan as of December 31, 2020, and changes during the year then ended is as follows:

			Weighted-Average	Aggregate
		Weighted-Average	Remaining	Intrinsic
Options	Shares	Exercise Price	Contractual Term	Value

Outstanding at January 1, 2020	—	$—
Granted	360,000	1.28
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2020	360,000	$1.28	9.949	$—

Exercisable at December 31, 2020	131,250	$1.28	9.881	$—

Unamortized stock option expense of $132,722 as of December 31, 2020, will be amortized through 2023.

Note 12 - Liquidity

In pursuit of its long-term growth strategy and the development of the lead generation software and related business, the Company has sustained continued planned operating losses over the last two years. The operating losses were generated primarily due to the decision to continue to invest significant resources in the Lead Generation software. To fund these planned losses from operations, the Company has raised capital from outside investors in the form of common and preferred stock.

As discussed in Note 6, there are certain provisions within the preferred stock terms that would require the Company to redeem the investor should the Company not complete a Going Public Transaction. While sustaining this pattern of losses and having to redeem the preferred stock would raise substantial doubt about the Company's ability to continue as a going concern, management has plans to alleviate this uncertainty, including raising capital from existing and new investors. Additionally, the Company has the ability to reduce salaries by eliminating or delaying the hiring of new employees, reallocating employees to the Parent, and eliminating staff positions, while still maintaining its long-term growth strategy.

Note 13 - Operating Segments

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (CODM), or decision-making group, in deciding how to allocate resources and in assessing performance. We are organized by line of business. While our CODMs evaluate results in a number of different ways, the line of business management structure is the primary basis for which the allocation of resources and financial results are assessed. The tabular information below presents the financial information provided to our CODMs for their review and assists our CODMs with evaluating the Company's performance and allocating company resources.

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The Company has two reportable segments: Sports Gaming Client Services and Affiliate Marketing Services. The Sports Gaming Client Services segment collects information on potential sports bettors, connects them with contextual sports betting content, and converts them to paying sports betting customers in exchange for either a pre-negotiated share of a sportsbook operators' revenue, or a fixed fee from such operators. In addition, the Company provides sports betting data (e.g., betting lines) to sports media publishers in exchange for a fixed fee. The Affiliate Marketing Client Services segment provides its clients with development, hosting, operations, maintenance, and service of free-to-play games and contests. These relationships can be either software-as-a-service, or SaaS, arrangements, that are hosted by SharpLink and accessed through its clients' websites or other electronic media; or software licenses that allow the client to take the software on premise.

Any intercompany revenues or expenses are eliminated in consolidation. All of the Company's operating revenues and expenses, other than those excluded from Adjusted EBITDA as detailed below, are allocated to the Company's reportable segments. The Company defines and calculates Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense (benefit), and depreciation and amortization, and further adjusted for loan forgiveness income, as described in the reconciliation below.

A measure of segment assets and liabilities has not been currently provided to the Company's CODMs and is therefore not presented below.

Summarized financial information for the Company's reportable segments for the year ended December 31, 2020, is shown below:

	Sports Gaming	Affiliate Marketing
	Client Services	Services	Total

Revenue	$2,278,814	$—	$2,278,814

Adjusted EBITDA	356,032	(1,429,697)

Adjusted for
Depreciation and amortization	96,116	36,914	133,030
Interest income	—	(23,468)	(23,468)
Interest expense	—	1,375	1,375
Income tax provision	—	970	970
Loan forgiveness	—	(46,500)	(46,500)
Net income (loss) attributable to common shareholders	$259,916	$(1,398,988)	$(1,139,072)

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Summarized financial information for the Company's reportable segments for the year ended December 31, 2019, is shown below:

	Sports Gaming	Affiliate Marketing
	Client Services	Services	Total

Revenue	$2,381,737	$—	$2,381,737

Adjusted EBITDA	259,531	(543,438)

Adjusted for
Depreciation and amortization	96,373	1,483	97,857
Interest income	—	(15,777)	(15,777)
Interest expense	—	20,037	20,037
Income tax provision	—	(79,870)	(79,870)
Loan forgiveness	—	—	—
Net income (loss) attributable to common shareholders	$163,158	$(469,311)	$(306,153)

The Company's Sports Gaming Client Services segment derives a significant portion of its revenues from several large customers. The table below presents the percentage of consolidated revenues derived from the Sports Gaming Client Services segment:

	2020	2019

Customer A	18%	13%
Customer B	13%	11%
Customer C	13%	17%
Customer D	28%	18%
Customer E	*	25%

* Revenue from customer was less than 10% for the year ended December 31, 2020.

Note 14 - Loss Per Share

The calculation of loss per share and weighted-average shares of the Company's common stock outstanding for the periods presented are as follows:

	2020	2019

Net loss	$(1,139,072)	$(306,153)
Less: dividends accrued on preferred stock	(3,507)	—
Less: discount accretion on preferred stock	(13,321)	—

Net loss available to common shareholders	$(1,155,900)	$(306,153)

Basic and diluted weighted-average shares outstanding	8,048,194	6,587,361

Basic and diluted net loss per share	$(0.14)	$(0.05)

SharpLink, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The 4,061,141 shares issued at the time of the common control merger as described in Note 1 have been treated as outstanding for all of 2020 and 2019. The redeemable convertible preferred stock is a participating security, whereby if a dividend is declared to the holders of shares of common stock, the holders of preferred stock would participate to the same extent as if they had converted the preferred stock to common stock as described in Note 6.

For the periods presented, the following securities were not required to be included in the computation of diluted shares outstanding:

	2020	2019

Stock options	360,000	—
Preferred stock	921,941	—
Stock subscriptions	2,633	65,266
Convertible debt	—	941,250
Total	1,284,574	1,006,516

Note 15 - Subsequent Events

The Company has evaluated subsequent events through March 19, 2021, the date which the consolidated financial statements were issued.

Condensed Consolidated Financial Statements
Six Months Ended June 30, 2021
SharpLink, Inc. and Subsidiary

SharpLink, Inc. and Subsidiary
Condensed Consolidated Financial Statements

SharpLink, Inc. and Subsidiary
Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
Assets	(Unaudited)

Current Assets
Cash	$411,614	$2,585,180
Accounts receivable	499,549	355,912
Contract asset	90,592	275,337
Prepaid expenses	13,683	4,647

Total current assets	1,015,438	3,221,076

Equipment, net	28,257	17,189

Right-of-use asset - operating lease	179,510	193,086

Intangibles
Intangible assets, net	642,745	608,596
Goodwill	381,000	381,000

Total Intangible	1,023,745	989,596

Total assets	$2,246,950	$4,420,947

See Notes to Condensed Consolidated Financial Statements

SharpLink, Inc. and Subsidiary
Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
Liabilities and Stockholders' Equity	(Unaudited)

Current Liabilities
Accrued expenses	$578,558	$241,299
Deferred revenue	120,611	406,508
Due to Parent	240,484	284,109
Commitment fee	19,428,927	577,000
Current portion of lease liability	28,402	27,565

Total current liabilities	20,396,982	1,536,481

Long-Term Liabilities
Deferred tax liability	5,087	4,386
Lease liability	151,108	165,522

Total liabilities	20,553,177	1,706,389

Commitments and Contingencies

Temporary Equity
8% Redeemable convertible Series A Preferred Stock, $0.01 par value, authorized 9,000 shares, 2,000 shares issued and outstanding, liquidation preference of $2,040,000	1,722,070	1,359,047

Stockholders' Equity
Common stock, $0.01 par value: authorized 20,000,000 shares at June 30, 2021 and December 31, 2020; issued and outstanding: 8,071,601 and 8,051,942 shares at June 30, 2021 and December 31, 2020, respectively	80,716	80,519
Additional paid-in capital	3,668,399	3,968,386
Accumulated deficit	(23,777,412)	(2,688,128)
Stock subscription	—	(5,266)

Total stockholders' equity	(20,028,297)	1,355,511

Total liabilities and stockholders' equity	$2,246,950	$4,420,947

See Notes to Condensed Consolidated Financial Statements

SharpLink, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(Unaudited)

	Six months ended June 30
	2021	2020

Revenues	$1,631,966	$1,349,825

Cost of Revenues	1,346,095	1,080,057

Gross Profit	285,871	269,768

Operating Expenses
Selling, general, and administrative expenses	1,549,519	468,875
Transaction and financing expenses	883,990	—
Commitment fee expense	18,851,927	—
Depreciation and amortization	94,881	48,693

Total operating expenses	21,380,317	517,568

Operating Loss	(21,094,446)	(247,800)

Other Income and Expense
Interest income	5,862	13,734
Interest expense	—	(1,375)

Total other income and expense	5,862	12,359

Loss Before Income Taxes	(21,088,584)	(235,441)

Provision for (Benefit from) Income Taxes	700	150

Net Loss	$(21,089,284)	$(235,591)

Numerator for basic and diluted net loss per share:
Net loss available to common shareholders	$(21,494,974)	$(235,441)

Denominator for basic and diluted net loss per share:
Weighted average shares outstanding	8,061,772	8,049,309

Net Loss Per Share - Basic
Net loss per share	$(2.67)	$(0.03)

Net Loss Per Share - Diluted
Net loss per share	$(2.67)	$(0.03)

See Notes to Condensed Consolidated Financial Statements

SharpLink, Inc. and Subsidiary
Condensed Consolidated Statements of Stockholders’ Equity
(Unaudited)

	Common Stock
			Additional			Total
			Paid-in	Stock	Accumulated	Stockholders'
	Shares	Amount	Capital	Subscription	Deficit	Equity

Balance, December 31, 2019	3,988,168	$39,882	$3,953,515	$—	$(895,486)	$3,097,911

Distributions to Parent	—	—	—	—	(253,165)	(253,165)
Proceeds for prepaid stock issuance	—	—	550,000	—	—	550,000
Net loss	—	—	—	—	(235,591)	(235,591)

Balance, June 30, 2020	3,988,168	$39,882	$4,503,515	$—	$(1,384,242)	$3,159,155

Balance, December 31, 2020	8,051,942	$80,519	$3,968,386	$(5,266)	$(2,688,128)	$1,355,511

Net loss	—	—	—	—	(21,089,284)	(21,089,284)
Stock-based compensation expense	—	—	63,233	—	—	63,233
Collection of stock subscription	—	—	—	5,266	—	5,266
Series A Preferred Stock discount accretion	—	—	(326,530)	—	—	(326,530)
Series A Preferred Stock dividend accretion	—	—	(79,160)	—	—	(79,160)
Dividends on Series A Preferred Stock in common stock	19,659	197	42,470	—	—	42,667

Balance, June 30, 2021	8,071,601	$80,716	$3,668,399	$—	$(23,777,412)	$(20,028,297)

See Notes to Condensed Consolidated Financial Statements

SharpLink, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30
	2021	2020

Operating Activities
Net loss	$(21,089,284)	$(235,591)
Adjustments to reconcile net loss to net cash used for operating activities
Depreciation and amortization	94,881	48,693
Deferred tax expense (benefit)	700	150
Stock-based compensation expense	63,233	—
Commitment fee expense	18,851,927	—
Changes in assets and liabilities
Accounts receivable	(143,637)	301,740
Contract asset	184,745	136,828
Prepaid expenses	(9,036)	(1)
Accrued expenses	337,259	(8,792)
Deferred revenue	(285,897)	(318,675)

Net Cash (used for) from Operating Activities	(1,995,109)	(75,648)

Investing Activities
Capital expenditures for equipment	(20,064)	(5,342)
Capital expenditures for internally developed software	(120,034)	(167,557)

Net Cash used for Investing Activities	(140,098)	(172,899)

Financing Activities
Collection of stock subscription	5,266	130,532
Net advances to and proceeds from Parent	(43,625)	91,590
Distributions to Parent	—	(253,165)
Proceeds from PPP loan	—	46,500
Proceeds for prepaid stock issuance	—	550,000

Net Cash from Financing Activities	(38,359)	565,457

Net Change in Cash	(2,173,566)	316,910

Cash, Beginning of Year	2,585,180	1,801,230

Cash, End of Year	$411,614	$2,118,140

Non-Cash Financing Activities
Series A Preferred Stock discount accretion	326,530	—
Series A Preferred Stock dividend accretion	79,160	—
Dividends on Series A Preferred Stock in common stock	(42,667)	—

See Notes to Condensed Consolidated Financial Statements

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 - Basis of Presentation

The condensed consolidated financial statements included herein have been prepared by SharpLink, Inc. and Subsidiary (the “Company,” “SharpLink,” “we,” or “our”), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of the Company, the foregoing statements contain all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of June 30, 2021 and December 31, 2020, its results of operations for the six months ended June 30, 2021 and 2020, and cash flows for the six months ended June 30, 2021 and 2020. The condensed consolidated balance sheet as of December 31, 2020, has been derived from the audited consolidated financial statements as of that date. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts therein. Due to the inherent uncertainty involved in making estimates, actual results in future periods may differ from the estimates.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to rules and regulations of the SEC. Accordingly, the condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statement presentation. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto for the year ended December 31, 2020, which are included in SharpLink Gaming Ltd.’s (formerly Mer Telemangement Solutions Ltd.) Form 6-K filed with the SEC on June 16, 2021.

Note 2 - New Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASC 326, Financial Instruments – Credit Losses (Topic 326): Measurements of Credit Losses on Financial Instruments (“ASC 326”), which replaces the existing incurred loss model with a current expected credit loss (“CECL”) model that requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company would be required to use a forward-looking CECL model for accounts receivables, guarantees, and other financial instruments. The Company will adopt ASC 326 on January 1, 2023 and does not expect ASC 326 to have a material impact on its consolidated financial statements.

In October 2021, the FASB issued Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, to address diversity in practice on how an acquirer should recognize and measure revenue contracts acquired in a business combination. ASU 2021-08 will require an acquirer to recognize and measure contract assets acquired and contract liabilities assumed in a business combination in accordance with ASC 606, Revenue from Contracts with Customers. ASU 2021-08 is effective for the Company beginning on January 1, 2023 and will be applied prospectively. Early adoption is permitted. The Company will evaluate the materiality of ASU 2021-08 as business combinations occur.

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 3 - Additional Balance Sheet Information

Equipment, net

Equipment, net is presented net of accumulated depreciation in the amount of $67,094 and $58,098 as of June 30, 2021 and December 31, 2020, respectively.

Intangible assets, net

Intangible assets, net as of June 30, 2021 and December 31, 2020 consisted of the following:

		Accumulated
	Cost	Amortization	Net

Balance, June 30, 2021
Customer relationships	$160,000	$120,000	$40,000
Acquired technology	430,000	332,502	97,498
Internally developed software	507,251	80,726	426,525
Software in development	78,722	—	78,722

	$1,175,973	$533,228	$642,745

Balance, December 31, 2020
Customer relationships	$160,000	$108,571	$51,429
Acquired technology	430,000	304,645	125,355
Internally developed software	341,267	34,127	307,140
Software in development	124,672	—	124,672

	$1,055,939	$447,343	$608,596

The change in the gross carrying amount of intangible assets as of June 30, 2021 compared to December 31, 2020 was due to additional costs related to internally developed software that were deferred during the six-month period. Amortization expense on intangible assets was $85,885 and $39,286 for the six months ended June 30, 2021 and 2020, respectively.

Note 4 - Convertible Preferred Stock and Subsequent Events

On December 23, 2020, the Company’s board authorized the establishment and designation of 9,000 shares of 8% convertible preferred stock (“Series A Preferred Stock”) at $0.01 par value. Additionally, the Company’s board reserved 4,150,000 shares of common stock issuable upon the conversion of the shares of Series A Preferred Stock. On December 23, 2020, the Company entered into a securities purchase agreement with an investor to issue 2,000 shares of Series A Preferred Stock for $2,000,000 (“First Tranche”).

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Terms of the Series A Preferred Stock are as follows:

Voting – Series A Preferred Stock shall have no voting rights, however, without the affirmative vote of the majority of the outstanding shares of Series A Preferred Stock, the Company cannot (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) authorize or create any class of stock ranking in priority to as to dividends, redemption or distribution of assets upon a liquidation, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Series A Preferred Stock, or (e) enter into any agreement with respect to any of the above.

Dividends – Holders of each share of Series A Preferred Stock shall be entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the issuance of such share of Series A Preferred Stock and on each conversion date in cash, or at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of common stock, or a combination thereof.

Liquidation – Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, Series A Preferred Stock holders shall be entitled to receive out of the assets an amount equal to the Stated Value of $1,000 per share, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due (the preferred liquidation preference), for each share of Series A Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities.

Conversion – Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the original issue date at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series A Preferred Stock by the conversion price, $2.1693 per share. The conversion price would be reduced if the Company issues common stock at a price lower than the conversion price, or issues an instrument granting the holder rights to purchase common stock at a price lower than the conversion price. Upon the closing of the Going Public Transaction all outstanding shares of Series A Preferred Stock shall automatically be converted into that number of shares of common stock, subject to a beneficial ownership limitation of 9.99%, determined by dividing the stated value of such share of Series A Preferred Stock by the conversion price.

Second Tranche – Immediately prior to completing the Going Public Transaction, the Company shall sell to the current Series A Preferred Stock shareholder not less than $5,000,000 of preferred stock.

Commitment Fee –Immediately following the Second Tranche, the Company shall issue preferred stock equal to the greater of either 15% of the aggregate of the First and Second Tranche or 3% of the Company’s issued and outstanding capital.

Redemption – The Company shall redeem all of the outstanding shares of Series A Preferred Stock if the Company has not completed the Going Public Transaction by December 23, 2021. The Company would be required to redeem at the aggregate stated value, plus accrued but unpaid dividends, all liquidated damages. Interest shall accrue at the lesser of 12% per annum or the maximum rate permitted by applicable law until the amount is paid in full. The Company accretes the carrying value of the Series A Preferred Stock to the full redemption value ratably until December 23, 2021.

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On June 15, 2021, the Company entered into the first amendment to the securities purchase agreement, which amended the following terms:

Second Tranche – Amended to provide that immediately prior to completing the Going Public Transaction, the Company shall sell to the current Series A Preferred Stock shareholder Series B Preferred Stock for $6,000,000.

Commitment Fee – Amended to provide that immediately following the Second Tranche, the Company shall issue Series A-1 Preferred Stock equal to 3% of the issued and outstanding capital.

On July 23, 2021, the Company entered into the second amendment to the securities purchase agreement, which amended the following terms:

Second Tranche – Amended to provide that immediately prior to completing the Going Public Transaction, the Company shall sell to the current Series A Preferred Stock shareholder 2,765,824 shares of Series B Preferred Stock for $6,000,000.

On July 26, 2021, the Company’s board authorized the establishment and designation of 525,016 shares of Series A-1 Convertible Preferred Stock (“Series A-1 Preferred Stock”) at $0.01 par value.

Terms of the Series A-1 Preferred Stock are as follows:

Voting – Series A-1 Preferred Stock shall have no voting rights, however, without the affirmative vote of the majority of the outstanding shares of Series A-1 Preferred Stock, the Company cannot (a) alter or change adversely the powers, preferences or rights given to the Series A-1 Preferred Stock, (b) authorize or create any class of stock ranking in priority to as to dividends, redemption or distribution of assets upon a liquidation, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Series A-1 Preferred Stock, or (e) enter into any agreement with respect to any of the above.

Liquidation – Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, Series A-1 Preferred Stock holders shall be entitled to receive out of the assets an amount equal to the Stated Value of $2.1693 per share, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due (the preferred liquidation preference), for each share of Series A-1 Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities.

Conversion – Each share of Series A-1 Preferred Stock shall be convertible, at any time and from time to time from and after the original issue date at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series A-1 Preferred Stock by the conversion price, $2.1693 per share. The conversion price would be reduced if the Company issues common stock at a price lower than the conversion price, or issues an instrument granting the holder rights to purchase common stock at a price lower than the conversion price. Upon the closing of the Going Public Transaction all outstanding shares of Series A-1 Preferred Stock shall automatically be converted into that number of shares of common stock, subject to a beneficial ownership limitation of 9.99%, determined by dividing the stated value of such share of Series A-1 Preferred Stock by the conversion price.

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Redemption – The Company shall redeem all of the outstanding shares of Series A-1 Preferred Stock if the Company has not completed the Going Public Transaction by July 26, 2022. The Company would be required to redeem at the aggregate stated value, plus accrued but unpaid dividends, all liquidated damages. Interest shall accrue at the lesser of 12% per annum or the maximum rate permitted by applicable law until the amount is paid in full.

On July 26, 2021, the Company’s board authorized the establishment and designation of 2,765,824 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) at $0.01 par value.

Terms of the Series B Preferred Stock are as follows:

Voting – Series B Preferred Stock shall have no voting rights, however, without the affirmative vote of the majority of the outstanding shares of Series B Preferred Stock, the Company cannot (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) authorize or create any class of stock ranking in priority to as to dividends, redemption or distribution of assets upon a liquidation, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Series B Preferred Stock, or (e) enter into any agreement with respect to any of the above.

Dividends – Holders of each share of Series B Preferred Stock shall be entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the issuance of such share of Series B Preferred Stock and on each conversion date in cash, or at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of common stock, or a combination thereof.

Liquidation – Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, Series B Preferred Stock holders shall be entitled to receive out of the assets an amount equal to the Stated Value of $2.1693 per share, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due (the preferred liquidation preference), for each share of Series B Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities.

Conversion – Each share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after the original issue date at the option of the holder, into that number of shares of common stock determined by dividing the stated value of such share of Series B Preferred Stock by the conversion price, $2.1693 per share. The conversion price would be reduced if the Company issues common stock at a price lower than the conversion price, or issues an instrument granting the holder rights to purchase common stock at a price lower than the conversion price. Upon the closing of the Going Public Transaction all outstanding shares of Series B Preferred Stock shall automatically be converted into that number of shares of common stock, subject to a beneficial ownership limitation of 9.99%, determined by dividing the stated value of such share of Series B Preferred Stock by the conversion price.

Redemption – The Company shall redeem all of the outstanding shares of Series B Preferred Stock if the Company has not completed the Going Public Transaction by July 26, 2022. The Company would be required to redeem at the aggregate stated value, plus accrued but unpaid dividends, all liquidated

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

damages. Interest shall accrue at the lesser of 12% per annum or the maximum rate permitted by applicable law until the amount is paid in full.

Note 5 - Warrants

On February 1, 2021, the Company issued a common stock purchase warrant (“warrant”) in exchange for advisory services, which gives the holder the right to purchase up to 636,867 shares of the Company’s common stock.

The terms of the warrant are as follows:

Voting and Dividends – This warrant does not entitle the holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise of the warrant.

Exercisability and Termination Dates – The warrant will vest and become exercisable by the holder immediately prior to the Going Public Transaction. If the Going Public Transaction does not occur by August 1, 2022, the warrant will terminate and shall no longer be exercisable by the holder. In the instance that a Going Public Transaction is consummated prior to the initial termination date, the warrant shall be vested, fully exercisable and the termination date shall be extended 5 years from the exercisability date.

Exercise Price – The exercise price per share of common stock under this warrant shall be $0.01.

The warrant is in the scope of ASC 718, Compensation – Stock Compensation, as a share-based payment issued to nonemployees in exchange for services. Compensation costs for a nonemployee share-based payment award with a performance condition, such as the Going Public Transaction, is recognized when the performance condition becomes probable of occurrence, which in the Company’s case will be when the Going Public Transaction is completed. The warrant’s grant date fair value of $2,001,677 will be recognized upon the completion of the Going Public Transaction using a Black Scholes option-pricing model with the following assumptions:

Fair value of common stock on grant date	$2.36
Exercise price	$0.01
Expected volatility	58.2%
Expected dividends	0.0%
Expected term (in years)	5.00
Risk-free rate	0.42%

The Company’s underlying stock was not publicly traded on the issuance date of the warrant but its fair value was estimated using a straight-line calculation, with the benefit of hindsight, between the fair values determined as of December 31, 2020 and July 26, 2021 of $0.63 per share and $6.80 per share, respectively. The Company’s underlying stock fair value was determined on December 31, 2020 using recent equity financings and on July 26, 2021 using the Company’s publicly traded share price. We determined that the straight-line calculation provides the most reasonable basis for the valuation of the warrant issued on February 1, 2021, because we did not identify any single event that occurred during this interim period that would have caused a material change in value.

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company estimates the volatility of its underlying stock by using an average of the calculated historical volatility of a group of comparable publicly traded stock. The expected dividend yield is calculated using historical dividend amounts and the stock price at the warrant issuance date. The risk-free rate is based on the United States Treasury yield curve in effect at the time of the grant. The expected term is estimated based on contractual terms.

Note 6 - Fair Value

In accordance with fair value accounting guidance, the Company determines fair value based on the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The inputs used to measure fair value are classified into the following hierarchy:

Level 1: Unadjusted quoted prices in active markets for identical instruments that are accessible as of the measurement date

Level 2: Other significant pricing inputs that are either directly or indirectly observable

Level 3: Significant unobservable pricing inputs, which result in the use of management’s own assumptions

The liability below was measured at fair value during the period ended using the market approach.

	June 30, 2021	December 31, 2020	Fair Value Hierarchy

Commitment Fee	$19,428,927	$577,000	Level 3

Assumptions Used in Determining Fair Value of the Commitment Fee

The commitment fee, which requires the Company to sell to the current Series A Preferred Stock shareholder 2,765,824 shares of Series B Preferred Stock for $6,000,000 and to issue Series A-1 Preferred Stock equal to the greater of either 15% of the aggregate of the First and Second Tranche or 3% of the Company’s issued and outstanding capital immediately following the Second Tranche (collectively, the commitment fee and second tranche), may require the Company to transfer a variable number of shares outside of its control and is classified as a liability. Liability-classified instruments are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified, or otherwise settled. The Company utilizes a Monte Carlo simulation to value the commitment fee. The Company selected this model as it believes it is reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the commitment fee. Such assumptions include, among other inputs, stock price volatility, risk-free rate, probability of completing a Going Public Transaction, conversion price of the preferred stock and the underlying stock price. The Company’s underlying stock fair value was determined using a straight-line calculation, consistent with the method described in Note 5. The change in the commitment fee was $18,851,927 for the six months ended June 30, 2021 and is recorded in commitment fee expense in the condensed consolidated statement of operations.

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Significant inputs and assumptions used in the valuation model as of June 30, 2021 are as follows:

Probability of a Going Public Transaction	90.0%
Volatility	50.6%
Stock price of public company at the time of measurement	$6.14
Date of a Going Public Transaction	July 31, 2021
Pro-forma common shares outstanding at Going Public Transaction date	23,366,319

Significant inputs and assumptions used in the valuation model as of December 31, 2020 are as follows:

Probability of a Going Public Transaction	50.0%
Volatility	58.5%
Stock price of public company at the time of measurement	$0.63
Date of a Going Public Transaction	April 30, 2021
Pro-forma common shares outstanding at Going Public Transaction date	52,077,000

Note 7 - Operating Segments

The Company has two reportable segments: Sports Gaming Client Services and Affiliate Marketing Services. The Sports Gaming Client Services segment collects information on potential sports bettors, connects them with contextual sports betting content, and converts them to paying sports betting customers in exchange for either a pre-negotiated share of a sportsbook operators’ revenue, or a fixed fee from such operators. In addition, the Company provides sports betting data (e.g., betting lines) to sports media publishers in exchange for a fixed fee. The Affiliate Marketing Client Services segment provides its clients with development, hosting, operations, maintenance, and service of free-to-play games and contests. These relationships can be either software-as-a-service, or SaaS, arrangements, that are hosted by SharpLink and accessed through its clients’ websites or other electronic media; or software licenses that allow the client to take the software on premise.

Any intercompany revenues or expenses are eliminated in consolidation. All of the Company’s operating revenues and expenses, other than those excluded from Adjusted EBITDA as detailed below, are allocated to the Company’s reportable segments. The Company defines and calculates Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense (benefit), and depreciation and amortization, and further adjusted for stock compensation expense, commitment fee expense and transaction and financing expenses, as described in the reconciliation below.

A measure of segment assets and liabilities has not been currently provided to the Company’s CODMs and is therefore not presented below.

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Summarized financial information for the Company’s reportable segments for the six months ended June 30, 2021 is shown below:

	Sports Gaming	Affiliate
	Client Services	Marketing Services	Total

Revenue	$1,528,425	$103,541	$1,631,966

Adjusted EBITDA	124,389	(1,324,804)	(1,200,415)

Adjusted for
Stock compensation expense	17,073	46,160	63,233
Transaction and financing expenses	—	883,990	883,990
Commitment fee expense	—	18,851,927	18,851,927
Depreciation and amortization	46,734	48,147	94,881
Interest income	—	(5,862)	(5,862)
Interest expense	—	—	—
Income tax provision	—	700	700

Net income (loss) attributable to common shareholders	$60,582	$(21,149,866)	$(21,089,284)

Summarized financial information for the Company’s reportable segments for the six months ended June 30, 2020 is shown below:

	Sports Gaming	Affiliate
	Client Services	Marketing Services	Total

Revenue	$1,349,825	$—	$1,349,825

Adjusted EBITDA	203,897	(403,004)	(199,107)

Adjusted for
Stock compensation expense	—	—	—
Transaction and financing expenses	—	—	—
Commitment fee expense	—	—	—
Depreciation and amortization	47,357	1,336	48,693
Interest income	—	(13,734)	(13,734)
Interest expense	—	1,375	1,375
Income tax provision	—	150	150

Net income (loss) attributable to common shareholders	$156,540	$(392,131)	$(235,591)

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company’s Sports Gaming Client Services segment derives a significant portion of its revenues from several large customers. The table below presents the percentage of consolidated revenues derived from the Sports Gaming Client Services segment:

	Six months ended June 30
	2021	2020

Customer A	37%	30%
Customer B	24%	19%
Customer C	12%	11%
Customer D	*	11%

* Revenue from customer was less than 10% for the six months ended June 30, 2021

There was $440,780 and $316,302 due from these customers at June 30, 2021 and December 31, 2020, respectively.

Note 8 - Revenue Recognition

Revenue Recognition

The Company enters into contracts for the development, hosting, operations, maintenance, and service of games and contests that are hosted by the Company and accessed through the customer’s website or other electronic media. This generally results in revenue from developing, hosting, and maintaining software for customers (cloud-hosted SaaS) or licensing revenue for the development of software.

The Company follows a five-step model to assess each sale to a customer; identify the legally binding contract, identify the performance obligations, determine the transaction price, allocate the transaction price, and determine whether revenue will be recognized at a point in time or over time.

Revenue is recognized upon transfer of control of promised products or services (i.e., performance obligations) to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services. The Company’s performance obligations are satisfied either over time (for cloud-hosted SaaS) or at a point in time (for software licenses).

Other items relating to charges collected from customers include reimbursable expenses. Charges collected from customers as part of the Company’s sales transactions are included in revenues and the associated costs are included in cost of revenues.

Nature of Products and Services

Software License

The Company’s software license allows the customer to take the software on premise. Electronic transfer of software licenses are recognized upon transfer of control, which is considered to occur when it is provided to the customer, resulting in revenue being recognized after the software has been delivered. Payments are due 30 days after being invoiced.

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Software as-a-Service (“Saas”)

SaaS arrangements are highly integrated services of development and hosting that grant customers the right to access the software. Updates are generally made available throughout the entire term of the arrangement, which is generally the length of a league season or a single event period. The Company provides a stand-ready obligation that includes an online library and technical support resources in these SaaS arrangements, which constitute a single, combined performance obligation, and revenue is recognized over the term of the service. Invoicing generally reflects two milestone payment terms.

Revenues by Category

The Company combines its revenue into two categories, as follows:

	Six months ended June 30
	2021	2020
Software license	$—	$90,600
Software-as-a-service and other	1,631,966	1,259,225

	$1,631,966	$1,349,825

Contract Balances

The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in contract advanced billings on the Company’s consolidated balance sheet. The Company has an enforceable right to payment upon invoicing and records deferred revenue when revenue is recognized subsequent to invoicing. The Company recognizes unbilled revenue when revenue is recognized prior to invoicing.

The Company recognizes contract assets related to direct costs incurred to fulfill the contracts. These costs are primarily labor costs associated with the development of the software. The Company defers these costs and amortizes labor costs into cost of revenue over the period revenue is recognized.

The activity in contract assets as of June 30, 2021 and December 31, 2020 are as follows:

Balance as of December 31, 2020	$275,337

Labor costs expensed	(392,321)
Labor costs deferred	207,576

Balance as of June 30, 2021	$90,592

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company’s assets and liabilities related to its contracts with customers were as follows:

	June 30	December 31
	2021	2020

Accounts receivable	$368,371	$324,302
Unbilled revenue (reported in accounts receivable)	131,178	31,610
Contract assets	90,592	275,337
Deferred revenue	(120,611)	(406,508)

During the six months ended June 30, 2021, the Company recognized all revenue that was included in deferred revenue at the beginning of the period. All other activity in deferred revenue is due to the timing of invoices in relation to the timing of revenue.

Contracted but unsatisfied performance obligations were approximately $2,371,619 as of June 30, 2021, of which the Company expects to recognize in revenue over the next 12 months. During the six months endedJune 30, 2021 and 2020, no revenue was recognized from performance obligations satisfied in previous periods.

Note 9 - Income Taxes

On a quarterly basis, we estimate our annual effective tax rate and record a quarterly income tax provision based on the anticipated rate. As the year progresses, we refine our estimate based on the facts and circumstances, including discrete events, by each tax jurisdiction. The effective tax rate for the six months ended June 30, 2021 and 2020 was (0.0)% and (0.1)%, respectively.

Note 10 - Net Loss Per Share

Basic net loss per share is calculated by dividing net loss available to common stockholders adjusted for preferred stock discount accretion and dividends accrued on preferred stock by the weighted-average number of common shares outstanding during the period excluding the effects of any potentially dilutive securities. Diluted net loss per share is computed similar to basic loss per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued if such additional common shares were dilutive. Since the Company had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded, as their effect would be anti-dilutive.

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The calculation of loss per share and weighted-average shares of the Company’s common stock outstanding for the periods presented are as follows:

	Six months ended June 30
	2021	2020

Net loss	$(21,089,284)	$(235,441)
Less: discount accretion on preferred stock	(326,530)	—
Less: dividends accrued on preferred stock	(79,160)	—

Net loss available to common shareholders	$(21,494,974)	$(235,441)

Basic and diluted weighted-average shares outstanding	8,061,772	8,049,309

Basic and diluted net loss per share	$(2.67)	$(0.03)

The 4,061,141 shares issued at the time of the common control merger on November 1, 2020 have been treated as outstanding for all of 2020. The redeemable convertible preferred stock is a participating security, whereby if a dividend is declared to the holders of shares of common stock, the holders of preferred stock would participate to the same extent as if they had converted the preferred stock to common stock.

For the periods presented, the following securities were not required to be included in the computation of diluted shares outstanding:

	June 30, 2021	June 30, 2020

Stock options	360,000	15,000
Preferred stock	940,405	—
Warrant	636,867	—
Prepaid stock issuance	—	275,000
Total	1,937,272	290,000

Note 11 - Related Party Transactions

The Company has a banking relationship with Platinum Bank (Platinum), which is considered a related party due to a board member of Platinum also serving on the board of directors for the Parent and owns common stock in both the Parent and the Company. As of June 30, 2021 and December 31, 2020, the Company had related party cash balances of $411,614 and $2,585,180, respectively.

The Company uses Hays Companies (“Hays”) for all of its insurance brokerage needs. Hays is considered a related party as an executive of Hays own common stock in the Company and serves on the board of directors for the Company. The Company paid $12,603 and $9,165 for the six months ended June 30, 2021 and 2020, respectively, for insurance coverage brokered by Hays.

The Company leases office space in Canton, Connecticut from CJEM, LLC (CJEM), which is owned by an executive of the Company. The Company paid rent expense of $19,200, in each of the six months ended June 30, 2021 and 2020 related to this lease.

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company is majority owned by SportsHub Games Network (“Parent”). The Parent has historically paid direct expenses incurred by the Company’s subsidiary, STI, which includes salaries and related expense for the employees of STI. The Parent collects cash on behalf of the STI’s revenue generating activities. The excess of revenue collected by the Parent over the expenses paid by the Parent is recorded as a distribution to the Parent. Distribution per share has been excluded from disclosure within the condensed consolidated statement of stockholders’ equity as only the Parent received the distribution. The Company has generated a payable to the Parent for expenses paid on behalf of STI in excess of cash collected by the Parent on behalf of STI’s revenue generating activities, which is recorded in Due to Parent in the condensed consolidated balance sheet.

In June 2020, an investor contributed $550,000 to the Company in exchange for a convertible promissory note (“note”) to purchase common stock and joined the Company in an executive role. The note had a voluntary conversion feature into common stock during the term of the note and a mandatory conversion feature at maturity, June 30, 2021. The voluntary and mandatory conversion features converted the note into common stock at a price of $2.00 per share. The executive contributed an additional $200,000 in October 2020 in exchange a convertible promissory note to purchase common stock with the same terms. In November 2020 the executive resigned from the Company and the Company repaid the investor $750,000, which represents the total investment. Proceeds received from the issuance of the notes were recorded as prepaid stock purchases in Additional Paid-In Capital. The repayment of the notes was recorded as reduction to Additional Paid-In Capital.

Note 12 - Subsequent Events

On July 26, 2021, the Company completed its merger with Mer Telemanagement Solutions Ltd. (the “merger”), which changed its name to SharpLink Gaming Ltd. (the “combined company”) and commenced trading on NASDAQ under the ticker symbol “SBET”. As of the date of the merger, the SharpLink, Inc. and Subsidiary shareholders own approximately 86% of the capital stock of the combined company, on a fully-diluted, as-converted basis. Such percentage includes a stock option pool equal to 10% of the capital stock of the Company, on a fully-diluted, as-converted basis, immediately following the merger.

Immediately prior to the merger, the outstanding shares of the Company’s Series A Preferred Stock were exchanged for 1,230,956 shares of Series A-1 Preferred Stock in the combined company and the warrant vested and became fully exercisable into 850,330 ordinary shares of the combined company. Additionally, the holder of the Series A Preferred Stock received 700,989 Series A-1 Preferred Stock in the combined company to settle the commitment fee and 3,692,862 shares of Series B Preferred Stock in the combined company in exchange for $6,000,000 to settle the second tranche commitment. Subsequent to the merger, the holder of the Series A-1 Preferred Stock and Series B Preferred Stock converted 1,931,945 and 3,568,055 shares, respectively, to ordinary shares of the combined company, each at a 1:1 ratio.

In connection with the merger, the combined company adopted the 2021 Equity Incentive Plan (the “2021 plan”) and reserved 2,336,632 ordinary shares of the combined company for issuance. Since the date of the merger, the combined company granted 1,329,500 stock options under the 2021 plan. The combined company’s unrecognized compensation costs related to the 2021 plan grants is $3,275,470, of which $1,246,324 will be recognized in the year ended December 31, 2021.

On November 16, 2021, the combined company entered into a securities purchase agreement with an existing institutional investor pursuant to which the combined company agreed to issue and sell, in a registered direct offering (the “offering”), an aggregate of 1,413,075 of the combined company’s ordinary shares at an offering

SharpLink, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

(Unaudited)

price of $3.75 per share. In addition, the combined company sold to the same investor certain prefunded ordinary share purchase warrants (“prefunded warrants”) to purchase 1,253,592 ordinary shares. The prefunded warrants were sold at an offering price of $3.74 per warrant share and are exercisable at a price of $0.01 per share. Subject to limited exceptions, a holder of a prefunded warrant will not have the right to exercise any portion of such warrant if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of ordinary shares of the combined company outstanding immediately after giving effect to such exercise (“beneficial ownership limitation”). The aggregate net proceeds from the sale of the ordinary shares and prefunded warrants, after deducting offering expenses, was $9.9 million.

In a concurrent private placement, the combined company agreed to issue to the same institutional investor, for each ordinary share and prefunded warrant purchased in the offering, an additional ordinary share purchase warrant (“regular warrants”), each to purchase one ordinary share of the combined company. The regular warrants are initially exercisable six months following issuance and terminate four years following issuance. The regular warrants have an exercise price of $4.50 per share and are exercisable to purchase an aggregate of 2,666,667 ordinary shares of the combined company. The regular warrants also provide for an identical beneficial ownership limitation as contained in the prefunded warrants.

On December 31, 2021, the combined company entered into an Asset Purchase Agreement with FourCubed Acquisition Company, LLC, FourCubed Management, LLC (collectively, “FourCubed”) and its principal shareholder (“Seller”). The combined company acquired the intellectual property and other specified assets of FourCubed. In consideration for the purchase of the acquired assets, the combined company agreed to deliver: (i) at closing, a cash payment of $5,950,000; (ii) effective as of the closing, 606,114 ordinary shares of the combined company; (iii) within 45 days subsequent to closing, a cash payment of $300,000; and (iv) an amount of $250,000 that will be retained by the combined company for indemnity purposes and will be released 180 days after closing if no indemnity claims are made within that period. Additionally, subsequent to closing, the combined company agreed to issue and deliver up to an additional 587,747 ordinary shares of the combined company (“Earnout Shares”). The combined company’s obligation to issue and deliver the Earnout Shares is subject to the achievement of certain milestones relating to the development of the Seller’s technologies and revenue and gross margin targets, as described in the Asset Purchase Agreement.

FourCubed Management, LLC and Subsidiaries

Consolidated Financial Statements

December 31, 2020 and 2019

FourCubed Management, LLC and Subsidiaries

Independent Auditor’s Report

The Members

FourCubed Management, LLC and Subsidiaries
Minneapolis, Minnesota

We have audited the accompanying consolidated financial statements of FourCubed Management, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of FourCubed Management, LLC and Subsidiaries as of December 31, 2020 and 2019 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Minneapolis, Minnesota
December 30, 2021

FourCubed Management, LLC and Subsidiaries

Consolidated Balance Sheets
 As of December 31, 2020 and 2019

	2020	2019
Assets
Current assets
Cash and cash equivalents	$1,186,219	$742,224
Accounts receivable, net	518,931	440,350
Total current assets	1,705,150	1,182,574

Noncurrent deferred tax asset	5,500	25,500

Total assets	$1,710,650	$1,208,074

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$703,792	$400,103
Income taxes payable	—	11,137
Accrued expenses	15,394	12,998
Total current liabilities	719,186	424,238

Long-term debt	39,184	—
Total liabilities	758,370	424,238

Members’ equity	952,280	783,836

Total liabilities and members’ equity	$1,710,650	$1,208,074

See notes to consolidated financial statements.

FourCubed Management, LLC and Subsidiaries

Consolidated Statements of Operations
Years Ended December 31, 2020 and 2019

	2020	2019
Net sales	$6,586,560	$5,618,385
Cost of goods sold	5,090,760	4,355,719
Gross profit	1,495,800	1,262,666
Operating expenses
Selling	132,441	57,159
General and administrative	603,765	737,282
Total operating expenses	736,206	794,441
Income from operations	759,594	468,225
Other income (expense) Other income	79,900	169
Other expense	(650)	(33,108)
Total other income (expense), net	79,250	(32,939)
Net income before income taxes	838,844	435,286
Income tax expense	63,872	120,006
Net income	$774,972	$315,280

See notes to consolidated financial statements.

FourCubed Management, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity
Years Ended December 31, 2020 and 2019

Members’ Equity

Balance - December 31, 2018	$752,342
Net income	315,280
Member distributions	(283,786)
Balance - December 31, 2019	783,836
Net income	774,972
Member distributions	(606,528)
Balance - December 31, 2020	$952,280

See notes to consolidated financial statements.

FourCubed Management, LLC and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2020 and 2019

	2020	2019
Cash Flows - Operating Activities
Net income	$774,972	$315,280
Adjustments to reconcile net income to net cash flows - operating activities

Deferred tax assets	20,000	(12,000)
Changes in operating assets and liabilities
Accounts receivable, net	(78,581)	155,338
Prepaid expenses	—	4,949
Accounts payable	303,689	(348,861)
Income taxes payable	(11,137)	(59,026)
Accrued expenses	2,396	(2,066)
Total adjustments	236,367	(261,666)
Net cash flows - operating activities	1,011,339	53,614

Cash Flows - Investing Activities

Proceeds from sale of digital assets	—	23,082
Net cash flows - investing activities	—	23,082

Cash Flows - Financing Activities
Proceeds from long-term debt	39,184	—
Distributions	(606,528)	(283,786)
Net cash flows - financing activities	(567,344)	(283,786)

Net change in cash and cash equivalents	443,995	(207,090)

Cash and Cash Equivalents
Beginning of year	742,224	949,314

End of year	$1,186,219	$742,224

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$55,009	$191,032

See notes to consolidated financial statements.

FourCubed Management, LLC and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1 – BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

FourCubed Management, LLC (“FCM”) and subsidiaries (together referred to as “the Company”) operate as an advertising agency in the online gaming industry, which is primarily a pay-for-performance and incentive-based industry. The Company markets to international gaming operators and international online marketers. Online gaming operators and marketers partner with the Company to drive traffic to their websites through advertisements of incentive-based offers.

FCM is a limited liability company registered in the state of Minnesota. The members of the Company have limited liability under Minnesota law.

Trendfront Marketing International Limited is based in Malta and CCRTL, LLC is based in Nevis.

6t4 Company (6t4) is a Minnesota based S-Corporation that operates as the management company for the Company.

Principles of Consolidation

The consolidated financial statements represent the consolidated balances of FCM and its wholly-owned subsidiaries, Trendfront Marketing International Limited and CCRTL, LLC. The consolidated financial statements also include the activities of 6t4, as it was determined to be a variable interest entity. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purpose of the consolidated statements of cash flows, the Company considers cash in financial institutions and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents. The Company had no cash equivalents at December 31, 2020 and 2019. The Company has cash in various financial institutions and electronic wallets. Certain cash balances may exceed balances subject to insured limits. As of December 31, 2020 and 2019, uninsured cash balances were approximately $800,000 and $345,000, respectively.

Digital Assets

The Company accepts cryptocurrency as a form of payment from its customers. The Company may experience gains or losses on cryptocurrency transactions. The Company did not have any cryptocurrency at December 31, 2020 and 2019.

FourCubed Management, LLC and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1 – BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable, Net

The Company grants credit to its customers in the normal course of business and expects to receive payments within 30 days of invoice. Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. The Company evaluates its need for an allowance for doubtful accounts by performing a review of outstanding receivables, historical collection information, and existing economic conditions. Individual accounts are charged against the allowance when collection efforts have been exhausted. The allowance for doubtful accounts was approximately $20,000 and $89,000 at December 31, 2020, and 2019, respectively.

Paycheck Protection Program Loan

During 2020, the Company applied for and obtained a forgivable loan under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The loan was subject to forgiveness if during a specified period after the loan origination, the company maintains the same number of employees, did not reduce salaries more than 25%, and uses the proceeds on eligible expenses including payroll, benefits, rents, and utilities. The Company has elected to account for the loan as debt as of December 31, 2020 and will record the loan as other income once it is forgiven.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Revenue Recognition from Contracts with Customers. Generally, the Company earns advertising commissions from online gambling sites, for connecting players/gamblers to the sites and subsequent commissions are paid to the Company based on revenue sharing arrangements with the gambling site. The Company has one performance obligation, to make the connection between the online gambling site and the player/gambler. Subsequently, the Company has the right to future earnings from the online gambling site, based on that player/gambler’s activities. The Company recognizes revenue as the services are performed, which is when a player/gambler joins an online gambling site and/or when the player/gambler has performed a revenue share activity as identified in the terms of its contract with the online gambling site.

Cost of Sales

The Company may hire third party marketing partners to perform additional advertising services related to its agreements with online gambling sites. Marketing partners have the ability to earn commissions from the Company for providing advertising services. Cost of sales are recorded as the services are performed.

FourCubed Management, LLC and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1 – BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

FCM is an LLC that has elected to be taxed as a C-Corporation. FCM evaluates uncertain tax positions using the “more likely than not” threshold (i.e., a likelihood of occurrence greater than fifty percent). The recognition threshold is met when an entity concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination by the relevant taxing authority. Those tax positions failing to qualify for initial recognition are classified as a gross unrecognized tax benefit until the first interim period in which they meet the more likely than not standard, or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statute of limitations. De-recognition of a tax position that was previously recognized occurs when an entity subsequently determines that a tax position no longer meets the more likely than not threshold of being sustained.

Only the portion of the unrecognized tax benefit that is expected to be paid within one year is classified as a current liability. As a result, liabilities expected to be resolved without the payment of cash (e.g., resolution due to the expiration of the statute of limitations) or are not expected to be paid within one year are not classified as current. It is the Company’s policy to record estimated interest and penalties as income tax expense and tax credits as a reduction in income tax expense.

Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the financial reporting and tax basis of assets and liabilities. Income tax expense is the sum of the tax currently payable and the change in the deferred tax assets and liabilities during the period. Valuation allowances are established when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. FCM evaluates the realizability of its deferred tax assets and the need for a valuation allowance based on all positive and negative evidence.

6t4 has is treated as a pass-through entity for tax purposes. The members report taxable income or loss on their individual tax returns. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements related to 6t4.

Foreign Currency Transaction Gain/Loss

The Company has determined the functional currency of Trendfront Marketing International Limited is the US Dollar. Foreign currency transaction gains and losses are reported in general and administrative expense and other income (expense) in the consolidated statements of operations. The Company recognized foreign currency transaction gains of approximately $80,000 in 2020 of which approximately $76,000 is recorded in other income. The Company recognized foreign currency transaction losses of approximately $32,000 in 2019 of which approximately $7,200 is recorded in other expense.

FourCubed Management, LLC and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 2 – CONCENTRATIONS, RISKS UNCERTAINTIES

Cash in Excess of FDIC Insured Limits

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company has not experienced any losses in such accounts.

Customer Concentrations

During 2020 and 2019, the Company had sales to one customer that represented approximately 92% and 87% of total sales, respectively. Accounts receivable balances due from this same customer represented approximately 88% and 81% of total accounts receivable at December 31, 2020 and 2019, respectively.

Marketing Partner Concentrations

The Company has established relationships with various marketing partners. The loss of a marketing partner could significantly impact the Company’s financial results.

COVID-19 Pandemic

A novel strain of coronavirus (“COVID-19”) was first identified in December 2019, and in March 2020, the World Health Organization categorized COVID-19 as a pandemic. The COVID-19 pandemic affects the Company’s customers, marketing partners, and employees. The ultimate impacts of COVID-19 on the business, results of operations, liquidity and prospects are not fully known at this time. The impact of the COVID-19 outbreak cannot be specifically identified and may result in changes in operations in the future.

NOTE 3 – LONG-TERM DEBT

As part of the Small Business Administration (SBA) Paycheck Protection Program (PPP), the Company received a loan in the amount of $39,184 in 2020. The loan bears interest at 1.00% per annum, however the principal balance of the loan and interest were forgiven subsequent to year end under the terms and conditions of the Coronavirus Aid, Relief, and Economic Security Act. During 2021, the Company recorded the full amount, which was forgiven, as other income when forgiveness was obtained.

FourCubed Management, LLC and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 4 – INCOME TAXES

The provision for income taxes consists of state taxes currently due, and differs from the expected tax provision, computed by applying the federal corporate tax rate, as follows:

	2020	2019

Federal benefit at statutory rate	$28,488	$86,551
State taxes, net of federal benefit	15,384	45,455
Deferred income taxes	20,000	(12,000)

Total provision for income taxes	$63,872	$120,006

Deferred tax assets consist of the following as of December 31, 2020 and 2019:

	2020	2019

Deferred tax asset
Accrued liabilities	$5,500	$25,500

Deferred tax asset	$5,500	$25,500

NOTE 5 – VARIABLE INTEREST ENTITIES

FCM has consolidated activities with 6t4 as it was determined to be a variable interest entity. The carrying amount of assets and liabilities of 6t4 included in the consolidated financial statements are as follows at December 31, 2020 and 2019:

	2020	2019

Current assets	$823,575	$375,834
Long-term assets	—	—

Current liabilities	$(700,746)	$(401,492)
Long-term liabilities	(39,184)	—

NOTE 6 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 30, 2021, the date which the consolidated financial statements were available for issue, noting the following:

The Company obtained forgiveness of its PPP loan. Refer to Note 3 for further information.

FourCubed Management, LLC and Subsidiaries

Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and
For the Six Months Ended

June 30, 2021 and 2020

FourCubed Management, LLC and Subsidiaries
Table of Contents

Independent Accountant’s Review Report

  The Members

FourCubed Management, LLC and Subsidiaries
Minneapolis, Minnesota

We have reviewed the accompanying consolidated financial statements of FourCubed Management, LLC and Subsidiaries, which comprise the consolidated balance sheets as of June 30, 2021 and December 31, 2020, and the related consolidated statements of operations, changes in members’ equity and cash flows for the six months ended June 30, 2021 and 2020, and the related notes to the consolidated financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the consolidated financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of FourCubed Management, LLC and Subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our review.

Accountant’s Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

Minneapolis, Minnesota
January 17, 2022

FourCubed Management, LLC and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2021 and December 31, 2020

	June 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$622,919	$1,186,219
Accounts receivable, net	475,993	518,931
Total current assets	1,098,912	1,705,150

Noncurrent deferred tax asset	5,500	5,500

Total assets	$1,104,412	$1,710,650

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$731,347	$703,792
Accrued expenses	12,354	15,394
Total current liabilities	743,701	719,186

Long-term debt	—	39,184
Total liabilities	743,701	758,370

Members’ equity	360,711	952,280

Total liabilities and members’ equity	$1,104,412	$1,710,650

See notes to consolidated financial statements.

FourCubed Management, LLC and Subsidiaries
Consolidated Statements of Operations

	Six Months Ended June 30,
	2021	2020
Net sales	$3,093,969	$3,516,533
Cost of goods sold	2,182,215	2,780,579
Gross profit	911,754	735,954
Operating expenses
Selling	220,360	31,840
General and administrative	326,743	373,472
Total operating expenses	547,103	405,312
Income from operations	364,651	330,642
Other income (expense), net	22,047	(21,197)
Net income before income taxes	386,698	309,445
Income tax expense	—	50,351
Net income	$386,698	$259,094

See notes to consolidated financial statements.

 FourCubed Management, LLC and Subsidiaries
Consolidated Statements of Changes in Members’ Equity

Members’ Equity

Balance - January 1, 2020	$783,836
Net income	259,094
Member distributions	(74,625)
Balance - June 30, 2020	$968,305
Balance - January 1, 2021	$952,280
Net income	386,698
Member distributions	(978,267)
Balance - June 30, 2021	$360,711

See notes to consolidated financial statements.

FourCubed Management, LLC and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2021	2020
Cash Flows - Operating Activities
Net income	$386,698	$259,094
Adjustments to reconcile net income to net cash flows - operating activities
Deferred tax assets	—	(7,000)
Gain on extinguishment of debt	(39,184)	—
Changes in operating assets and liabilities
Accounts receivable, net	42,938	(159,912)
Prepaid expenses	—	(1,574)
Accounts payable	27,555	204,208
Income taxes payable	—	12,491
Accrued expenses	(3,040)	(1,046)
Total adjustments	28,269	47,167
Net cash flows - operating activities	414,967	306,261

Cash Flows - Financing Activities
Proceeds from long-term debt	—	39,184
Distributions	(978,267)	(74,625)
Net cash flows - financing activities	(978,267)	(35,441)

Net change in cash and cash equivalents	(563,300)	270,820

Cash and Cash Equivalents
Beginning of period	1,186,219	742,224

End of period	$622,919	$1,013,044

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$43,500

See notes to consolidated financial statements.

 FourCubed Management, LLC and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1 – BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

FourCubed Management, LLC (“FCM”) and subsidiaries (together referred to as “the Company”) operate as an advertising agency in the online gaming industry, which is primarily a pay-for-performance and incentive-based industry. The Company markets to international gaming operators and international online marketers. Online gaming operators and marketers partner with the Company to drive traffic to their websites through advertisements of incentive-based offers.

FCM is a limited liability company registered in the state of Minnesota. The members of the Company have limited liability under Minnesota law.

Trendfront Marketing International Limited is based in Malta and CCRTL, LLC is based in Nevis.

6t4 Company (6t4) is a Minnesota based S-Corporation that operates as the management company for the Company.

Principles of Consolidation

The consolidated financial statements represent the consolidated balances of FCM and its wholly-owned subsidiaries, Trendfront Marketing International Limited and CCRTL, LLC. The consolidated financial statements also include the activities of 6t4, as it was determined to be a variable interest entity. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purpose of the consolidated statements of cash flows, the Company considers cash in financial institutions and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents. The Company had no cash equivalents at June 30, 2021, and December 31, 2020. The Company has cash in various financial institutions and electronic wallets. Certain cash balances may exceed balances subject to insured limits. As of June 30, 2021, and December 31, 2021, uninsured cash balances were approximately $229,000 and $800,000, respectively.

FourCubed Management, LLC and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1 – BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable, Net

The Company grants credit to its customers in the normal course of business and expects to receive payments within 30 days of invoice. Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. The Company evaluates its need for an allowance for doubtful accounts by performing a review of outstanding receivables, historical collection information, and existing economic conditions. Individual accounts are charged against the allowance when collection efforts have been exhausted. The allowance for doubtful accounts was approximately $21,000 and $20,000 at June 30, 2021, and December 31, 2020, respectively.

Paycheck Protection Program Loan

During 2020, the Company applied for and obtained a forgivable loan under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The loan was subject to forgiveness if during a specified period after the loan origination, the company maintains the same number of employees, did not reduce salaries more than 25%, and uses the proceeds on eligible expenses including payroll, benefits, rents, and utilities. The Company has elected to account for the loan as debt as of December 31, 2020, and recorded the loan as other income once it was forgiven in 2021. The Company must retain all records relating to the loan for six years from the date of forgiveness and must permit authorized representatives from the SBA, including representatives of its Office of Inspector General, to access such files upon request.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Revenue Recognition from Contracts with Customers. Generally, the Company earns advertising commissions from online gambling sites, for connecting players/gamblers to the sites and subsequent commissions are paid to the Company based on revenue sharing arrangements with the gambling site. The Company has one performance obligation, to make the connection between the online gambling site and the player/gambler. Subsequently, the Company has the right to future earnings from the online gambling site, based on that player/gambler’s activities. The Company recognizes revenue as the services are performed, which is when a player/gambler joins an online gambling site and/or when the player/gambler has performed a revenue share activity as identified in the terms of its contract with the online gambling site.

Cost of Sales

The Company may hire third party marketing partners to perform additional advertising services related to its agreements with online gambling sites. Marketing partners have the ability to earn commissions from the Company for providing advertising services. Cost of sales are recorded as the services are performed.

FourCubed Management, LLC and Subsidiaries

 Notes to Consolidated Financial Statements

NOTE 1 – BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

FCM is an LLC that has elected to be taxed as a C-Corporation. FCM evaluates uncertain tax positions using the “more likely than not” threshold (i.e., a likelihood of occurrence greater than fifty percent). The recognition threshold is met when an entity concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination by the relevant taxing authority. Those tax positions failing to qualify for initial recognition are classified as a gross unrecognized tax benefit until the first interim period in which they meet the more likely than not standard, or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statute of limitations. De-recognition of a tax position that was previously recognized occurs when an entity subsequently determines that a tax position no longer meets the more likely than not threshold of being sustained.

Only the portion of the unrecognized tax benefit that is expected to be paid within one year is classified as a current liability. As a result, liabilities expected to be resolved without the payment of cash (e.g., resolution due to the expiration of the statute of limitations) or are not expected to be paid within one year are not classified as current. It is the Company’s policy to record estimated interest and penalties as income tax expense and tax credits as a reduction in income tax expense.

Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the financial reporting and tax basis of assets and liabilities. Income tax expense is the sum of the tax currently payable and the change in the deferred tax assets and liabilities during the period. Valuation allowances are established when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. FCM evaluates the realizability of its deferred tax assets and the need for a valuation allowance based on all positive and negative evidence.

6t4 is treated as a pass-through entity for tax purposes. The members report taxable income or loss on their individual tax returns. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements related to 6t4.

Foreign Currency Transaction Gain/Loss

The Company has determined the functional currency of Trendfront Marketing International Limited is the US Dollar. Foreign currency transaction gains and losses are reported in general and administrative expense and other income (expense) in the consolidated statements of operations. The Company recognized foreign currency transaction losses of approximately $17,000 during the six months ended June 30, 2021, of which approximately $31,000 is recorded in other income and a gain of approximately $14,000 is recorded in general and administrative expenses. The Company recognized foreign currency transaction losses of approximately $18,000 during the six months ended June 30, 2020, of which approximately $13,500 is recorded in other expense and approximately $4,500 is recorded in general and administrative expenses.

FourCubed Management, LLC and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 2 – CONCENTRATIONS, RISKS UNCERTAINTIES

Cash in Excess of FDIC Insured Limits

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company has not experienced any losses in such accounts.

Customer Concentrations

During the six months ended June 30, 2021 and 2020, the Company had sales to one customer that represented approximately 86% and 87% of total sales, respectively. Accounts receivable balances due from this same customer represented approximately 72% and 88% of total accounts receivable at June 30, 2021, and December 31, 2020, respectively. In addition, one additional customer accounts receivable balance represented 12% of total accounts receivable at June 30, 2021. The customer did not have a significant accounts receivable balance at December 31, 2020.

Marketing Partner Concentrations

The Company has established relationships with various marketing partners. The loss of a marketing partner could significantly impact the Company’s financial results.

COVID-19 Pandemic

A novel strain of coronavirus (“COVID-19”) was first identified in December 2019, and in March 2020, the World Health Organization categorized COVID-19 as a pandemic. The COVID-19 pandemic affects the Company’s customers, marketing partners, and employees. The ultimate impacts of COVID-19 on the business, results of operations, liquidity and prospects are not fully known at this time. The impact of the COVID-19 outbreak cannot be specifically identified and may result in changes in operations in the future.

NOTE 3 – LONG-TERM DEBT

As part of the Small Business Administration (SBA) Paycheck Protection Program (PPP), the Company received a loan in the amount of $39,184 in 2020. The loan bears interest at 1.00% per annum, however the principal balance of the loan and interest were forgiven subsequent to year end under the terms and conditions of the Coronavirus Aid, Relief, and Economic Security Act. During the six months ended June 30, 2021, the full amount was forgiven and recorded as other income.

The Company must retain all records relating to the loan for six years from the date of forgiveness and must permit authorized representatives from the SBA, including representatives of its Office of Inspector General, to access such files upon request.

FourCubed Management, LLC and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 4 – INCOME TAXES

The provision for income taxes consists of state taxes currently due, and differs from the expected tax provision, computed by applying the federal corporate tax rate, as follows:

	Six Months Ended June 30,
	2021	2020

Federal benefit at statutory rate	$—	$36,000
State taxes, net of federal benefit	—	21,351
Deferred income taxes	—	(7,000)

Total provision for income taxes	$—	$50,351

Deferred tax assets consist of the following as of:

	June 30, 2021	December 31, 2020

Deferred tax asset
Accrued liabilities	$5,500	$5,500

Deferred tax asset	$5,500	$5,500

NOTE 5 – VARIABLE INTEREST ENTITIES

FCM has consolidated activities with 6t4 as it was determined to be a variable interest entity. The carrying amount of assets and liabilities of 6t4 included in the consolidated financial statements are as follows at:

	June 30, 2021	December 31, 2020

Current assets	$195,566	$823,575
Long-term assets	—	—

Current liabilities	$(703,493)	$(700,746)
Long-term liabilities	—	(39,184)

NOTE 6 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through January 17, 2022, the date which the consolidated financial statements were available to be issued.

Subsequent to June 30, 2021, Trendfront Marketing International Limited was acquired by a third party.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020

IN U.S. DOLLARS

- - - - - - - - - -

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

MER TELEMANAGEMENT SOLUTIONS LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mer Telemanagement Solutions Ltd. ("the Company") and its subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1c to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 1c. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment Assessment

Description of the Matter
At December 31, 2020, the Company’s goodwill balance was $1,502 thousand. As discussed in Note 2(j) to the consolidated financial statements, the Company recognized a goodwill impairment charge of $1,723 thousand for the year ended December 31, 2020 as a result of an interim goodwill impairment assessment performed during the third quarter and the annual impairment assessment performed during the fourth quarter of fiscal 2020. Goodwill is subject to annual testing for impairment each October 1st, or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. If the carrying value of the reporting unit, including goodwill exceeds the fair value of the reporting unit an impairment charge is recorded equal to the excess, but not more than the total amount of goodwill allocated to the reporting unit. Management determines the fair value of the reporting unit using the income approach. The income approach is based on a discounted cash flow model. The discounted cash flow model requires the exercise of significant judgment, including judgments and assumptions about appropriate discount rates and revenue growth.

Auditing management's interim and annual goodwill impairment test of the reporting unit was complex and highly judgmental due to the estimation required by management in determining the fair value of the reporting unit.  In particular, the fair value estimate was sensitive to significant assumptions, such as management’s cash flow projections, including revenue growth operation margin, terminal value and the discount rate, which are affected by expectations about future market or economic conditions

How We Addressed the Matter in Our Audit
To test the Company’s assessment of the good will impairment test, our audit procedures included, among others, evaluating the methodology used and testing the significant assumptions used by the Company in its analysis. We also performed sensitivity analyses of the significant assumptions, assessed the historical accuracy of management’s estimates and projections by comparing them to actual results and obtaining appropriate explanations for the variances; examined management’s support for the current estimates and projections, by comparing them to industry and economic trends, including market participant data. We also involved our valuation specialist to assist in the evaluation of the Company’s valuation methods and certain significant assumptions, including the discount rates.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

We have served as the Company's auditor since 1995.
Tel-Aviv, Israel
May 14, 2021

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2020	2019

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,504	$1,732
Restricted cash	1,003	1,464
Trade receivables (net of allowance for credit losses of $69 and $75, at December 31, 2019 and 2020, respectively)	407	499
Other accounts receivable and prepaid expenses (Note 3)	399	236
Assets of discontinued operations (Note 1b)	178	172

Total current assets	3,491	4,103

NON- CURRENT ASSETS:

Severance pay fund	252	653
Property and equipment, net (Note 4)	35	62
Deferred taxes (Note 7)	171	-
Goodwill	1,502	3,225

Total non-current assets	1,960	3,940

Total assets	$5,451	$8,043

The accompanying notes are an integral part of the consolidated financial statements.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2020	2019

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$114	$149
Deferred revenues	745	962
Accrued expenses and other liabilities (Note 5)	1,769	2,317
Liabilities of discontinued operations (Note 1b)	496	516

Total current liabilities	3,124	3,944

LONG-TERM LIABILITIES:
Accrued severance pay	306	831
Deferred tax liability (Note 7)	-	163

Total long-term liabilities	306	994

COMMITMENTS AND CONTINGENT LIABILITIES (Note 6)

SHAREHOLDERS' EQUITY (Note 9):
Share capital -
Ordinary shares of NIS 0.03 par value: Authorized: 17,000,000 shares at December 31, 2020 and 2019; Issued: 4,426,791 and 3,614,208 shares at December 31, 2020 and 2019, respectively; Outstanding: 4,424,991 and 3,612,408 shares at December 31, 2020 and 2019, respectively	37	30
Preferred Shares of NIS 0.03 par value: Authorized: 3,000,000 shares at December 31, 2020 and 2019; Issued and Outstanding: 1,831,579 and 2,008,772 shares at December 31, 2020 and 2019, respectively	15	16
Additional paid-in capital	31,360	30,635
Treasury shares at cost (1,800 Ordinary shares at December 31, 2020 and 2019)	(29)	(29)
Accumulated deficit	(29,362)	(27,547)

Total shareholders' equity	2,021	3,105

Total liabilities and shareholders' equity	$5,451	$8,043

The accompanying notes are an integral part of the consolidated financial statements.

May 14, 2021	/s/ Chaim Mer	/s/ Roy Hess	/s/ Ofira Bar
Date of approval of the	Chaim Mer	Roy Hess	Ofira Bar
financial statements	Chairman of the board	Chief Executive Officer	Chief Financial Officer and Interim

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Year ended December 31,
	2020	2019	2018
Revenues
Telecom services	$3,383	$4,273	$4,843
Telecom product sales	635	920	1,018

Total revenues	4,018	5,193	5,861

Cost of revenues
Telecom services	1,511	1,486	1,719
Telecom product sales	284	371	430

Total cost of revenues	1,795	1,857	2,149

Gross profit	2,223	3,336	3,712

Operating expenses
Research and development	-	545	825
Selling and marketing	752	817	1,471
General and administrative	1,867	1,890	2,239
Goodwill impairment	1,723	254	-

Total operating expenses	4,342	3,506	4,535

Operating loss	(2,119)	(170)	(823)

Financial income (expense), net	16	(18)	(17)

Loss before taxes on income	(2,103)	(188)	(840)
Taxes on income (tax benefit), net (Note 7)	(325)	4	46

Net loss from continuing operations	(1,778)	(192)	(886)

Income (loss) from discontinued operations	(37)	57	(284)

Net loss	$(1,815)	$(135)	$(1,170)

Net loss per share:
Basic and diluted net loss per share from continuing operations	$(0.29)	$(0.04)	$(0.26)
Basic and diluted net earnings per share from discontinued operations	(0.01)	0.01	(0.08)

Basic and diluted net loss per share	$(0.30)	$(0.03)	$(0.34)

Weighted average number of shares used in computing basic and diluted net loss per share	5,954,795	5,013,374	3,435,161

The accompanying notes are an integral part of the consolidated financial statements.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

U.S. dollars in thousands (except stock and per stock data)

	Share capital		Preferred shares		Additional	Treasury	Accumulated	Total
	Number *	Amount	Number	Amount	paid-in capital	shares	deficit

Balance as of January 1, 2018	3,118,884	25	-	-	28,188	(29)	(26,472)	1,712

Stock-based compensation	-		-	-	90	-	-	90
Issuance of ordinary shares	175,439	2	-	-	186	-	-	188
Issuance of preferred shares			1,315,789	10	1,343			1,353
Effect of adoption of ASC 606		-	-	-	-	-	230	230
Net loss	-	-	-	-	-	-	(1,170)	(1,170)
Balance as of December 31, 2018	3,294,323	27	1,315,789	10	29,807	(29)	(27,412)	2,403
Stock-based compensation	-	-	-	-	47	-	-	47
Issuance of ordinary shares to Vexigo's former shareholders-warrants exercise.	318,085	3	-	-	(3)	-	-	-
Issuance of preferred shares	-	-	692,983	6	784	-	-	790
Net loss	-	-	-	-	-	-	(135)	(135)
Balance as of December 31, 2019	3,612,408	30	2,008,772	16	30,635	(29)	(27,547)	3,105

*) Historical stock information was adjusted to retroactively reflect the one for three Ordinary share reverse split implemented in September 2017.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

U.S. dollars in thousands (except stock and per stock data)

	Share capital		Preferred shares		Additional	Treasury	Accumulated
	Number	Amount	Number	Amount	paid-in capital	shares	deficit	Total
Balance as of January 1, 2020	3,612,408	30	2,008,772	16	30,635	(29)	(27,547)	3,105
Stock-based compensation	-	-	-	-	21	-	-	21
Conversion of preferred shares into ordinary shares	800,000	6	(800,000)	(6)				-
Issuance of ordinary shares to Vexigo’s former shareholders- warrants exercise	12,583	1	-		(1)	-	-	0
Issuance of preferred shares	-	-	622,807	5	705	-	-	710
Net loss	-	-	-	-	-	-	(1,815)	(1,815)
Balance as of December 31, 2020	4,424,991	37	1,831,579	15	31,360	(29)	(29,362)	2,021
The accompanying notes are an integral part of the consolidated financial statements.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2020	2019	2018
Cash flows from operating activities

Net loss	$(1,815)	$(135)	$(1,170)
Income (loss) from discontinued operations	(37)	57	(284)
Net loss from continuing operations	(1,778)	(192)	(886)

Adjustments required to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	32	79	82
Impairment of goodwill	1,723	254	-
Increase (decrease) in deferred tax, net	(334)	(18)	35
Stock-based compensation	21	47	90
Decrease in accrued severance pay, net	(124)	(3)	(36)
Decrease (increase) in trade receivables, net	92	105	(40)
Increase in other accounts receivable and prepaid expenses	(163)	(135)	(27)
Decrease in trade payables	(35)	(15)	(144)
Increase (decrease) in accrued expenses and other liabilities	(548)	(77)	111
Decrease in deferred revenues	(217)	(91)	(461)
Net cash used in operating activities from continuing operations	(1,331)	(46)	(1,276)
Net cash provided by (used in) operating activities from discontinued operations	(63)	(18)	57
Net cash used in operating activity	(1,394)	(64)	(1,219)
Cash flows from investing activities

Purchase of property and equipment	(5)	(60)	(14)
Net cash used in investing activities from continuing operations	(5)	(60)	(14)
Net cash used in investing activities from discontinued operations	-	-	(1)
Net cash used in investing activity	(5)	(60)	(15)

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2020	2019	2018
Cash flows from financing activities

Proceeds from issuance of shares	710	790	1,541
Net cash provided by financing activities from continuing operations	710	790	1,541
Increase (decrease) in cash, cash equivalents and restricted cash	(689)	666	307
Cash, cash equivalents and restricted cash at the beginning of the year	3,196	2,530	2,223
Cash, cash equivalents and restricted cash at the end of the year	$2,507	$3,196	$2,530

Supplemental disclosure of cash flows activities

Cash paid during the year for income taxes	$4	$1	$1

The accompanying notes are an integral part of the consolidated financial statements.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1: GENERAL

a.
Mer Telemanagement Solutions Ltd. (the "Company" or "MTS") was incorporated on December 27, 1995. MTS and its subsidiaries (the "Group") is a worldwide provider of telecom expense management (“TEM”), billing solutions and contact center software.

The Company's wholly-owned subsidiaries in the United States and Hong Kong, MTS IntegraTRAK Inc. and MTS Asia Ltd., act as marketing and customer service organizations in those countries.

The Company's shares are listed for trade on the NASDAQ Capital Market under the symbol "MTSL".

In April 2015, the Company acquired 100% of the outstanding shares of Vexigo, a privately-held Israeli-based software company supporting video advertising over the internet and mobile devices.

During 2018, Vexigo sold its operation to an unaffiliated third party.  The consideration for the sale was $250 receivable in three (3) installments, which were fully paid during 2018 and 2019.

On September 6, 2018, the Company entered into a Securities Purchase Agreement (the "Alpha Capital SPA") with Alpha Capital Anstalt, an institutional investor, for the investment of $1,353 in a newly-created class of convertible preferred shares, and $188 in ordinary shares of the Company. The closing date of the Alpha Capital SPA was on October 31, 2018.

The Alpha Capital SPA includes a greenshoe option for a future investment by Alpha Capital of up to $1.5 million in the newly created preferred shares at the same price per preferred share paid in the initial investment during a period of 18 months following the closing date of the Alpha Capital SPA. In December 2019 and April 2020, the Company and its Board members approved an extension of Alpha’s remaining portion of the greenshoe option by six months until April 30, 2020 and by an additional three-month period until July 31, 2020, respectively. During 2020 and 2019 Alpha Capital fully exercised its greenshoe option and purchased an aggregated number of 1,315,789 convertible preferred shares in consideration of $1,500,000

b.	Discontinued operations:

1.	In March 2009, the Company discontinued the operations of TABS Brazil Ltda. its wholly owned subsidiary in Brazil.

2.	In June 2018, the Company discontinued the operations of Vexigo ltd. a wholly owned subsidiary in Israel, which was then sold to a third party.

The results of the discontinued operations including prior periods' comparable results, assets and liabilities which have been retroactively included in discontinued operations as separate line items in the statements of income and balance sheets are presented below.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1: GENERAL (Cont.)

The summarized results of operations for Vexigo and TABS Brazil Ltd for the years ended December 31, 2018, 2019 and 2020, are as follows:

	Year ended December 31,
	2020	2019	*)2018
Revenue	$-	$301	$794
Cost of revenues	-	255	1,034
Gross profit (loss)	-	46	(240)
Operating expenses (income)	(58)	(9)	310
Operating loss (income)	(58)	(55)	550
Financial income, net	21	2	16
Gain on disposal of the discontinued operations	-	-	250
Total net loss (income) from discontinued operations	$(37)	$(57)	$284

*)	Represent the results of the discontinued operations until their disposal.

The major classes of assets and liabilities that were classified as discontinued operations were:

	December 31,
	2020	2019

Cash and cash equivalents	$176	$170
Property and equipment, net	2	2
Total assets of discontinued operations	178	172

Trade payables	334	337
Accrued expenses and other liabilities	162	179
Total liabilities of discontinued operations	$496	$516

c.	The Company has historically suffered recurring losses from its operating activities.

The Company incurred losses for the years ended December 31, 2019 and 2020, amounting to $ 135 and $ 1,815 and has accumulated deficit of $ 29,362 as of December 31, 2020.

In addition, the Company incurred negative cash flows from continuing operations of $1,331 for the year ended December 31, 2020.

Those factors raise substantial doubt about the Company's ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1: GENERAL (Cont.)

The Company intends to finance operating costs over the next twelve months with existing cash on hand after reducing operating spend if needed. During 2018 - 2020, the Company implemented a substantive cost reduction mainly by employee’s layoff and reduced its lease expenses during the first quarter of 2019 and the second half of 2020. The Company searched for additional sources of financing and on April 15, 2021, the Company entered into a definitive agreement and Plan of Merger (the “Merger Agreement”) with SharpLink, Inc., a company incorporated under the laws of the State of Minnesota and a leading online technology company that works with sports leagues, fantasy sports sites and media companies to connect fans to relevant and timely betting content sourced from its sportsbook partners (“SharpLink”), and New SL Acquisition Corp., a company incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of the Company (“Merger Sub”). The Merger Agreement is subject to the approval of the Company’s shareholders at a meeting of shareholders that is expected to be held in the second quarter of 2021, along with the satisfaction or waiver of other customary conditions. For additional information, see Note 10.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. The consolidated financial statements for the year ended December 31, 2020, do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty to the Company's ability to continue as a going concern.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

a.	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company's management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, the Company's management evaluates estimates, including those related to goodwill, tax assets and liabilities, fair values of stock-based awards, allowance for credit losses. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS`

U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

b.	Financial statements in United States dollars

A majority of the revenues of the Group are denominated in U.S. dollars ("dollar" or "dollars"). The dollar is the primary currency of the economic environment in which the Group operates. Thus, the functional and reporting currency of the Group is the dollar. Accordingly, monetary accounts maintained in currencies other than the dollar are re-measured into dollars in accordance with Accounting Standards Codification ("ASC") No. 830, "Foreign Currency Matters". Changes in currency exchange rates between the Company's functional currency and the currency in which a transaction is denominated are included in the Company's results of operations as finance income (expenses), net in the period in which the currency exchange rates change.

c.	Principles of consolidation

The consolidated financial statements include the accounts of the Group. Intercompany transactions and balances, including profits from intercompany sales not yet realized outside the Group, have been eliminated upon consolidation.

d.	Cash equivalents

Cash equivalents are short-term unrestricted highly liquid investments that are readily convertible to cash with original maturities of three months or less, at acquisition.

e.	Restricted cash

Restricted cash is a deposit account which is held by the Company on behalf of Company's customers.

f.	Property and equipment, net

Property and equipment are measured at cost, including directly attributable costs, less accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

%

Computers and peripheral equipment	33
Office furniture and equipment	3 - 20 (mainly 7)
Leasehold improvements	Over the shorter of the lease term or useful economic life

g.	Impairment of long-lived assets

The Company's long-lived assets (assets group) to be held or used, including property and equipment, and certain identifiable intangibles are reviewed for impairment in accordance with ASC 360, "Property, Plant and Equipment" ("ASC 360"), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

h.	Goodwill

Goodwill and other certain purchased intangible assets have been recorded in the Company’s financial statements as a result of acquisitions. Goodwill represents the excess of the purchase price in a business combination over the fair value of the net tangible and intangible assets acquired. Under ASC 350, "Intangible - Goodwill and Other," ("ASC 350") goodwill is not amortized, but rather is subject to an annual impairment test.

ASC 350 requires goodwill to be tested for impairment at the reporting unit level at least annually or between annual tests in certain circumstances and written down when impaired.

Goodwill is tested for impairment by comparing the fair value of the reporting unit with its carrying value.

ASC 350 allows an entity to first assess qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. If the qualitative assessment does not result in a more likely than not indication of impairment, no further impairment testing is required. If the Company elects not to use this option, or if the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company prepares a quantitative analysis to determine whether the carrying value of a reporting unit exceeds its estimated fair value. If the carrying value of a reporting unit would exceed its estimated fair value, the Company would have recognizes an impairment of goodwill for the amount of this excess, in accordance with the guidance in FASB Accounting Standards Update (“ASU”) No. 2017-04, Intangibles - Goodwill and Other (Topic 350), Simplifying the test for Goodwill Impairment, which was adopted as of January 1, 2020.

The Company’s goodwill balance is only assigned to its Enterprise reporting unit. The Company performs an annual impairment test of its reporting unit as of the 1st of October of each year, or more frequently if impairment indicators are present. The Company identified impairment indicators during the year and performed a goodwill impairment test for the Enterprise reporting unit, using the income approach to value the reporting unit fair value. The impairment test resulted in a goodwill impairment of $617.

In addition, as part of the Company's annual impairment test procedures, it has reassessed the results of the impairment test performed during the second quarter of 2020 and concluded that an additional impairment is required as of December 31, 2020 at the amount of $1,106.

The material assumptions used for the income approach were five (5) years of projected cash flows and discount rate of 25%.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

i.	Severance pay:

Some of the Company's employees in Israel have subscribed to Section 14 of Israel's Severance Pay Law, 5723-1963 ("Section 14"). Pursuant to Section 14, the Company's employees, covered by this section, are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf by the Company. Payments in accordance with Section 14 release the Company from any future the severance liabilities in respect of those employees. Neither severance pay liability nor severance pay fund under Section 14 for such employees is recorded on the Company's balance sheet.

With regards to employees in Israel that are not subject to Section 14, the Company's liability for severance pay is calculated pursuant to the Severance Pay Law, based on the most recent salary of the relevant employees multiplied by the number of years of employment as of the balance sheet date. These employees are entitled to one-month salary for each year of employment or a portion thereof. The Company's liability for these employees is fully provided for via monthly deposits with severance pay funds, insurance policies and an accrual. The value of these deposits is recorded as an asset with other assets on the Company's balance sheet.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to the Severance Pay Law or labor agreements.

Severance expense (income) for the years ended December 31, 2020 and 2019 amounted to approximately $(525) and $109 respectively.

j.	Revenue recognition:

The Company generates revenues mainly from licensing the rights to use its software products and from providing maintenance, hosting and managed services, support and training. Certain software licenses require significant customization. The Company sells its products directly to end-users and indirectly through resellers and OEMs (who are considered end users).

The Company recognizes revenue under the five-step methodology required under ASC 606, “Revenue from Contracts with Customers”, which requires the Company to identify the contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations identified, and recognize revenue when (or as) each performance obligation is satisfied.

The Company’s primary revenue categories, related performance obligations, and associated recognition patterns are as follows:

Revenue Recognition for software license fee - software license fee revenue is recognized when the customer has access to the license and the right to use and benefit from the license.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In cases when the conditions require delivery, then delivery must have occurred for purposes of revenue recognition.

Revenue Recognition for managed services arrangement - Managed services arrangements include management application and ongoing support.

The revenue from managed services arrangement is recognized over the time of the service.

Revenue Recognition for maintenance - Maintenance revenue is recognized ratably over the term of the maintenance agreement.

Arrangements with multiple performance obligations - Many of the Company’s agreements include software license bundled with maintenance and supports. The Company allocates the transaction price for each contract to each performance obligation identified in the contract based on the relative standalone selling price (SSP). The Company determines SSP for the purposes of allocating the transaction price to each performance obligation by considering several external and internal factors including, but not limited to, transactions where the specific element sold separately, historical actual pricing practices accordance with ASC 606. The determination of SSP requires the exercise of judgement. For maintenance and support, the Company determines the SSP based on the price at which the Company sells s renewal contract.

k.	Research and development expenses:

Research and development costs are charged to the consolidated statements of operation, as incurred. Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in the statement of operation when incurred.

l.	Income taxes:

The Company accounts for income taxes and uncertain tax positions in accordance with ASC Topic No. 740, "Income Taxes" ("ASC 740"). ASC 740 prescribes the use of the liability method, according to which deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are provided to reduce deferred tax assets to the amounts that are more likely-than-not to be realized.

ASC No. 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)
NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.	Accounting for share-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, "Compensation-Stock Compensation" ("ASC 718"). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company's consolidated statement of income (loss).

The Company recognizes compensation expenses for the value of its awards, based on the straight-line method over the requisite service period of each of the awards.

The Company selected the Black-Scholes-Merton option pricing model as the most appropriate fair-value method for its stock-option compensation awards and values restricted stock units based on the market value of the underlying shares at the date of grant.

No options were granted in 2020 and 2019.

n.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, trade receivables and other account receivable.

Cash, cash equivalents and restricted cash are deposited with major banks in Israel, Hong Kong and the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are institutions with high credit standing, and accordingly, minimal credit risk exists with respect to these investments.

The Company's customers are located mainly in the United States. The Company performs ongoing credit evaluations of its customers. In certain circumstances, the Company may require letters of credit, other collateral or additional guarantees.

The Company establishes an allowance for credit losses based on historical experience, credit quality, the age of the accounts receivable balances and current economic conditions that may affect a customer's ability to pay. Allowance for credit losses as of December 31, 2019 and 2020, amounted to $69 and $75, respectively. During the year ended December 31, 2020, no amount of the allowance for credit losses balance was collected.

The allowance for credit losses is determined with respect to specific debts that are doubtful of collection according to management estimates.

The Company has no off-balance-sheet concentrations of credit risk.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:         SIGNIFICANT ACCOUNTING POLICIES (Cont.)

o.	Basic and diluted net earnings (loss) per share:

Basic net earnings (loss) per share are computed based on the weighted average number of Ordinary and Preferred shares outstanding during each year. Diluted net earnings (loss) per share is computed based on the weighted average number of Ordinary and Preferred shares outstanding during each year, plus dilutive potential Ordinary shares considered outstanding during the year, in accordance with ASC No.260, "Earnings Per Share".

Preferred shares have been included together with the Ordinary shares as a component of both basic and dilutive earnings (loss) per share as these securities participate equally with the Ordinary shares in the profits, losses and liquidation values.

No options have been included in the calculation of the diluted net earnings per share due to the Company’s losses during all the years presented.

p.	Derivatives instruments:

ASC No. 815, "Derivatives and Hedging"("ASC 815"), as amended, requires the Company to recognize all derivatives on the balance sheet at fair value. The Company entered into put and call option contracts to hedge certain transactions denominated in foreign currencies. The purpose of the Company's foreign currency hedging activities is to protect the Company from risk that the eventual dollar cash flows from international activities will be adversely affected by changes in the exchange rates. The Company's put option contracts did not qualify as hedging instruments under ASC 815.

Changes in the fair value of put option contracts are reflected in the consolidated statements of operations as financial income or expense, when they occur.

During 2020, 2019 and 2018, the Company entered into forward, call and put option contracts in the aggregate notional amounts of $1,193 $2,193 and $2,100, respectively, which converted a portion of its floating currency liabilities to a fixed rate basis, thus reducing the impact of exchange rate fluctuations on the Company's cash flow. In 2020, 2019 and 2018, the revaluation income (expenses) from these contracts with respect to the above transactions were $(4), $4 and $(9), respectively, and are presented in the statements of operations as financial income (expense), net. As of December 31, 2020, the Company had no outstanding call and put option contracts.

q.	Comprehensive income (loss):

The Company accounts for comprehensive income (loss) in accordance with ASC No. 220, "Comprehensive Income". This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income (loss) generally represents all changes in shareholders' equity during the period except those resulting from investments by, or distributions to, shareholders. The Company determined that its items of other comprehensive income (loss) relate to unrealized gains and losses on available for sale marketable securities and changes in foreign currency translation adjustments.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:         SIGNIFICANT ACCOUNTING POLICIES (Cont.)
r.	Treasury shares:

Company shares held as treasury shares are recognized at cost, and as a deduction from equity. Any gain or loss arising from a purchase, sale, issuance or cancellation of treasury shares is recognized directly in equity.

s.	Impact of recently adopted accounting standards:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2020. This standard requires entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings and report credit losses using an expected losses model rather than the incurred losses model that was previously used, and establishes additional disclosures related to credit risks.

The Company adopted Topic 326 using the effective date of January 1, 2020, based on the composition of the Company’s trade receivables, investment portfolio and other financial assets, current economic conditions and historical credit loss activity. The adoption of this standard did not have a material effect on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended guidance simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amended guidance, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying value, and an impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. The Company adopted this standard prospectively effective January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

t.	Impact of recently issued accounting standards:

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2020-12”), which simplifies the accounting for income taxes. ASU 2019-12 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2020. The Company is currently evaluating the impact of the new guidance on the Company’s consolidated financial statements.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3: OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31,
	2020	2019
Government authorities	$15	$27
Prepaid expenses	376	175
Others	8	34
Total	$399	$236

NOTE 4: PROPERTY AND EQUIPMENT

	December 31,
	2020	2019
Cost:

Computers and peripheral equipment	$632	$627
Office furniture and equipment	66	66
	698	693
Accumulated depreciation:

Computers and peripheral equipment	599	567
Office furniture and equipment	64	64
Accumulated depreciation	663	631
Depreciated cost	$35	$62

The depreciation expense for the years ended December 31, 2020, 2019 and 2018 amounted to $32, $58 and $61, respectively.

In 2020 and 2019, the Company derecognized fully depreciated property, plant and equipment in an amount of $2 and
$13, respectively that are no longer used by the Company.

NOTE 5: ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31,
	2020	2019
Employees and payroll accruals	$257	$307
Institutions and income tax payable	140	143
Accrued expenses	1,368	1,857
Related parties	4	10
Total	$1,769	$2,317

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6: COMMITMENTS AND CONTINGENT LIABILITIES

a.
Lease commitments:

The Group leases office space through operating leases. The facilities of the Company in Israel were leased until February 2019. There are no lease commitments under non-cancelable operating leases as of December 31, 2020.

Commencing February 2019, the Company entered on a monthly basis into non-obligating lease contract in Israel with a monthly rental charge that ranged from $ 10 to $ 15. Due to the COVID 19 pandemic the Company terminated the Israeli lease contract and since the second half of 2020, the Company’s employees work remotely.

b.
Royalty commitments:

The Company is committed to pay royalties to Israel Innovation Authority ("IIA"), formerly known as the Office of the Chief Scientist, of the Ministry of Industry, Trade and Labor of the Government of Israel on proceeds from sales of products resulting from the research and development projects in which the IIA participated. In the event that development of a specific product in which the IIA participated is successful, the Company will be obligated to repay the grants through royalty payments at the rate of 3% to 5% based on the sales of the Company, up to 100%-150% of the grants received linked to the dollar. Grants received after January 1999 are subject to interest at a rate equal to the 12 months LIBOR rate. The obligation to pay these royalties is contingent upon actual sales of the products and, in the absence of such sales, no payment is required.

As of December 31, 2020, the Company had a contingent liability to pay royalties in the amount of approximately $ 8,150 plus interest for grants received after January 1999.

The Company has paid or accrued royalties in its cost of revenues relating to the repayment of such IIA grants in the amount of $ 40, $ 51 and $ 66 for the years ended December 31, 2020, 2019 and 2018, respectively.

c.	Claims and demands:

1.
Claims related to discontinued operations:

The Company is a party to various tax claims that arose in TABS Brazil a subsidiary which was discontinued in 2009. During 2019, the Company reassessed the likelihood of those tax claims and based on its legal advisors' opinion it concluded that they have become remote.

In August 2007, the Company’s Brazilian subsidiary, TABS Brazil, was ordered by the Labor Law Court in Brazil to pay approximately $32 to one of its former employees. This amount which bears a 1% interest rate per month from the date that the claim was filed, accumulating to $89 as of December 31, 2020, was recorded within discontinued operations.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6: COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

2.
The Israeli Government, through the Fund for Encouragement of Marketing Activities, awarded C. Mer Industries Ltd. ("C. Mer"), the former parent of the Company grants for participation in foreign marketing expenses, partially related to the Company's marketing activities for the years 1996 - 1998. During 2019, a provision which was recorded in prior years with respect to this demand was reversed based on a legal opinion, the statute of limitation of this demand expired in 2019.

3.
During February 2020, a legal action was filed against the Company’s US subsidiary in the New York Supreme Court in the amount of $32. The plaintiff has alleged that the Company has not paid certain alleged outstanding bills. If the plaintiff insists on continuing the litigation, the Company will seek to dismiss the lawsuit base on the lack of service process. According to the Company’s legal advisors there is a good basis for such a motion to be granted.

NOTE 7: TAXES ON INCOME

a.	Israeli taxation:

1.	Corporate tax rates: Taxable income of the Company is subject to the Israeli corporate tax at the rate of 23% for all years presented.

2.
Tax Benefits for Research and Development:

Israeli tax law permits, under some conditions, a tax deduction for expenditures in the year incurred, including capital expenditures, in scientific research and development projects. The deduction is permitted if, among other things, the expenditures are approved by the relevant government ministry and the research and development is for the promotion of the enterprise and is carried out by, or on behalf of, a company seeking the deduction.

The IIA has approved some of the Company's research and development programs and the Company has been able to deduct, for tax purposes, a portion of its research and development expenses net of the grants received. Other research and development expenses that are not approved may be deducted for tax purposes in three equal installments during a three-year period.

3.	Tax assessments: The Company has received final tax assessments through the tax year of 2016.

b.	Income taxes on non-Israeli subsidiaries: Non-Israeli subsidiaries are taxed according to the tax laws in their respective countries of residence.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 7: TAXES ON INCOME (Cont.)

c.
U.S. subsidiary

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”), which among other provisions, reduced the U.S. corporate tax rate from 35% to 21%, effective January 1, 2018.

At December 31, 2017, the Company re-measured its U.S. deferred tax assets and liabilities, based on the new rates at which they are expected to reverse in the future.

d.
Net operating loss carry-forwards:

As of December 31, 2020, the Company, its subsidiaries in Hong Kong and in the U.S had an estimated total amount of available carry-forward tax losses of approximately $26,000, $607, $636, respectively, to offset against future taxable profits. The operating tax loss carry-forwards in Israel may be offset indefinitely against operating income. In addition, as of December 31, 2020, the Company had capital losses in the amount of approximately
$507 that can be carried forward indefinitely.

MTS IntegraTRAK, the Company’s U.S. subsidiary, is subject to U.S. income taxes. Total net operating loss carry-forwards of approximately $636 as of December 31, 2020, will expire in the years 2021 to 2028. Utilization of the U.S. net operating losses may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. Such annual limitation may result in the expiration of net operating losses before utilization.

e.
Deferred income taxes:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Group's deferred tax liabilities and assets are as follows:

	December 31,
	2020	2019
Deferred tax asset (liability):
Tax loss carry-forwards	$6,254	$6,089
Accruals for interest	283	283
R&D expenses	42	148
Allowances for credit losses and accruals for employee benefits	45	76
Depreciation and amortization	5	16
Deferred tax asset before valuation allowance	6,629	6,612
Goodwill	(351)	(746)
Valuation allowance	(6,107)	(6,029)
Deferred tax asset (liability), net	$171	$(163)

The Company and certain of its subsidiaries have provided valuation allowances in respect of deferred tax assets resulting from tax loss carry-forwards and other temporary differences, since they have a history of losses incurred over the past years. Management currently believes that it is more likely than not that part of the deferred tax relating to the loss carry-forwards in the Company and its subsidiaries and other temporary differences will not be realized in the foreseeable future.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 7: TAXES ON INCOME (Cont.)

f.
A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company and the actual tax expense as reported in the statements of operations is as follows:

	Year ended December 31,
	2020	2019	2018
Loss before taxes on income, net, as reported in the statements of operations from continuing operations	$(2,103)	$(188)	$(840)
Tax rates	23%	23%	23%
Theoretical tax benefit	$(484)	$(43)	$(193)
Decrease in taxes resulting from:
Non - deductible expenses	(116)	38	37
Loss and timing differences for which no deferred tax was provided	264	(2)	187
Tax adjustment in respect of different tax rate of subsidiaries	9	3	6
Changes in provision for uncertain tax positions	2	8	9
Taxes on income, net, as reported in the statements of operations	$(325)	$4	$46

g.	Loss before income (expense) taxes is comprised as follows:

	Year ended December 31,
	2020	2019	2018
Domestic	$(320)	$(217)	$(803)
Foreign	(1,783)	29	(37)
Loss before taxes on income	$(2,103)	$(188)	$(840)

h.	Taxes on income are comprised as follows:

	Year ended December 31,
	2020	2019	2018
Current	$10	$22	$11
Deferred	(335)	(18)	35
Taxes in respect of previous years as a result of court ruling	$(325)	$4	$46
Domestic	$-	$-	$-
Foreign	(325)	4	46
Taxes on income, net, as reported in the statements of operations	$(325)	$4	$46

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 7: TAXES ON INCOME (Cont.)

i.	As of December 31, 2020, the Company recorded a liability for unrecognized tax benefits of $158. A reconciliation of the opening and closing amounts of unrecognized tax benefits is as follows:

	2020	2019

Balance as of beginning of the year	$156	$148
Cumulative translation adjustments and other	2	8

Balance at the end of the year	$158	$156

NOTE 8: RELATED PARTY TRANSACTIONS AND BALANCES

a.
The Company receives certain services from C. Mer, a publicly traded company. Mr. Chaim Mer, the Company's chairman of the board and Mr. Isaac Ben Bassat, a former director of the Company, are members of the controlling group of C. Mer. These services include reimbursement for shared expenses related to a commercial insurance policy.

b.
From January 1, 2009 until September 2011, as part of the acquisition of certain assets and liabilities of AnchorPoint, Inc., the Company received certain services from Data Distributors Inc., a company controlled by Mr. Roger Challen, a former director of the Company and the controlling shareholder of the Info Group Inc., a beneficial owner of 11.45% of the Company's Ordinary shares as of December 31, 2019. These services include reimbursement for shared expenses, development and IT services, other administrative services. Expenses recognized with respect to the above-mentioned services were approximately $5, $0 and $10 for the years ended December 31, 2020, 2019 and 2018, respectively. In addition, the Company rents an office in Powder Springs, Georgia, from Mr. Challen, under a month-to-month lease. In the year ended December 31, 2020 the Company paid or accrued $53 and in each of the years ended December 31, 2019 and 2018, the Company paid or accrued $56, with respect to the above-mentioned rent expenses.

c.	Balances and transactions with related parties were as follows:

1.	Balances with related parties:

	December 31,
	2020	2019
Other accounts payable and accrued expenses (Note 5)	$15	$10

2.	Transactions with related parties:

	Year ended December 31,
	2020	2019	2018
Amounts charged by related parties:
Cost of revenues	$47	$44	$37
Operating expenses	116	125	148
	$163	$169	$185

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9: SHAREHOLDERS' EQUITY

a.
Share capital:

The Ordinary shares entitle their holders the right to receive notice to participate in and vote at general meetings of the Company and the right to receive cash dividends, if declared.

In August 2017, the Company converted $1,220 of debt to Vexigo’s former shareholders incurred in connection with the acquisition of Vexigo into warrants to acquire 400,000 Ordinary shares. Following such debt conversion, the Company currently does not have any outstanding debt in connection with the Vexigo acquisition. The warrants have a term of five years and are exercisable without any additional consideration commencing on the second anniversary of their issuance. During the two years period following issuance, the Company had an option to purchase all or a portion of such warrants at a price per warrant of $3. Since September 2019, most of Vexigo’s former shareholders exercised their warrants and were issued an aggregate of 330,668 Ordinary shares.

In June 2018, the Company issued 175,439 Ordinary shares for an aggregate amount of $188 to Alpha Capital Anstalt, an institutional investor, pursuant to a Purchase Agreement.

In October 2018, the Company issued 1,315,789 convertible preferred shares of a newly-created class (the “Preferred Shares”) for an aggregate amount of $1,353, to Alpha Capital Anstalt, an institutional investor, pursuant to a Purchase Agreement (the “Alpha Capital SPA”).

The Preferred Shares confer the following rights upon their holders: (i) equal rights to receive dividends, if and when distributed, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed (on an as-converted basis), (ii) equal right to participate in a distribution of the Company’s assets available for distribution, in the event of liquidation or winding-up of the Company (on an as-converted basis), (iii) a right of conversion into Ordinary shares as described below and (iv) equal rights to vote on all matters submitted to a vote of the Ordinary shares (on an as-converted basis, up to the beneficial ownership limitation described below, to the extent applicable).

Each Preferred Share is convertible, at any time and from time to time at the option of the shareholder thereof, into such number of Ordinary shares determined by dividing the Per Preferred Share Purchase Price ($1.14, subject to adjustments) by the conversion price then in effect (the “Conversion Rate”).  The initial Conversion Rate is 1:1. As to Alpha Capital Anstalt, from the closing date of the Alpha Capital SPA and until 36 months from the closing date, if and whenever the Company issues or sells Ordinary shares or Ordinary shares equivalents  for a consideration per share that is less than the conversion price then in effect (the “Discounted Per Ordinary Share Purchase Price”), and which is not an exempted issuance, then immediately after such dilutive issuance, the conversion price shall be reduced to equal the Discounted Per Ordinary Share Purchase Price, but in no event shall the conversion price become lower than the greater of (i) $US 0.10 or (ii) 20% of the closing price on the trading day immediately prior to the date of the Alpha Capital SPA.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9: SHAREHOLDERS' EQUITY (Cont.)

The Company’s Articles provide that it shall not affect any conversion of the Preferred Shares to the extent that, after giving effect to the conversion, the applicable shareholder would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is defined a 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary shares issuable upon conversion of Preferred Shares held by the applicable shareholder. The applicable shareholder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions applicable to its Preferred Shares. Any such increase or decrease in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such shareholder.

During 2020 and 2019 Alpha Capital fully exercised its greenshoe option and purchased an aggregated number of 1,315,789 convertible preferred shares in consideration of $1,500,000. In December 2019 and April 2020, the Company and its Board members approved an extension of Alpha’s remaining portion of the greenshoe option for six months until April 30, 2020 and by an additional three-months period until July 31, 2020, respectively. In addition, during June 2020, Alpha Capital converted 800,000 preferred shares into ordinary shares at a 1:1 ratio.

b.
Share options:

In 2003, the Company adopted its 2003 Incentive Share Option Plan (the "2003 Plan") that conforms with the provisions of section 102 of the Israel Income Tax Ordinance. As amended by the Company’s shareholders in 2013 and 2016, the 2003 Plan authorizes the grant of options to purchase up to 482,319 of the Company’s Ordinary shares to officers, employees and directors of the Company or any subsidiary, pursuant to section 102 of the Israel Income Tax Ordinance and will expire on November 30, 2023.

In June 2006, the Company adopted its 2006 Stock Option plan (the "2006 Plan"), intended to grant options to officers, employees and directors of MTS IntegraTRAK or any subsidiary of the Company. Each option granted under the 2006 Plan may be either an option intended to be treated as an "incentive stock option", within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, or an option that will be treated as a "non-qualified stock option". As amended in 2011 and 2013, the 2006 Plan authorizes the grant of options to purchase up to 183,333 of the Company’s Ordinary shares and will expire on July 2026.The total number of Ordinary shares with respect to which options may be granted to any eligible employee during any twelve months period under the 2006 Plan is 50,000 Ordinary shares, subject to adjustment as provided in the 2006 Plan. Each option granted under the 2006 Plan is exercisable until the earlier of five years from the date of the grant of the option or the expiration dates of the option plan. The exercise price of the options granted under the 2006 Plan may not be less than the fair market value of an Ordinary share determined as of the date of grant of the option.

On October 1, 2017 the Company authorized an options grant to its CEO, to acquire 116,667 ordinary shares under 2003 Israeli Share Option Plan. These options vest over a period of four years (25% vesting on October 1, 2018 and an additional 12.5% vesting every six months for the following three years), subject to the fulfillment of a condition to vesting. The condition to vesting will be fulfilled in the event the closing price of the Company’s Ordinary shares is equal to or higher than a price per share of $4.5 three month for a consecutive period. The exercise price per share of the options is $2.16 (the closing price per share of the Company’s Ordinary shares on the NASDAQ Capital Market on September 28, 2017, the date of the Company’s Board of Directors’ approval of the terms). In addition, in the event of an M&A or reverse merger transaction (where current shareholders will hold less than 50% of the shares of the company) and if the CEO will not continue to serve as the CEO of the company (or is released during the six-month period following the closing of the transaction), 50% of all of the unvested options will become vested. The options are due to expire on October 1, 2027, unless earlier terminated pursuant to the terms of our 2003 Israeli Share Option Plan.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:	SHAREHOLDERS' EQUITY (Cont.)

As of December 31, 2020, 468,284 Ordinary shares are available for future option grants under the Company’s plans.

c.	A summary of option activity under the Company's stock option plans to its employees as of December 31, 2020, and changes during the year ended December 31, 2020, are as follows:

	Number of options	Weighted-average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value

Outstanding at January 1, 2020	116,667	$2.16	7.76	$-
Granted	-	$-	-	$-
Exercised	-	$-	-	$-
Expired and forfeited	-	$-	-	$-

Outstanding at December 31, 2020	116,667	$2.16	7.76	$-

Exercisable at December 31, 2020	87,500	$2.16	7.76	$-

There were no new grants or exercises during 2018, 2019 and 2020.

The total compensation cost related to options granted to employees under the Company's share-based compensation plans recognized for the years ended December 31, 2020, 2019 and 2018 amounted to $21, $47 and $90, respectively.

As of December 31, 2020, there was $12 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company's stock option plans.

MER TELEMANAGEMENT SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9: SHAREHOLDERS' EQUITY (Cont.)

d.
Total stock-based compensation expenses recognized during the period:

The total stock-based compensation expense related to employees' equity-based awards, recognized for the years ended December 31, 2020, 2019 and 2018, was comprised as follows:

	Year ended December 31,
	2020	2019	2018

Research and development	$-	$-	$1
General and administrative	21	47	89

	$21	$47	$90

NOTE 10: SUBSEQUENT EVENTS

a.
On April 15, 2021, the Company entered into a definitive agreement and Plan of Merger (the “Merger Agreement”) with SharpLink, Inc. (“SharpLink”), a leading online technology company that works with sports leagues, fantasy sports sites and media companies to connect fans to relevant and timely betting content sourced from its sportsbook partners, and New SL Acquisition Corp., a company incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of the Company (“Merger Sub”).

Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the Company’s shareholders, Merger Sub will be merged with and into SharpLink (the “Merger”), with SharpLink surviving the Merger as a wholly-owned subsidiary of the Company. As a result of the transaction, the securityholders of SharpLink will own 86% of the Company’s securities, on a fully diluted and as-converted basis (inclusive of a stock option pool of 10% of the fully-diluted outstanding share capital of the Company).

b.
The compensation committee in a meeting held on April 6, 2021 and the board of directors in a meeting held on April 8, 2021, approved, subject to the approval of the Company’s shareholders, the following equity compensation:

(1) to the Company’s CEO: (a) a warrant to acquire 116,667 ordinary shares, at an exercise price of $1.321, valid for a period of three years, which will become exercisable in full upon the earliest of: (i) six months from the date of issuance or (ii) the consummation of an M&A or reverse merger transaction; and (b) a warrant to acquire 50,000 ordinary shares, with no exercise price (i.e., an exercise price equal to $0), valid for a period of three years, which will become exercisable upon the earliest of: (i) the consummation of an M&A or reverse merger transaction, provided that he still serves as the Company’s CEO until immediately prior to the consummation or (ii) the consummation of the Transaction with SharpLink, and (2) to the Company’s CFO, options under the Company’s 2003 Israeli Share Option Plan to acquire 50,000 ordinary shares, with no exercise price (i.e., an exercise price equal to $0), valid for a period of five years, which will become exercisable over a period of five years, with 33.33% vesting on the third, fourth and fifth anniversary of the grant date, provided that the vesting will accelerate, and the options will become fully exercisable upon the consummation of any M&A or reverse merger transaction. In addition, upon her termination of employment, the option if vested, will remain valid until the earliest to occur of: (i) six months following the date of her termination of employment and (ii) five years from the grant date.

- - - - - - - - - -

SHARPLINK GAMING LTD.

(FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.)

AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2021

UNAUDITED

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 U.S. dollars in thousand

	June 30,	December 31,
	2021	2020
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,136	$1,504
Restricted cash	739	1,003
Trade receivables (net of allowance for credit losses of $75 and $73, at December 31, 2020 and June 30, 2021, respectively)	340	407
Other accounts receivable and prepaid expenses	288	399
Assets of discontinued operations (Note 1b)	180	178

Total current assets	2,683	3,491

NON- CURRENT ASSETS:

Severance pay fund	259	252
Property and equipment, net	26	35
Deferred taxes	171	171
Goodwill	1,502	1,502

Total non-current assets	1,958	1,960

Total assets	$4,641	$5,451

The accompanying notes are an integral part of the consolidated financial statements.

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousand

	June 30,	December 31,
	2021	2020
	Unaudited

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$246	$114
Deferred revenues	927	745
Accrued expenses and other liabilities	1,631	1,769
Liabilities of discontinued operations (Note 1b)	499	496

Total current liabilities	3,303	3,124

ACCRUED SEVERANCE PAY	311	306

COMMITMENTS AND CONTINGENT LIABILITIES (Note 3)

SHAREHOLDERS' EQUITY (Note 5):

Share capital - Ordinary shares of NIS 0.06 par value: Authorized: 8,500,000 shares at June 30,2021 and December 31, 2020; Issued: 2,368,062 and 2,213,396 shares at June 30, 2021 and December 31, 2020, respectively; Outstanding: 2,367,162 and 2,212,496 shares at June 30, 2021 and December 31, 2020, respectively	40	37
Preferred Shares of NIS 0.06 par value: Authorized: 1,500,000 shares at June 30, 2021 and December 31, 2020; Issued and Outstanding: 785,790 and 915,790 shares at June 30, 2021 and December 31, 2020, respectively	13	15
Additional paid-in capital	31,359	31,360
Treasury shares at cost (900 Ordinary shares at June 30, 2021 and December 31, 2020.	(29)	(29)
Accumulated deficit	(30,356)	(29,362)

Total shareholders' equity	1,027	2,021

Total liabilities and shareholders' equity	$4,641	$5,451

The accompanying notes are an integral part of the consolidated financial statements.

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

 U.S. dollars in thousand

	Six months ended June 30,
	2021	2020
	Unaudited
Revenues
Telecom services	$1,513	$1,815
Telecom product sales	229	288

Total revenues	1,742	2,103

Cost of revenues
Telecom services	811	693
Telecom product sales	121	173

Total cost of revenues	932	866

Gross profit	810	1,237

Operating expenses
Selling and marketing	306	459
General and administrative	1,466	937
Goodwill impairment	—	617

Total operating expenses	1,772	2,013

Operating loss	(962)	(776)

Financial income (expense), net	(2)	8

Loss before taxes on income	(964)	(768)
Tax benefit (taxes on income), net	(1)	108

Net loss from continuing operations	(965)	(660)

Loss from discontinued operations	(29)	(1)

Net loss	$(994)	$(661)

Net loss per share:*
Basic and diluted net loss per share from continuing operations	$(0.30)	$(0.23)
Basic and diluted net earnings per share from discontinued operations	(0.01)	0.00

Basic and diluted net loss per share	$(0.31)	$(0.23)

Weighted average number of shares used in computing basic and diluted net loss per share	3,161,025	2,822,700

*) see also Note 6(c) regarding reverse stock split.

The accompanying notes are an integral part of the consolidated financial statements.

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

U.S. dollars in thousands (except stock and per stock data)

					Additional
	Share capital		Preferred shares		paid-in	Treasury	Accumulated
	Number*	Amount	Number	Amount	capital	shares	deficit	Total

Balance as of January 1, 2020	1,806,204	30	1,004,386	16	30,635	(29)	(27,547)	3,105

Stock-based compensation	—		—	—	14	—	—	14
Conversion of preferred shares into ordinary shares	400,000	6	(400,000)	(6)		—	—	—
Issuance of preferred shares	—	—	311,404	5	705	—	—	710
Net loss	—	—	—	—	—	—	(661)	(661)
Balance as of June 30, 2020	2,206,204	36	915,790	15	31,354	(29)	(28,208)	3,168

*) see also Note 6(c) regarding reverse stock split.

The accompanying notes are an integral part of the consolidated financial statements.

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

 U.S. dollars in thousands (except stock and per stock data)

					Additional
	Share capital		Preferred shares		paid-in	Treasury	Accumulated
	Number*	Amount	Number	Amount	capital	shares	deficit	Total
Balance as of January 1, 2021	2,212,496	37	915,790	15	31,360	(29)	(29,362)	2,021
Conversion of preferred shares into ordinary shares	120,000	2	(120,000)	(2)	—	—	—	—
Issuance of ordinary shares to Vexigo's former shareholders- warrants exercise	34,666	1	—	—	(1)	—	—	—
Net loss	—	—	—	—	—	—	(994)	(994)
Balance as of June 30, 2021	2,367,162	40	795,790	13	31,359	(29)	(30,356)	1,027

*) see also Note 6(c) regarding reverse stock split.

The accompanying notes are an integral part of the consolidated financial statements.

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 U.S. dollars in thousands

	Six months ended June 30,
	2021	2020
	Unaudited
Cash flows from operating activities

Net loss	$(994)	$(661)
Loss from discontinued operations	(29)	(1)
Net loss from continuing operations	(965)	(660)

Adjustments required to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	12	19
Impairment of goodwill	—	617
Decrease in deferred tax, net	—	(108)
Stock-based compensation	—	15
Decrease in accrued severance pay, net	(2)	(111)
Decrease in trade receivables, net	67	85
Decrease in other accounts receivable and prepaid expenses	111	15
Increase (decrease) in trade payables	132	(39)
Decrease in accrued expenses and other liabilities	(132)	(1,115)
Increase in deferred revenues	182	58
Net cash used in operating activities from continuing operations	(595)	(1,224)
Net cash used in operating activities from discontinued operations	(34)	(35)
Net cash used in operating activity	(629)	(1,259)

Cash flows used in investing activities

Purchase of property and equipment	(3)	(6)
Net cash used in investing activities from continuing operations	(3)	(6)

Cash flows from financing activities

Proceeds from issuance of shares	—	710
Net cash provided by financing activities from continuing operations	—	710
Decrease in cash, cash equivalents and restricted cash	(632)	(555)
Cash, cash equivalents and restricted cash at the beginning of the year	2,507	3,196
Cash, cash equivalents and restricted cash at the end of the period	$1,875	$2,641

Supplemental disclosure of cash flows activities

Cash paid during the year for income taxes	$3	$4

The accompanying notes are an integral part of the consolidated financial statements.

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:	GENERAL

a.

SharpLink Gaming Ltd. (formaly Mer Telemanagement Solutions Ltd.) (the "Company" or "MTS") was incorporated on December 27, 1995. The Company and its subsidiaries (the "Group") is a worldwide provider of telecom expense management ("TEM"), billing solutions and contact center software.

The Company's wholly-owned subsidiaries in the United States and Hong Kong, MTS IntegraTRAK Inc. and MTS Asia Ltd., act as marketing and customer service organizations in those countries.

The Company's shares listed for trade on the Nasdaq Capital Market under the symbol "SBET" (See also Note 6).

On September 6, 2018, the Company entered into a Securities Purchase Agreement (the "Alpha Capital SPA") with Alpha Capital Anstalt, an institutional investor ("Alpha Capital", for the investment of $1,353 in a newly-created class of convertible preferred shares, and $188 in ordinary shares of the Company. The closing date of the Alpha Capital SPA was on October 31, 2018.

b.	Discontinued operations:

1.	In March 2009, the Company discontinued the operations of TABS Brazil Ltda. ("TABS Brazil") its wholly owned subsidiary in Brazil.

2.

In June 2018, the Company discontinued the operations of Vexigo Ltd. ("Vexigo") a wholly owned subsidiary in Israel, which was then sold to a third party. Vexigo, a privately-held Israeli-based software company supporting video advertising over the internet and mobile devices, was acquired by the Company in April 2015.

The results of the discontinued operations including prior periods' compaConsolidated Balance Sheetsrable results, assets and liabilities which have been retroactively included in discontinued operations as separate line items in the statements of income and balance sheets are presented below.

The summarized results of operations for Vexigo and TABS Brazil Ltd for the period ended June 30, 2021 and 2020, are as follows:

	Six months ended June 30,
	2021	2020
	Unaudited
Operating expenses (income)	$26	$31
Operating loss (income)	26	31
Financial expenses (income), net	3	(30)
Total net loss (income) from discontinued operations	$29	$1

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 U.S. dollars in thousands (except share and per share data)

NOTE 1:	GENERAL (Cont.)

 The major classes of assets and liabilities that were classified as discontinued operations were:

	Six months ended June 30,
	2021	2020
	Unaudited
Cash and cash equivalents	$180	$175
Property and equipment, net	—	3
Total assets of discontinued operations	180	178

Trade payables	329	333
Accrued expenses and other liabilities	170	155
Total liabilities of discontinued operations	$499	$488

c.

The Company has historically suffered recurring losses from its operating activities.

The Company incurred losses for the six months period ended June 30, 2021 and 2020, amounting to $994 and $661 and has accumulated deficit of $30,356 as of June 30, 2021.

In addition, the Company incurred negative cash flows from continuing operations of $629 for the six months period ended June 30, 2021.

Those factors raise substantial doubt about the Company's ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due.

The Company intends to finance operating costs over the next twelve months with existing cash on hand after reducing operating spend if needed. During 2018 - 2020, the Company implemented a substantive cost reduction mainly by employee's layoff and reduced its lease expenses during the first quarter of 2019 and the second half of 2020. The Company searched for additional sources of financing and on April 15, 2021, the Company entered into a definitive agreement and Plan of Merger (the "Merger Agreement") with SharpLink, Inc., a company incorporated under the laws of the State of Minnesota and a leading online technology company that works with sports leagues, fantasy sports sites and media companies to connect fans to relevant and timely betting content sourced from its sportsbook partners ("SharpLink"), and New SL Acquisition Corp., a company incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of the Company ("Merger Sub"). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the Company's shareholders, Merger Sub will be merged with and into SharpLink (the "Merger"), with SharpLink surviving the Merger as a wholly-owned subsidiary of the Company. As a result of the transaction, the securityholders of SharpLink will own 86% of the Company's securities, on a fully diluted and as-converted basis (inclusive of a stock option pool of 10% of the fully-diluted outstanding share capital of the Company). The Merger Agreement was approved by the Company's shareholders at a meeting of shareholders that was held on July 21, 2021. For additional information, see Note 6.

The accompanying unaudited interim consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. The unaudited interim consolidated financial statements for the period ended June 30, 2021, do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty to the Company's ability to continue as a going concern.

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 U.S. dollars in thousands (except share and per share data)

NOTE 2:	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. For further information, reference is made to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 20-F for the year ended December 31, 2020.

The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2020, contained in the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 14, 2021, have been applied consistently in these unaudited interim consolidated financial statements.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes" ("ASU 2020-12"), which simplifies the accounting for income taxes. ASU 2019-12 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2020. The adoption of this standard did not have a material impact on the Company's consolidated financial statements.

Use of Estimates

The preparation of the interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions. The Company's management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The novel coronavirus ("COVID-19") pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company's operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company's customers and its sales cycles. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the interim consolidated financial statements for the period ended June 30, 2021. As events continue to evolve and additional information becomes available, the Company's estimates and assumptions may change materially in future periods.

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 U.S. dollars in thousands (except share and per share data)

NOTE 3:	COMMITMENTS AND CONTINGENT LIABILITIES

a.	Lease commitments:

During the first half of 2020, the Company's facilities in Israel were leased under non-obligating lease contract on a monthly basis. The monthly rental charge ranged from $ 10 to $ 15. Due to the COVID 19 pandemic the Company terminated the Israeli lease contract and since the second half of 2020, the Company's employees work remotely.

b.	Royalty commitments:

The Company is committed to pay royalties to Israel Innovation Authority ("IIA"), formerly known as the Office of the Chief Scientist, of the Ministry of Industry, Trade and Labor of the Government of Israel on proceeds from sales of products resulting from the research and development projects in which the IIA participated. In the event that development of a specific product in which the IIA participated is successful, the Company will be obligated to repay the gzrants through royalty payments at the rate of 3% to 5% based on the sales of the Company, up to 100%-150% of the grants received linked to the dollar. Grants received after January 1999 are subject to interest at a rate equal to the 12 months LIBOR rate. The obligation to pay these royalties is contingent upon actual sales of the products and, in the absence of such sales, no payment is required.

As of June 30, 2021, the Company had a contingent liability to pay royalties in the amount of approximately $ 8,129 plus interest for grants received after January 1999.

The Company has paid or accrued royalties in its cost of revenues relating to the repayment of such IIA grants in the amount of $ 17 and $ 20 for the six months ended June 30, 2021 and 2020, respectively.

c.	Claims and demands:

1.	Claims related to discontinued operations:

The Company is a party to various tax claims that arose in TABS Brazil a subsidiary which was discontinued in 2009. During 2019, the Company reassessed the likelihood of those tax claims and based on its legal advisors' opinion it concluded that they have become remote.

In August 2007, the Company's Brazilian subsidiary, TABS Brazil, was ordered by the Labor Law Court in Brazil to pay approximately $32 to one of its former employees. This amount which bears a 1% interest rate per month from the date that the claim was filed, accumulating to $95 as of June 30, 2021, was recorded within discontinued operations.

2.	During February 2020, a legal action was filed against the Company's US subsidiary in the New York Supreme Court in the amount of $32. The plaintiff has alleged that the Company has not paid certain alleged outstanding bills. If the plaintiff insists on continuing the litigation, the Company will seek to dismiss the lawsuit base on the lack of service process. According to the Company's legal advisors there is a good basis for such a motion to be granted.

3.	On June 28, 2021, following the announcement of the Merger Agreement with SharpLink, the Company learned of a complaint by a purported shareholder of the Company that was filed in the Supreme Court of the State of New York against the

4.	Company and its directors (the "Complaint"). The Complaint alleges that the intrinsic value of the Company is in excess of the amount the Company's shareholders will receive in connection with the Merger and that the proxy statement submitted by the Company in connection with the proposed Merger omits material information as set forth in the Complaint. The Complaint has not been served on the defendants but, based on a cursory review, the Company and its legal counsel believe that the claims asserted in the Complaint are without merit and the Company plans to vigorously defend against them.

 SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 U.S. dollars in thousands (except share and per share data)

NOTE 4:	RELATED PARTY TRANSACTIONS AND BALANCES

a.	The Company receives certain services from C. Mer, a publicly traded company. Mr. Haim Mer, the Company's chairman of the board and Mr. Isaac Ben Bassat, a former director of the Company, are members of the controlling group of C. Mer. These services include reimbursement for shared expenses related to a commercial insurance policy.

b.	From January 1, 2009 until September 2011, as part of the acquisition of certain assets and liabilities of AnchorPoint, Inc., the Company received certain services from Data Distributors Inc., a company controlled by Mr. Roger Challen, a former director of the Company and the controlling shareholder of the Info Group Inc., a beneficial owner of 9.70% of the Company's Ordinary shares as of June 30, 2021. These services include reimbursement for shared expenses, development and IT services, other administrative services. Expenses recognized with respect to the above-mentioned services were approximately $9, and $0 for the six months ended June 30, 2021 and 2020, respectively. In addition, the Company rents an office in Powder Springs, Georgia, from Mr. Challen, under a month-to-month lease. In the six months periods ended June 30, 2021 and June 30, 2020 the Company paid or accrued $18 and $28, respectively with respect to the above-mentioned rent expenses.

c.	Balances and transactions with related parties were as follows:

1. Balances with related parties:

	June 30, 2021	December 31, 2020
	Unaudited
Other accounts payable and accrued expenses	$16	$15

2. Transactions with related parties:

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:	SHAREHOLDERS' EQUITY

a.	Share capital:

The Ordinary shares entitle their holders the right to receive notice to participate in and vote at general meetings of the Company and the right to receive cash dividends, if declared.

In August 2017, the Company converted $1,220 of debt to Vexigo's former shareholders incurred in connection with the acquisition of Vexigo into warrants to acquire 200,000 Ordinary shares. Following such debt conversion, the Company currently does not have any outstanding debt in connection with the Vexigo acquisition. The warrants have a term of five years and are exercisable without any additional consideration commencing on the second anniversary of their issuance. During the two years period following issuance, the Company had an option to purchase all or a portion of such warrants at a price per warrant of $6. By June 30, 2021, all of Vexigo's former shareholders exercised their warrants and were issued an aggregate of 200,000 Ordinary shares.

The Alpha Capital SPA included a greenshoe option for a future investment by Alpha Capital of up to $1,500 in the newly created preferred shares at the same price per preferred share paid in the initial investment during a period of 18 months following the closing date of the Alpha Capital SPA. In December 2019 and April 2020, the Company and its Board members approved an extension of Alpha Capital's remaining portion of the greenshoe option by six months until April 30, 2020 and by an additional three-month period until July 31, 2020, respectively. During 2020 and 2019 Alpha Capital fully exercised its greenshoe option and purchased an aggregated number of 657,895 convertible preferred shares in consideration of $1,500. In addition, during March 2021 and June 2020, Alpha Capital converted 120,000 and 400,000 preferred shares into Ordinary shares, respectively at a 1:1 ratio (See also Note 6).

b.	Share options:

In 2003, the Company adopted its 2003 Incentive Share Option Plan (the "2003 Plan") that conforms with the provisions of section 102 of the Israel Income Tax Ordinance. As amended by the Company's shareholders in 2013 and 2016, the 2003 Plan authorizes the grant of options to purchase up to 241,160 of the Company's Ordinary shares to officers, employees and directors of the Company or any subsidiary, pursuant to section 102 of the Israel Income Tax Ordinance and will expire on November 30, 2023.

In June 2006, the Company adopted its 2006 Stock Option plan (the "2006 Plan"), intended to grant options to officers, employees and directors of MTS IntegraTRAK or any subsidiary of the Company. Each option granted under the 2006 Plan may be either an option intended to be treated as an "incentive stock option", within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, or an option that will be treated as a "non-qualified stock option". As amended in 2011 and 2013, the 2006 Plan authorizes the grant of options to purchase up to 91,667 of the Company's Ordinary shares and will expire on July 2026.The total number of Ordinary shares with respect to which options may be granted to any eligible employee during any twelve months period under the 2006 Plan is 25,000 Ordinary shares, subject to adjustment as provided in the 2006 Plan. Each option granted under the 2006 Plan is exercisable until the earlier of five years from the date of the grant of the option or the expiration dates of the option plan. The exercise price of the options granted under the 2006 Plan may not be less than the fair market value of an Ordinary share determined as of the date of grant of the option.

On October 1, 2017 the Company authorized an options grant to its CEO, to acquire 58,334 ordinary shares under 2003 Israeli Share Option Plan. These options vest over a period of four years (25% vesting on October 1, 2018 and an additional 12.5% vesting every six months for the following three years), subject to the fulfillment of a condition to vesting. The condition to vesting will be fulfilled in the event the closing price of the Company's Ordinary shares is equal to or higher than a price per share of $9 for a consecutive period of three months. The exercise price per share of the options is $4.32 (the closing price per share of the Company's Ordinary shares on the NASDAQ Capital Market on September 28, 2017, the date of the Company's Board of Directors' approval of the terms). In addition, in the event of an M&A or reverse merger transaction (where current shareholders will hold less than 50% of the shares of the company) and if the CEO will not continue to serve as the CEO of the company (or is released during the six-month period following the closing of the transaction), 50% of all of the unvested options will become vested. The options are due to expire on October 1, 2027, unless earlier terminated pursuant to the terms of our 2003 Israeli Share Option Plan. These options expired in connection with the termination of employment of the Company's CEO on December 31, 2020, when the Company's CEO began providing CEO services to the Company under a consulting agreement.

The compensation committee in a meeting held on April 6, 2021 and the board of directors in a meeting held on April 8, 2021, approved, subject to the approval of the Company's shareholders, the following equity compensation:(1) to the Company's CEO: (a) a warrant to acquire 58,334 ordinary shares, at an exercise price of $2.642, valid for a period of three years, which will become exercisable in full upon the earliest of: (i) six months from the date of issuance or (ii) the consummation of an M&A or reverse merger transaction; and (b) a warrant to acquire 25,000 ordinary shares, with no exercise price (i.e., an exercise price equal to $0), valid for a period of three years, which will become exercisable upon the earliest of: (i) the consummation of an M&A or reverse merger transaction, provided that he still serves as the company's CEO until immediately prior to the consummation or (ii) the consummation of the Transaction with SharpLink, and (2) to the Company's CFO, options under the Company's 2003 Israeli Share Option Plan to acquire 25,000 ordinary shares, with no exercise price (i.e., an exercise price equal to $0), valid for a period of five years, which will become exercisable over a period of five years, with 33.33% vesting on the third, fourth and fifth anniversary of the grant date, provided that the vesting will accelerate, and the options will become fully exercisable upon the consummation of any M&A or reverse merger transaction. In addition, upon her termination of employment, the option if vested, will remain valid until the earliest to occur of: (i) six months following the date of her termination of employment and (ii) five years from the grant date.

As of June 30, 2021, 234,142 Ordinary shares are available for future option grants under the Company's plans.

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6:	SHAREHOLDERS' EQUITY (Cont.)

c.	A summary of option activity under the Company's stock option plans to its employees as of June 30, 2021, and changes during the six months ended June 30, 2021, are as follows:

	Number of options	Weighted-average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value

Outstanding at January 1, 2021	58,334	$4.32	7.76	$—
Granted	—	$—	—	$—
Exercised	—	$—	—	$—
Expired and forfeited	(58,334)	$(4.32)	7.76	$—

Outstanding at June 30, 2021	—	$—	—	$—

Exercisable at June 30, 2021	—	$—	—	$—

There were no new grants or exercises during the six months ended June 30, 2021 and 2020.

The total compensation cost related to options granted to employees under the Company's share-based compensation plans recognized for the six months ended June 30, 2021 and 2020 amounted to $0, and $14, respectively.

As of June 30, 2021, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company's stock option plans.

d.	Total stock-based compensation expenses recognized during the period:

The total stock-based compensation expense related to employees' equity-based awards, recognized for the six months ended June 30, 2021 and 2020, was comprised as follows:

	Six months ended 30 June
	2021	2020
General and administrative	—	14
	$—	$14

SHARPLINK GAMING LTD. (FORMERLY KNOWN AS MER TELEMANAGEMENT SOLUTIONS LTD.) AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 U.S. dollars in thousands (except share and per share data)

NOTE 6:	SUBSEQUENT EVENTS

a.	On July 21, 2021 the Company's shareholders approved the Merger Agreement between the Company and SharpLink. In addition, the Company's shareholders approved the equity compensation to the Company's CEO and CFO as describe in Note 5(b) above.

b.	On July 22, 2021 Alpha Capital converted 125,000 preferred shares into Ordinary shares, at a 1:1 ratio.

c.	The closing of the Merger between the Company and SharpLink occurred on July 26, 2021. In connection with the closing of the Merger, the Company completed a 1-for-2 reverse stock split of its Ordinary shares. Accordingly, all Ordinary shares, Preferred shares, options, warrants, per share data and exercise prices included in these financial statements have been adjusted retroactively for all periods presented to reflect the 1-for-2 reverse stock split. Subsequent to the closing of the Merger and the effectiveness of the reverse split, the former SharpLink shareholders collectively own approximately 86% of the combined company (inclusive of a stock option pool of 10% of the fully-diluted outstanding share capital of the Company) and the Company's prior shareholders collectively own 14% of the combined company (including ordinary shares underlying existing warrants and options issued to the Company's then officers as described in Note 5(b) above).

d.	On July 26, 2021 Alpha Capital converted 670,789 preferred shares into Ordinary shares, at a 1:1 ratio.

e.	In connection with the consummation of the Merger, the Company changed its name from Mer Telemanagement Solutions Ltd. to SharpLink Gaming Ltd. and commenced trading under the ticker symbol "SBET" on a post-reverse split basis on July 28, 2021.

f.	On July 28, 2021, the Company received formal notice from Nasdaq that, as a result of the merger, the Company satisfies all applicable rules for continued listing on The Nasdaq Capital Market.

Annex A

Domestication Merger Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 3, 2022, by and among SharpLink Gaming Ltd., an Israeli limited company (“SharpLink Israel”), SharpLink Gaming, Inc., a Delaware corporation and wholly-owned subsidiary of SharpLink Israel (“SharpLink US”), and SharpLink Merger Sub Ltd., an Israeli limited company and wholly-owned subsidiary of SharpLink US (“Merger Sub”). SharpLink Israel, SharpLink US and Merger Sub may each be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	SharpLink Israel’s Board of Directors believes that it is in the best interests of SharpLink Israel and SharpLink Israel’s shareholders to redomicile SharpLink Israel to the US to provide SharpLink Israel and SharpLink Israel’s shareholders the greater flexibility of Delaware corporate law and the substantial body of case law interpreting that law and that the SharpLink Israel shareholders will benefit from the well-established principles of corporate governance that Delaware law affords, including in light of SharpLink Israel’s understanding that most of its outstanding shares are held by US-based shareholders who are more familiar experienced with Delaware corporate law.

B.	To consummate the redomicile, the Parties intend to enter into a transaction whereby Merger Sub will merge with and into SharpLink Israel (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law, 1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “ICL”), following which Merger Sub will cease to exist, and SharpLink Israel will become a wholly owned subsidiary of SharpLink US, all upon the terms and subject to the conditions set forth in this Agreement.

C.	The Board of Directors of SharpLink Israel (i) has determined that the Merger is fair to, advisable, and in the best interests of, SharpLink Israel and its shareholders, (ii) has deemed advisable and approved this Agreement, the Merger, and other actions contemplated by this Agreement, (iii) has determined that, considering the financial position of SharpLink Israel and Merger Sub, no reasonable concern exists that SharpLink Israel as the surviving company will be unable to fulfill its obligations to its creditors, and (iv) has determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of SharpLink Israel vote to approve this Agreement, the Merger and the other transactions contemplated hereby.

D.	The Board of Directors of Merger Sub (i) has determined that the Merger is fair to, advisable, and in the best interests of, Merger Sub and Merger Sub’s shareholder, (ii) has deemed advisable and approved this Agreement, the Merger, and other actions contemplated by this Agreement, (iii) has determined that, considering the financial position of SharpLink Israel and Merger Sub, no reasonable concern exists that SharpLink Israel as the surviving company will be unable to fulfill its obligations to its creditors, and (iv) has determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholder of Merger Sub votes to approve this Agreement, the Merger and the other transactions contemplated hereby.

E.	The Board of Directors of SharpLink US (i) has determined that the Merger is fair to, advisable, and in the best interests of, SharpLink US and SharpLink US’s stockholder, and (ii) has deemed advisable and approved this Agreement, the Merger, and other actions contemplated by this Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF THE TRANSACTION

1.1	Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the ICL, at the Effective Time, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into SharpLink Israel (as the absorbing company (Ha’Chevra Ha’Koletet) in the Merger). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and SharpLink Israel shall continue as the surviving company (the “Surviving Company”).

1.2	Effective Time. As soon as practicable after the determination of the date on which the Closing is to take place, and subject to the fulfilment or waiver of the conditions to closing set forth in Section 3 (the “Closing Conditions”), each of SharpLink Israel and Merger Sub shall (and SharpLink US shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Registrar of Companies”) a notice of the contemplated Merger and the proposed date of the Closing, in which notice the Parties shall request that the Companies Registrar issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) on the date that the Parties shall provide further notice to the Registrar of Companies that the Closing has occurred, and the Parties shall deliver such further notice to the Registrar of Companies on the Closing Date. The Merger shall become effective upon the issuance by the Registrar of Companies of the Certificate of Merger in accordance with Section 323(5) of the ICL (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

1.3	Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at such location, date and time as SharpLink Israel and SharpLink US shall mutually agree upon in writing, following the satisfaction or waiver of all of the Closing Conditions set forth herein (the “Closing Date”).

1.4	Incorporation Documents; Directors. At the Effective Time:

(a)	From and after the Effective Time and until further amended as provided therein and in accordance with applicable law, the Certificate of Incorporation of SharpLink US and the Bylaws of SharpLink US shall be amended and restated as reflected in the forms attached hereto as Exhibit A and Exhibit B, respectively; and

(b)	As of the Effective Time, the members of the Board of Directors of Merger Sub will be appointed to serve as the sole members of the Board of Directors of SharpLink Israel.

1.5	Effects of the Merger.

(a)	The Merger shall have the effects set forth in the ICL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of SharpLink Israel, SharpLink US or Merger Sub, (a) Merger Sub shall be merged with and into SharpLink Israel, the separate corporate existence of Merger Sub shall cease and SharpLink Israel shall continue as the Surviving Company; (b) all the properties, rights, privileges, powers and franchises of SharpLink Israel and Merger Sub shall vest in the Surviving Company; (c) all debts, liabilities and duties of SharpLink Israel and Merger Sub shall become the debts, liabilities and duties of the Surviving Company; and (d) all the rights, privileges, immunities, powers and franchises of SharpLink Israel (as the Surviving Company) shall continue unaffected by the Merger in accordance with the ICL.

(b)	Share Capital of SharpLink Israel. At the Effective Time, by virtue of the Merger and without any further action on the part of SharpLink Israel, SharpLink US, Merger Sub or any shareholder of SharpLink Israel, the following shall occur:

(i)	each ordinary share, NIS 0.06 nominal value per share (the “Ordinary Shares”) of SharpLink Israel outstanding immediately prior to the Effective Time shall be automatically converted solely into the right to receive one share of common stock, par value $0.0001 per share, of SharpLink US (the “Common Stock”);

(ii)	each series A-1 preferred share, NIS 0.06 nominal value per share (the “Preferred A-1 Shares”) (if any) of SharpLink Israel outstanding immediately prior to the Effective Time shall be automatically converted solely into the right to receive one shares of Series A-1 Preferred Stock, par value $0.0001 per share, of SharpLink US (the “Series A-1 Preferred”), and each series B preferred share, NIS 0.06 nominal value per share (the “Preferred B Shares” and, together with the Preferred A-1 Shares, the “Preferred Shares”) (if any) of SharpLink Israel outstanding immediately prior to the Effective Time shall be automatically converted solely into the right to receive one share of Series B Preferred Stock, par value $0.0001 per share, of SharpLink US (the “Series B Preferred” and, together with the Series A-1 Preferred, the “Preferred Stock”) (the Common Stock and Preferred Stock to be issued in connection with the Merger shall hereinafter be referred to, together, as the “Merger Consideration”).

(c)	Convertible Securities of SharpLink Israel. At the Effective Time, by virtue of the Merger and without any further action on the part of SharpLink Israel, SharpLink US, Merger Sub or any holder of convertible securities of SharpLink Israel, the following shall occur:

(i)	Options. each option to purchase Ordinary Shares (“SharpLink Israel Options”) that is outstanding and unexercised immediately prior to the Effective Time under SharpLink Israel’s 2003 Israeli Share Option Plan, 2006 Stock Option Plan and 2021 Equity Incentive Plan and SharpLink, Inc. 2020 Stock Incentive Plan (assumed by SharpLink Israel) (together, the “SharpLink Israel Plans”), whether or not vested, shall be converted, on a one-for-one basis, into and become an option to purchase shares of Common Stock, and SharpLink US shall assume the SharpLink Israel Plans and each such SharpLink Israel Option in accordance with the terms (as in effect as of the date of this Agreement) of the relevant SharpLink Israel Plan and the terms of the stock option agreement by which such SharpLink Israel Option is evidenced (but with changes to such documents as SharpLink US in good faith determines are appropriate to reflect the substitution of the SharpLink Israel Options by options to purchase Common Stock). All rights with respect to Ordinary Shares under SharpLink Israel Options assumed by SharpLink US shall thereupon be converted into rights with respect to Common Stock. Accordingly, from and after the Effective Time: (i) each SharpLink Israel Option assumed by SharpLink US may be exercised solely for Common Stock; (ii) the number of Common Stock and the per share exercise price of each SharpLink Israel Option assumed by SharpLink US shall be the same as the number of Ordinary Shares and per share exercise price of the relevant SharpLink Israel Option; and (iii) any restriction on the exercise of any SharpLink Israel Options assumed by SharpLink US shall continue in full force and effect and the term, exercisability and other provisions of such SharpLink Israel Options shall otherwise remain unchanged; provided, however, that: (A) SharpLink US may amend the terms of the SharpLink Israel Options to reflect SharpLink US’s substitution of the SharpLink Israel Options with options to purchase shares of Common Stock (such as by making any change in control or similar definition relate to SharpLink Israel and having any provision that provides for the adjustment of SharpLink Israel Options upon the occurrence of certain corporate events that relate to SharpLink Israel and/or Ordinary Shares); and (B) the SharpLink US Board of Directors or a committee thereof shall succeed to the authority and responsibility of the SharpLink Israel Board of Directors or any committee thereof with respect to each SharpLink Israel Option assumed by SharpLink US. Notwithstanding anything to the contrary in this Section 1.5(c)(i), the parties intend that the conversion of each SharpLink Israel Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) into an option to purchase Common Stock shall be made in a manner consistent with Treasury Regulation Sections 1.424-1 and 1.409A-1(b)(5), such that the conversion of a SharpLink Israel Option shall not constitute a “modification” of such SharpLink Israel Option for purposes of Section 409A or Section 424 of the Code. Prior to the Effective Time, SharpLink Israel shall take all actions that may be necessary (under the SharpLink Israel Plans and otherwise) to effectuate the provisions of this Section 1.5(c)(i) and to ensure that, from and after the Effective Time, holders of SharpLink Israel Options have no rights with respect thereto other than those specifically provided in this Section 1.5(c)(i).

(ii)	Warrants. All warrants to purchase Ordinary Shares (the “SharpLink Israel Warrants”) outstanding as of the Effective Time, whether or not exercisable, shall be converted into and become a warrant to purchase Common Stock (the “Substituted Warrants”), on a one-for-one basis, and SharpLink Israel shall assume each such SharpLink Israel Warrant in accordance with its terms (as in effect as of the date of Effective Time) (but with changes to such documents as SharpLink US in good faith determines are appropriate to reflect the substitution of the SharpLink Israel Warrants by warrants to purchase Common Stock). Accordingly, from and after the Effective Time: (i) each SharpLink Israel Warrant assumed by SharpLink US may be exercised solely for Common Stock; (ii) the number of Common Stock and the per share exercise price of each SharpLink Israel Warrant assumed by SharpLink US shall be the same as the number of Ordinary Shares and per share exercise price of the relevant SharpLink Israel Warrant; and (iii) any restriction on the exercise of any SharpLink Israel Warrant assumed by SharpLink US shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SharpLink Israel Warrant shall otherwise remain unchanged; provided, however, that SharpLink US may amend the terms of the SharpLink Israel Warrants to reflect SharpLink Israel’s substitution of the SharpLink Israel Warrants with warrants to purchase Common Stock (such as by having any provision that provides for the adjustment of SharpLink Israel Warrants upon the occurrence of certain corporate events that relate to SharpLink US and/or Common Stock). Prior to the Effective Time, SharpLink US shall take all actions that may be necessary to effectuate the provisions of this Section 1.5(c)(ii) and to ensure that, from and after the Effective Time, holders of SharpLink Israel Warrants have no rights with respect thereto other than those specifically provided in this Section 1.5(c)(ii).

(d)	Treasury Shares Held by SharpLink Israel. At the Effective Time, each Ordinary Share held in the treasury of SharpLink Israel immediately prior to or upon the Effective Time, if any, shall be canceled and retired without any conversion or consideration paid in respect thereof and shall cease to exist.

(e)	Share Capital of Merger Sub. At the Effective Time, each ordinary share, nominal value NIS 0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable Ordinary Share of the Surviving Company, and such Ordinary Shares shall constitute the only outstanding share capital of the Surviving Company.

(f)	If, between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock or the Ordinary Shares and Preferred Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the ratio for the exchange of Ordinary Shares, Preferred Shares, SharpLink Israel Options and SharpLink Israel Warrants and for the exercise price, as applicable, shall be equitably adjusted to reflect such change to the extent necessary to provide the holders of such securities with the same economic effect as contemplated by this Agreement prior to such event.

1.6	Closing of SharpLink Israel’s Transfer Books. At the Effective Time: (a) all Ordinary Shares and Preferred Shares outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(b), and all holders of certificates representing Ordinary Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of SharpLink Israel; and (b) the stock transfer books of SharpLink Israel shall be closed with respect to all Ordinary Shares and Preferred Shares outstanding immediately prior to the Effective Time. No further transfer of any such Ordinary Shares or Preferred Shares shall be made on such share transfer books after the Effective Time.

1.7	Surrender of Certificates; Exchange of Securities.

(a)	On and after the Effective Time and until surrendered for exchange, each valid certificate previously representing any Ordinary Shares or Preferred Shares outstanding immediately prior to the Effective Time (a “SharpLink Israel Stock Certificate”) shall be deemed for all purposes, to evidence ownership of and to represent the number of Common Stock or Preferred Stock, as the case may be, into which such Ordinary Shares or Preferred Shares shall have been exchanged pursuant to Section 1.5 above.

(b)	In the event the Parties resolve to obtain the services of an exchange agent for purposes of exchanging the Ordinary Shares with the Common Stock, the Parties will designate a third party that shall act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, SharpLink US shall deposit with the Exchange Agent the aggregate number of book-entry shares of Common Stock in an amount which is equal to the number of SharpLink Israel Ordinary Shares outstanding immediately prior to the Effective Time, together with irrevocable instructions to the Exchange Agent to cause the Exchange Agent to deliver such shares of Common Stock as promptly as reasonably practicable upon receipt of the documents described herein. The book-entry shares of Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

(c)	At its discretion, following the Effective Time, SharpLink US may cause the Exchange Agent to mail to the persons and entities who were record holders of Ordinary Shares immediately prior to the Effective Time, as indicated in the books of SharpLink Israel’s transfer agent: (i) a letter of transmittal in customary form; (ii) instructions for effecting the surrender of SharpLink Israel Stock Certificates representing such holder’s Ordinary Shares in exchange for book-entry shares of Common Stock, and (iii) instructions for effecting the surrender of uncertificated Ordinary Shares in exchange for book-entry shares of Common Stock. Upon surrender of the SharpLink Israel Stock Certificate(s) to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by SharpLink US or the Exchange Agent: (A) the holder of such Ordinary Shares shall be entitled to receive in exchange therefor, on a one-for-one basis, book-entry shares of Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5; and (B) if applicable, upon delivery of the Common Stock to the applicable holder in accordance with Section 1.5, the SharpLink Israel Stock Certificate so surrendered shall be canceled. In addition, promptly after the Effective Time, holders of Preferred Shares will execute a letter of transmittal in connection with the Preferred Shares held by them and outstanding as of the Effective Time [and will surrender their SharpLink Israel Stock Certificates, if any were issued, representing such Preferred Shares to SharpLink US, and upon delivery of such letter of transmittal and surrender to SharpLink US, the relevant holders of Preferred Shares shall be entitled to receive in exchange therefor the applicable Preferred Stock in accordance with Section 1.5.

(d)	Until surrendered as contemplated by this Section 1.7, each Ordinary Share and Preferred Share shall be deemed, from and after the Effective Time, to represent only the right to receive Common Stock and Preferred Stock, as the case may be, in accordance with Section 1.5. If any SharpLink Israel Stock Certificate has been lost, stolen or destroyed, SharpLink US may, in its discretion and as a condition precedent to the delivery of any shares Common Stock, require the owner of such lost, stolen or destroyed SharpLink Israel Stock Certificate to provide an applicable affidavit with respect to such SharpLink Israel Stock Certificate and post a bond indemnifying SharpLink US against any claim suffered by SharpLink US or SharpLink Israel related to the lost, stolen or destroyed SharpLink Israel Stock Certificate or any share of Common Stock issued in exchange therefor as SharpLink US may reasonably request.

(e)	No dividends or other distributions declared or made with respect to shares of Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered SharpLink Israel Stock Certificate with respect to the shares of Common Stock that such holder has the right to receive in the Merger until such holder surrenders such SharpLink Israel Stock Certificate or provides the required documentation in lieu thereof in accordance with this Section 1.7 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(f)	Any portion of the Exchange Fund that remains undistributed to holders of Ordinary Shares six months after the Effective Time shall be delivered to SharpLink US upon demand, and any holders of Ordinary Shares who have not theretofore surrendered their SharpLink Israel Share certificates (if applicable) and/or delivered a letter of transmittal in accordance with this Section 1.7 shall thereafter look only to SharpLink US for satisfaction of their claims for shares of Common Stock and any dividends or distributions with respect to shares of Common Stock.

2.	ADDITIONAL AGREEMENTS OF THE PARTIES.

2.1	Registration Statement and Proxy Statement. As promptly as practicable after the date hereof, the Parties shall prepare, and shall cause to be filed with the Securities and Exchange Commission (the “SEC”), a registration statement with respect to the shares of Common Stock to be issued in connection with the Merger, on Form S-4 (or, if applicable, on another appropriate form) (such registration statement, and all amendments and supplements to such registration statement, in each case including a prospectus contained therein, all exhibits thereto and any document incorporated by reference therein, the “Registration Statement”), in which the proxy statement to be filed with the SEC and addressed to SharpLink Israel’s shareholders in connection with the approval of the Merger, this Agreement and other related matters (the “Proxy Statement”) (with the proxy card required under the Companies Law) will be included as a prospectus. The Registration Statement and Proxy Statement shall comply with the applicable rules and regulations promulgated by the SEC in all material respects. The Parties shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act of 1933, as amended, as promptly as practicable after it is filed with the SEC.

2.2	SharpLink Israel Shareholders Meeting. As promptly as practicable after the Registration Statement becomes effective, the Parties shall: (i) establish a record date for, duly call, give notice of and convene a meeting of the shareholders of SharpLink Israel (such meeting, the “SharpLink Israel Shareholders’ Meeting”) for the purpose of seeking approval of the Merger and other transactions contemplated herein, the approval of the SharpLink Gaming, Inc. 2022 Stock Incentive Plan, that will be effective as the equity incentive plan of SharpLink US at the Effective Time in a form agreed by the Parties hereto, and such other matters as the Parties may agree; and (ii) mail to the shareholders of SharpLink Israel as of the record date established for the SharpLink Israel Shareholders’ Meeting, the Proxy Statement (the “SharpLink Israel Shareholders’ Meeting Notice”).

2.3	Required Merger Sub Written Consent. As promptly as practicable and in any event no later than the date upon which the Proxy Statement is published, Merger Sub shall obtain the written consent of its sole shareholder approving the Merger, this Agreement and related transactions.

2.4	Filings with the Registrar of Companies. As soon as reasonably practicable after the execution of this Agreement, the Parties undertake to use their best efforts to perform all actions and obtain all documents and/or certificates as required to facilitate the successful consummation of the Merger by this Agreement, such as required by law and/or agreement, including the following: (i) performance of all requisite action as set forth in Sections 314 – 327 of the ICL and the Companies Regulations (Merger), 2000 promulgated thereunder; (ii) fulfillment of the Closing Conditions; and (iii) delivery of all required reports, notices and certificates to the Registrar of Companies, including the applicable merger proposal to be executed in accordance with Section 316 of the Companies Law (the “Merger Proposal”).

2.5	Tax Ruling.

(a)	As promptly as practicable following the date hereof, the Parties hereto shall prepare and file with the Israeli Income Tax Authority (the “ITA”) an application for a tax ruling (the “Tax Ruling”) that will seek to determine that (i) with respect to holders of Ordinary Shares and/or SharpLink Israel Warrants that are non-Israeli residents (as defined in the Israel Income Tax Ordinance [New Version], 1961 (the “Income Tax Ordinance”) or as will be determined by the ITA), (A) exempting SharpLink US, SharpLink Israel and their respective agents from any obligation to withhold Israeli tax from any consideration payable or otherwise deliverable pursuant to the Merger or clarifying that no such obligation exists, or (B) instructing SharpLink US, SharpLink Israel and their respective agents on how such withholding, to the extent required, is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; (ii) with respect to holders of Ordinary Shares and/or SharpLink Israel Warrants that are Israeli residents (as defined in the Income Tax Ordinance or as will be determined by the ITA) (other than Ordinary Shares and SharpLink Israel Options subject to Section 102 of the Ordinance) (A) exempting SharpLink US, SharpLink Israel and their respective agents from any obligation to withhold Israeli tax from any consideration payable or otherwise deliverable pursuant to the Merger, or clarifying that no such obligation exists, or (B) instructing SharpLink US, SharpLink Israel and their respective agents on how such withholding, to the extent required, is to be executed and the rate or rates of withholding to be applied, and (iii) the assumption within the scope of the Merger of SharpLink Israel Option and Ordinary Share issued under or which are subject to the SharpLink Israel Plans, and which are subject to tax under the Income Tax Ordinance, shall not constitute a taxable event and tax continuity shall apply to the SharpLink US Option and Common Stock issued in their place.

(b)	If the Tax Ruling is not obtained each of SharpLink US, SharpLink Israel, the Exchange Agent and their respective agents (each, a “Payor”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement (i.e. the shares of Common Stock) such amounts as are required to be deducted and withheld, if any, under applicable tax law. To the extent that amounts are so withheld and timely remitted to the applicable governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding.

(c)	To the extent that the Payor is obliged to withhold Israeli taxes, each SharpLink Israel shareholder (each, a “Payee”) shall provide the Payor with the amount in cash due with regards to such Israeli taxes prior to the Effective Time. In the event that the Payee fails to provide the Payor with the full cash amount necessary to satisfy such Israeli taxes (as determined in the sole discretion of the applicable Payor) prior to the Effective Time, the Payor shall be entitled to sell the Payee’s shares of Common Stock to the extent necessary to satisfy the full amount due with regards to such Israeli taxes (after taking into account any taxes due, if any, with respect to the sale of such Common Stock). Each Payee hereby waives, releases and absolutely and forever discharges each Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the shares of Common Stock otherwise deliverable to such Payee in compliance with the withholding requirements under this section.

2.6	Third Party Consents and Governmental Approvals. The Parties shall use their reasonable best efforts and cooperate as required to fulfill, as promptly as practicable after the date of this Agreement, all the Closing Conditions required in connection with the Merger, and for such purpose they shall contact all relevant entities and/or authorities, and likewise provide information and execute undertakings customarily requested by such entities and/or authorities as condition for approvals, including, to the extent required, by filing a notice with the Israel Innovation Authority (“IIA”) and have SharpLink US execute the standard undertaking required by the IIA to the extent required.

3.	CONDITIONS TO CLOSING

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following Closing Conditions:

3.1	No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger and other transactions contemplated in this Agreement shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect and there shall not be any applicable law which has the effect of making the consummation of any of the transactions contemplated herein illegal.

3.2	Registration Statement. The SEC shall have declared effective the Registration Statement.

3.3	Shareholder Approval. The shareholders of SharpLink Israel and Merger Sub shall have approved this Agreement and the Merger as required pursuant to the ICL and the other matters included on the agenda of the SharpLink Israel Shareholders’ Meeting.

3.4	Tax Ruling. The Tax Ruling shall have been obtained.

3.5	Incorporation Documents. SharpLink US has approved and adopted an amendment of its certificate of Incorporation and Bylaws (to be effective upon the Effective Time) in accordance with Section 1.4(a).

3.6	Third Party Consents. SharpLink Israel has received the approval and/or consent of any other third party, if and as required for the consummation of the Merger and the transactions contemplated hereby under any agreement and/or applicable law, including, to the extent required, the undertaking to the IIA executed by SharpLink US.

3.7	Listing. (a) The Ordinary Shares have been continually listed on The Nasdaq Capital Market as of and from the date of this Agreement through the Effective Time, and (b) the Common Stock shall be approved for listing (subject to official notice of issuance) on The Nasdaq Capital Market at or prior to the Effective Time so that immediately following Effective Time, the Common Stock will be listed on the Nasdaq Capital Market and will trade under SharpLink US’s name and trading symbol “SBET.

3.8	Merger Procedures under the ICL. At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar, and at least thirty (30) days shall have elapsed after receipt of approval of the shareholders of SharpLink Israel and Merger Sub and SharpLink Israel (as the absorbing company) shall have received the merger certificate from the Companies Registrar in accordance with Section 323(5) of the ICL.

4.	MISCELLANEOUS PROVISIONS

4.1	Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of all of the Parties. For avoidance of doubt, the Parties may by mutual written consent advance or extend the time for the performance of any of the obligations or other acts stipulated under this Agreement.

4.2	Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

4.3	Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

4.4	Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the competent courts located in Tel Aviv-Jaffa, Israel.

4.5	Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

4.6	Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

4.7	Severability. If any term or other provision of this Agreement or the application hereof is declared invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any Party. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that they shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

4.8	No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity, other than the Parties, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.9	Taxes. All taxes, tariffs, fees and other expenses levied by law in connection with this Agreement and/or its execution shall be paid by the Party upon which such tax, tariff, fee or other expense was levied.

4.10	Construction. The preamble of this Agreement constitutes an inseparable part hereof. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SHARPLINK GAMING LTD.

By:	/s/ Robert Phythian
Name:	Robert Phythian
Title:	Chief Executive Officer and Director

SHARPLINK MERGER SUB LTD.

By:	/s/ Robert Phythian
Name:	Robert Phythian
Title:	Director

SHARPLINK GAMING, INC.

By:	/s/ Brian Bennett
Name:	Brian Bennett
Title:	Chief Financial Officer & Treasurer

Exhibit A

Form of Amended and Restated Certificate of Incorporation of SharpLink US

Exhibit B

Form of Amended and Restated Bylaws of SharpLink US

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHARPLINK GAMING, INC.

The undersigned hereby certifies that:

ONE: The undersigned is the duly elected President and Chief Executive Officer of SharpLink Gaming, Inc., a Delaware corporation.

TWO: The original date of filing the certificate of incorporation for SharpLink Gaming, Inc. with the Delaware Secretary of State was January 26, 2022.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

Article 1
NAME

The name of the corporation is SharpLink Gaming, Inc. (the “Corporation”).

Article 2
REGISTERED OFFICE AND AGENT

The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article 3
PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

Article 4
CAPITAL STOCK

4.1       The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 105,000,000 shares. 100,000,000 shares are designated as Common Stock, each having a par value of $0.0001, and 5,000,000 shares are designated Preferred Stock, each having a par value of $0.0001.

4.2       The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

4.3       No holder of shares of the Corporation of any class now or hereafter authorized will be entitled to cumulative voting.

Article 5
MAnagement

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

5.1       The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

5.2       Each director shall stand for election at each annual meeting and shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

5.3       Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

5.4       Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

5.5       The Board of Directors is expressly empowered to adopt, amend or repeal the Amended and Restated Bylaws of the Company (the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 60% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

5.6       The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

5.7       No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

5.8       Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

Article 6
LIABILITIES; INDEMNIFICATION

6.1       The liability of a director of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

6.2       To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

6.3       Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Article 7
FORUM

7.1       Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 7.1 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

7.2       Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.

7.3       Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

Article 8
AMENDMENT

8.1       The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 8.2, and all rights conferred upon the stockholders herein are granted subject to this reservation.

8.2       Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII or VIII of this Certificate of Incorporation.

* * * *

FOUR: This Certificate of Incorporation has been duly adopted and approved by the Board of Directors and by written consent of the stockholders in accordance with Sections 228, 242 and 245 of the DGCL and written notice of such action has been given as provided in section 228 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, SharpLink Gaming, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this [●] day of [●], 2022.

SharpLink Gaming, Inc.

By:
Name:	Rob Phythian
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

Annex C

BYLAWS

OF

SHARPLINK GAMING, INC.

ARTICLE I

OFFICES

Section 1.              Registered Office. The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Section 2.             Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s Board of Directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3.             Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4.             Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”).

Section 5.              Annual Meetings.

(a)           The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) of these Bylaws (the “Bylaws”), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b)           At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i)         For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) with respect to each nominee for election or re-election to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 5(e) of these Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv) of these Bylaws. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii)       Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv) of these Bylaws.

(iii)      To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(iv)       The written notice required by Section 5(b)(i) or 5(b)(ii) of these Bylaws shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i) of these Bylaws) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii) of these Bylaws); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i) of these Bylaws) or to carry such proposal (with respect to a notice under Section 5(b)(ii) of these Bylaws); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions. For purposes of Sections 5 and 6 of these Bylaws, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c)           A stockholder providing written notice required by Section 5(b)(i) or (ii) of these Bylaws shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.

(d)           [Reserved].

(e)           To be eligible to be a nominee for election or re-election as a director of the corporation pursuant to a nomination under clause (iii) of Section 5(a) of these Bylaws, such proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Section 5(b)(iii) or 5(d) of these Bylaws, as applicable) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the corporation that has not been disclosed therein; and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

(f)            A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) of Section 5(a) of these Bylaws, or in accordance with clause (iii) of Section 5(a) of these Bylaws. Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E) of these Bylaws, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(g)           Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.

(h)           For purposes of Sections 5 and 6 of these Bylaws,

(i)         “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii)        “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6.              Special Meetings.

(a)           Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b)           The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c)           Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) of these Bylaws. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c) of these Bylaws. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d)           Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7.              Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.             Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the corporation’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9.             Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10.           Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.

Section 11.           Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his act binds all; (b) if more than one votes, the act of the majority so voting binds all; or (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) of this Section 11 shall be a majority or even-split in interest.

Section 12.           List of Stockholders. The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13.           Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

Section 14.           Organization.

(a)           At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b)           The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15.           Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16.           Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17.           [Reserved.]

Section 18.           Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19.           Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20.           Removal.

(a)           Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

(b)           Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Section 21.           Meetings.

(a)           Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b)           Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c)           Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)           Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)           Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22.           Quorum and Voting.

(a)           Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 45 of these Bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)           At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.           Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24.            Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.            Committees.

(a)           Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b)           Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)           Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)           Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26.          Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27.           Lead Independent Director. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director (“Lead Independent Director”) to serve until replaced by the Board of Directors. The Lead Independent Director will: with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.

Section 28.          Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29.           Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 30.            Tenure and Duties of Officers.

(a)           General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)           Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)           Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d)           Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)           Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f)            Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g)           Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 31.           Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32.          Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33.           Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 34.           Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35.          Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36.          Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, the Chief Executive Officer, or the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37.           Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38.            Transfers.

(a)           Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)           The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39.            Fixing Record Dates.

(a)           In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)           In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40.           Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 41.          Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36 of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 42.          Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 43.           Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 44.          Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 45.           Indemnification of Directors, Officers, Employees and Other Agents.

(a)           Directors and Officers. The corporation shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b)           Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.

(c)           Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 45 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 45, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d)           Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 45 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 45 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 45 or otherwise shall be on the corporation.

(e)           Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f)            Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)           Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 45.

(h)           Amendments. Any repeal or modification of this Section 45 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i)            Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 45 that shall not have been invalidated, or by any other applicable law. If this Section 45 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

(j)            Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i)         The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii)        The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii)       The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 45 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv)       References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v)        References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 45.

ARTICLE XII

NOTICES

Section 46.           Notices.

(a)           Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b)           Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)           Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)           Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)           Notice to Person With Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)            Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 47.           Amendments. Subject to the limitations set forth in Section 45(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS OR EMPLOYEES

Section 48.           Loans to Officers or Employees. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV

MISCELLANEOUS

Section 49.           Forum.

(a)           Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation, to the corporation or the corporation’s stockholders; (C) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws(as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 49 of Article XV shall not apply to claims or causes of action brought to enforce a duty or liability created by the 1933 Act or the 1934 Act, or any other claim for which the federal courts have exclusive jurisdiction.

(b)           Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.

(c)           Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of these Bylaws.

Annex D

SharpLink Gaming, INC.

2022 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: February 2, 2022

APPROVED BY THE STOCKHOLDERS:

1. General.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors, and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Shares through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan shall come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. Shares Subject to the Plan.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of Shares that may be issued pursuant to Awards shall not exceed 4,100,000 Shares.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options is 4,100,000 shares.

(c) Share Reserve Operation.

(i) Limit Applies to Shares Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of Shares that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company shall keep available at all times the number of Shares reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance shall not reduce the number of Shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Shares and Do Not Reduce Share Reserve. The following actions do not result in an issuance of Shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Shares), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award, or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares to Share Reserve. The following Shares previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve shall be added back to the Share Reserve and again become available for issuance under the Plan: (1) any Shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any Shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any Shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3. Eligibility and Limitations.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4. Options and Stock Appreciation Rights.

Each Option and SAR shall have such terms and conditions as determined by the Board. Each Option shall be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option shall be a Nonstatutory Stock Option, and the Shares purchased upon exercise of each type of Option shall be separately accounted for. Each SAR shall be denominated in Shares equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement shall conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR shall not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of Shares that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Shares is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Shares, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company shall reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price shall not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR shall not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of Shares equal to the number of Shares equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Shares or cash (or any combination of Shares and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs shall apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of being transferred:

(i) Restrictions on Transfer. An Option or SAR shall not be transferable, except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs shall cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs shall terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant shall be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant shall have no further right, title or interest in such forfeited Award, the Shares subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award shall terminate, and the Participant shall have no further right, title or interest in the terminated Award, the Shares subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of Shares upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last 30 days of the applicable Post-Termination Exercise Period the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of Shares upon such exercise would violate Applicable Law, then the applicable Post-Termination Exercise Period shall be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any Shares until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR shall be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole Shares or their equivalents.

5. Awards Other Than Options and Stock Appreciation Rights.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award shall have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement shall conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, Shares subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant shall have voting and other rights as a Stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSUs: An RSU Award represents a Participant’s right to be issued on a future date the number of Shares that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue Shares in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant shall not have voting or any other rights as a Stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(3) RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(4) RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award shall be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant shall not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any Shares pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any Shares in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards shall cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the Shares held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested shall be forfeited upon such termination and the Participant shall have no further right, title or interest in the RSU Award, the Shares issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any Shares subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi) Settlement of RSU Awards. A RSU Award may be settled by the issuance of Shares or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained shall be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Shares, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board shall have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of Shares (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6. Adjustments upon Changes in Shares; Other Corporate Events.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of Shares subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Shares subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional Shares shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding Shares not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Awards in the event of a Corporate Transaction except as set forth in Section 11, and unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the Stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume, continue or substitute the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution shall be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and SARs, the time when such Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that shall accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards shall accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that shall accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment shall be made no later than 30 days following the occurrence of the Corporate Transaction.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards shall terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award shall terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but shall receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant shall be deemed to have agreed that the Award shall be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a Stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the Stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. Administration.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time: (1) which of the persons eligible under the Plan shall be granted Awards; (2) when and how each Award shall be granted; (3) what type or combination of types of Award shall be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive an issuance of Shares or other payment pursuant to an Award; (5) the number of Shares or cash equivalent with respect to which an Award shall be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Shares, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof shall vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it shall vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to Stockholders, or any other change affecting the Shares or the share price of the Shares (including, but not limited to, any Corporate Transaction), for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that Stockholder approval shall be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan shall not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for Stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award shall not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval shall not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of Shares, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with the Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award shall be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award shall be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of Shares to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation shall specify the total number of Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards shall be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8. Tax Withholding

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the grant, exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue Shares subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Shares from the Shares issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and shall not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Shares on the date of grant as determined by the Internal Revenue Service and the Option or SAR otherwise complies with the deferral of compensation and other requirements of Section 409A.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9. Miscellaneous.

(a) Source of Shares. The Shares issuable under the Plan shall be Shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Shares. Proceeds from the sale of Shares pursuant to Awards shall constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records shall control and the Participant shall have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Shares subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award shall constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant shall have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document shall include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan shall be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy shall be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant shall not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant shall not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of a Restricted Stock Award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals shall be subject to the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements shall be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) shall be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred shall be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10. Covenants of the Company.

(a) Compliance with Law. The Company shall seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares upon exercise or vesting of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Shares issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Shares pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11. Additional Rules for Awards Subject to Section 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event shall the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares shall be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six-month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control, the settlement of the Vested Non-Exempt Award shall automatically be accelerated and the shares shall be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant shall receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award shall remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity shall not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity shall not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control, the vesting and settlement of any Non-Exempt Director Award shall automatically be accelerated and the shares shall be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant shall instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award shall remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it shall be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it shall be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award shall not trigger the additional tax imposed under Section 409A, and any ambiguities herein shall be so interpreted.

12. Severability. If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which shall give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13. Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s Stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14. Definitions.

As used in the Plan, the following definitions apply to the capitalized terms below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Shares, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Shares subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(i) “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate; (ii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or an Affiliate or of any statutory duty owed to the Company or an Affiliate; (iii) such Participant’s unauthorized use or disclosure of the Company’s or any of its Affiliate’s confidential information or trade secrets; or (iv) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or an Affiliate or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, such event or events, as the case may be, also constitute a Section 409A Change in Control:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the Stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by Stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m) “Company” means SharpLink Gaming, Inc., a Delaware corporation, or any successor thereto.

(m) “Compensation Committee” means the Compensation Committee of the Board.

(o) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(p) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service shall be made, and such term shall be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(q) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(r) “Director” means a member of the Board.

(s) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(t) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(u) “Effective Date” means the date this Plan is approved by the Company’s Stockholders.

(v) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(w) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(x) “Entity” means a corporation, partnership, limited liability company or other entity.

(y)” Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z)”Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the Stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(aa) ”Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Shares is listed on any established stock exchange or traded on any established market, the Fair Market Value shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Shares on the date of determination, then the Fair Market Value shall be the closing sales price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Shares, or if otherwise determined by the Board, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(bb) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, any court or other tribunal, and any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(cc) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of Shares subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(dd) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ee) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award shall not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Law.

(ff) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(gg) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.

(hh) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ii) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(jj) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(kk) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(ll) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Shares granted pursuant to the Plan.

(mm) “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(nn) [Reserved.]

(oo) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp) “Other Award” means an award based in whole or in part by reference to the Shares which is granted pursuant to the terms and conditions of Section 5(c).

(qq) “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement shall be subject to the terms and conditions of the Plan.

(rr) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ss) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(tt) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Shares.

(uu) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any measure of performance selected by the Board.

(vv) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding Shares by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of Shares other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(ww) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals shall be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(xx) “Plan” means this SharpLink Gaming, Inc. 2022 Equity Incentive Plan, as amended from time to time.

(yy) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(zz) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(aaa) [Reserved.]

(bbb) “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.

(ccc) “Restricted Stock Award” or “RSA” means an Award of Shares which is granted pursuant to the terms and conditions of Section 5(a).

(ddd) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(eee) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of Shares which is granted pursuant to the terms and conditions of Section 5(a).

(fff) “RSU Award Agreement” means a written agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement shall be subject to the terms and conditions of the Plan.

(ggg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(hhh) “Rule 405” means Rule 405 promulgated under the Securities Act.

(iii) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(jjj) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(kkk) “Securities Act” means the Securities Act of 1933, as amended.

(lll) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(mmm) “Shares” means shares of Common Stock, par value $0.0001 per share, of the Company.

(nnn) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Shares that is granted pursuant to the terms and conditions of Section 4.

(ooo) “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement shall be subject to the terms and conditions of the Plan.

(ppp) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(qqq) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(rrr) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(sss) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(ttt) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

SharpLink US is subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The statute provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

SharpLink US’s certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article XI of the SharpLink US bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at SharpLink US’s request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and SharpLink US may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to SharpLink US’s best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in SharpLink US’s bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of SharpLink US arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the SharpLink US directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, SharpLink US has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to an purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes as follows:

(1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That, every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

2.1**	Agreement and Plan of Merger, dated as of February 3, 2022, by and among SharpLink Gaming Ltd., SharpLink Gaming, Inc., and SharpLink Merger Sub Ltd. (incorporated by reference to Annex A).

2.2	Agreement and Plan of Merger, dated April 15, 2021, among the Registrant, SharpLink, Inc., and New SL Acquisition Corp. (incorporated by reference to Exhibit 99.2 to SharpLink Israel’s Report on Form 6-K submitted to the SEC on April 15, 2021).

2.3	Amendment No. 1 to Agreement and Plan of Merger, dated July 23, 2021, Mer Telemanagement Solutions Ltd., New SL Acquisition Corp. and SharpLink, Inc. (incorporated by reference to Exhibit 2.2 to Form F-3 filed with the SEC on July 27, 2021).

3.1	Memorandum of Association of SharpLink Israel (incorporated by reference to Exhibit 4.1 to Form F-3 filed with the SEC on July 27, 2021) (translated from Hebrew; the original language version is on file with the Registrant and is available upon request).

3.2	Second Amended and Restated Articles of Association of SharpLink Israel (incorporated by reference to Exhibit 4.2 to Form F-3 filed with the SEC on July 27, 2021).

3.3**	Certificate of Incorporation of SharpLink Gaming, Inc.

3.4**	Form of Amended and Restated Certificate of Incorporation of SharpLink Gaming, Inc. (incorporated by reference to Annex B of the proxy statement/prospectus included in this registration statement).

3.5**	Bylaws of SharpLink US (incorporated by reference to Annex C of the proxy statement/prospectus includied in this registration statement).

4.1	Specimen of Ordinary Share Certificate (incorporated by reference to Exhibit 2.1 to SharpLink Israel’s Annual Report on Form 20-F for the year ended December 31, 2017).

4.2	Form of Prefunded Warrant issued to Alpha Capital Anstalt (incorporated by reference to Exhibit 4.1 to SharpLink Israel’s Report on Form 6-K submitted to the SEC on November 19, 2021).

4.3	Form of Regular Warrant issued to Alpha Capital Anstalt (incorporated by reference to Exhibit 4.2 to SharpLink Israel’s Report on Form 6-K submitted to the SEC on November 19, 2021).

5.1**	Opinion of Fredrikson & Byron, P.A. regarding the validity of the securities.

10.1	SharpLink Israel 2003 Israeli Share Option Plan (incorporated by reference to Exhibit B to Item IV of Exhibit 99.1 of SharpLink Israel’s Report on Form 6-K submitted to the SEC on July 2, 2013).+

10.2	SharpLink Israel 2006 Stock Option Plan (incorporated by reference to Appendix B to Item 1 of SharpLink Israel’s Report on Form 6-K submitted to the SEC on June 23, 2006).+

10.3**	SharpLink Israel 2021 Equity Incentive Plan.+

10.4**	Employment Agreement by and between SharpLink, Inc. and Rob Phythian, dated July 26, 2021.+

10.5**	Employment Agreement by and between SharpLink, Inc. and Chris Nicholas, dated July 26, 2021.+

10.6**	Employment Agreement by and between SharpLink, Inc. and Brian Bennett, dated July 30, 2021.+

10.7	Directors and Officers Compensation Policy (incorporated by reference to Annex C to Exhibit 99.2 of SharpLink Israel’s Report on Form 6-K submitted to the SEC on June 16, 2021).

10.8	Securities Purchase Agreement dated December 23, 2020, between SharpLink, Inc. and Alpha Capital Anstalt, as amended on June 15, 2021 and July 23, 2021 (incorporated by reference to Exhibit 10.1 to SharpLink Israel’s Report on Form 6-K submitted to the SEC on November 19, 2021).

10.9	Securities Purchase Agreement dated November 16, 2021 between the Company and Alpha Capital Anstalt (incorporated by reference to Exhibit 10.1 to SharpLink Israel’s Report on Form 6-K submitted to the SEC on November 19, 2021).

10.10†	Asset Purchase Agreement, dated December 31, 2021, by and among FourCubed Acquisition Company, LLC, 6t4 Company, FourCubed Management, LLC, Chris Carlson, and SharpLink Gaming Ltd. (incorporated herein by reference to Exhibit 10.1 to SharpLink Israel’s Report on Form 6-K submitted to the SEC on January 12, 2022).

10.11	Registration Rights Agreement, dated December 31, 2021, by and among SharpLink Gaming Ltd., 6t4 Company, and Chris Carlson (incorporated herein by reference to Exhibit 10.2 to SharpLink Israel’s Report on Form 6-K filed with the SEC on January 12, 2022).

10.12**	SharpLink US 2022 Equity Incentive Plan (incorporated by reference to Annex D of the proxy statement/prospectus including in this registration statement).+

21.1**	List of Subsidiaries.

23.1**	Consent of RSM US LLP.

23.2**	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global.

23.3**	Consent of BerganKDV, Ltd.

23.4*	Consent of Fredrikson & Byron, PA (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page of this registration statement).

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

**	Filed herewith
†	Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information contained in this has been redacted as indicated therein
+	Indicates management contract or compensatory plan.
++	The schedules to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 3, 2022.

SharpLink Gaming, Inc.

By:	/s/ Rob Phythian
Name:	Rob Phythian
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Rob Phythian and Brian Bennett as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person or and in such person’s name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of SharpLink Gaming, Inc. and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Rob Phythian	Chief Executive Officer and Director	February 3, 2022

/s/ Joseph Housman	Chairman of the Board of Directors	February 3, 2022

/s/ Chris Nicholas	Director	February 3, 2022

//s/ Paul Abdo	Director	February 3, 2022

/s/ Thomas Doering	Director	February 3, 2022

/s/ Scott Pollei	Director	February 3, 2022

/s/ Adrienne Anderson	Director	February 3, 2022